Exhibit 10.1
$400,000,000
THIRD AMENDED AND RESTATED CREDIT AGREEMENT
dated as of October 31, 2007,
among
GENERAL CABLE INDUSTRIES, INC.,
as Borrower,
GENERAL CABLE CORPORATION
and
THE OTHER GUARANTORS PARTY HERETO,
as Guarantors,
THE LENDERS PARTY HERETO,
MERRILL LYNCH CAPITAL, a division of
Merrill Lynch Business Financial Services Inc.,
as Collateral Agent,
NATIONAL CITY BUSINESS CREDIT, INC. and
WACHOVIA CAPITAL FINANCE CORPORATION (CENTRAL),
as Co-Syndication Agents,
BANK OF AMERICA, N.A. and
JPMORGAN CHASE BANK, N.A.,
as Co-Documentation Agents,
MERRILL LYNCH CAPITAL, a division of
Merrill Lynch Business Financial Services Inc., as Sole Lead Arranger,
MERRILL LYNCH CAPITAL, a division of
Merrill Lynch Business Financial Services Inc.,
as Administrative Agent and Swingline Lender
MERRILL LYNCH BANK USA,
as Issuing Bank

i

Page
SECTION 6.03 Sale and Leaseback Transactions	120
SECTION 6.04 Investments, Loans and Advances	120
SECTION 6.05 Mergers, Consolidations, Sales of Assets and Acquisitions	126
SECTION 6.06 Restricted Payments	128
SECTION 6.07 Transactions with Affiliates	132
SECTION 6.08 Financial Covenant	133
SECTION 6.09 Limitation on Modifications of Indebtedness; Modifications of Certificate of Incorporation, or Other Constitutive Documents, By-laws and Certain Other Agreements, etc	133
SECTION 6.10 Limitation on Certain Restrictions on Subsidiaries	134
SECTION 6.11 Limitation on Issuance of Capital Stock	135
SECTION 6.12 Limitation on Creation of Subsidiaries	135
SECTION 6.13 Business	135
SECTION 6.14 Limitation on Accounting Changes	136
SECTION 6.15 Fiscal Year	136
SECTION 6.16 No Negative Pledges	136
SECTION 6.17 Lease Obligations	136
SECTION 6.18 Upstream Restrictions	136
SECTION 6.19 Holdings Companies	136
SECTION 6.20 Material Agreements	137
SECTION 6.21 Closing Date Acquisition Transactions	137

ARTICLE VII. GUARANTEE	137

SECTION 7.01 The Guarantee	137
SECTION 7.02 Obligations Unconditional	138
SECTION 7.03 Reinstatement	139
SECTION 7.04 Subrogation; Subordination	140
SECTION 7.05 Remedies	140
SECTION 7.06 Instrument for the Payment of Money	140
SECTION 7.07 Continuing Guarantee	141
SECTION 7.08 General Limitation on Guarantee Obligations	141

ARTICLE VIII. EVENTS OF DEFAULT	142

ARTICLE IX. COLLATERAL MATTERS; CASH COLLATERAL ACCOUNTS; APPLICATION OF COLLATERAL PROCEEDS	145

SECTION 9.01 Accounts and Account Collections	145
SECTION 9.02 Inventory; Field Audits and Appraisals	148
SECTION 9.03 Equipment, Real Property and Appraisals	148
SECTION 9.04 Cash Collateral Account	149
SECTION 9.05 Application of Proceeds	149

ARTICLE X. THE ADMINISTRATIVE AGENT AND THE COLLATERAL AGENT	150

SECTION 10.01 Appointment	150

ANNEXES

Annex I	Applicable Margin
Annex II	Closing Checklist

SCHEDULES

Schedule 1.01(a)	Mortgaged Real Property
Schedule 1.01(b)	Refinancing Indebtedness To Be Repaid
Schedule 1.01(c)	Guarantors
Schedule 1.01(d)	Eligible Equipment and Eligible Real Property
Schedule 1.01(e)	Locations of Eligible Equipment
Schedule 1.01(f)	Intercompany Agreements
Schedule 3.03	Governmental Approvals; Compliance with Laws
Schedule 3.05(b)	Real Property; Maintenance and Repairs
Schedule 3.06(a)	Subsidiaries
Schedule 3.06(c)	Corporate Organizational Chart
Schedule 3.08(c)	Material Agreements
Schedule 3.16	Canadian Pension Plans
Schedule 3.17	Environmental Matters
Schedule 3.18	Insurance
Schedule 3.22	Location of Material Inventory
Schedule 4.01(d)(A)	Existing Local Counsel and Foreign Counsel
Schedule 4.01(d)(B)	Closing Date Foreign Counsel
Schedule 5.14	Post-Closing Matters
Schedule 6.01(b)	Existing Indebtedness
Schedule 6.01(c)	Existing Interest Rate Protection Agreements
Schedule 6.02(c)	Existing Liens
Schedule 6.04(a)	Existing Investments
Schedule 6.19	Holdings Companies
Schedule CDAT	Closing Date Acquisition Transactions
Schedule IC	Immaterial Companies
Schedule IFTFS	Immaterial First-Tier Foreign Subsidiaries
Schedule ML	Agent’s Representatives

EXHIBITS

Exhibit A-1	Form of Administrative Questionnaire
Exhibit A-2	Form of Compliance Certificate
Exhibit A-3	Form of LC Request
Exhibit A-4	Form of Lender Addendum
Exhibit B	Form of Assignment and Acceptance
Exhibit C	Form of Borrowing Request

v

Exhibit D	Form of Interest Election Request
Exhibit E	Form of Joinder Agreement
Exhibit ECI	Form of Customer Agreement
Exhibit F	Form of Access Agreement
Exhibit G	Form of Mortgage
Exhibit H-1	Form of Revolving Note
Exhibit H-2	Form of Swingline Note
Exhibit I-1	Form of Perfection Certificate
Exhibit I-2	Form of Perfection Certificate Supplement
Exhibit J-1	Form of US Security Agreement
Exhibit J-2	Form of Canadian Security Agreement
Exhibit K	Form of Opinion of Blank Rome LLP
Exhibit L-1	Form of Intercompany Note Among Loan Parties
Exhibit L-2	Form of Intercompany Note Involving Non-Loan Parties
Exhibit M	Form of Borrowing Base Certificate
Exhibit 12	Exiting Lender Interest

THIRD AMENDED AND RESTATED CREDIT AGREEMENT
     This THIRD AMENDED AND RESTATED CREDIT AGREEMENT (this “Agreement”) dated as of October 31, 2007, is among GENERAL CABLE INDUSTRIES, INC., a Delaware corporation (“Borrower”), the Guarantors (such term and each other capitalized term used but not defined herein having the meaning given to it in Article I), the Lenders, MERRILL LYNCH CAPITAL a division of Merrill Lynch Business Financial Services Inc., as sole lead arrangers (in such capacity, “Arranger”), NATIONAL CITY BUSINESS CREDIT, INC. and WACHOVIA CAPITAL FINANCE CORPORATION (CENTRAL), as co-syndication agents (in such capacity, “Co-Syndication Agents”), BANK OF AMERICA, N.A. and JPMORGAN CHASE BANK, N.A., as co-documentation agents (in such capacity, “Co-Documentation Agent”), MERRILL LYNCH BANK USA, in its individual capacity (in such capacity, “Merrill Lynch Bank”), as issuing bank (in such capacity, “Issuing Bank”), and MERRILL LYNCH CAPITAL, a division of Merrill Lynch Business Financial Services Inc., in its individual capacity (in such capacity, “Merrill”), as swingline lender (in such capacity, “Swingline Lender”), as Administrative Agent (in such capacity, “Administrative Agent”) for the Lenders, and collateral agent and as security trustee (in such capacity, “Collateral Agent”) for the Secured Parties.
WITNESSETH:
     WHEREAS, Borrower and certain parties hereto are parties to a Second Amended and Restated Credit Agreement, dated as of November 23, 2005 (as amended, supplemented or otherwise modified prior to the date hereof, the “Prior Credit Agreement”), pursuant to which the Lenders extended Revolving Loans and other Credit Extensions in an aggregate principal amount at any time outstanding not in excess of $300.0 million;
     WHEREAS, Borrower, the Administrative Agent, the Collateral Agent and Lenders desire to amend and restate the Prior Credit Agreement on the terms set forth herein.
     NOW, THEREFORE, in consideration of the premises and the mutual covenants hereinafter contained, and for other good and valuable consideration, the parties hereto agree to amend and restate the Prior Credit Agreement in its entirety as follows:
ARTICLE I.
DEFINITIONS
     SECTION 1.01 Defined Terms. As used in this Agreement, the following terms shall have the meanings specified below:
     “ABR”, when used in reference to any Loan or Borrowing, is used when such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.
     “ABR Borrowing” shall mean a Borrowing comprised of ABR Loans.
     “ABR Loan” shall mean any ABR Revolving Loan.

     “ABR Revolving Borrowing” shall mean a Borrowing comprised of ABR Revolving Loans.
     “ABR Revolving Loan” shall mean any Revolving Loan bearing interest at a rate determined by reference to the Alternate Base Rate in accordance with the provisions of Article II.
     “Account Debtor” shall mean any Person who may become obligated to another Person under, with respect to, or on account of, an Account.
     “Accounting Changes” shall have meaning assigned to such term in Section 1.04.
     “Accounts” shall mean all “accounts,” as such term is defined in the UCC, in which any Person now or hereafter has rights, including, without limitation, any and all rights to payment for the sale or lease of goods or rendition of services, whether or not they have been earned by performance, in each case, for purposes of calculating the Borrowing Base, net of any credits, rebates or offsets owed by Borrower or Borrowing Base Guarantors to the respective customer.
     “Acquisition Consideration” shall mean the purchase consideration for any Permitted Acquisition and all other payments paid to or for the benefit of the seller by Holdings or any of its Subsidiaries in exchange for, or as part of, or in connection with, any Permitted Acquisition, whether paid in cash or by exchange of Equity Interests or of assets or otherwise and whether payable at or prior to the consummation of such Permitted Acquisition or deferred for payment at any future time, whether or not any such future payment is subject to the occurrence of any contingency, and includes any and all payments representing the purchase price and any assumptions of Indebtedness, “earn-outs” and other agreements to make any payment the amount of which is, or the terms of payment of which are, in any respect subject to or contingent upon the revenues, income, cash flow or profits (or the like) of any Person or business.
     “Acquisition Debt Issuance” shall mean unsecured Indebtedness issued to seller(s) or to or sold through financial institutions as consideration for a Permitted Non-Loan Funded Acquisition, which (A)  in the case issued or sold by one or more Companies other than Loan Parties, no Loan Party shall guarantee or be otherwise liable for such Indebtedness, and (B) in the case issued or sold by one more Loan Parties, shall be in an amount, on such terms (including ownership and structure of the Person being acquired and the identity of all obligors with respect to such debt) acceptable to the Administrative Agent in its reasonable discretion, and subordinated to the Obligations in a manner and form satisfactory to the Administrative Agent in its reasonable discretion as to right and time of payment and as to any other terms, rights and remedies thereunder.
     “Activation Notice” shall have the meaning assigned to such term in Section 9.01(e)(i).
     “Additional Transactions” shall mean, collectively, the transactions that have occurred after the Original Closing Date but prior to the Closing Date pursuant to the Additional Transaction Documents, including the issuance of Fixed Rate Senior Unsecured Notes, the Floating Rate Senior Unsecured Notes, the Convertible Senior Notes and the 2007 Senior Unsecured Convertible Notes and the payment of all fees and expenses in connection with the foregoing.

     “Additional Transaction Documents” shall mean the Senior Unsecured Note Documents, the Convertible Senior Note Documents and the 2007 Senior Unsecured Convertible Note Documents.
     “Adjusted LIBOR Rate” shall mean, with respect to any Eurodollar Revolving Borrowing for any Interest Period, (a) an interest rate per annum (rounded upward, if necessary, to the next 1/100 of 1%) determined by the Administrative Agent to be equal to the LIBOR Rate for such Eurodollar Revolving Borrowing in effect for such Interest Period divided by (b) 1 minus the Statutory Reserves (if any) for such Eurodollar Revolving Borrowing for such Interest Period.
     “Administrative Agent” shall have the meaning assigned to such term in the preamble hereto and includes each other Person appointed as the successor pursuant to Article X.
     “Administrative Agent Fees” shall have the meaning assigned to such term in Section 2.05(b).
     “Administrative Questionnaire” shall mean an Administrative Questionnaire in the form of Exhibit A, or such other form as may be supplied from time to time by the Administrative Agent.
     “Affiliate” shall mean, when used with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified; provided, however, that, for purposes of Section 6.07, the term “Affiliate” shall also include any Person that directly or indirectly owns more than 20% of any class of Equity Interests of the Person specified or that is an executive officer or director of the Person specified.
     “Agreement” shall have the meaning assigned to such term in the preamble hereto.
     “Alternate Base Rate” shall mean, for any day, a rate per annum (rounded upward, if necessary, to the next 1/100 of 1%) equal to the greater of (a) the Base Rate in effect on such day and (b) the Federal Funds Effective Rate in effect on such day plus 0.50%. If the Administrative Agent shall have determined (which determination shall be conclusive absent manifest error) that it is unable to ascertain the Federal Funds Effective Rate for any reason, including the inability or failure of the Administrative Agent to obtain sufficient quotations in accordance with the terms of the definition thereof, the Alternate Base Rate shall be determined without regard to clause (b) of the preceding sentence until the circumstances giving rise to such inability no longer exist. Any change in the Alternate Base Rate due to a change in the Base Rate or the Federal Funds Effective Rate shall be effective on the effective date of such change in the Base Rate or the Federal Funds Effective Rate, respectively.
     “Applicable Margin” shall mean, for any day, with respect to any Revolving Loan, the applicable percentage set forth in Annex I under the appropriate caption, based upon average daily Excess Availability for the most recent fiscal quarter (or as otherwise provided in Annex I).
     “Arrangers” shall have the meaning assigned to such term in the preamble hereto.

     “Asset Sale” shall mean (a) any conveyance, sale, lease, sublease, assignment, transfer or other disposition (including by way of merger or consolidation and including any sale and leaseback transaction) of any Property (including stock of any Subsidiary of Holdings by the holder thereof) by Holdings, Intermediate Holdings, Borrower or any of their Subsidiaries to any Person other than Borrower or any Guarantor (excluding (i) Inventory sold in the ordinary course of business, (ii) any sale or discount, in each case without recourse, of accounts receivable arising in the ordinary course of business, but only in connection with the compromise or collection thereof, (iii) disposals of obsolete, uneconomical, negligible, worn out or surplus Property in the ordinary course of business or (iv) sales of Cash Equivalents and marketable securities) and (b) any issuance or sale by any Subsidiary of Holdings of its Equity Interests to any Person (other than to Borrower or any Guarantor).
     “Assignment and Acceptance” shall mean an assignment and acceptance entered into by a Lender and an assignee, and accepted by the Administrative Agent, in the form of Exhibit B, or such other form as shall be approved by the Administrative Agent.
     “Attributable Indebtedness” shall mean, when used with respect to any sale and leaseback transaction, as at the time of determination, the present value (discounted at a rate equivalent to the then-current weighted average cost of funds for borrowed money of Holdings and all of its Domestic Subsidiaries as at the time of determination, compounded on a semi-annual basis) of the total obligations of the lessee for rental payments during the remaining term of the lease included in any such sale and leaseback transaction.
     “AutoZone Account(s)” shall mean those certain Account(s) with AutoZone, Inc. as the Account Debtor, owing to Borrower, any Borrowing Base Guarantor, or any Subsidiary thereof.
     “Available Amount” shall mean, with respect to any Eligible Account, an amount equal to the book value of such Eligible Account multiplied by the then applicable advance rate with respect to such Eligible Account, as adjusted by the Collateral Agent in its reasonable credit judgment and pursuant to the Credit Agreement.
     “Base Rate” shall mean a variable per annum rate, as of any date of determination, equal to the rate of interest which is identified and normally published by Bloomberg Professional Service Page Prime as the “Prime Rate” (or, if more than one rate is published as the Prime Rate, then the highest of such rates). Any change in Base Rate will become effective as of the date the rate of interest which is so identified as the “Prime Rate” is different from that published on the preceding Business Day. If Bloomberg Professional Service no longer reports the Prime Rate, or if such Page Prime no longer exists, the Administrative Agent may select a reasonably comparable index or source to use as the basis for the Base Rate, provided that Administrative Agent shall give prompt subsequent notice of such selection to Borrower.
     “BIA” shall mean the Bankruptcy and Insolvency Act (Canada), as the same may be in effect from time to time.
     “Blocked Account” shall have the meaning assigned to such term in Section 9.01(d).
     “Board” shall mean the Board of Governors of the Federal Reserve System of the United States.

     “Borrower” shall have the meaning assigned to such term in the preamble hereto.
     “Borrowing” shall mean (a) Revolving Loans of the same Class and Type, made, converted or continued on the same date and, in the case of Eurodollar Revolving Loans, as to which a single Interest Period is in effect, or (b) a Swingline Loan.
     “Borrowing Base” shall mean at any time, subject to adjustment as provided in Section 2.19, an amount equal to the lesser of:
     (a) an amount equal to the sum of, without duplication:
          (i) the book value of Eligible Accounts of Borrower multiplied by the advance rate of 85%, plus
          (ii) the lesser of (i) the advance rate of 60% of the Cost of Eligible Inventory of Borrower or (ii) the advance rate of 85% of the Net Recovery Cost Percentage multiplied by the Cost of Eligible Inventory of Borrower, plus
          (iii) the aggregate of all Incorporated Borrowing Bases, plus
          (iv) the lesser of (i) the Fixed Asset Loan Value of Borrower multiplied by the FALV Amortization Factor or (ii) $60.0 million, minus
          (v) effective immediately upon notification thereof to Borrower by the Collateral Agent, any Reserves established from time to time by the Collateral Agent in the exercise of its reasonable credit judgment;
     or
     (b) the maximum amount permitted to be outstanding pursuant to Section 4.10(b)(3) of the Senior Unsecured Note Indenture.
Assets denominated in Canadian Dollars shall for purposes hereof be valued at the Dollar Equivalents.
The Borrowing Base at any time shall be determined by reference to the most recent Borrowing Base Certificate theretofore delivered to the Collateral Agent and the Administrative Agent with such adjustments (subject to any Lender approval required by Section 2.19) as the Collateral Agent deem appropriate in its reasonable credit judgment to assure that the Borrowing Base is calculated in accordance with the terms of this Agreement.
     “Borrowing Base Certificate” shall mean an Officers’ Certificate from Borrower, substantially in the form of, and containing the information prescribed by, Exhibit M, delivered to the Administrative Agent and the Collateral Agent setting forth Borrower’s calculation of the Borrowing Base (including the maximum amount permitted to be outstanding pursuant to Section 4.10(b)(3) of the Senior Unsecured Note Indenture).

     “Borrowing Base Guarantor” shall mean Holdings, Intermediate Holdings, General Cable Canada, General Cable LLC, General Cable Texas, General Cable Technologies and, following consummation of the Closing Date Acquisition, upon satisfaction of conditions described in clause (c)(i) below, PD International and PD Wire & Cable, and any other Wholly Owned Subsidiary of Borrower which may hereafter be approved by Administrative Agent and Collateral Agent which (a) is a Domestic Subsidiary or a Canadian Subsidiary, (b) is currently able to prepare all collateral reports in a comparable manner to the Borrower’s reporting procedures and (c) has executed and delivered to Collateral Agent such joinder agreements to guarantees, contribution and set-off agreements and other Security Documents as Collateral Agent has reasonably requested so long as Collateral Agent has received and approved, in its reasonable discretion, (i) a collateral audit and Inventory Appraisal conducted by an independent appraisal or audit firm designated by Collateral Agent and reasonably acceptable to Borrower and (ii) all UCC or PPSA search results necessary to confirm Collateral Agent’s first priority Lien on all of such Borrowing Base Guarantor’s personal Property, subject to Permitted Liens.
     “Borrowing Base Guarantor Intercompany Loan Account” shall mean the sum of (a) the net amount of any intercompany advances (including Letters of Credit issued for the account or benefit of a Borrowing Base Guarantor) which are made and are outstanding to or for the account of a Borrowing Base Guarantor from Borrower and (b) interest accrued and unpaid on such amount at the rate per annum equal to the Alternate Base Rate plus the Applicable Margin in effect from time to time.
     “Borrowing Request” shall mean a request by Borrower in accordance with the terms of Section 2.03 and substantially in the form of Exhibit C, or such other form as shall be approved by the Administrative Agent.
     “Business Day” shall mean any day other than a Saturday, Sunday or other day on which either the New York Stock Exchange is closed, or on which commercial banks in New York City and Chicago are authorized or required by law to close; provided, however, that when used in connection with a Eurodollar Revolving Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in Dollar deposits in the London interbank market.
     “Canadian” shall mean, as to any Person, a Person that is created or organized under the laws of Canada or a Province or territory of Canada.
     “Canadian Benefit Plans” shall mean all material employee benefit plans of any nature or kind whatsoever that are not Canadian Pension Plans and are maintained or contributed to by any Loan Party having employees in Canada.
     “Canadian Dollars” and the sign “Cdn$” shall mean lawful currency of Canada.
     “Canadian Guaranty” shall mean that certain Guarantee dated as of the Closing Date addressed to the Collateral Agent for the benefit of the Secured Parties by General Cable Canada, and that certain Guarantee dated as of the Closing Date addressed to the Collateral Agent for the benefit of the Secured Parties by General Cable Canada Ltd., an Ontario corporation, which are governed by Canadian law, as the same may from time to time be modified, amended, extended or reaffirmed in accordance with the terms hereof and with the consent of Collateral Agent.

     “Canadian Pension Plans” shall mean each plan which is considered to be a pension plan for the purposes of any applicable pension benefits standards statute and/or regulation in Canada established, maintained or contributed to by any Loan Party for its employees or former employees and shall not mean the Canadian Pension Plan that is maintained by the Government of Canada.
     “Canadian Pledge Agreements” shall mean that certain ULC Securities Pledge Agreement by Holdings pledging all of its Equity Interests in General Cable Canada, that certain ULC Securities Pledge Agreement by Marathon Manufacturing Holdings, Inc., a Delaware corporation, pledging all of its Equity Interests in General Cable Canada, and that certain ULC Securities Pledge Agreement by General Cable Canada Ltd., an Ontario corporation, pledging all of its Equity Interests in General Cable Canada, each dated as of the Closing Date addressed to Collateral Agent for the benefit of the Secured Parties, as the same may from time to time be modified, amended, extended or reaffirmed in accordance with the terms hereof and with the consent of Collateral Agent.
     “Canadian Priority Payment Reserve” shall mean, at any time, with respect to General Cable Canada and any other Canadian Loan Party, the amount past due and owing by any such Person, or the accrued amount for which any such Person has an obligation to remit to a Governmental Authority or other Person pursuant to any applicable law, rule or regulation, in respect of (i) pension fund obligations; (ii) unemployment insurance; (iii) goods and services taxes; sales taxes; employee income taxes and other taxes payable or to be remitted or withheld; (iv) workers’ compensation; (v) vacation pay; and (vi) other like charges and demands; in each case, in respect of which any Governmental Authority or other Person may claim a security interest, lien, trust or other claim ranking or capable of ranking in priority to or pari passu with one or more of the Liens granted in the Security Documents.
     “Canadian Security Agreement” shall mean that certain Security Agreement dated as of the Closing Date addressed to the Collateral Agent for the benefit of the Secured Parties by General Cable Canada, which is governed by Canadian law, as the same may from time to time be modified, amended, extended or reaffirmed in accordance with the terms hereof and with the consent of Collateral Agent.
     “Capital Expenditures” shall mean, with respect to any Person, for any period, the aggregate amount of all expenditures by such Person and its Subsidiaries during that period for fixed or capital assets that, in accordance with GAAP, are or should be classified as capital expenditures in the consolidated balance sheet of such Person and its Consolidated Subsidiaries.
     “Capital Lease Obligations” of any Person shall mean the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) Property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.
     “Cash Collateral Account” shall have the meaning assigned to such term in Section 9.04.

     “Cash Equivalents” shall mean, as to any Person: (a) securities issued, or directly, unconditionally and fully guaranteed or insured, by the United States or any agency or instrumentality thereof (provided, that the full faith and credit of the United States is pledged in support thereof) having maturities of not more than one year from the date of acquisition by such Person; (b) securities issued, or directly, unconditionally and fully guaranteed or insured, by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof maturing within one year from the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from either Standard & Poor’s Ratings Group or Moody’s Investors Services, Inc.; (c) time deposits and certificates of deposit or bankers’ acceptance of any Lender or any commercial bank having, or which is the principal banking subsidiary of a bank holding company organized under the laws of the United States, any state thereof or the District of Columbia having, capital and surplus aggregating in excess of $500.0 million and a rating of “A” (or such other similar equivalent rating) or higher by at least one nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act) with maturities of not more than one year from the date of acquisition by such Person; (d) repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clauses (a) and (b) above entered into with any bank meeting the qualifications specified in clauses (c) above, which repurchase obligations are secured by a valid perfected security interest in the underlying securities; (e) commercial paper issued by any Person incorporated in the United States rated at least A-1 or the equivalent thereof by Standard & Poor’s Rating Service or at least P-1 or the equivalent thereof by Moody’s Investors Service, Inc., and in each case maturing not more than one year after the date of acquisition by such Person; (f) investments in money market funds substantially all of whose assets are comprised of securities of the types described in clauses (a) through (e) above; and (g) demand deposit accounts maintained in the ordinary course of business.
     “Cash Management System” shall have the meaning assigned to such term in Section 9.01(e).
     “Casualty Event” shall mean, with respect to any Property (including Real Property) of any Person (other than a Person which is a Foreign Subsidiary of Holdings) any loss of title with respect to such Property or any loss of or damage to or destruction of, or any condemnation or other taking (including by any Governmental Authority) of, such Property for which such Person or any of its Subsidiaries (other than Foreign Subsidiaries) receives insurance proceeds or proceeds of a condemnation award or other compensation. “Casualty Event” shall include but not be limited to any taking of all or any part of any Real Property of any such Person or any part thereof, in or by condemnation or other eminent domain proceedings pursuant to any law, or by reason of the temporary requisition of the use or occupancy of all or any part of any Real Property of any such Person or any part thereof by any Governmental Authority, civil or military.
     “CCAA” shall mean the Companies’ Creditors Agreement Act (Canada), as the same may be in effect from time to time.
     “CERCLA” shall mean the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, 42 U.S.C. § 9601 et seq.

     “Change in Control” shall be deemed to have occurred if: (a) any Person or group (within the meanings of the Securities Exchange Act of 1934 and the rules of the Securities and Exchange Commission thereunder as in effect on the date hereof) acquires ownership, directly or indirectly, beneficially or of record, of capital stock representing more than 30% of the aggregate ordinary voting power represented by the issued and outstanding stock of Holdings, (b) occupation of a majority of the seats (other than vacant seats) on the board of directors of Holdings by Persons who were not (i) directors of Holdings on the date hereof, (ii) nominated by the board of directors of Holdings, or (iii) appointed by directors so nominated (it being understood that, in the absence of an event described in clause (a) or (b), the replacement of one or more officers of Holdings shall not in and of itself constitute a Change in Control), (c) Holdings at any time ceases to own and control 100% of the capital stock of Intermediate Holdings, (d) Intermediate Holdings at any time ceases to own and control 100% of the capital stock of Borrower, (f) Holdings at any time ceases to, directly or indirectly, own and control 100% of each class of the outstanding equity interests of each Borrowing Base Guarantor and (g) at any time a change of control occurs under and as defined in any documentation relating to any Material Indebtedness.
     “Change in Law” shall mean (a) the adoption of any law, treaty, order, rule or regulation after the date of this Agreement, (b) any change in any law, treaty, order, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by any Lender or Issuing Bank (or for purposes of Section 2.12(b), by any lending office of such Lender or by such Lender’s or Issuing Bank’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement.
     “Charges” shall have the meaning assigned to such term in Section 11.13.
     “Chattel Paper” shall mean all “chattel paper,” as such term is defined in the UCC as in effect on the date hereof in the State of New York, in which any Person now or hereafter has rights.
     “Class”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Revolving Loans or Swingline Loans and, when used in reference to any Commitment, refers to whether such Commitment is a Revolving Commitment, Swingline Commitment or LC Commitment.
     “Closing Date” shall mean October 31, 2007.
     “Closing Date Acquisition” shall mean the acquisition of equity interests of the entities through which the Sellers engage worldwide in the development, design, manufacture, marketing, distribution and sale of copper, aluminum and cable products for the energy, construction, consumer, telecommunications and natural resources sectors (the “Acquired Business”) pursuant to and in accordance with the Closing Date Acquisition Agreement.
     “Closing Date Acquisition Agreement” shall mean that certain Stock Purchase Agreement, dated as of September 12, 2007, as amended on October 29, 2007, among Freeport-McMoRan Copper & Gold Inc., a Delaware corporation (“Freeport”), Phelps Dodge

Corporation, a New York corporation (“PDC”), Phelps Dodge Industries, Inc., a Delaware corporation (“PDI”), Habirshaw Cable and Wire Corporation, a New York corporation (“Habirshaw”, and together with Freeport, PDC and PDI, the "Sellers”), and Holdings, as the same is in effect and in existence on the Closing Date.
     “Closing Date Acquisition Transactions” shall mean the particular transactions pursuant to which the Closing Date Acquisition shall be consummated and accomplished as more particularly set out and described on Schedule CDAT, including without limitation all intercompany loans and advances, setoffs of intercompany loans and advances and capital contributions and other Investments among the Companies set out and described on Schedule CDAT.
     “Closing Date Transactions” shall mean, collectively, the transactions to occur on or about the Closing Date pursuant to the Closing Date Transaction Documents, the consummation of the Closing Date Acquisition and the Closing Date Acquisition Transactions, the execution and delivery of this Agreement and the related loan documents and the borrowings hereunder and the payment of all fees and expenses in connection with the foregoing.
     “Closing Date Transaction Documents” shall mean the Closing Date Acquisition Agreement and the related documents and the Loan Documents.
     “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.
     “Collateral” shall mean, collectively, all of the Security Agreement Collateral, the Mortgaged Real Property and all other Property of whatever kind and nature pledged as collateral under any Security Document.
     “Collateral Agent” shall have the meaning assigned to such term in the preamble hereto and shall include the Collateral Agent in its capacity as trustee for the Secured Parties solely for the purposes of English law in respect of the Collateral which is the subject of the Security Documents and Foreign Pledge Agreements governed by English law, and each other Person appointed as the successor pursuant to Article X
     “Collateral Agent Fee” shall have the meaning ascribed to such term in Section 2.05(b)(ii).
     “Collection Account” shall have the meaning assigned to such term in Section 9.01(e)(i)
     “Commercial Letter of Credit” shall mean any letter of credit or similar instrument issued for the account of Borrower for the benefit of Borrower or any Borrowing Base Guarantor, for the purpose of providing the primary payment mechanism in connection with the purchase of materials, goods or services by Borrower or any Borrowing Base Guarantor in the ordinary course of their businesses.
     “Commitment” shall mean, with respect to any Lender, such Lender’s Revolving Commitment, LC Commitment or Swingline Commitment.
     “Commitment Fee” shall have the meaning assigned to such term in Section 2.05(a).

     “Commitment Increase” shall have the meaning assigned to such term in Section 2.20.
     “Commitments” shall mean the aggregate sum of each Lender’s Commitment.
     “Companies” shall mean Holdings and its Subsidiaries; and “Company” shall mean any one of them.
     “Compliance Certificate” shall mean a certificate of a Financial Officer substantially in the form of Exhibit A-2.
     “Concentration Account” shall have the meaning assigned to such term in Section 9.01(e)(i).
     “Concentration Account Bank” shall have the meaning assigned to such term in Section 9.01(e)(i).
     “Consolidated Companies” shall mean Holdings and its Consolidated Subsidiaries.
     “Consolidated EBITDA” shall mean, for any applicable measurement period, Consolidated Net Income for such period, as adjusted by adding thereto (a) any provision for (or less any benefit from) income and franchise taxes included in the determination of net income for such period, (b) the amount of Consolidated Interest Expense, (c) amortization and depreciation deducted in the determination of net income for such period, (d) amortization of debt discount and deferred financing costs, capitalized interest, interest paid in kind, (e) losses (or less gains) from Asset Sales included in the determination of net income for such period (excluding sales expenses or losses related to current assets), (f) other non-cash losses (or less gains) included in the determination of net income for such period and for which no cash outlay (or cash receipt) is foreseeable, and (g) with the consent of the Administrative Agent, which may be withheld in its reasonable credit judgment, extraordinary losses (or less gains) included in the determination of net income during such period, net of related tax effects.
     “Consolidated Fixed Charge Coverage Ratio” shall mean, for any Test Period, the ratio of (a) Consolidated EBITDA for such Test Period less (i) the amount of all Capital Expenditures made by Holdings and its Subsidiaries during such period and (ii) all cash payments in respect of income taxes made during such period (net of any cash refund in respect of income taxes actually received during such period) to (b) Consolidated Fixed Charges for such Test Period.
     “Consolidated Fixed Charges” shall mean, for any period, the sum, without duplication, of (a) Consolidated Interest Expense for such period; (b) the scheduled principal amount of all amortization payments on all Indebtedness (including the principal component of all Capital Lease Obligations) of Holdings and its Subsidiaries for such period (as determined on the first day of the respective period); (c) all dividend payments on any series of Disqualified Capital Stock of Holdings, and (d) all accrued dividends on any Preferred Stock (other than Disqualified Capital Stock) of Holdings, including the Convertible Preferred Stock (including dividends payable through the issuance of Equity Interests to the extent Holdings has not irrevocably declared such dividends to be payable through the issuance of Equity Interests). Consolidated Fixed Charges for Test Periods ending December 31, 2007, March 31, 2008 and June 30, 2008, shall be deemed to be, respectively, the Consolidated Fixed Charges as calculated for the period commencing on September 1, 2007 and ending on (x) December 31, 2007 and multiplied by 4.0, (y) March 31, 2008 and multiplied by 2.0 and (z) June 30, 2008 and multiplied by 1.333.
     “Consolidated Interest Expense” shall mean, for any period, without duplication, the total consolidated interest expense of Holdings and its Consolidated Subsidiaries for such period (calculated without regard to any limitations on the payment thereof and including commitment fees, letter of credit fees and net amounts payable under Interest Rate Protection Agreements) determined in accordance with GAAP plus, without duplication, (a) the portion of Capital Lease Obligations of Holdings and its Consolidated Subsidiaries representing the interest factor for such period, (b) imputed interest on Attributable Indebtedness, (c) cash contributions to any employee stock ownership plan or similar trust to the extent such contributions are used by such plan or trust to pay interest or fees to any Person (other than Borrower or a Wholly Owned Subsidiary) in connection with Indebtedness incurred by such plan or trust, (d) all interest paid or payable with respect to discontinued operations, (e) all dividend payments on any series of any Preferred Stock of any Subsidiary of Holdings (other than any Preferred Stock held by Holding or a Wholly Owned Subsidiary), and (f) all interest on any Indebtedness of the type described in clause (f) or (k) of the definition of “Indebtedness” with respect to Holdings or any of its Subsidiaries.
     “Consolidated Net Income” shall mean, for any period, the consolidated net income of Holdings and its Consolidated Subsidiaries determined in accordance with GAAP, but excluding in any event (a) with the consent of Administrative Agent, which may be withheld in its reasonable credit judgment, after-tax extraordinary gains or extraordinary losses; (b) after-tax gains or losses realized from (i) the acquisition of any securities, or the extinguishment or conversion of any Indebtedness or Equity Interest, of Holdings or any of its Subsidiaries or (ii) any sales of assets (other than Inventory in the ordinary course of business); (c) net earnings or loss of any other Person (other than a Subsidiary of Holdings) in which Holdings or any Consolidated Subsidiary has an ownership interest, except (in the case of any such net earnings) to the extent such net earnings shall have actually been received by Holdings or such Consolidated Subsidiary (subject to the limitation in clause (d) below) in the form of cash dividends or distributions; (d) the net income of any Consolidated Subsidiary to the extent that the declaration or payment of dividends or similar distributions by such Consolidated Subsidiary of its net income is not at the time of determination permitted without approval under applicable law or regulation or under such Consolidated Subsidiary’s organizational documents or any agreement (except such restrictions as are approved in writing and in advance by the Administrative Agent) or instrument applicable to such Consolidated Subsidiary or its stockholders; (e) gains or losses from the cumulative effect of any change in accounting principles; (f) earnings resulting from any reappraisal, revaluation or write-up of assets; and (g) the income (or loss) of any Person accrued prior to the date it becomes a Subsidiary of Holdings or any Consolidated Subsidiary or is merged into or consolidated with Holdings or any Consolidated Subsidiary or that Person’s assets are acquired by Holdings or such Consolidated Subsidiary.
     “Consolidated Subsidiary” shall mean, as to any Person, all Subsidiaries of such Person which are consolidated with such Person for financial reporting purposes in accordance with GAAP.

     “Contested Collateral Lien Conditions” shall mean, with respect to any Permitted Lien of the type described in paragraphs (a), (b) and (f) of Section 6.02, the following conditions:
     (a) any Loan Party shall be contesting such Lien in good faith;
     (b) to the extent such Lien is in an amount in excess of $250,000, in the aggregate with all other such Liens, the Collateral Agent shall have established a Reserve (to the extent of such Lien on Eligible Accounts, Eligible Inventory, Eligible Equipment or Eligible Real Property) with respect thereto or obtained a bond in an amount sufficient to pay and discharge such Lien and the Collateral Agent’s reasonable estimate of all interest and penalties related thereto; and
     (c) such Lien shall in all respects be subject and subordinate in priority to the Lien and security interest created and evidenced by the Security Documents, except if and to the extent that the law or regulation creating, permitting or authorizing such Lien provides that such Lien is or must be superior to the Lien and security interest created and evidenced by the Security Documents.
     “Contingent Obligation” shall mean, as to any Person, any obligation, agreement, understanding or arrangement of such Person guaranteeing or intended to guarantee any Indebtedness, leases, dividends or other obligations (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent, (a) to purchase any such primary obligation or any Property constituting direct or indirect security therefor; (b) to advance or supply funds (i) for the purchase or payment of any such primary obligation or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor; (c) to purchase Property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation; (d) with respect to bankers’ acceptances and letters of credit, until a reimbursement obligation arises; or (e) otherwise to assure or hold harmless the holder of such primary obligation against loss in respect thereof; provided, however, that the term “Contingent Obligation” shall not include endorsements of instruments for deposit or collection in the ordinary course of business or any product warranties for deposit or collection in the ordinary course of business. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Contingent Obligation is made (or, if less, the maximum amount of such primary obligation for which such Person may be liable, whether severally or jointly, pursuant to the terms of the instrument evidencing such Contingent Obligation) or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith.
     “Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “Controlling” and “Controlled” shall have meanings correlative thereto.

     “Convertible Preferred Stock” shall mean Holdings’ 5.75% Series A Redeemable Convertible Preferred Stock of Holdings, par value $0.01 per share, liquidation preference $50 per share, issued pursuant to the Convertible Preferred Stock Documents.
     “Convertible Preferred Stock Documents” shall mean the Certificate of Designations relating to the Convertible Preferred Stock, the Convertible Preferred Stock Purchase Agreement and other documents pursuant to which the Convertible Preferred Stock is issued and all other documents executed and delivered with respect to the Convertible Preferred Stock, in each case in the form delivered to the Administrative Agent prior to the Original Closing Date.
     “Convertible Senior Note Documents” shall mean the Convertible Senior Note Indenture and all other documents executed and delivered with respect to the Convertible Senior Notes, in each case in the form delivered to the Administrative Agent prior to the Closing Date.
     “Convertible Senior Note Indenture” shall mean that certain Indenture, dated as of November 15, 2006, among Holdings, the guarantors named therein and U.S. Bank National Association, as trustee, with respect to the Convertible Senior Notes, as in effect on the Closing Date.
     “Convertible Senior Notes” shall mean Holdings’ 0.875% Senior Convertible Notes due 2013 issued pursuant to the Convertible Senior Notes Documents and any registered notes issued by Holdings in exchange therefor pursuant to the Convertible Senior Note Indenture, as contemplated by the registration rights agreement entered into in connection with the issuance of such Convertible Senior Notes, with substantially identical terms as such Convertible Senior Notes.
     “Cost” shall mean, as determined by Collateral Agent in good faith, with respect to Inventory, the lower of (a) landed cost computed on a first-in first-out basis in accordance with GAAP or (b) market value; provided, that for purposes of the calculation of the Borrowing Base, (i) the Cost of the Inventory shall not include: (A) the portion of the cost of Inventory equal to the profit earned by any Affiliate on the sale thereof to Borrower or the Borrowing Base Guarantors, (B) write-ups or write-downs in cost with respect to currency exchange rates, or (C) as determined by the Collateral Agent in the Collateral Agent’s reasonable credit judgment, any costs associated with shipping, handling, customs duties, or other in-bound freight charges, and (ii) notwithstanding anything to the contrary contained herein, the cost of the Inventory shall be computed in the same manner and consistent with the most recent Inventory Appraisal which has been received and approved by Collateral Agent in its reasonable discretion.
     “Credit Extension” shall mean, as the context may require, (a) the making of a Loan by a Lender or (b) the issuance of any Letter of Credit, or the amendment, extension or renewal of any existing Letter of Credit, by the Issuing Bank, in each case, whether pursuant to the Original Credit Agreement, the Prior Credit Agreement or this Agreement; provided, that “Credit Extensions” shall include conversions and continuations of outstanding Revolving Loans.
     “Debt Issuance” shall mean the incurrence by Holdings, Intermediate Holdings, Borrower or any of their Subsidiaries of any Indebtedness after the Original Closing Date (other than as permitted by Section 6.01).

     “Default” shall mean any event, occurrence or condition which is, or upon notice, lapse of time or both would constitute, an Event of Default.
     “Default Allocation Percentage” as to any Lender shall mean the quotient (determined as a percentage) determined as of the date of an Event of Default, whose numerator equals the principal, interest, fees and other Obligations owing to such Lender (including all advances made by such Lender following such Event of Default) plus the amount of such Lender’s and/or such Lender’ Affiliate’s marked-to-market exposure under Specified Hedging Agreements as of such date and whose denominator equals the principal, interest, fees and other Obligations owing to all Lenders (including all advances made by the Lenders following such Event of Default) plus the amount of all Lenders’ and/or such Lenders’ Affiliates’ marked-to-market exposure under Specified Hedging Agreements as of such date.
     “Deposit Account Control Agreement” means an agreement, in form and substance satisfactory to Collateral Agent, among Collateral Agent, Borrower or a Guarantor maintaining a deposit account at any bank, and such bank, which agreement provides that (a) such bank shall comply with instructions originated by Collateral Agent directing disposition of the funds in such deposit account without further consent by Borrower or such Guarantor (as applicable), and (b) such bank shall agree that it shall have no Lien on, or right of setoff against, such deposit account or the contents thereof, other than in respect of commercially reasonable fees and other items expressly consented to by Collateral Agent, and containing such other terms and conditions as Collateral Agent may require, including as to any such agreement pertaining to any Blocked Account, providing that all items received or deposited in such Blocked Account are the property of Collateral Agent, and that such bank shall wire, or otherwise transfer, in immediately available funds, on a daily basis to the Concentration Account, or, in the case of the Concentration Account, to the Collection Account, all funds received or deposited into such Blocked Account.
     “Disqualified Capital Stock” shall mean any Equity Interest (other than Convertible Preferred Stock) which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, (a) matures (excluding any maturity as the result of an optional redemption by the issuer thereof) or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, on or prior to the first anniversary of the Maturity Date, (b) is convertible into or exchangeable (unless at the sole option of the issuer thereof) for (i) debt securities or (ii) any Equity Interests referred to in (a) above, in each case at any time prior to the first anniversary of the Maturity Date, or (c) contains any repurchase obligation which may come into effect prior to payment in full of all Obligations.
     “Documentation Agent” shall have the meaning assigned to such term in the preamble hereto.
     “Documents” shall mean all “documents,” as such term is defined in the UCC as in effect on the date hereof in the State of New York, in which any Person now or hereafter has rights.

     “Dollar Equivalent” shall mean, as to any amount denominated in Canadian Dollars or any other currency as of any date of determination, the amount of Dollars that would be required to purchase the amount of Canadian Dollars or such other currency based upon the spot selling rate at which the Administrative Agent offers to sell Canadian Dollars or such other currency for Dollars in the London foreign exchange market at approximately 11:00 a.m. London time on such date for delivery two (2) Business Days later.
     “Dollars” or “$” shall mean lawful money of the United States.
     “Domestic” shall mean, as to any Person, a Person which is created or organized under the laws of the United States, any of its states or the District of Columbia.
     “Eligible Accounts” shall have the meaning assigned to such term in Section 2.19(a).
     “Eligible Consigned Inventory” shall mean Eligible Inventory of Borrower or Borrowing Base Guarantor on consignment (A) on a location at which the aggregate Cost of such Eligible Inventory is no less than $100,000, (B) with a consignee of Borrower or Borrowing Base Guarantor with respect to which the aggregate Cost of such consigned Eligible Inventory is not less than $500,000, and (C) with respect to which Collateral Agent shall have received, in each case in form and substance satisfactory to Collateral Agent:
     (a) a valid consignment agreement or arrangement which is reasonably satisfactory to Collateral Agent is in place with respect to such Eligible Inventory;
     (b) UCC searches against the consignee in those jurisdictions in which such Eligible Inventory is subject to consignment and the jurisdiction in which the consignee is organized or maintains its principal place of business and such other searches that the Collateral Agent deems necessary or appropriate;
     (c) UCC-1 financing statements between the consignee and the Borrower or Borrowing Base Guarantor, as consignor, in form and substance satisfactory to Collateral Agent, which are duly assigned to Collateral Agent;
     (d) a written notice to any lender to the consignee of the first priority security interest in such Eligible Inventory of Collateral Agent; and
     (e) an agreement in writing, in form and substance satisfactory to Collateral Agent, from the consignee, pursuant to which such consignee, inter alia, acknowledges the first priority security interest of Collateral Agent in such Collateral, agrees to waive any and all claims such consignee may, at any time, have against such Collateral, whether for processing, storage, breach of warranty (with respect to prior purchases) or otherwise, and agrees to permit Collateral Agent access to the premises of such consignee so as to remove such Collateral from such premises and, in the case of any consignee who at any time has custody, control or possession of any Collateral, acknowledges that it holds and will hold possession of the Collateral for the benefit of Collateral Agent and agrees to follow all instructions of Collateral Agent with respect thereto.
     Notwithstanding the foregoing and upon reasonable request of Borrower:

     (1) upon Collateral Agent receiving evidence satisfactory to it that the applicable consignee has no secured creditors that have a claim with respect to such Eligible Inventory, Administrative Agent may in its discretion waive the requirements of clauses (c) and (d) above; provided, however, that such waiver may be revoked by the Administrative Agent at any time upon five Business Days written notice to Borrower; provided, further, that the amount of the Borrowing Base which may be determined on the basis of Eligible Consigned Inventory which is eligible because of Administrative Agent’s waiver pursuant to this subclause (1) of the requirements of clauses (c) and (d) above shall not exceed $10.0 million at any time,
     (2) upon Collateral Agent receiving evidence satisfactory to it that the applicable consignee is a customer of Borrower in the ordinary course of the Borrower’s business, Borrower may, in lieu of entering into an agreement as required by clause (e) above, enter into an agreement with such consignee substantially in the form attached hereto as Exhibit ECI; and
     (3) upon Collateral Agent receiving evidence satisfactory to it that the applicable consignee is both a customer of Borrower in the ordinary course of business and an Investment Grade Account Debtor, the requirements of clauses (b), (c) and (d) above shall be waived; provided, that (i) Borrower will schedule out such Inventory by location in the Borrower Base Certificate and list whether such customer is an Investment Grade Account Debtor and (ii) the aggregate Cost of Eligible Consigned Inventory which is eligible because of the waiver pursuant to this subclause (3) of the requirements of clauses (b), (c) and (d) above shall not exceed $10,000,000 at any time.
     (4) upon Collateral Agent receiving evidence satisfactory to it that the applicable consignee is both a customer of Borrower in the ordinary course of business and an Investment Grade Account Debtor, the requirements of clauses (b), (c), (d) and (e) above shall be waived; provided, that (i) Borrower will schedule out such Inventory by location in the Borrower Base Certificate and list whether such customer is an Investment Grade Account Debtor and (ii) the aggregate Cost of Eligible Consigned Inventory which is eligible because of the waiver pursuant to this subclause (4) of the requirements of clauses (b), (c), (d) and (e) above shall not exceed $20,000,000 at any time.
     “Eligible Equipment” shall mean any Equipment owned by Borrower or Borrowing Base Guarantor which is acceptable to Administrative Agent in its reasonable credit judgment for lending purposes and which, without limiting Administrative Agent’s discretion, meets, and so long as it continues to meet, the following requirements:
     (a) is located at one of the business locations in the United States or Canada of such Persons set forth on Schedule 1.01(e),
     (b) is subject to a valid and perfected first priority lien in favor of Collateral Agent,
     (c) is owned by Borrower or Borrowing Base Guarantor free and clear of all liens and rights of any other Person, except the valid and perfected first priority Lien in favor of Collateral Agent and Permitted Liens, if any, which are subordinated to the Lien of Collateral Agent,
     (d) does not breach any of the representations or warranties pertaining to such property set forth in this Agreement or the other Loan Documents,

     (e) is covered by insurance reasonably acceptable to Collateral Agent,
     (f) is appraised by an independent appraisal or audit firm designated by Collateral Agent and reasonably acceptable to Borrower, and
     (g) is not ineligible by virtue of one or more of the criteria set forth below; provided, however, that such criteria may be revised from time to time by Administrative Agent in its reasonable credit judgment to address the results of any audit or appraisal performed by Collateral Agent from time to time after the date hereof.
An item of Equipment shall be excluded from Eligible Equipment if:
     (i) Borrower or Borrowing Base Guarantor does not have good, valid, and marketable title thereto;
     (ii) it is located on real property leased by Borrower or Borrowing Base Guarantor, unless it is subject to a Landlord Lien Waiver and Access Agreement executed by the lessor, or other third party, as the case may be, and unless it is segregated or otherwise separately identifiable from goods of other Persons, if any, stored on the premises;
     (iii) it is damaged, defective or obsolete, or it constitutes furnishings, parts, fixtures or is affixed to Real Property, unless such Equipment is affixed to the Mortgaged Real Property listed on Schedule 1.01(e);
     (iv) Collateral Agent has not received evidence of the property or casualty insurance required by this Agreement with respect to such Equipment;
     (v) it is subject to a lease with any Person (other than a Borrower or a Borrowing Base Guarantor, provided, that the Lien on and security interest in the related lease shall be granted to the Collateral Agent and Collateral Agent shall have received all control agreements and instruments and all actions shall be taken as reasonably requested by the Collateral Agent to perfect the Collateral Agent’s security interest in such lease); or
     (vi) it is located at an owned location subject to a mortgage in favor of a lender other than the Collateral Agent (unless a reasonably satisfactory mortgagee waiver has been delivered to the Collateral Agent) or the removal of which is subject to restrictions relating to financing arrangement, including any industrial revenue bond financing.
     “Eligible Inventory” shall mean, subject to adjustment as set forth in Section 2.19(b), items of Inventory of the Borrower and a Borrowing Base Guarantor.
     “Eligible Real Property” shall mean the Real Properties which (a) are located at (i) 101 Pleasant Valley Boulevard, Altoona, Pennsylvania 16603 (Blair County) owned in fee simple by Borrower, (ii) 1453 South Washington, DuQuoin, Illinois 62832 (Perry County) owned in fee simple by Borrower , (iii) 1381 By-Pass North, Lawrenceburg, Kentucky 40342 (Anderson County) owned in fee simple by Intermediate Holdings, (iv)  Three Carol Drive, Lincoln, Rhode Island 2865 (Town of Lincoln) owned in fee simple by General Cable LLC, (v) Highway 27 West, Malvern, Arkansas 72105 owned in fee simple by Borrower, (vi) P.O. Box 430, US

Highway 80, Marshall, Texas 75688 (Harrison County), owned in fee simple by Borrower, (vii) 4 Tesseneer Drive, Highland Heights, Kentucky 41076, improvements to which are owned by Intermediate Holdings and which is subject to that certain Amended and Restated Ground Lease with Option to Purchase, dated July 26, 1992, between Northern Kentucky University Foundation, Inc., a Kentucky non-profit corporation and General Cable Technologies (by assignments from Holdings), (viii) 345 McGregor Street, Manchester, New Hampshire 03102, owned in fee simple by Borrower, (ix) 1600 West Main Street, Willimantic, Connecticut 06226. owned in fee simple by Borrower, (x) 440 East 8th Street, Marion, Indiana 46953, owned in fee simple by Borrower and (xi) 19 Bobrick Drive, Jackson, Tennessee 38305, owned in fee simple by Borrower or (b) are owned by Borrower or a Borrowing Base Guarantor and designated from time to time by the Administrative Agent as being Eligible Real Property, provided, that with respect to each such parcel of Eligible Real Property, each of the improvements thereon is acceptable to the Administrative Agent in its reasonable credit judgment for lending purposes and each of which, without limiting such reasonable credit judgment, meets, or continues to meet, the following requirements: (i) it is subject to a first priority mortgage or leasehold mortgage and lien in favor of Collateral Agent, (ii) it is owned by the Borrower and applicable Borrowing Base Guarantor free and clear of all liens and rights of any other Person, except the mortgage or leasehold mortgage and lien in favor of Collateral Agent and Permitted Liens which are subordinate to such mortgage liens of the Collateral Agent, (iii) it does not breach any of the representations or warranties pertaining to such property set forth in this Agreement or the other Loan Documents, (iv) it is covered by title insurance with respect to the Lien of Collateral Agent and casualty and property insurance reasonably acceptable to the Collateral Agent, (v) it is appraised by an independent appraisal or audit firm designated by Collateral Agent and reasonably acceptable to Borrower and (vi) it is the subject of an environmental report reasonably acceptable to Collateral Agent.
     “Environment” shall mean ambient air, surface water and groundwater (including, without limitation, potable water, navigable water and wetlands), the land surface or subsurface strata, natural resources, the workplace or as otherwise defined in any Environmental Law.
     “Environmental Claim” shall mean any claim, notice, demand, order, action, suit, proceeding or other communication in each case alleging liability for investigation, remediation, removal, cleanup, response, corrective action, damages to natural resources, personal injury, Property damage, fines, penalties or other costs resulting from, related to or arising out of (i) the presence, Release or threatened Release in or into the Environment of Hazardous Material at any location or (ii) any violation of Environmental Law, and shall include, without limitation, any claim seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from, related to or arising out of the presence, Release or threatened Release of Hazardous Material or alleged injury or threat of injury to health, safety, the Environment.
     “Environmental Law” shall mean any and all applicable present and future treaties, laws, statutes, ordinances, regulations, rules, decrees, orders, judgments, consent orders, consent decrees or other binding requirements, and the common law, relating to protection of public health or the Environment, the Release or threatened Release of Hazardous Material, natural resources or natural resource damages, or occupational safety or health.

     “Environmental Permit” shall mean any permit, license, approval, consent or other authorization required by or from a Governmental Authority under Environmental Law.
     “Equipment” shall mean, as to any Person, all of such Person’s now owned and hereafter acquired equipment, wherever located, including machinery, data processing and computer equipment (whether owned or licensed and including embedded software), vehicles, tools, furniture, fixtures, all attachments, accessions and property now or hereafter affixed thereto or used in connection therewith, and substitutions and replacements thereof, wherever located.
     “Equity Financing” shall mean the offering of Convertible Preferred Stock by Holdings on or prior to the Original Closing Date in an amount not less than $90.0 million and offering of New Common Stock on or prior to the Original Closing Date in an amount of not less than $41.0 million.
     “Equity Financing Documents” shall mean the documents pursuant to which the Convertible Preferred Stock and New Common Stock are issued and all other documents, instruments or agreements executed and delivered with respect to the Convertible Preferred Stock or the New Common Stock.
     “Equity Interest” shall mean, with respect to any Person, any and all shares, interests, participations or other equivalents, including membership interests (however designated, whether voting or non-voting), of equity of such Person, including, if such Person is a partnership, partnership interests (whether general or limited) and any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, such partnership, whether outstanding on, or issued after, the Original Closing Date, but excluding debt securities convertible or exchangeable into such equity.
     “Equity Issuance” shall mean, without duplication, any issuance or sale after the Original Closing Date of (a) any Equity Interests (including any Equity Interests issued upon exercise of any warrant or option) or any warrants or options to purchase Equity Interests or (b) any other security or instrument representing an Equity Interest (or the right to obtain any Equity Interest) in the issuing or selling Person.
     “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as the same may be amended from time to time.
     “ERISA Affiliate” shall mean any trade or business (whether or not incorporated) that, together with Borrower, is treated as a single employer under Section 414(b) or (c) of the Code, or solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.
     “ERISA Event” shall mean (a) any “reportable event,” as such term is defined in Section 4043(c) of ERISA or the regulations issued thereunder, with respect to a Plan (other than an event for which the 30-day notice period is waived by regulation); (b) the existence with respect to any Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived, the failure to make by its due date a required installment under Section 412(m) of the Code with respect to any Plan or the failure to make any required contribution to a Multiemployer Plan; (c) the filing pursuant to Section 412(d) of the

Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by any Company or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by any Company or any of its ERISA Affiliates from the PBGC or a plan administrator of any notice relating to the intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan, or the occurrence of any event or condition which could reasonably be expected to constitute grounds under ERISA for the termination of, or the appointment of a trustee to administer, any Plan; (f) the incurrence by any Company or any of its ERISA Affiliates of any liability with respect to the withdrawal from any Plan or Multiemployer Plan; (g) the receipt by any Company or its ERISA Affiliates of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA; (h) the making of any amendment to any Plan which could result in the imposition of a lien or the posting of a bond or other security; and (i) the occurrence of a nonexempt prohibited transaction (within the meaning of Section 4975 of the Code or Section 406 of ERISA) which could result in liability to any Company.
     “Euro”, “euro” “euros” or “EUR” shall mean the single currency of Participating Member States.
     “Eurodollar Revolving Borrowing” shall mean a Borrowing comprised of Eurodollar Revolving Loans.
     “Eurodollar Revolving Loan” shall mean any Revolving Loan bearing interest at a rate determined by reference to the Adjusted LIBOR Rate in accordance with the provisions of Article II.
     “Event of Default” shall have the meaning assigned to such term in Article VIII.
     “Excess Availability” shall mean, as of any date of determination, (a) the lesser of (i) the Revolving Commitments of all of the Lenders on the date of determination and (ii) the Borrowing Base on the date of determination less (b) all outstanding Loans and LC Exposure on the date of determination less (c) in Collateral Agent’s reasonable discretion, the aggregate amount of all the outstanding and unpaid trade payables and other obligations of Borrower and/or its Borrowing Base Guarantors which are not paid within 60 days past the due date according to their original terms of sale, in each case as of such date of determination less (d) in Collateral Agent’s reasonable discretion, the amount of checks issued by Borrower and/or its Borrowing Base Guarantors to pay trade payables and other obligations which are not paid within 60 days past the due date according to their original terms of sale, in each case as of such date of determination, but which either have not yet been sent or are subject to other arrangements which are expected to delay the prompt presentation of such checks for payment.
     “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.
     “Excluded Taxes” shall mean, with respect to the Administrative Agent, any Lender, the Issuing Bank or any other recipient of any payment to be made by or on account of any obligation of Borrower hereunder, (a) income or franchise taxes imposed on (or measured by) its net income by the United States, or by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, and (b) in the case of a Foreign Lender (other than an assignee pursuant to a request by Borrower under Section 2.16), any withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party to this Agreement (or designates a new lending office) or is attributable to such Foreign Lender’s failure to comply with Section 2.15(e), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from Borrower with respect to such withholding tax pursuant to Section 2.15(a) (it being understood and agreed, for the avoidance of doubt, that any withholding tax imposed on a Foreign Lender as a result of a Change in Law or regulation or interpretation thereof occurring after the time such Foreign Lender became a party to this Agreement shall not be an Excluded Tax).
     “Existing ABR Borrowings” shall mean all ABR Borrowings advanced under the Original Credit Agreement, the First Restated Credit Agreement or the Prior Credit Agreement and outstanding on the Closing Date.
     “Existing Eurodollar Revolving Borrowings” shall mean all Eurodollar Revolving Borrowings advanced under the Original Credit Agreement, the First Restated Credit Agreement or the Prior Credit Agreement and outstanding on the Closing Date.
     “Existing Obligations” shall mean the “Obligations”, as defined in the Prior Credit Agreement and outstanding as of the Closing Date.
     “Exiting Lender” shall have the meaning assigned to such term in Article XII.
     “Fair Market Value” shall mean, with respect any asset, the price (after taking into account any liabilities relating to such assets) which could be negotiated in an arm’s length free market transaction, for cash, between a willing seller and a willing and able buyer, neither of which is under any compulsion to complete the transaction.
     “FALV Amortization Factor” shall mean 1 minus a fraction, the numerator of which is the number of calendar quarters elapsed as of any date of determination since March 31, 2008 (but in no event more than 28) and the denominator of which is 28.
     “Federal Funds Effective Rate” shall mean, for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for the day for such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by it.
     “Fee Letter” shall mean that certain letter, dated as of the date hereof, among Borrower and Merrill with respect to certain Fees to be paid from time to time by Borrower to Merrill.

     “Fees” shall mean the Commitment Fees, the Administrative Agent Fees, the Collateral Agent Fees, the LC Participation Fees, the Fronting Fees and any and all fees payable to pursuant to this Agreement or any of the other Loan Documents.
     “Financial Officer” of any Person shall mean the Chief Financial Officer, principal accounting officer, Treasurer or Controller of such Person.
     “FIRREA” shall mean the Federal Institutions Reform, Recovery and Enforcement Act of 1989.
     “First Amendment Date” shall mean June 16, 2006.
     “First Redemption Date” shall mean November 15, 2007.
     “First Restated Credit Agreement” shall mean the Amended and Restated Credit Agreement, dated as of October 22, 2004, among the Borrower and certain parties hereto, as amended, supplemented or otherwise modified prior to the Second Restatement Closing Date.
     “First Restatement Closing Date” shall mean October 22, 2004.
     “Fixed Asset Loan Value” shall mean an amount equal to the sum of (a) the advance rate of 80% of the appraised net orderly liquidation value of the Eligible Equipment of the Person owning such Eligible Equipment plus (b) the advance rate of 60% of the appraised fair market value of the Eligible Real Property of the Person owning such Eligible Real Property. The appraised net orderly liquidation value of Eligible Equipment and the appraised fair market value of Eligible Real Property are set forth on Schedule 1.01(d), as Schedule 1.01(d) may be amended from time to time as provided herein. The Fixed Asset Loan Value of Borrower and each of the Borrowing Base Guarantors as of the Closing Date is $65,660,987. If any Eligible Equipment or Eligible Real Property listed on Schedule 1.01(d) is sold, liquidated or otherwise ceases to be Eligible Equipment or Eligible Real Property, the calculation of the Fixed Asset Loan Value of the Person who owns such Eligible Equipment or Eligible Real Property shall be reduced by 80% of the appraised net orderly liquidation value of such Eligible Equipment or 60% of the appraised fair market value of such Eligible Real Property and such Eligible Equipment and Eligible Real Property shall be deleted from Schedule 1.01(d) and Collateral Agent shall correspondingly amend Schedule 1.01(d) without any further action of any party hereto. At the request of Borrower, the Administrative Agent may consider adding Eligible Equipment and/or Eligible Real Property to Schedule 1.01(d), and if the Administrative Agent determines that the requested Eligible Equipment and Eligible Real Property is to be added to Schedule 1.01(d), then, upon completion of appraisals satisfactory to Administrative Agent conducted at Borrower’s cost and expense, the appraised net orderly net orderly liquidation value of any additional Eligible Equipment or the appraised fair market value of any additional Eligible Real Property shall be included in the calculation of the Fixed Asset Loan Value of the Person who owns such Eligible Equipment or Eligible Real Property and such Eligible Equipment and Eligible Real Property shall be added to Schedule 1.01(d) and Administrative Agent shall correspondingly amend Schedule 1.01(d) without any further action of any party hereto.
     “Fixed Rate Senior Unsecured Notes” shall mean Holdings’ 7.125% Senior Fixed Rate Notes due 2017 issued pursuant to the Senior Unsecured Note Indenture and any registered notes issued by Holdings in exchange therefor pursuant to the Senior Unsecured Note Indenture, as contemplated by the registration rights agreement entered into in connection with the issuance of such Fixed Rate Senior Unsecured Notes, with substantially identical terms as such Fixed Rate Senior Unsecured Notes.
     “Floating Rate Senior Unsecured Notes” shall mean Holdings’ Senior Floating Rate Notes due 2015 issued pursuant to the Senior Unsecured Note Indenture and any registered notes issued by Holdings in exchange therefor pursuant to the Senior Unsecured Note Indenture, as contemplated by the registration rights agreement entered into in connection with the issuance of such Floating Rate Senior Unsecured Notes, with substantially identical terms as such Fixed Rate Senior Unsecured Notes.
     “Foreign” shall mean, as to any Person, a Person which is not created or organized under the laws of the United States, any of its States or the District of Columbia, or Canada, or any Province thereof.
     “Foreign Credit Lines” shall mean any and all committed or uncommitted credit lines and invoice, commercial paper or draft discounting and other similar credit facilities of Foreign Subsidiaries from banks or other financial institutions which are currently or may in the future become available for such Foreign Subsidiaries, other than any such lines or facilities the utilization of which require that the relevant Foreign Subsidiaries satisfy conditions which cannot currently be met; the amount of any Foreign Credit Line shall refer to the maximum amount that can currently be outstanding to the respective Foreign Subsidiaries under such lines or facilities, including, without limitation, the face amount of letters of credit and contingent obligations with respect to guaranties and similar obligations issued in relation or pursuant thereto.
     “Foreign Guaranty” shall mean the Canadian Guaranty.
     “Foreign Lender” shall mean any Lender that is not, for United States federal income tax purposes, (i) a citizen or resident of the United States, (ii) a corporation or entity treated as a corporation created or organized in or under the laws of the United States, or any political subdivision thereof, (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source or (iv) a trust if a court within the United States is able to exercise primary supervision over the administration of such trust and one or more United States Persons have the authority to control all substantial decisions of such trust.
     “Foreign Plan” shall mean any employee benefit plan, program, policy, arrangement or agreement maintained or contributed to by any Foreign Company with respect to employees employed outside the United States.
     “Foreign Pledge Agreements” shall mean those certain agreements, dated as of the Original Closing Date or the Closing Date, as the case may be, (a) by Intermediate Holdings pledging 65% of Equity Interests in General Cable Investments, SGPS SA, governed by Madeira law, (b) by Borrower pledging 65% of Equity Interests in General Cable Holdings de Mexico SA de CV, governed by Mexican law, (c) by Intermediate Holdings pledging 65% of Equity Interests in General Cable Holdings (Spain) SRL, governed by Spanish law and (d) by Intermediate Holdings pledging 65% of the Equity Interests in  PD Cahosa, governed by

Panamanian law; in each case in favor of the Collateral Agent and in each case as the same may from time to time be modified, amended, extended or reaffirmed in accordance with the terms hereof and with the consent of Collateral Agent.
     “Fronting Fees” shall have the meaning assigned to such term in Section 2.05(c).
     “GAAP” shall mean generally accepted accounting principles in the United States applied on a consistent basis.
     “GCC Brazil Closing Date Intercompany Debt” shall mean the unsecured Indebtedness owing by General Cable Brazil Holdings to Intermediate Holdings arising due to intercompany loans and advances made by Intermediate Holdings to General Cable Brazil Holdings on or about the Closing Date, the proceeds of which loans and advances will be used by General Cable Brazil Holdings on the Closing Date to fund that portion of the purchase price for the Closing Date Acquisition attributable to the entities that will be purchased by General Cable Brazil Holdings pursuant to the Closing Date Acquisition Transactions.
     “GCC Spain Closing Date Intercompany Debt” shall mean the unsecured Indebtedness owing by General Cable Spain Holdings to Intermediate Holdings arising due to intercompany loans and advances made by Intermediate Holdings to General Cable Spain Holdings on or about the Closing Date, the proceeds of which loans and advances are used by General Cable Spain Holdings and/or its Subsidiaries on the Closing Date to fund that portion of the purchase price for the Closing Date Acquisition attributable to the entities that will be purchased by General Cable Spain Holdings pursuant to the Closing Date Acquisition Transactions.
     “GCC Spain Intercompany Debt” shall mean the unsecured Indebtedness owing by General Cable Spain Holdings to one or more Loan Parties incurred prior to the Closing Date and remaining outstanding as of the Closing Date.
     “GC Global Holdings” shall mean GC Global Holdings, Inc., a Delaware corporation.
     “General Cable Brazil Holdings” shall mean General Cable Brasil Participacoes Ltda, an entity organized under the laws of Brazil.
     “General Cable Canada” shall mean General Cable Company, a Nova Scotia corporation.
     “General Cable LLC” shall mean General Cable Industries, LLC, a Delaware limited liability company.
     “General Cable Minority Shareholder Maintenance Investment” shall mean an Investment consisting of a capital contribution by General Cable Overseas Holdings or GC Global Holdings in any Foreign Subsidiary of Holdings in which General Cable Overseas Holdings or GC Global Holdings holds any Equity Interests (any such Foreign Subsidiary of Holdings, an “Overseas/GC Global Entity”) that is (x) made contemporaneously with an Investment in such Overseas/GC Global Entity by another Company that is permitted under this Agreement which, but for such Investments by General Cable Overseas Holdings or GC Global Holdings (as applicable), would result in a decrease in the percentage equity ownership of

General Cable Overseas Holdings or GC Global Holdings (as applicable) in such Overseas/GC Global Entity and (y) limited to such amount as is necessary to maintain (but not increase) the percentage equity ownership of General Cable Overseas Holdings or GC Global Holdings (as applicable) in such Overseas/GC Global Entity as in effect immediately prior to such Investments.
     “General Cable Overseas Holdings” shall mean General Cable Overseas Holdings LLC, a Delaware limited liability company.
     “General Cable Spain” shall mean Grupo General Cable Sistemas, S.A., a Spanish corporation.
     “General Cable Spain Holdings” shall mean General Cable Holdings (Spain), SRL, a Spanish limited liability company.
     “General Cable Technologies” shall mean General Cable Technologies Corporation, a Delaware corporation.
     “General Cable Texas” shall mean General Cable Texas Operations L.P., a Delaware limited partnership.
     “Governmental Authority” shall mean any federal, state, local or foreign court, central bank or governmental agency, authority, instrumentality or regulatory body.
     “Governmental Real Property Disclosure Requirements” shall mean any Requirement of Law of any Governmental Authority requiring notification of the buyer, lessee, mortgagee, assignee or other transferee of any Real Property, facility, establishment or business, or notification, registration or filing to or with any Governmental Authority, in connection with the sale, lease, mortgage, assignment or other transfer (including, without limitation, any transfer of control) of any Real Property, facility, establishment or business, of the actual or threatened presence or Release in or into the Environment, or the use, disposal or handling of Hazardous Material on, at, under or near the Real Property, facility, establishment or business to be sold, leased, mortgaged, assigned or transferred.
     “Guaranteed Obligations” shall have the meaning assigned to such term in Section 7.01.
     “Guarantees” shall mean the guarantees issued pursuant to Article VII and Foreign Guaranties.
     “Guarantor” shall mean each Borrowing Base Guarantor, each Domestic Subsidiary listed on Schedule 1.01(c), General Cable Canada Ltd., an Ontario corporation, and each other Subsidiary that is or becomes a party to this Agreement pursuant to Section 5.11.
     “Hazardous Materials” shall mean the following: hazardous substances; hazardous wastes; polychlorinated biphenyls (“PCBs”) or any substance or compound containing PCBs; asbestos or any asbestos-containing materials in any form or condition; radon or any other radioactive materials including any source, special nuclear or by-product material; petroleum, crude oil or any fraction thereof; and any other pollutant or contaminant or hazardous, toxic or dangerous chemicals, wastes, materials, compounds, constituents or substances, as all such terms are used in their broadest sense and defined by or under any Environmental Laws.
     “Hedging Agreement” shall mean any Interest Rate Protection Agreement, foreign currency exchange agreement, commodity price protection agreement or other interest or currency exchange rate or commodity price hedging arrangement.
     “Hedging Reserve” shall mean a Reserve determined by the Collateral Agent in its reasonable credit judgment and giving effect to the aggregate amount owing by Borrower or the applicable Borrowing Base Guarantor to a counterparty to a Specified Hedging Agreement, less the amount such counter-party owes Borrower or the applicable Borrowing Base Guarantor, as applicable, thereunder, less the aggregate amount of Property pledged to cash collateralize such obligation (other than the Collateral granted under the Loan Documents), in each case based on a mark-to-market analysis and with due regard to recent market volatility as of the last Business Day of the month (or if not available, the nearest prior Business Day for which such evaluation is available).
     “Holding Companies” shall mean Holdings, Intermediate Holdings, General Cable Overseas Holdings and GC Global Holdings.
     “Holdings” shall mean General Cable Corporation, a Delaware corporation.
     “Immaterial First-Tier Foreign Subsidiary” shall mean each Foreign Company (other than the Borrowing Base Guarantors and PD Cahosa) which is owned directly by a Loan Party and with respect to which each of the following is satisfied (a) the aggregate sales of such Company (together with the sales of each of its Subsidiaries) (net, in each case, of sales to other Companies) does not exceed the Dollar Equivalent of $30.0 million in any calendar year and during the period of twelve consecutive months most recently ended prior to such Company being designated as an Immaterial First-Tier Foreign Subsidiary, and (b) the book value of the tangible assets of such Company (together with the book value of the tangible assets of each of its Subsidiaries) does not exceed the Dollar Equivalent of $15.0 million, in each case that has been designated as such by the Borrower in a written notice delivered to the Administrative Agent (or, on the Closing Date, listed on Schedule IFTFS) other than any such Company as to which the Borrower has revoked such designation by written notice to the Administrative Agent.
     “Immaterial Company” shall mean each Company (other than Borrower and the Borrowing Base Guarantors) with respect to which the book value of its tangible assets does not exceed the Dollar Equivalent of $10.0 million, in each case that has been designated as such by the Borrower in a written notice delivered to the Administrative Agent (or, on the Closing Date, listed on Schedule IC) other than any such Company as to which the Borrower has revoked such designation by written notice to the Administrative Agent.
     “Incorporated Borrowing Base” shall mean at any time, for each Borrowing Base Guarantor, subject to adjustment as provided in Section 2.19, an amount equal to the lesser of :
     (a) the sum of, without duplication:

          (i) the book value of Eligible Accounts of such Borrowing Base Guarantor multiplied by the advance rate of 85%, plus
          (ii) the lesser of (A) the advance rate of 60% of the Cost of Eligible Inventory of such Borrowing Base Guarantor, or (B)  the advance rate of 85% of the Net Recovery Cost Percentage multiplied by the Cost of Eligible Inventory of such Borrowing Base Guarantor, plus
          (iii) if and to the extent Borrower’s Fixed Asset Loan Value included in the Borrowing Base is less than $60.0 million, the Fixed Asset Loan Value of such Borrowing Base Guarantor multiplied by the FALV Amortization Factor; provided, that the aggregate of the Fixed Asset Loan Values of Borrower and the Borrowing Base Guarantors included in the Borrowing Base shall in no event exceed $60.0 million, minus
          (iv) in the case of the Incorporated Borrowing Base of General Cable Canada, the Canadian Priority Payment Reserve, or
     (b) with respect to all Borrowing Base Guarantors except for Holdings, Intermediate Holdings, General Cable Canada, General Cable LLC and General Cable Texas, the applicable Borrowing Base Guarantor Intercompany Loan Account.
     “Indebtedness” of any Person shall mean, without duplication, (a) all obligations of such Person for borrowed money or advances; (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments; (c) all obligations of such Person upon which interest charges are customarily paid or accrued; (d) all obligations of such Person under conditional sale or other title retention agreements relating to Property purchased by such Person; (e) all obligations of such Person issued or assumed as the deferred purchase price of Property or services (excluding trade accounts payable and accrued obligations incurred in the ordinary course of business on normal trade terms and not overdue by more than 90 days); (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on Property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed; (g) all Capital Lease Obligations, Purchase Money Obligations and synthetic lease obligations of such Person; (h) all obligations of such Person in respect of Hedging Agreements to the extent required to be reflected on a balance sheet of such Person; (i) all Attributable Indebtedness of such Person; (j) all obligations for the reimbursement of any obligor in respect of letters of credit, letters of guaranty, bankers’ acceptances and similar credit transactions; and (k) all Contingent Obligations of such Person in respect of Indebtedness or obligations of others of the kinds referred to in clauses (a) through (j) above. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent that terms of such Indebtedness provide that such Person is not liable therefor. For the avoidance of doubt, the reclassification of the Convertible Preferred Stock pursuant to SFAS 150 or otherwise in accordance with GAAP shall not be deemed to be Indebtedness hereunder.
     “Indemnified Taxes” shall mean Taxes other than Excluded Taxes.

     “Indemnitee” shall have the meaning assigned to such term in Section 11.03(b).
     “Induced Conversion Payments” shall mean, with respect to Convertible Preferred Stock, (a) cash premium, (b) cash payments made in lieu of issuing any fractional shares of the common stock of Holdings, (c) Restricted Payments with respect to Convertible Preferred Stock of Holdings for the portion of the quarterly dividend period commencing with the date of the Restricted Payments with respect to such Convertible Preferred Stock made for the most recent quarter dividend period and ending on the date of the conversion referred to below and (d) related fees and expenses, in each case to be paid by Holdings to the holders of its Convertible Preferred Stock as an inducement to such holders to elect to convert such Convertible Preferred Stock into shares of the common stock of Holdings after the First Amendment Date but prior to November 24, 2008, which is the earliest date on which Holdings may redeem such Convertible Preferred Stock.
     “Induced Repurchase Payments” shall mean, with respect to Qualified Senior Notes, (a) cash premium, and (b) related fees and expenses, in each case to be paid by Holdings to the holders of its Qualified Senior Notes to obtain their consents to the amendments to the Qualified Senior Note Indenture and to Holdings’ purchase, retirement or other acquisition for value of the Qualified Senior Notes after the Second Amendment Date as further described in the Senior Unsecured Notes Offering Circular, provided that the aggregate amount of such cash premiums referred to in clause (a) of this definition shall not exceed $30.0 million; provided, further, that the aggregate amount of such related fees and expenses referred to in clause (b) of this definition shall not exceed $10.0 million.
     “Information” shall have the meaning assigned to such term in Section 11.12.
     “Instruments” shall mean all “instruments,” as such term is defined in the UCC as in effect on the date hereof in the State of New York, in which any Person now or hereafter has rights.
     “Intellectual Property” shall have the meaning assigned to such term in Section 3.05(c).
     “Intercompany Agreements” shall mean the agreements listed on Schedule 1.01(f), each as in effect on the Original Closing Date.
     “Interest Election Request” shall mean a request by Borrower to convert or continue a Revolving Borrowing in accordance with Section 2.08(b), substantially in the form of Exhibit D.
     “Interest Payment Date” shall mean (a) with respect to any ABR Revolving Loan, the last day of each March, June, September and December during the period that such Revolving Loan is outstanding and the Maturity Date of such Revolving Loan, (b) with respect to any Eurodollar Revolving Loan, the last day of the Interest Period applicable to the Borrowing of which such Revolving Loan is a part and, in the case of a Eurodollar Revolving Loan with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period, and (c) with respect to any Swingline Loan, the day that such Swingline Loan is required to be repaid.

     “Interest Period” shall mean, with respect to any Eurodollar Revolving Borrowing, the period commencing on the date of such Revolving Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six (or twelve, if available to all of the Lenders) months thereafter, as Borrower may elect; provided, that (a) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (b) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Revolving Borrowing initially shall be the date on which such Revolving Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Revolving Borrowing; provided, however, that an Interest Period shall be limited to one month to the extent required under Section 2.03(e).
     “Interest Rate Protection Agreement” shall mean any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement or similar agreement or arrangement entered into by Holdings, Borrower or any of their Subsidiaries.
     “Intermediate Holdings” shall mean GK Technologies, Incorporated, a New Jersey corporation.
     “Inventory” shall mean all “inventory,” as such term is defined in the UCC as in effect on the date hereof in the State of New York, wherever located, in which any Person now or hereafter has rights.
     “Inventory Appraisal” shall mean (a) on the Original Closing Date, the report prepared by DoveBid Valuation Services, Inc. dated October 27, 2003 and (b) thereafter, the most recent inventory appraisal conducted by an independent appraisal firm designated by Collateral Agent and reasonably acceptable to Borrower and delivered pursuant to Section 9.02 hereof.
     “Investment Grade Account Debtor” means an Account Debtor whose unsecured long term debt is rated “BBB-” or better by Standard & Poor’s Ratings Services, a division of the McGraw-Hill Companies, Inc. and “Baa3” or better by Moody’s Investor’s Services, Inc.
     “Investments” shall have the meaning assigned to such term in Section 6.04.
     “Issuing Bank” shall mean, as the context may require, (a) Merrill Lynch Bank with respect to Letters of Credit issued by it, (b) any other Lender that may become an Issuing Bank pursuant to Section 2.18(i), with respect to Letters of Credit issued by such Lender; or (c) collectively, all of the foregoing.
     “ITA” shall mean the Income Tax Act (Canada) as the same may, from time to time, be in effect.
     “Joinder Agreement” shall mean that certain joinder agreement substantially in the form of Exhibit E.

     “Joint Venture” means a Person in which one or more Persons other than any Company own 50% or more of Equity Interests.
     “Judgment Currency” shall have the meaning assigned to such term in Section 11.16(a).
     “Landlord Lien Waiver and Access Agreement” shall mean the Landlord Lien Waiver and Access Agreement, substantially in the form of Exhibit F.
     “LC Commitment” shall mean the commitment of the Issuing Bank to issue Letters of Credit pursuant to Section 2.18.
     “LC Disbursement” shall mean a payment or disbursement made by the Issuing Bank pursuant to a Letter of Credit.
     “LC Exposure” shall mean at any time the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time plus (b) the aggregate principal amount of all LC Disbursements that have not yet been reimbursed at such time. The LC Exposure of any Revolving Lender at any time shall mean its Pro Rata Percentage of the aggregate LC Exposure at such time.
     “LC Participation Fee” shall have the meaning assigned to such term in Section 2.05(c).
     “LC Request” shall mean a request by Borrower in accordance with the terms of Section 2.18(b) and substantially in the form of Exhibit A-3, or such other form as shall be approved by the Administrative Agent.
     “Leases” shall mean any and all leases, subleases, tenancies, options, concession agreements, rental agreements, occupancy agreements, franchise agreements, access agreements and any other agreements (including all amendments, extensions, replacements, renewals, modifications and/or guarantees thereof), whether or not of record and whether now in existence or hereafter entered into, affecting the use or occupancy of all or any portion of any Real Property.
     “Lender Addendum” shall mean with respect to any Lender on the Closing Date, a Lender Addendum in the form of Exhibit A-4¸ executed and delivered by such Lender on the Closing Date, as provided in Section 11.14.
     “Lender Affiliate” shall mean with respect to any Lender that is a fund that invests in bank loans, any other fund that invests in commercial loans and is managed or advised by the same investment advisor as such Lender or by an Affiliate of such advisor.
     “Lenders” shall mean (a) the financial institutions that have become a party hereto pursuant to a Lender Addendum (other than any such financial institution that has ceased to be a party hereto pursuant to an Assignment and Acceptance) and (b) any financial institution that has become a party hereto pursuant to an Assignment and Acceptance. Unless the context clearly indicates otherwise, the term “Lenders” shall include the Swingline Lender.

     “Letter of Credit” shall mean any (i) Standby Letter of Credit and (ii) Commercial Letter of Credit, in each case, issued or to be issued by an Issuing Bank for the account of Borrower pursuant to Section 2.18 of this Agreement or pursuant to Section 2.18 of the Original Credit Agreement, the First Restated Credit Agreement or the Prior Credit Agreement.
     “Letter of Credit Expiration Date” shall mean the date which is ten Business Days prior to the Maturity Date.
     “LIBOR Rate” shall mean, with respect to any Eurodollar Revolving Borrowing for any Interest Period therefor, a rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) equal to the rate of interest which is identified and normally published by Bloomberg Professional Service Page BBAM 1 as the offered rate for loans in United States dollars for the applicable Interest Period under the caption British Bankers Association LIBOR Rates as of 11:00 a.m. (London time), on the second full Business Day next preceding the first day of such Interest Period. If Bloomberg Professional Service no longer reports the LIBOR Rate or if such index no longer exists or if Page BBAM 1 no longer exists, the Administrative Agent may select a reasonably comparable replacement index or replacement page, as the case may be.
     “Lien” shall mean, with respect to any Property, (a) any mortgage, deed of trust, lien, pledge, encumbrance, claim, charge, assignment, hypothecation, security interest or encumbrance of any kind, any other type of preferential arrangement in respect of such Property or any filing of any financing statement under the UCC or any other similar notice of Lien under any similar notice or recording statute of any Governmental Authority, including any easement, right-of-way or other encumbrance on title to Real Property, in each of the foregoing cases whether voluntary or imposed by law, and any agreement to give any of the foregoing; (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such Property; and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.
     “Line Reserve” shall mean a reserve established against the Commitments to reflect the amount of the Commitments which are not available to the Borrower due to the establishment of a Reinvestment Reserve.
     “Loan Documents” shall mean this Agreement, any Borrowing Base Certificate, the Letters of Credit, the Notes (if any), the Security Documents, the Fee Letter and each Specified Hedging Agreement entered into with any counterparty that was a Lender or an Affiliate of a Lender at the time such Hedging Agreement was entered into.
     “Loan Parties” shall mean Borrower and Guarantors.
     “Loans” shall mean advances made to or at the instructions of Borrower pursuant to Article II hereof or pursuant to Article II of the Prior Credit Agreement and may constitute a Revolving Loan or a Swingline Loan.
     “Margin Stock” shall have the meaning assigned to such term in Regulation U.

     “Material Adverse Effect” shall mean (a) a material adverse effect on the business, Property, results of operations, prospects or condition, financial or otherwise, or material agreements of Borrower and the Subsidiaries, taken as a whole; (b) material impairment of the ability of any Borrower, Borrowing Base Guarantor or any other Guarantor that is not a Holding Company or an Immaterial Company to fully and timely perform any of their obligations under any Loan Document, (c) material impairment of the ability of any Guarantor other than Guarantors described in clause (b) above to fully and timely perform any of their obligations under any Security Document; (d) material impairment of the ability of Guarantors other than Guarantors described in clause (b) above, when such Guarantors are taken as a whole, to fully and timely perform any of their obligations under any Guarantees; (e) material impairment of the rights of or benefits or remedies available to the Lenders or the Collateral Agent under any Loan Document; or (f) a material adverse effect on the Collateral or the Liens in favor of the Collateral Agent (for its benefit and for the benefit of the other Secured Parties) on the Collateral or the priority of such Liens.
     “Material Indebtedness” shall mean Indebtedness (other than the Loans and Letters of Credit), or obligations in respect of one or more Hedging Agreements, of any Loan Party evidencing an aggregate outstanding principal amount exceeding $10.0 million. For purposes of determining Material Indebtedness, the “principal amount” of the obligations of such Loan Party in respect of any Hedging Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that such Loan Party would be required to pay if such Hedging Agreement were terminated at such time.
     “Maturity Date” shall mean July 16, 2012.
     “Maximum Rate” shall have the meaning assigned to such term in Section 11.13.
     “Merrill” shall have the meaning assigned to such term in the preamble hereto.
     “Mortgage” shall mean an agreement, including, but not limited to, a mortgage, deed of trust or any other document, creating and evidencing a Lien on a Mortgaged Real Property, which shall be in substantially in the form of Exhibit G, with such schedules and including such provisions as shall be necessary to conform such document to applicable local or foreign law or as shall be customary under applicable local or foreign law, as the same may from time to time be modified, amended, extended or reaffirmed in accordance with the terms hereof and with the consent of Collateral Agent.
     “Mortgaged Real Property” shall mean (a) each Real Property identified on Schedule 1.01(a) hereto and (b) each Real Property, if any, which shall be subject to a Mortgage delivered after the Original Closing Date pursuant to Section 5.11(d) or pursuant to Section 5.11(d) of the Original Credit Agreement or the Prior Credit Agreement.
     “Multiemployer Plan” shall mean a multiemployer plan within the meaning of Section 4001(a)(3) or Section 3(37) of ERISA (a) to which any Company or any ERISA Affiliate is then making or accruing an obligation to make contributions; (b) to which any Company or any ERISA Affiliate has within the preceding five plan years made contributions; or (c) with respect to which any Company could incur liability.

     “Net Cash Proceeds” shall mean:
     (a) with respect to any Asset Sale, the cash proceeds received by any Loan Party (including cash proceeds subsequently received (as and when received by any Loan Party) in respect of noncash consideration initially received) net of (i) selling expenses (including reasonable brokers’ fees or commissions, legal, accounting and other professional and transactional fees, transfer and similar taxes and Borrower’s good faith estimate of income taxes paid or payable in connection with such sale); (ii) amounts provided as a reserve, in accordance with GAAP, against any liabilities under any indemnification obligations associated with such Asset Sale (provided, that, to the extent and at the time any such amounts are released from such reserve, such amounts shall constitute Net Cash Proceeds); (iii) Borrower’s good faith estimate of payments required to be made with respect to unassumed liabilities relating to the assets sold within 90 days of such Asset Sale (provided, that, to the extent such cash proceeds are not used to make payments in respect of such unassumed liabilities within 90 days of such Asset Sale, such cash proceeds shall constitute Net Cash Proceeds); and (iv) the principal amount, premium or penalty, if any, interest and other amounts on any Indebtedness for borrowed money which is secured by a senior Lien on the asset sold in such Asset Sale and which is repaid with such proceeds (other than any such Indebtedness assumed by the purchaser of such asset);
     (b) with respect to any Debt Issuance, the cash proceeds thereof, net of customary fees (including discounts to underwriters), commissions, costs and other expenses incurred in connection therewith; and
     (c) with respect to any Casualty Event, the cash insurance proceeds, condemnation awards and other compensation received in respect thereof, net of all reasonable costs and expenses incurred in connection with the collection of such proceeds, awards or other compensation in respect of such Casualty Event and net of amounts which are secured by any senior Lien (to the extent such Liens constitute Permitted Lien hereunder) on the applicable Property and which is paid with such proceeds.
     “New Common Stock” shall mean up to 5,807,500 shares of common stock of Holdings, par value $0.01 per share (of which 5,050,000 are issued on the Original Closing Date).
     “Net Recovery Cost Percentage” shall mean the fraction, expressed as a percentage, (a) the numerator of which is the amount equal to the recovery on the aggregate amount of the Inventory at such time on a “net orderly liquidation value” basis as set forth in the most recent Inventory Appraisal received by Collateral Agent in accordance with Section 9.02, net of operating expenses, liquidation expenses and commissions reasonably anticipated in the disposition of such assets, and (b) the denominator of which is the original Cost of the aggregate amount of the Inventory subject to appraisal.
     “Notes” shall mean any notes evidencing the Revolving Loans or Swingline Loans issued pursuant to this Agreement, if any, substantially in the form of Exhibit H-1 or H-2, as the case may be.

     “Obligation Currency” shall have the meaning assigned to such term in Section 11.16(a).
     “Obligations” shall mean Existing Obligations and (a) obligations of Borrower and any and all of the other Loan Parties from time to time arising under or in respect of the due and punctual payment of (i) the principal of and premium, if any, and interest (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on the Loans, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise, (ii) each payment required to be made by Borrower and any and all of the other Loan Parties under this Agreement in respect of any Letter of Credit, when and as due, including payments in respect of reimbursement of disbursements, interest thereon and obligations to provide cash collateral and (iii) all other monetary obligations, including fees, costs, expenses and indemnities, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), of Borrower and any and all of the other Loan Parties under this Agreement and the other Loan Documents, (b) the due and punctual performance of all covenants, agreements, obligations and liabilities of Borrower and each Loan Party under or pursuant to this Agreement and the other Loan Documents, (c) the due and punctual payment and performance of all obligations of Borrower and any and all of the other Loan Parties under each Specified Hedging Agreement entered into with any counterparty that is a Lender or an Affiliate of a Lender or was a Lender or an Affiliate of a Lender at the time such Specified Hedging Agreement was entered into, and (d) the due and punctual payment and performance of all obligations in respect of overdrafts and related liabilities owed to any Lender, any Affiliate of a Lender, the Administrative Agent or the Collateral Agent arising from treasury, depositary and cash management services or in connection with any automated clearinghouse transfer of funds.
     “Officers’ Certificate” shall mean a certificate executed by the Chairman of the Board (if an officer), the Chief Executive Officer, the President, one of the Financial Officers, each in his or her official (and not individual) capacity.
     “Original Closing Date” shall mean November 24, 2003.
     “Original Closing Date Transactions” shall mean, collectively, the transactions to occur on or prior to the Original Closing Date pursuant to the Original Closing Date Transaction Documents, including (a) the execution and delivery of the Original Credit Agreement and the related loan documents and the initial borrowings thereunder; (b) the Refinancing; (c) the Equity Financing; (d) the execution and delivery of the Qualified Senior Note Documents and the financing contemplated thereunder; and (e) the payment of all fees and expenses to be paid on or prior to the Original Closing Date and owing in connection with the foregoing.
     “Original Closing Date Transaction Documents” shall mean the Equity Financing Documents, Qualified Senior Note Documents, and the Original Credit Agreement and the related loan documents.

     “Original Credit Agreement” shall mean the Credit Agreement, dated as of November 24, 2003, among the Borrower and certain parties hereto, as amended, supplemented or otherwise modified prior to the First Restatement Closing Date.
     “Other Taxes” shall mean any and all present or future stamp or documentary taxes or any other excise or Property taxes, charges or similar levies (including interest, fines, penalties and additions to tax) arising from any payment made or required to be made under any Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, any Loan Document.
     “Overadvance” shall have the meaning assigned to such term in Section 10.10.
     “Ozark Account(s)” shall mean those certain Account(s) with Ozark Auto Purchasing LLC as the Account Debtor owing to Borrower, any other Borrowing Base Guarantor, or any Subsidiary thereof.
     “Participant” shall have the meaning assigned to such term in Section 11.04(e).
     “Participating Member State” shall mean any member state which adopts the euro unit of the single currency pursuant to the Treaty.
     “Payment Account” means the account specified on the signature pages hereof into which all payments by or on behalf of the Borrower to the Administrative Agent under this Agreement shall be made, or such other account as the Administrative Agent shall from time to time specify by notice to the Borrower.
     “PBGC” shall mean the Pension Benefit Guaranty Corporation referred to and defined in ERISA.
     “PD Africa” shall mean Phelps Dodge Africa Cable Corporation, a Delaware corporation.
     “PD Cahosa” shall mean Cahosa, SA, an entity organized under the laws of Panama.
     “PD International” shall mean Phelps Dodge International Corporation, a Delaware corporation.
     “PD National Cables” shall mean Phelps Dodge National Cables Corporation, an Delaware corporation.
     “PD South Africa” shall mean National Cables (Pty) Ltd., an entity organized under the laws of South Africa.
     “PD Suzhou Holdings” shall mean Phelps Dodge Suzhou Holdings, Inc., an entity organized under the laws of the Cayman Islands.
     “PD Thailand” shall mean Phelps Dodge Thailand Limited, an entity organized under the laws of Thailand.

     “PD Wire & Cable” shall mean PD Wire & Cable Sales Corporation, a Delaware corporation.
     “PD Zambia Metal Fabricators” shall mean Metal Fabricators of Zambia Limited, an entity organized under the laws of Zambia
     “Perfection Certificate” shall mean a certificate in the form of Exhibit I-1 or any other form approved by the Collateral Agent, as the same shall be supplemented from time to time by a Perfection Certificate Supplement or otherwise.
     “Perfection Certificate Supplement” shall mean a certificate supplement in the form of Exhibit I-2 or any other form approved by the Collateral Agent.
     “Permitted Acquisition” shall mean Permitted Loan Funded Acquisition, Permitted Non-Loan Funded Acquisition, or either of them.
     “Permitted Asset Sale” shall mean, any Asset Sale made, directly or indirectly, by Borrower or any Loan Party which meets each of the following conditions:
     (a) no Default then exists or would result therefrom;
     (b) Borrower or such Loan Party, as the case may be, receives consideration at the time of such Asset Sale at least equal to the Fair Market Value of the assets sold or otherwise disposed of;
     (c) at least 75% of such consideration received by Borrower or such Loan Party consists of (i) cash or Cash Equivalents, (ii) assets (other than securities) to be used in a business of a same or substantially similar type as that conducted by Borrower and the Subsidiaries on the Original Closing Date or (iii) a combination of cash, Cash Equivalents and such assets described in clause (c)(ii) above; and
     (d) in the case of any Permitted Asset Sale made by any Domestic and Canadian Loan Party, the Collateral Agent has reasonably determined the Fixed Asset Loan Value of any assets included in the Borrowing Base being sold and made the appropriate adjustments to the Borrowing Base to reflect such Asset Sale and following such adjustment, Borrower is in compliance with Section 6.08(c).
     “Permitted Fixed Asset Exchange” shall mean, with respect to any Equipment or Real Property (the “Relinquished Fixed Asset”) of any Company, an exchange by such Company, in a transaction or series of related transactions simultaneously or substantially simultaneously consummated, of the Relinquished Fixed Asset for one or more items of Equipment or Real Property (the “Replaced Fixed Asset”) of any Person which is useful in the conduct of such Company’s business and which meets each of the following conditions:
     (a) no Default then exists or would result therefrom;
     (b) is an exchange consummated pursuant to agreements, instruments and documents which are submitted for review to the Collateral Agent and the Administrative

Agent no less than ten (10) Business Days prior to the consummation of such exchange and which are reasonably satisfactory in the reasonable credit judgment of the Administrative Agent as to form and substance;
     (c) is an exchange of a Relinquished Fixed Asset located in the United States or Canada owned by a Domestic or Canadian Company for Replaced Fixed Assets located in the United States or Canada or is an exchange of a Relinquished Fixed Asset located outside the United State and Canada owned by a Foreign Company for Replaced Fixed Assets located outside the United States or Canada;
     (d) is an exchange of a Relinquished Fixed Asset the Exchange Fair Market Value of which, when added to the Exchange Fair Market Value of all Relinquished Fixed Assets exchanged in Permitted Fixed Asset Exchanges since the Original Closing Date, does not exceed the U.S. Dollar Equivalent of $75.0 million in the aggregate;
     (e) the Borrower shall have certified to the Collateral Agent and the Administration Agent the Exchange Fair Market Values of both the Relinquished Fixed Assets and the Replaced Fixed Assets; and
     (f) if a Relinquished Fixed Asset is a part of the Collateral, it shall be exchanged for Replaced Fixed Assets with respect to which, at the closing of any Permitted Fixed Asset Exchange, the Collateral Agent will be granted a first priority perfected Lien (subject to Permitted Liens under Sections 6.02(a), (b), (d) and (g)) pursuant to such documents and by such actions being taken as may be reasonably required by the Collateral Agent, and if a Relinquished Fixed Asset is Eligible Equipment or Eligible Real Property, (i) the Replaced Fixed Assets shall also constitute Eligible Equipment or Eligible Real Property, as the case may be, as determined by the Collateral Agent in the Collateral Agent’s reasonable credit judgment and (ii) the Collateral Agent shall determine the Fixed Asset Loan Value of the Replaced Fixed Asset (including any Reserves which will be associated therewith) and the Fixed Asset Loan Value of the Relinquished Fixed Assets;
provided, however, that to the extent (A) the Exchange Fair Market Value of the Replaced Fixed Assets is less than the Exchange Fair Market Value of the Relinquished Fixed Assets and/or (B) the Fixed Asset Loan Value of the Replaced Fixed Assets (after giving effect to any Reserves which will be associated therewith) determined under clause (f)(ii) above is less than the Fixed Asset Loan Value of the Relinquished Fixed Assets determined under clause (f)(ii) above (after giving effect to any Reserves to be released as a result of the disposition of such Property), Borrower shall immediately prepay the Obligations (without reduction in Commitments) in the amount equal to the greater of the difference obtained in clause (A) or clause (B) of this proviso as if such amount constituted Net Cash Proceeds of an Asset Sale.
     For the purposes of this definition, “Exchange Fair Market Value” shall mean Fair Market Value; provided, however, that the Fair Market Value of any Relinquished Fixed Asset or any Replaced Fixed Asset in excess of $1.0 million but less than $5.0 million shall be determined conclusively by the board of directors of Borrower (or a duly authorized committee thereof) acting in good faith and shall be evidenced by a resolution of such board of directors delivered to the Administrative Agent and the Collateral Agent; and provided, further, however, that the Fair Market Value of any Relinquished Fixed Asset or any Replaced Fixed Asset in excess of $5.0 million shall be determined by the board of directors of the Borrower as provided in the immediately preceding proviso, whose determination, however, shall not be conclusive but which shall be supported by an appraisal as may be requested the Collateral Agent or the Administrative Agent, at the expense of the Borrower, by an independent, third-party appraiser designated by the Collateral Agent and reasonably acceptable to the Borrower.
     “Permitted Liens” shall have the meaning assigned to such term in Section 6.02.
     “Permitted Loan Funded Acquisition” shall mean, with respect to Borrower or any Borrowing Base Guarantor other than Holdings or Intermediate Holdings, any transaction or series of related transactions for the direct or indirect (a) acquisition of all or substantially all of the Property of any other Person, or of any business, product line or division of any other Person; (b) acquisition of in excess of 50% of the Equity Interests of any other Person, or otherwise causing any other Person to become a Subsidiary of such Person; or (c) merger or consolidation or any other combination with any other Person (so long as the Borrower or a Borrowing Base Guarantor is the surviving entity), if each of the following conditions are met, as reasonably determined by the Administrative Agent:
     (i) no Default then exists or would result therefrom;
     (ii) after giving effect to such acquisition on a Pro Forma Basis, (A) Borrower shall be in compliance with the financial covenant set forth in Section 6.08 (to the extent such covenant is then applicable) as of the most recent Test Period (assuming, for purposes of Section 6.08, that such acquisition, and all other Permitted Loan Funded Acquisitions consummated since the first day of the relevant Test Period for the financial covenant set forth in Section 6.08 ending on or prior to the date of such acquisition, had occurred on the first day of such relevant Test Period), (B) the Companies can reasonably be expected to remain in compliance with such covenant through the Maturity Date and to have sufficient cash liquidity to conduct their business and pay their respective debts and other liabilities as they come due and (C) average daily Excess Availability for the 90-day period preceding the consummation of such acquisition would have exceeded $75.0 million on a Pro Forma Basis (after giving effect to such acquisition and the Revolving Loans funded in connection therewith as if made on the first day of such period) and the projections in connection with the proposed acquisition (based upon historical financial data of a recent date reasonably satisfactory to Administrative Agent, taking into account the proposed acquisition) shall reflect that average daily Excess Availability of $75.0 million shall continue for at least 90 days after the consummation of such acquisition;
     (iii) no Company shall, in connection with any such acquisition, assume or remain liable with respect to any Indebtedness or other liability (including any material tax or ERISA liability) of the related seller, except (A) to the extent permitted under Section 6.01, and (B) obligations of the seller incurred in the ordinary course of business and necessary or desirable to the continued operation of the underlying properties, and any other such liabilities or obligations not permitted to be assumed or otherwise supported by any Company hereunder shall be paid in full or released as to the assets being so acquired on or before the consummation of such acquisition;
     (iv) the acquired Person shall be engaged in a business of a same or substantially similar type as that conducted by Borrower and the Subsidiaries on the Original Closing Date and the Property acquired in connection with any such acquisition shall be made subject to the Lien of the Security Documents and shall be free and clear of any Liens, other than Permitted Liens;
     (v) Collateral Agent shall have received (except with respect to asset acquisitions and acquisitions of Foreign Persons) the Joinder Agreement from the acquired Person, joinder agreement to the Security Documents in the form annexed thereto and such other supplemental agreements, blocked account agreements and other agreements, instruments and documents in connection therewith as reasonably requested by the Collateral Agent together with all opinions, certificates, lien search results and other documents, agreements, instruments and reasonably requested by the Collateral Agent, all in form and substance reasonably satisfactory to the Collateral Agent;
     (vi) the board of directors or other similar governing body of the acquired Person shall not have indicated publicly its opposition to the consummation of such acquisition;
     (vii) with respect to any acquisition involving Acquisition Consideration of more than $25.0 million, Borrower shall have provided the Administrative Agent and the Lenders with (A) historical financial statements for the last three fiscal years of the Person or business to be acquired (audited if available without undue cost or delay) and unaudited financial statements thereof for the most recent interim period which are available, (B) reasonably detailed projections for the succeeding year pertaining to the Person or business to be acquired, (C) a reasonably detailed description of all material information relating thereto and copies of all material documentation pertaining to such acquisition, and (D) all such other information and data relating to such acquisition or the Person or business to be acquired as may be reasonably requested by the Administrative Agent or the Required Lenders;
     (viii) Borrower shall have delivered to the Administrative Agent, the Collateral Agent and the Lenders an Officers’ Certificate certifying that (A) such acquisition complies with this definition (which shall have attached thereto reasonably detailed backup data and calculations showing such compliance), and (B) such acquisition could not reasonably be expected to result in a Material Adverse Effect;
     (ix) such acquisition shall be consensual and shall have been approved by the board of directors of the Person being acquired; and
     (x) no Equity Interests constituting all or a portion of Acquisition Consideration shall have a cash dividend requirement on or prior to the Maturity Date.

     Notwithstanding the foregoing, the Accounts and Inventory of the Person to be acquired or comprising the assets to be acquired shall not be included as Eligible Accounts or Eligible Inventory until a field audit with respect thereto has been completed to the satisfaction of the Collateral Agent, including the establishment of Reserves required in the Collateral Agent’s reasonable credit judgment.
     “Permitted Non-Loan Funded Acquisition” shall mean, with respect to Borrower, any Borrowing Base Guarantor, or any Foreign Subsidiary, any transaction or series of related transactions for the direct or indirect (a) acquisition (other than by Holdings) of all or substantially all of the Property of any other Person, or of any business, product line or division of any other Person; (b) acquisition of in excess of 50% of the Equity Interests of any other Person, or otherwise causing any other Person to become a Subsidiary of such Person; or (c) (i) merger or consolidation or any other combination of the Borrower or any of the Borrowing Base Guarantors (other than Holdings) with any other Person (so long as the Borrower or such Borrowing Base Guarantor shall be the surviving entity) or (ii) merger or consolidation or any other combination of any Foreign Subsidiary with any other: (A) Foreign Person which owns assets and operates business within the United States or Canada; provided, that all such assets shall be transferred to a Domestic or a Canadian Guarantor within 30 days of the consummation of the Permitted Non-Loan Funded Acquisition involving such Foreign Person or (B) Foreign Person which owns assets and operates business outside the United States and Canada so long as, if such Foreign Subsidiary is a Guarantor or a Foreign Subsidiary whose Equity Interest has been pledged and delivered to the Collateral Agent for the benefit of the Secured Parties, such Foreign Subsidiary is the surviving entity, in each case if each of the following conditions are met, as reasonably determined by the Administrative Agent:
     (i) no Default then exists or would result therefrom;
     (ii) Acquisition Consideration consists entirely of proceeds of an Acquisition Debt Issuance permitted hereunder or Equity Issuance or entirely of a combination of cash which is provided by Foreign Subsidiaries and proceeds of Acquisition Debt Issuance permitted hereunder or Equity Issuance;
     (iii) such acquisition shall be consensual and shall have been approved by the board of directors of the Person being acquired; and
     (iv) after giving effect to such acquisition on a Pro Forma Basis, (A) Borrower shall be in compliance with the financial covenant set forth in Section 6.08 (to the extent such covenant is then applicable) as of the most recent Test Period (assuming, for purposes of Section 6.08, that such acquisition, and all other Permitted Non-Loan Funded Acquisitions consummated since the first day of the relevant Test Period for the financial covenant set forth in Section 6.08 ending on or prior to the date of such acquisition, had occurred on the first day of such relevant Test Period), (B) the Companies can reasonably be expected to remain in compliance with such covenant through the Maturity Date and to have sufficient cash liquidity to conduct their business and pay their respective debts and other liabilities as they come due and (C) average daily Excess Availability for the 90-day period preceding the consummation of such acquisition would have exceeded $25.0 million on a Pro Forma basis (after giving effect to such acquisition and the

Revolving Loans funded in connection therewith as if made on the first day of such period) and the projections in connection with the proposed acquisition (based upon historical financial data of a recent date reasonably satisfactory to the Administrative Agent, taking into account the proposed acquisition) shall reflect that such average daily Excess Availability of $25.0 million shall continue for at least 1 year after the consummation of such acquisition.
     “Person” shall mean any natural Person, corporation, business trust, joint venture, association, company, limited liability company, partnership or government, or any agency or political subdivision thereof.
     “Plan” shall mean any “employee pension benefit plan” as such term is defined in Section 3(2) of ERISA (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA which is maintained or contributed to by any Company or its ERISA Affiliate or with respect to which any Company could incur liability (including, without limitation, under Section 4069 of ERISA).
     “Pledge Collateral” shall have the meaning assigned to such term in the US Security Agreement.
     “PNC Hedge Agreement” shall mean that certain ISDA Master Agreement (and related Schedule) between General Cable Corporation and PNC Bank, National Association, dated as of November 5, 2001, for a notional amount of $9.0 million, with a maturity of November 11, 2011, as amended by that certain ISDA Amendment to the ISDA Master Agreement dated as of November 24, 2003 and as the same may be amended, modified or supplemented from time to time.
     “PPSA” shall mean the Personal Property Security Act as from time to time in effect in the Province of Nova Scotia and the regulations thereunder, as from time to time in effect, provided, however, if validity, attachment, perfection or priority of Collateral Agent’s security interests in any Collateral are governed by the personal property security laws of any jurisdiction in Canada other than Nova Scotia, “PPSA” shall mean those personal property security laws in such other jurisdiction for the purposes of the provisions hereof relating to such validity, attachment, perfection or priority and for the definitions related to such provisions.
     “Preferred Stock” shall mean, with respect to any Person, any and all preferred or preference Equity Interests (however designated) of such Person whether now outstanding or issued after the Original Closing Date.
     “Prior Closing Date” shall mean November 23, 2005.
     “Prior Credit Agreement” shall have the meaning assigned to such term in the Recitals hereto.
     “Prior Lien” shall have the meaning assigned to such term in the applicable Security Document.

     “Pro Forma Basis” shall mean on a basis in accordance with GAAP and Regulation S-X under the Securities Act and otherwise reasonably satisfactory to the Administrative Agent.
     “Pro Rata Percentage” of any Revolving Lender at any time shall mean the percentage of the total Revolving Commitment represented by such Lender’s Revolving Commitment.
     “Property” shall mean any right, title or interest in or to property or assets of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible and including Equity Interests or other ownership interests of any Person and whether now in existence or owned or hereafter entered into or acquired, including, without limitation, all Real Property.
     “Purchase Money Obligation” shall mean, for any Person, the obligations of such Person in respect of Indebtedness incurred for the purpose of financing all or any part of the purchase price of any Property (including Equity Interests of any Person) or the cost of installation, construction or improvement of any Property or assets and any refinancing thereof; provided, however, that such Indebtedness is incurred within 90 days after such acquisition of such Property by such Person.
     “Qualified Capital Stock” of any Person shall mean any capital stock of such Person that is not Disqualified Capital Stock.
     “Qualified Senior Note Documents” shall mean the Qualified Senior Note Indenture and other agreement pursuant to which the Qualified Senior Notes are issued and all other documents executed and delivered with respect to the Qualified Senior Notes.
     “Qualified Senior Note Indenture” shall mean that certain Indenture, dated as of November 24, 2003, among Holdings, the guarantors named therein and US Bank National Association, as trustee, with respect to the Qualified Senior Notes, as in effect on the Original Closing Date.
     “Qualified Senior Notes” shall mean Holdings’ 9.5% Senior Notes due 2010 issued pursuant to the Qualified Senior Note Documents and any registered notes issued by Holdings in exchange for, and as contemplated by the Qualified Senior Notes, with substantially identical terms as the Qualified Senior Notes.
     “Real Property” shall mean, collectively, all right, title and interest (including any leasehold estate) in and to any and all parcels of or interests in real Property owned, leased or operated by any Person, whether by lease, license or other means, together with, in each case, all easements, hereditaments and appurtenances relating thereto, all improvements and appurtenant fixtures and equipment, all general intangibles and contract rights and other Property and rights incidental to the ownership, lease or operation thereof.
     “Refinancing” shall mean the repayment in full and the termination of any commitment to make extensions of credit under all of the indebtedness of Holdings and Borrower and Guarantors which was outstanding on the Original Closing Date, as listed on Schedule 1.01(b).
     “Register” shall have the meaning assigned to such term in Section 11.04(c).

     “Regulation D” shall mean Regulation D of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.
     “Regulation T” shall mean Regulation T of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.
     “Regulation U” shall mean Regulation U of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.
     “Regulation X” shall mean Regulation X of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.
     “Reinvestment Reserve” shall have the meaning assigned to such term in Section 2.10(g).
     “Release” shall mean any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing, depositing, dispersing, emanating or migrating of any Hazardous Material in, into, onto or through the Environment.
     “Relevant Party” shall mean each Loan Party and each other Company all or any portion of the Equity Interests of which is pledged to the Collateral Agent under a Security Document.
     “Required Lenders” shall mean, at any time, Lenders having more than fifty percent (50%) of the Revolving Commitments or, if the Revolving Commitments have been terminated, more than fifty percent (50%) of the sum of Revolving Exposure.
     “Requirements of Law” shall mean, collectively, any and all requirements of any Governmental Authority including any and all laws, ordinances, rules, regulations or similar statutes or case law.
     “Reserves” shall mean reserves established against the Borrowing Base that the Collateral Agent may, in its reasonable credit judgment, establish from time to time and that has a reasonable relationship to the event, condition or other matter which is the basis for such Reserve as determined by the Collateral Agent in good faith. Without limiting the generality of the foregoing, Reserves shall include any Hedging Reserve, Reinvestment Reserve (including any Line Reserve) and Canadian Priority Payment Reserve.
     “Response” shall mean (a) “response” as such term is defined in CERCLA, 42 U.S.C. § 9601(24), and (b) all other actions required by any Governmental Authority or voluntarily undertaken to: (i) clean up, remove, treat, abate or in any other way address any Hazardous Material in the environment; (ii) prevent the Release or threat of Release, or minimize the further Release, of any Hazardous Material; or (iii) perform studies and investigations in connection with, or as a precondition to, clause (i) or (ii) above.
     “Responsible Officer” of any corporation shall mean any executive officer or Financial Officer of such corporation and any other officer or similar official thereof with responsibility for the administration of the obligations of such corporation in respect of this Agreement.

     “Restricted Payments” with respect to any Company shall mean (a) a declaration or payment of a dividend or return of any equity capital to its stockholders or other equity holders or authorization or the incurrence of any liability to make any other payment, distribution or delivery of other Property in respect of Equity Interest (other than common stock of such Company) or cash to its stockholders or other equity holders as such, (b) redemption, retirement, purchase, defeasance, or other acquisition, direct or indirect, for a consideration of any shares of any class of its capital stock or other Equity Interest outstanding (or any options or warrants issued by such Person with respect to its capital stock or other Equity Interest), or setting aside any funds or any payments on account of the sinking fund for any of the foregoing purposes, or permitting any of Subsidiaries of such Company to purchase or otherwise acquire for a consideration any shares of any class of the capital stock of such Person outstanding (or any options or warrants issued by such Person with respect to its capital stock), (c) any payment or prepayment of principal of, premium, if any, or interest, fees or other charges on or with respect to, and any redemption, purchase, retirement, defeasance, sinking fund or similar payment and any claim for rescission with respect to, any Indebtedness expressly subordinated as to right and time of payment to the prior indefeasible payment in full in cash of the Obligations (provided, that neither the Convertible Senior Notes, the Fixed Rate Senior Unsecured Notes, the Floating Rate Senior Unsecured Notes, the Qualified Senior Notes nor the 2007 Senior Unsecured Convertible Notes shall be deemed, for the purposes hereof, to be subordinated by reason of being unsecured), (d) any payment of a claim for the rescission of the purchase or sale of, or for material damages arising from the purchase or sale of, any Equity Interest in such Company or of a claim for reimbursement, indemnification or contribution arising out of or related to any such claim for damages or rescission and (e) any payment, loan, contribution, or other transfer of funds or other Property to any stockholder or any other equity holder of such Company other than payment of compensation in the ordinary course of business to stockholders or other equity holders who are employees of such Company. Without limiting the foregoing, “Restricted Payments” with respect to any Company shall also include all payments made or required to be made by such Company with respect to any stock appreciation right, plan, equity incentive or achievement plans or any similar plans or setting aside of any funds for the foregoing purposes.
     “Revolving Availability Period” shall mean the period from and including the Closing Date to but excluding the earlier of the Maturity Date and the date of termination of the Revolving Commitments.
     “Revolving Borrowing” shall mean a Borrowing comprised of Revolving Loans.
     “Revolving Commitment” shall mean, with respect to each Lender, the commitment, if any, of such Lender to make Revolving Loans hereunder up to the amount set forth on Schedule I to the Lender Addendum executed and delivered by such Lender, or in the Assignment and Acceptance pursuant to which such Lender assumed its Revolving Commitment, as applicable, as the same may be (a) reduced from time to time pursuant to Section 2.07 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 11.04. The aggregate amount of the Lenders’ Revolving Commitments on the Closing Date is $400.0 million.
     “Revolving Exposure” shall mean, with respect to any Lender at any time, the aggregate principal amount at such time of all outstanding Revolving Loans of such Lender, plus the aggregate amount at such time of such Lender’s LC Exposure, plus the aggregate amount at such of such Lender’s Swingline Exposure.
     “Revolving Lender” shall mean a Lender with a Revolving Commitment.
     “Revolving Loans” shall mean a Loan made by the Lenders to Borrower pursuant to Section 2.01(a).
     “Robert Bosch Account(s)” shall mean those certain Accounts with Robert Bosch Corporation, as the Account Debtor, owing to Borrower, any Borrowing Base Guarantor, or any Subsidiary thereof.
     “Sarbanes-Oxley Act” shall mean the United States Sarbanes-Oxley Act of 2002.
     “SEC” shall mean the Securities and Exchange Commission of the United States of America.
     “Second Amendment Date” shall mean March 6, 2007.
     “Second Restatement Closing Date” shall mean November 23, 2005.
     “Secured Obligations” shall have the meaning assigned to such term in the US Security Agreement.
     “Secured Parties” shall mean, collectively, the Administrative Agent, the Collateral Agent, the Lenders, Issuing Bank, the beneficiaries of each indemnification obligation undertaken by any Pledgor under any Loan Document, and each party to a Specified Hedge Agreement if at the date of entering into such Specified Hedging Agreement such Person was a Lender or an Affiliate of a Lender and such Affiliate executes and delivers to the Administrative Agent a letter agreement in form and substance acceptable to the Administrative Agent pursuant to which such Person (i) appoints the Collateral Agent as its agent under the applicable Loan Documents, (ii) agrees to be bound by the provisions of Section 9.05 and (iii) ratifies the constitution of the Collateral Agent as the holder of an irrevocable power of attorney (fondé de pouvoir) as provided in Section 10.01(b).
     “Securities Account Control Agreement” shall have the meaning assigned to such term in the Security Agreement.
     “Securities Act” shall mean the Securities Act of 1933, as amended.
     “Security Agreement Collateral” shall mean all Property pledged or granted as collateral pursuant to the Security Agreements delivered on the Original Closing Date or thereafter pursuant to Section 5.11.
     “Security Agreements” shall mean a Security Agreement substantially in the form of Exhibit J among the Loan Parties and Collateral Agent for the benefit of the Secured Parties (the “US Security Agreement") and Canadian Security Agreement, as the same may from time to time be modified, amended, extended or reaffirmed in accordance with the terms hereof and with the consent of Collateral Agent.
     “Security Documents” shall mean the Security Agreements, the Mortgages, the Perfection Certificate, Foreign Guaranties, Foreign Pledge Agreements, Canadian Pledge Agreements and each other security document or pledge agreement delivered in accordance with applicable local or foreign law to grant a valid, perfected security interest in any Property, and all UCC or PPSA or other financing statements or instruments of perfection required by such Security Documents, to be filed with respect to the security interests in Property and fixtures created pursuant to such Security Documents and any other document or instrument utilized to pledge as collateral for the Obligations any Property of whatever kind or nature.
     “Seller” shall have the meaning assigned to such term in the definition of the term “Closing Date Acquisition Agreement”.
     “Senior Unsecured Note Documents” shall mean the Senior Unsecured Note Indenture and all other documents executed and delivered with respect to the Fixed Rate Senior Unsecured Notes and the Floating Rate Senior Unsecured Notes, in each case in the form delivered to the Administrative Agent prior to the Closing Date.
     “Senior Unsecured Note Indenture” shall mean that certain Indenture, dated as of March 31, 2007, among Holdings, the guarantors named therein and U.S. Bank National Association, as trustee, with respect to the Fixed Rate Senior Unsecured Notes and the Floating Rate Senior Unsecured Notes, as in effect on the Closing Date.
     “Senior Unsecured Notes Offering Circular” means that certain preliminary confidential offering circular draft dated March 5, 2007 with respect to the issuance by Holdings of the Fixed Rate Senior Unsecured Notes and the Floating Rate Senior Unsecured Notes.
     “Settlement Date” shall have the meaning assigned to such term in Section 10.12.
     “Special Agent Advance” shall have the meaning assigned to such term in Section 10.11.
     “Specified Foreign Currency Hedging Agreement” shall mean (i) that certain ISDA Master Agreement (and related Schedule and Confirmations) between Holdings and Bank of America, N.A., dated as of October 13, 2005, the Continuing Unconditional Guaranty by the Borrower, dated as of October 13, 2005, and other related documents, each as in effect and in existence on or before the Second Amendment Date, as the same may be extended as agreed by Holdings and the applicable counterparty thereto (provided, however, that the termination date of any such Hedging Agreement may not be extended beyond the Maturity Date), (ii) that certain ISDA Master Agreement (and related Schedule and Confirmations) between Holdings and Merrill Lynch Capital Services, Inc., dated as of October 13, 2005, the Continuing Unconditional Guaranty by the Borrower, dated as of October 13, 2005, and other related documents, each as in effect and in existence on or before the Second Amendment Date, as the same may be extended as agreed by Holdings and the applicable counterparty thereto (provided, however, that the termination date of any such Hedging Agreement may not be extended beyond the Maturity Date), (iii) any replacements of the Specified Foreign Currency Hedging Agreements referred to in clause (i) and clause (ii) of this definition and related other documentation entered into by Holdings in form and substance reasonably acceptable to the Administrative Agent or with such changes in terms that are no less favorable than those contained in the Specified Foreign Currency Hedging Agreements and related documents being replaced and (iv) any additional Hedging Agreement and other documentation entered into by Holdings from time to time after the Second Amendment Date in form and substance reasonably acceptable to the Administrative Agent evidencing any cross currency swap transaction with Holdings that is substantially similar to the transactions contemplated by the Specified Foreign Currency Hedging Agreements referred to in clause (i) and clause (ii) of this definition.
     “Specified Hedging Agreements” shall mean the PNC Hedge Agreement, the Specified Foreign Currency Hedging Agreement or any Hedging Agreements made or entered into at any time, or in effect at any time (whether heretofore or hereafter) between Borrower or any Borrowing Base Guarantors and a counterparty to a Hedging Agreement reasonably satisfactory to the Administrative Agent (which may include any Lender hereunder or any Affiliate of such Lender) and on terms reasonably satisfactory to the Administrative Agent.
     “Standby Letter of Credit” shall mean any standby letter of credit or similar instrument issued for the purpose of supporting (a) workers’ compensation liabilities of Borrower or any Borrowing Base Guarantor, (b) the obligations of third-party insurers of Borrower or any Borrowing Base Guarantor arising by virtue of the laws of any jurisdiction requiring third-party insurers to obtain such letters of credit, or (c) performance, payment, deposit or surety obligations of Borrower or any Borrowing Base Guarantor if required by law or governmental rule or regulation or in accordance with custom and practice in the industry.
     “Statutory Reserves” shall mean, for any Interest Period for any Eurodollar Revolving Borrowing, the average maximum rate at which reserves (including any marginal, supplemental or emergency reserves) are required to be maintained during such Interest Period under Regulation D by member banks of the United States Federal Reserve System in New York City with deposits exceeding one billion Dollars against “Eurodollar liabilities” (as such term is used in Regulation D). Eurodollar Revolving Borrowings shall be deemed to constitute Eurodollar liabilities and to be subject to such reserve requirements without benefit of or credit for proration, exceptions or offsets which may be available from time to time to any Lender under Regulation D.
     “Subsidiary” shall mean, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (b) that is, as of such date, otherwise Controlled, by the parent or one or more Subsidiaries of the parent or by the parent and one or more Subsidiaries of the parent. Unless otherwise set forth herein, reference in this Agreement to “Subsidiary” shall mean Holdings’ direct and indirect Subsidiaries.

     “Supermajority Lenders” shall mean, at any time, Lenders having at least 80% of the Revolving Commitments or, if the Revolving Commitments have been terminated, at least 80% of the sum of Revolving Exposure.
     “Survey” shall mean a survey of any Mortgaged Real Property (and all improvements thereon) (i) prepared by a surveyor or engineer licensed to perform surveys in the state where such Mortgaged Real Property is located, (ii) dated (or redated) not earlier than six months prior to the date of delivery thereof unless there shall have occurred within six months prior to such date of delivery any exterior construction on the site of such Mortgaged Real Property, in which event such survey shall be dated (or redated) after the completion of such construction or if such construction shall not have been completed as of such date of delivery, not earlier than 20 days prior to such date of delivery, (iii) certified by the surveyor (in a manner reasonably acceptable to the Administrative Agent and the Collateral Agent) to the Administrative Agent, the Collateral Agent and the Title Company, (iv) complying in all respects with the minimum detail requirements of the American Land Title Association as such requirements are in effect on the date of preparation of such survey and (v) sufficient for the Title Company to remove all standard survey exceptions from the title insurance policy (or commitment) relating to such Mortgaged Real Property and issue the endorsements of the type required by Section 4.01(o)(iii).
     “Swingline Commitment” shall mean the commitment of the Swingline Lender to make loans pursuant to Section 2.17, as the same may be reduced from time to time pursuant to Section 2.07 or Section 2.17.
     “Swingline Exposure” shall mean at any time the aggregate principal amount at such time of all outstanding Swingline Loans. The Swingline Exposure of any Revolving Lender at any time shall equal its Pro Rata Percentage of the aggregate Swingline Exposure at such time.
     “Swingline Lender” shall have the meaning assigned to such term in the preamble hereto.
     “Swingline Loan” shall mean any Loan made by the Swingline Lender pursuant to Section 2.17.
     “Syndication Agent” shall have the meaning assigned to such term in the preamble hereto.
     “Tax Return” shall mean all returns, statements, filings, attachments and other documents or certifications required to be filed in respect of Taxes.
     “Tax Sharing Agreements” shall mean all tax sharing, tax allocation and other similar agreements entered into by Holdings or any Subsidiary of Holdings.
     “Taxes” shall mean (i) any and all present or future taxes, duties, levies, fees, imposts, assessments, deductions, withholdings or other charges, whether computed on a separate, consolidated, unitary, combined or other basis and any and all liabilities (including interest, fines, penalties or additions to tax) with respect to the foregoing, and (ii) any transferee, successor, joint and several, contractual or other liability (including, without limitation, liability pursuant to Treasury Regulation §1.1502-6 (or any similar provision of state, local or non-U.S. law)) in respect of any item described in clause (i).
     “Test Period” shall mean, at any time, the four consecutive fiscal quarters of Borrower then last ended (in each case taken as one accounting period) for which financial statements have been or are required to be delivered to the Administrative Agent pursuant to Section 5.01(a) or (b).
     “Title Company” shall mean any title insurance company as shall be retained by Borrower and reasonably acceptable to the Administrative Agent.
     “Title Policy” shall mean all policies issued by the Title Company in connection with the Prior Credit Agreement, together with endorsements to such policies to “bring-down” the status of title and to confirm that such policies continue to apply to the Mortgages and the Obligations under this Agreement and the Prior Credit Agreement.
     “Transaction Documents” shall mean the Original Closing Date Transaction Documents, the Additional Transaction Documents and the Closing Date Transaction Documents.
     “Transactions” shall mean, collectively, the transactions contemplated by the Transaction Documents.
     “Treasury Regulation” means the regulations promulgated under the Code.
     “Treaty” shall mean the treaty establishing the European Community being the Treaty of Rome as amended from time to time.
     “Type,” when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBOR Rate or the Alternate Base Rate.
     “UCC” shall mean the Uniform Commercial Code of the State of New York or of any other state the laws of which are required to be applied in connection with the perfection of security interests in any Collateral.
     “US Security Agreement” shall have the meaning assigned to such term in the definition of the term “Security Agreements”.
     “Wholly Owned Subsidiary” shall mean, as to any Person, (a) any corporation 100% of whose capital stock (other than directors’ qualifying shares) is at the time owned by such Person and/or one or more Wholly Owned Subsidiaries of such Person and (b) any partnership, association, joint venture, limited liability company or other entity in which such Person and/or one or more Wholly Owned Subsidiaries of such Person have a 100% Equity Interest at such time. Unless otherwise set forth herein, reference in this Agreement to “Wholly Owned Subsidiary” shall mean Holdings’ direct and indirect Wholly Owned Subsidiaries.

     “Withdrawal Liability” shall mean liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.
     “2007 Senior Unsecured Convertible Note Documents” shall mean the 2007 Senior Unsecured Convertible Note Indenture and all other documents executed and delivered with respect to the 2007 Senior Unsecured Convertible Notes, in each case in the form delivered to the Administrative Agent prior to the Closing Date.
     “2007 Senior Unsecured Convertible Note Indenture” shall mean that certain Indenture, dated as of October 2, 2007, among Holdings, the guarantors named therein and U.S. Bank National Association, as trustee, with respect to the 2007 Senior Unsecured Convertible Notes, as in effect on the Closing Date.
     “2007 Senior Unsecured Convertible Notes” shall mean Holdings’ 1.00% Senior Convertible Notes due 2012 issued pursuant the 2007 Senior Unsecured Convertible Note Indenture and any registered notes issued by Holdings in exchange therefor pursuant to the 2007 Senior Unsecured Convertible Note Indenture, as contemplated by the registration rights agreement entered into in connection with the issuance of such 2007 Senior Unsecured Convertible Notes, with substantially identical terms as such 2007 Senior Unsecured Convertible Notes.
     SECTION 1.02 Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “Revolving Loan”) or by Type (e.g., a "Eurodollar Revolving Loan”) or by Class and Type (e.g., a “Eurodollar Revolving Loan”). Borrowings also may be classified and referred to by Class (e.g., a “Revolving Borrowing”) or by Type (e.g., a “Eurodollar Revolving Borrowing”) or by Class and Type (e.g., a "Eurodollar Revolving Borrowing”).
     SECTION 1.03 Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and "including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any Loan Document, agreement, instrument of other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, and (f) the words “asset” and "Property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

     SECTION 1.04 Accounting Terms; GAAP. Except as otherwise expressly provided herein, all financial statements to be delivered pursuant to this Agreement shall be prepared in accordance with GAAP as in effect from time to time and all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect on the date hereof unless agreed to by Borrower and the Required Lenders. In the event that any “Accounting Change” (as defined below) shall occur and such change results in a change in the method of calculation of financial covenants, standards or terms in this Agreement, then the Borrower and the Administrative Agent agree to enter into negotiations in order to amend such provisions of this Agreement so as to equitably reflect such Accounting Changes with the desired result that the criteria for evaluating the Borrower’s financial condition shall be the same after such Accounting Changes as if such Accounting Changes had not been made. Until such time as such an amendment shall have been executed and delivered by the Borrower and the Required Lenders, all financial covenants, standards and terms in this Agreement shall continue to be calculated or construed as if such Accounting Changes had not occurred. “Accounting Changes” refers to changes in accounting principles required by the promulgation of any rule, regulation, pronouncement or opinion by the Financial Accounting Standards Board of the American Institute of Certified Public Accountants or, if applicable, the Securities and Exchange Commission (or successors thereto or agencies with similar functions).
ARTICLE II.
THE CREDITS
     SECTION 2.01 Commitments. Subject to the terms and conditions and relying upon the representations and warranties herein set forth, each Revolving Lender agrees, severally and not jointly:
     (a) to make Revolving Loans to Borrower, at any time and from time to time after the Closing Date until the earlier of one Business Day prior to the Maturity Date and the termination of the Revolving Commitment of such Lender in accordance with the terms hereof, in an aggregate principal amount at any time outstanding that will not (subject to provisions of Sections 10.10 and 10.11) result in such Lender’s Revolving Exposure exceeding the lesser of (A) such Lender’s Revolving Commitment less such Lender’s Pro Rata Percentage of any Line Reserve and (B) such Lender’s Pro Rata Percentage multiplied by the Borrowing Base then in effect.
     (b) Within the limits set forth in clause (a) above and subject to the terms, conditions and limitations set forth herein, Borrower may borrow, pay or prepay and reborrow Revolving Loans.
     SECTION 2.02 Loans.  (a)  Each Loan (other than Swingline Loans) shall be made as part of a Borrowing consisting of Loans made by the Lenders ratably in accordance with their applicable Commitments; provided, that the failure of any Lender to make any Loan shall not in itself relieve any other Lender of its obligation to lend hereunder (it being understood, however, that no Lender shall be responsible for the failure of any other Lender to make any Loan required to be made by such other Lender). Except for Loans deemed made pursuant to Sections 2.02(f) or 2.02(g), Loans (other than Swingline Loans) comprising any Borrowing shall be in an aggregate principal amount that is (i) in the case of ABR Loans, integral multiples of $1.0 million and not less than $5.0 million or (B) in the case of Eurodollar Revolving Loans, an integral multiple of $1.0 million and not less than $5.0 million or (ii) equal to the remaining available balance of the applicable Revolving Commitments.
     (b) Subject to Sections 2.11 and 2.12, each Borrowing shall be comprised entirely of ABR Loans or Eurodollar Revolving Loans as Borrower may request pursuant to Section 2.03. Each Lender may at its option make any Eurodollar Revolving Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided, that any exercise of such option shall not affect the obligation of Borrower to repay such Loan in accordance with the terms of this Agreement. Borrowings of more than one Type may be outstanding at the same time; provided further that Borrower shall not be entitled to request any Borrowing that, if made, would result in more than six Eurodollar Revolving Borrowings outstanding hereunder at any one time. For purposes of the foregoing, Borrowings having different Interest Periods, regardless of whether they commence on the same date, shall be considered separate Borrowings.
     (c) Subject to the settlement provisions of Section 10.12, each Lender shall make each Loan (other than Swingline Loans) to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds to the Payment Account, or to such other account as the Administrative Agent may designate from time to time, not later than 2:00 p.m., New York City time, and, except with respect to Loans deemed made pursuant to Sections 2.02(f) or 2.02(g), the Administrative Agent shall promptly credit the amounts so received, in like funds, to an account as directed by Borrower in the applicable Borrowing Request or, if a Borrowing shall not occur on such date because any condition precedent herein specified shall not have been met, return the amounts so received to the respective Lenders.
     (d) Unless the Administrative Agent shall have received notice from a Lender prior to the date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s portion of such Borrowing, the Administrative Agent may assume that such Lender has made such portion available to the Administrative Agent on the date of such Borrowing in accordance with paragraph (c) above, and the Administrative Agent may, in reliance upon such assumption, make available to Borrower on such date a corresponding amount. If the Administrative Agent shall have so made funds available then, to the extent that such Lender shall not have made such portion available to the Administrative Agent, such Lender and Borrower severally agree to repay to the Administrative Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to Borrower until the date such amount is repaid to the Administrative Agent at (i) in the case of Borrower, the interest rate applicable at the time to the Loans comprising such Borrowing and (ii) in the case of such Lender, a rate determined by the Administrative Agent to represent its cost of overnight or short-term funds (which determination shall be conclusive absent manifest error). If such Lender shall repay to the Administrative Agent such corresponding amount, such amount shall constitute such Lender’s Loan as part of such Borrowing for purposes of this Agreement.
     (e) Notwithstanding any other provision of this Agreement, Borrower shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date.

     (f) If the Issuing Bank shall not have received from Borrower the payment required to be made by Section 2.18(e) within the time specified in such Section, the Issuing Bank will promptly notify the Administrative Agent of the LC Disbursement and the Administrative Agent will promptly notify each Revolving Lender of such LC Disbursement and its Pro Rata Percentage thereof. Subject to the settlement provisions of Section 10.12, each Revolving Lender shall pay by wire transfer of immediately available funds to the Administrative Agent on such date (or, if such Revolving Lender shall have received such notice later than 1:00 p.m., New York City time, on any day, not later than 1:00 p.m., New York City time, on the immediately following Business Day), an amount equal to such Lender’s Pro Rata Percentage of such LC Disbursement (it being understood that such amount shall be deemed to constitute an ABR Revolving Loan of such Lender, and such payment shall be deemed to have reduced the LC Exposure), and the Administrative Agent will promptly pay to the Issuing Bank amounts so received by it from the Revolving Lenders. The Administrative Agent will promptly pay to the Issuing Bank any amounts received by it from Borrower pursuant to Section 2.18(e) prior to the time that any Revolving Lender makes any payment pursuant to this paragraph (f); any such amounts received by the Administrative Agent thereafter will be promptly remitted by the Administrative Agent to the Revolving Lenders that shall have made such payments and to the Issuing Bank, as their interests may appear. If any Revolving Lender shall not have made its Pro Rata Percentage of such LC Disbursement available to the Administrative Agent as provided above, such Lender and Borrower severally agree to pay interest on such amount, for each day from and including the date such amount is required to be paid in accordance with this paragraph (f) to but excluding the date such amount is paid, to the Administrative Agent for the account of the Issuing Bank at (i) in the case of Borrower, a rate per annum equal to the interest rate applicable to Revolving Loans pursuant to Section 2.06(a), and (ii) in the case of such Lender, for the first such day, the Federal Funds Effective Rate, and for each day thereafter, the Alternate Base Rate.
     (g) Borrower hereby authorizes the Administrative Agent to, and in its sole election Administrative Agent may, debit to the Revolving Loan (i) all payments of principal, interest and Fees and (ii) upon not less than three Business Days’ notice to Borrower, expenses reimbursable to the Administrative Agent and the Collateral Agent, Lenders and Issuing Bank pursuant to Section 11.03 (including, without limitation, reasonable out-of-pocket expenses of counsel for the Administrative Agent and the Collateral Agent and of appraisers and for relevant Internet website services) or pursuant to other Loan Documents and other sums payable under the Loan Documents.
     SECTION 2.03 Borrowing Procedure. To request a Revolving Borrowing, Borrower shall notify the Administrative Agent of such request by telephone (confirmed by telecopy or e-mail no later than one Business Day following such request, which, in the case of e-mail confirmation, shall be sent to each e-mail address set forth on Schedule ML attached hereto or at such other e-mail addresses as the Administrative Agent designates in writing) (i) in the case of a Eurodollar Revolving Borrowing, not later than 1:00 p.m., New York City time, three Business Days before the date of the proposed Borrowing or in the case of an ABR Borrowing (other than Swingline Loans) not later than 1:00 p.m., New York City time, on the Business Day of the proposed Borrowing. Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Borrowing Request in a form approved by the Administrative Agent and signed by Borrower.

Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.02:
     (a) whether the requested Borrowing is to be a Revolving Borrowing or a Swingline Loan;
     (b) the aggregate amount of such Borrowing;
     (c) the date of such Borrowing, which shall be a Business Day;
     (d) whether such Borrowing is to be an ABR Borrowing or a Eurodollar Revolving Borrowing;
     (e) in the case of a Eurodollar Revolving Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”; provided, that until the earlier of (i) the date on which the Administrative Agent shall have notified Borrower that the primary syndication of the Commitments has been completed and (ii) the date which is 180 days after the Original Closing Date, the Interest Period shall be one month;
     (f) the location and number of Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.02; and
     (g) that the conditions set forth in Section 4.02 (b)-(e) are satisfied as of the date of the notice.
     If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be an ABR Borrowing. If no Interest Period is specified with respect to any requested Eurodollar Revolving Borrowing, then Borrower shall be deemed to have selected an Interest Period of one month’s duration (subject to the proviso in clause (e) above). Promptly following receipt of a Borrowing Request in accordance with this Section 2.03, the Administrative Agent shall notify Collateral Agent of the borrowing Request, confirm with Collateral Agent that the funding of such Borrowing Request is in conformity with this Section 2.03 and advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.
     SECTION 2.04 Evidence of Debt; Repayment of Loans.  (a)  Borrower hereby unconditionally promises to pay (i) to the Administrative Agent for the account of each Revolving Lender, the then unpaid principal amount of each Revolving Loan of such Lender on the Maturity Date and (ii) to the Swingline Lender the then unpaid principal amount of each Swingline Loan on the earlier of the Maturity Date and the 10th day (or earlier, but, subject to application of funds under Section 9.01(f), at least two Business Days) after such Swingline Loan is made; provided, that on each date that a Revolving Borrowing is made, Borrower shall repay all Swingline Loans that were outstanding on the date such Borrowing was requested.
     (b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of Borrower to such Lender resulting from each Loan made by such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time under this Agreement.
     (c) The Administrative Agent shall maintain accounts in which it will record (i) the amount of each Loan made hereunder, the Type and Class thereof and the Interest Period applicable thereto; (ii) the amount of any principal or interest due and payable or to become due and payable from Borrower to each Lender hereunder; and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof. The Administrative Agent shall, from time to time, advise the Collateral Agent of the status of such accounts to permit Collateral Agent to determine the Borrowing Base.
     (d) The entries made in the accounts maintained pursuant to paragraphs (b) and (c) above shall be prima facie evidence of the existence and amounts of the obligations therein recorded; provided, that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligations of Borrower to repay the Loans in accordance with their terms.
     (e) Any Lender may request that Loans of any Class made by it be evidenced by a promissory note. In such event, Borrower shall prepare, execute and deliver to such Lender a promissory note payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns) in the form of Exhibit H-1 or H-2, as the case may be. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 11.04) be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).
     (f) All funds in the Blocked Accounts (including the Concentration Account) shall be applied to the Loans and other Obligations in accordance with Section 9.01 hereof.
     SECTION 2.05 Fees.  (a)  Commitment Fee. Borrower agrees to pay to the Administrative Agent for the account of each Lender a commitment fee (a “Commitment Fee”), equal to 0.25% per annum on the average daily unused amount of each Commitment of such Lender during the period from and including the Original Closing Date to but excluding the date on which such Commitment terminates. Accrued Commitment Fees shall be payable in arrears on the last day of March, June, September and December of each year and on the date on which the Revolving Commitments terminate, commencing on the first such date to occur after the Original Closing Date. All Commitment Fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day). For purposes of computing Commitment Fees with respect to Revolving Commitments, a Revolving Commitment of a Lender shall be deemed to be used to the extent of the outstanding Revolving Loans and LC Exposure of such Lender (and the Swingline Exposure of such Lender shall be disregarded for such purpose).
     (b) Administrative Agent Fees; Collateral Agent Fees. Borrower agrees to pay to the (i)  the Administrative Agent, for its own account, the administrative fees set forth in the Fee Letter or such other fees payable in the amounts and at the times separately agreed upon between Borrower and the Administrative Agent (the “Administrative Agent Fees”) and (ii) Collateral

Agent, for its own account, the collateral monitoring fee set forth in the Fee Letter or such other fees payable in the amounts and at the times separately agreed upon between Borrower and the Collateral Agent (the “Collateral Agent Fees”).
     (c) LC and Fronting Fees. Borrower agrees to pay (i) to the Administrative Agent for the account of each Revolving Lender a participation fee (“LC Participation Fee”) with respect to its participations in Letters of Credit, which shall accrue at a rate equal to the Applicable Margin from time to time used to determine the interest rate on Eurodollar Revolving Loans pursuant to Section 2.06 on the average daily amount of such Lender’s LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Original Closing Date to but excluding the later of the date on which such Lender’s Revolving Commitment terminates and the date on which such Lender ceases to have any LC Exposure, and (ii) to the Issuing Bank a fronting fee (“Fronting Fee”), which shall accrue at the rate of 0.125% per annum on the average daily amount of the LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Original Closing Date to but excluding the later of the date of termination of the Revolving Commitments and the date on which there ceases to be any LC Exposure, as well as the Issuing Bank’s standard fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder. Accrued LC Participation Fees and Fronting Fees shall be payable in arrears on the last day of March, June, September and December of each year, commencing on the first such date to occur after the Original Closing Date; provided, that all such fees shall be payable on the date on which the Revolving Commitments terminate and any such fees accruing after the date on which the Revolving Commitments terminate shall be payable on demand. Any other fees payable to the Issuing Bank pursuant to this paragraph shall be payable within 10 days after demand. All LC Participation Fees and Fronting Fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day). Following the occurrence and during the continuance of an Event of Default, the LC Participation Fee shall be increased to a per annum rate equal to 2% plus the otherwise applicable rate with respect thereto.
     (d) All Fees shall be paid on the dates due, in immediately available funds, to the Administrative Agent for distribution, if and as appropriate, among the Lenders, except that the Fronting Fees shall be paid directly to the Issuing Bank. Once paid, none of the Fees shall be refundable under any circumstances.
     SECTION 2.06 Interest on Loans and Default Compensation.  (a)  Subject to the provisions of Section 2.06(c), the Loans comprising each ABR Borrowing and each Swingline Loan, shall bear interest at a rate per annum equal to the Alternate Base Rate plus the Applicable Margin in effect from time to time.
     (b) Subject to the provisions of Section 2.06(c), the Loans comprising each Eurodollar Revolving Borrowing shall bear interest at a rate per annum equal to the Adjusted LIBOR Rate for the Interest Period in effect for such Borrowing plus the Applicable Margin in effect from time to time.
     (c) Notwithstanding the foregoing, following the occurrence and during the continuance of an Event of Default, all Obligations shall, upon written notice from the Administrative Agent,

or at the election of the Required Lenders, bear interest, after as well as before judgment, at a per annum rate equal to (i) in the case of principal of any Loan, 2% plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section 2.06, (ii) LC Participation Fee shall increase as provided in Section 2.05(c), and (iii) in the case of any other amount, 2% plus the rate applicable to ABR Revolving Loans as provided in paragraph (a) of this Section 2.06.
     (d) Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and upon termination of the Revolving Commitments; provided, that (i) interest accrued pursuant to paragraph (c) of this Section 2.06 shall be payable on demand (provided, that, absent demand, such interest shall be payable on each Interest Payment Date and upon termination of the Revolving Commitments), (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Revolving Loan prior to the end of the Revolving Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurodollar Revolving Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.
     (e) All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate or Adjusted LIBOR Rate shall be determined by the Administrative Agent in accordance with the provisions of this Agreement and such determination shall be conclusive absent manifest error.
     SECTION 2.07 Termination and Reduction of Commitments.  (a)   The Revolving Commitments, the Swingline Commitment, and the LC Commitment shall automatically terminate on the Maturity Date.
     (b) Borrower may at any time terminate, or from time to time permanently reduce, the Commitments of any Class; provided, that (i) each reduction of the Commitments of any Class shall be in an amount that is an integral multiple of $1.0 million and not less than $5.0 million, (ii) the Commitments shall not be reduced to an amount less than $175.0 million and (iii) the Commitments shall not be terminated or reduced if, after giving effect to any concurrent prepayment of the Loans in accordance with Section 2.10, the sum of the Revolving Exposures would exceed the aggregate amount of Revolving Commitments, the Swingline Exposures would exceed the Swingline Commitment or the LC Exposures would exceed the LC Commitment.
     (c) Borrower shall notify the Administrative Agent of any election to terminate or reduce the Commitments under paragraph (b) of this Section 2.07 at least three Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each notice delivered by Borrower pursuant to this Section 2.07 shall be irrevocable. Any termination or reduction of the Commitments of any Class shall be permanent. Each reduction of the Commitments of any Class shall be made ratably among the Lenders in accordance with their respective Commitments of such Class.

     SECTION 2.08 Interest Elections.  (a)  Each Revolving Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurodollar Revolving Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurodollar Revolving Borrowing, may elect Interest Periods therefor, all as provided in this Section 2.08. Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing. Notwithstanding anything to the contrary, Borrower shall not be entitled to request any conversion or continuation that, if made, would result in more than six Eurodollar Revolving Borrowings outstanding hereunder at any one time. This Section 2.08 shall not apply to Swingline Loans, which may not be converted or continued.
     (b) To make an election pursuant to this Section 2.08, Borrower shall notify the Administrative Agent of such election by delivery (by telecopy or e-mail, which, in the case of e-mail delivery, shall be sent to each e-mail address set forth on Schedule ML attached hereto or at such other e-mail addresses as the Administrative Agent designates in writing) of a written Interest Election Request substantially in the form of Exhibit D by the time that a Borrowing Request would be required under Section 2.03 if Borrower was requesting a Revolving Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such Interest Election Request shall be irrevocable.
     (c) Each written Interest Election Request shall specify the following information in compliance with Section 2.02:
     (i) the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);
     (ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;
     (iii) whether the resulting Borrowing is to be an ABR Borrowing or a Eurodollar Revolving Borrowing; and
     (iv) if the resulting Borrowing is a Eurodollar Revolving Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”; provided, that until the earlier of (i) the date on which the Administrative Agent shall have notified Borrower that the primary syndication of the Commitments has been completed and (ii) the date which is 180 days after the Original Closing Date, the Interest Period shall be one month.
If any such Interest Election Request requests a Eurodollar Revolving Borrowing but does not specify an Interest Period, then Borrower shall be deemed to have selected an Interest Period of one month’s duration (subject to the proviso in clause (iv) above).

     (d) Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.
     (e) If an Interest Election Request with respect to a Eurodollar Revolving Borrowing is not timely delivered prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to an ABR Borrowing. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies Borrower, then, after the occurrence and during the continuance of such Event of Default (i) no outstanding Borrowing may be converted to or continued as a Eurodollar Revolving Borrowing and (ii) unless repaid, each Eurodollar Revolving Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.
     (f) Each Existing ABR Borrowing outstanding on the Closing Date shall remain outstanding and in all respects continuing and shall be deemed to be an ABR Borrowing hereunder. Each Existing Eurodollar Revolving Borrowing outstanding on the Closing Date shall remain outstanding and in all respects be continuing after the Closing Date and shall be deemed to be a Eurodollar Revolving Borrowing hereunder, having the Interest Period that commenced on the date of such Existing Eurodollar Revolving Borrowing.
     SECTION 2.09 [Intentionally Omitted].
     SECTION 2.10 Optional and Mandatory Prepayments of Loans.
     (a) Optional Prepayments. In addition to prepayments of Borrowings in accordance with Section 9.01 or Section 2.17(c) hereof, Borrower shall have the right at any time and from time to time to prepay any Borrowing, in whole or in part, subject to the requirements of this Section 2.10; provided, that each partial prepayment shall be in an amount that is an integral multiple of $1.0 million and not less than $5.0 million.
     (b) Revolving Loan and Swingline Loan Prepayments.
          (i) In the event of the termination of all the Revolving Commitments, Borrower shall, on the date of such termination, repay or prepay all its outstanding Revolving Borrowings and all outstanding Swingline Loans and replace all outstanding Letters of Credit and/or deposit an amount equal to the LC Exposure in the Cash Collateral Account.
          (ii) In the event of any partial reduction of the Revolving Commitments, then (A) at or prior to the effective date of such reduction, the Administrative Agent shall notify Borrower and the Revolving Lenders of the sum of the Revolving Exposures after giving effect thereto and (B) if the sum of the Revolving Exposures would exceed the aggregate amount of Revolving Commitments after giving effect to such reduction, then Borrower shall, on the date of such reduction, make prepayments in accordance with Section 2.10(i) in an amount sufficient to eliminate such excess.
          (iii) In the event that Excess Availability is less than $0 (Zero Dollars), the Borrower shall, without notice or demand, immediately apply an amount equal to such deficiency to prepay the Loans and any interest accrued thereon, in accordance with this Section 2.10(b)(iii). The Borrower shall, first, repay or prepay Revolving Borrowings and second, replace or cash collateralize outstanding Letters of Credit in accordance with the procedures set forth in Section 2.18(j), in an amount sufficient to restore such Excess Availability. Notwithstanding the foregoing, any Overadvance made pursuant to Section 10.10 shall be repaid only on demand in accordance with such Section.
          (iv) In the event that the sum of all Lenders’ Revolving Exposures exceeds the Revolving Commitments then in effect (including, without limitation, on any date on which Dollar Equivalents are determined pursuant to Section 11.15), the Borrower shall, without notice or demand, make prepayments in accordance with Section 2.10(i) in an amount sufficient to eliminate such excess.
          (v) In the event that the aggregate LC Exposure exceeds the LC Commitment then in effect (including, without limitation, on any date on which Dollar Equivalents are determined pursuant to Section 11.15), the Borrower shall, without notice or demand, immediately replace or cash collateralize outstanding Letters of Credit in accordance with the procedures set forth in Section 2.18(j), in an amount sufficient to eliminate such excess.
     (c) Asset Sales. Not later than one Business Day following the receipt of any Net Cash Proceeds of any Asset Sale by a Loan Party, Borrower shall, and shall cause the applicable Loan Party (with appropriate adjustments to any intercompany loan account balances or Borrowing Base Guarantor Intercompany Loan Account balances, as applicable) to, apply 100% of the Net Cash Proceeds received with respect thereto to make prepayments in accordance with Section 2.10(i); provided, that:
          (i) no such prepayment shall be required with respect to (A) any Asset Sale permitted by Section 6.05(b)(ii), (e) or (h), (B) the disposition of assets subject to a condemnation or eminent domain proceeding or insurance settlement to the extent it does not constitute a Casualty Event, or (C) Asset Sales for fair market value resulting in no more than $250,000 in Net Cash Proceeds per Asset Sale (or series of related Asset Sales) and less than $5.0 million in Net Cash Proceeds in any fiscal year; and
          (ii) subject to Section 2.10(g) and so long as no Event of Default shall then exist or would arise therefrom and the aggregate of such Net Cash Proceeds of Asset Sales (except Asset Sales permitted under Section 6.05(b)(v)) shall not exceed $25.0 million in any fiscal year, such proceeds shall not be required to be so applied on such date to the extent that Borrower shall have delivered an Officers’ Certificate to the Administrative Agent on or prior to such date stating that such Net Cash Proceeds shall be used by a Loan Party to purchase replacement assets or acquire 100% of the Equity Interests of any Person that owns such assets no later than 270 days following the date of such Asset Sale (which Officers’ Certificate shall set forth the estimates of the proceeds to be so expended); provided, that all Property purchased with the Net Cash Proceeds thereof pursuant to this subsection shall be made subject to the Lien of the applicable Security Documents in favor of the Collateral Agent, for its benefit and for the benefit of the other Secured Parties in accordance with Sections 5.11 and 5.12;

     (d) Debt Issuance. Upon any Debt Issuance after the Original Closing Date (other than Acquisition Debt Issuance), Borrower shall, and shall cause the other Loan Parties to, make prepayments in accordance with Sections 2.10(i) in an aggregate principal amount equal to 100% of the Net Cash Proceeds of such Debt Issuance.
     (e) [Intentionally Omitted].
     (f) Casualty Events. Not later than one Business Day following the receipt of any Net Cash Proceeds from a Casualty Event, Borrower shall apply, and shall cause other Loan Parties (with appropriate adjustments to any intercompany loan account balances or Borrowing Base Guarantor Intercompany Loan Account balances, as applicable) to apply, an amount equal to 100% of such Net Cash Proceeds to make prepayments in accordance with Sections 2.10(i); provided, that subject to Section 2.10(g) and so long as no Event of Default shall then exist or arise therefrom, such proceeds shall not be required to be so applied on such date to the extent that in the event such Net Cash Proceeds shall not exceed $5.0 million in the aggregate at any time, Borrower shall have delivered an Officers’ Certificate (which Officers’ Certificate shall set forth the estimates of the proceeds to be so expended) to the Administrative Agent and the Collateral Agent on or prior to such date stating that such proceeds shall be used to repair, replace or restore any Property that is subject of a Casualty Event no later than 270 days following the date of receipt of such proceeds; provided, further, that all Property purchased with the Net Cash Proceeds thereof pursuant to this subsection shall be made subject to the Lien of the applicable Security Documents in favor of the Collateral Agent, for its benefit and for the benefit of the other Secured Parties in accordance with Sections 5.11 and 5.12.
     (g) In the event that Borrower has delivered an Officers’ Certificate in accordance with Section 2.10(c)(ii) or in accordance with Section 2.10(f), (i) both a Reserve and a Line Reserve (“Reinvestment Reserve”) shall be established (in the amount of the Net Cash Proceeds less, in the case of a Casualty Event, the Net Cash Proceeds attributable to lost or destroyed Inventory) which shall each be released simultaneously with and to the extent of any Loans advanced to the Borrower for the purpose of purchasing assets in accordance with Section 2.10(c)(ii) or 2.10(f), as applicable; provided, that Borrower submits (with the applicable Borrowing Request) an Officer’s Certificate setting forth the use of proceeds of the requested Loan and confirming that such use is in compliance with Section 2.10(c)(ii) or 2.10(f), as applicable, and (ii) in the event that any part or all of the Reinvestment Reserve remains in place at the end of the time period set forth in Section 2.10(c)(ii) or 2.10(f), as applicable:
     (A) Borrower shall, and shall cause other Loan Parties to (with appropriate adjustments to any intercompany loan account balances or Borrowing Base Guarantor Intercompany Loan Account balances, as applicable) prepay Obligations in accordance (with a concurrent release of such Reinvestment Reserve) with Section 2.10(i) in the amount of such remaining Reinvestment Reserve without reducing Commitments, and
     (B) if such Reinvestment Reserve relates to Eligible Equipment or Eligible Real Property, (x) such Eligible Equipment or Eligible Real Property shall be deleted from Schedule 1.01(d) and Schedule 1.01(d) shall be amended in accordance with the definition of the term “Fixed Asset Loan Value” (with appropriate adjustments to the Borrowing Base Guarantor Intercompany Loan Account), and (y) the Fixed Asset Loan

Value of the Person owning such Eligible Equipment or Eligible Real Property shall be reduced by an amount equal to the appraised net orderly liquidation value of Eligible Equipment or the appraised fair market value of Eligible Real Property, as applicable.
     For the purposes of determining whether clause (B) of this paragraph (g) shall apply, any Equipment located on one of the locations listed on Schedule 1.01(e) shall be deemed Eligible Equipment and therefore clause (B) of this paragraph (g) shall apply with respect to such Equipment and the amount of the Net Cash Proceeds of such Equipment shall be deemed to be the appraised net orderly liquidation value thereof.
     (h) [Intentionally Omitted.]
     (i) Application of Prepayments.
          (i) Prior to any optional or mandatory prepayment of Borrowings hereunder, Borrower shall select the Borrowing or Borrowings to be prepaid and shall specify such selection in the notice of such prepayment pursuant to paragraph (i) of this Section 2.10(i). Subject to Section 9.04 and so long as no Event of Default shall then exist and be continuing, all mandatory prepayments shall be applied as follows: first, to Fees and reimbursable expenses of the Administrative Agent and the Collateral Agent then due and payable pursuant to the Loan Documents; second, to interest then due and payable on all Loans; third, to the principal balance of the Swingline Loan until the same has been repaid in full; fourth, to the outstanding principal balance of Revolving Loans until the same has been paid in full, including accompanying accrued interest and charges under Sections 2.12, 2.13 and 2.15 (Borrower may elect which of any Eurodollar Revolving Borrowings is to be prepaid); fifth, to cash collateralize all LC Exposures plus any accrued and unpaid Fees with respect thereto (to be held and applied in accordance with Section 2.18(j) hereof); sixth, to all other Obligations pro rata in accordance with the amounts that such Lender certifies is outstanding; and, seventh, returned to Borrower or to such party as otherwise required by law. All such mandatory prepayments of the Revolving Loans shall cause a corresponding reduction in the Revolving Commitments of the Lenders in accordance with their applicable Revolving Commitments.
          (ii) Amounts to be applied pursuant to this Section 2.10 to the prepayment of Revolving Loans shall be applied, as applicable, first to reduce outstanding ABR Revolving Loans, respectively. Any amounts remaining after each such application shall be applied to prepay Eurodollar Revolving Loans, as applicable. Notwithstanding the foregoing, if the amount of any prepayment of Loans required under this Section 2.10 shall be in excess of the amount of the ABR Loans at the time outstanding, only the portion of the amount of such prepayment as is equal to the amount of such outstanding ABR Loans shall be immediately prepaid and, at the election of Borrower, the balance of such required prepayment shall be prepaid immediately, together with any amounts owing to the Lenders under Section 2.13.
     (j) Notice of Prepayment. Borrower shall notify the Administrative Agent (and, in the case of prepayment of a Swingline Loan, the Swingline Lender) by telephone (confirmed by telecopy or e-mail, which, in the case of e-mail confirmation, shall be sent to each e-mail address set forth on Schedule ML attached hereto or at such other e-mail addresses as the Administrative Agent designates in writing) of any prepayment hereunder (i) in the case of prepayment of a

Eurodollar Revolving Borrowing, not later than 11:00 a.m., New York City time, three Business Days before the date of prepayment, (ii) in the case of prepayment of an ABR Borrowing, not later than 11:00 a.m., New York City time, one Business Day before the date of prepayment or (iii) in the case of prepayment of a Swingline Loan, not later than 1:00 p.m., New York City time, on the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date, the principal amount of each Borrowing or portion thereof to be prepaid and, in the case of a mandatory prepayment, a reasonably detailed calculation of the amount of such prepayment. Promptly following receipt of any such notice (other than a notice relating solely to Swingline Loans), the Administrative Agent shall advise the Lenders of the contents thereof. Each partial repayment of any Borrowing shall be in an amount that would be permitted in the case of an advance of a Borrowing of the same Type as provided in Section 2.02, except as necessary to apply fully the required amount of a mandatory prepayment. Each prepayment of a Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.06.
     SECTION 2.11 Alternate Rate of Interest. If prior to the commencement of any Interest Period for a Eurodollar Revolving Borrowing:
     (a) the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBOR Rate for such Interest Period; or
     (b) the Administrative Agent is advised by the Required Lenders that the Adjusted LIBOR Rate for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Borrowing for such Interest Period;
then the Administrative Agent shall give notice thereof to Borrower and the Lenders by telephone or telecopy as promptly as practicable thereafter and, until the Administrative Agent notifies Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurodollar Revolving Borrowing shall be ineffective and (ii) if any Borrowing Request requests a Eurodollar Revolving Borrowing, such Borrowing shall be made as an ABR Borrowing.
     SECTION 2.12 Increased Costs. (a) If any Change in Law shall:
     (i) impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted LIBOR Rate) or the Issuing Bank; or
     (ii) impose on any Lender or the Issuing Bank or the London interbank market any other condition affecting this Agreement or Eurodollar Revolving Loans made by such Lender or any Letter of Credit or participation therein;
and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurodollar Revolving Loan (or of maintaining its obligation to make any such

Loan) or to increase the cost to such Lender or the Issuing Bank of participating in, issuing or maintaining any Letter of Credit or to reduce the amount of any sum received or receivable by such Lender or the Issuing Bank hereunder (whether of principal, interest or otherwise), then Borrower will pay to Administrative Agent for the account of such Lender or the Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Bank, as the case may be, for such additional costs incurred or reduction suffered.
     (b) If any Lender or the Issuing Bank determines that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s or the Issuing Bank’s capital or on the capital of such Lender’s or the Issuing Bank’s holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by the Issuing Bank, to a level below that which such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the Issuing Bank’s policies and the policies of such Lender’s or the Issuing Bank’s holding company with respect to capital adequacy), then from time to time Borrower will pay to such Lender or the Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company for any such reduction suffered.
     (c) A certificate of a Lender or the Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or the Issuing Bank or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section 2.12 shall be delivered to Borrower and shall be conclusive absent manifest error. Borrower shall pay Administrative Agent for the account of such Lender or the Issuing Bank, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.
     (d) Failure or delay on the part of any Lender or the Issuing Bank to demand compensation pursuant to this Section 2.12 shall not constitute a waiver of such Lender’s or the Issuing Bank’s right to demand such compensation; provided, that Borrower shall not be required to compensate a Lender or the Issuing Bank pursuant to this Section 2.12 for any increased costs or reductions incurred more than 270 days prior to the date that such Lender or the Issuing Bank, as the case may be, notifies Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or the Issuing Bank’s intention to claim compensation therefor; provided, further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 270-day period referred to above shall not begin earlier than the date of effectiveness of the Change in Law.
     SECTION 2.13 Breakage Payments. In the event of (a) the payment or prepayment, whether optional or mandatory, of any principal of any Eurodollar Revolving Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurodollar Revolving Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Revolving Loan on the date specified in any notice delivered pursuant hereto or (d) the assignment of any Eurodollar Revolving Loan other than on the last day of the Interest Period applicable thereto as a result of a request by Borrower pursuant to Section 2.16, then, in any such event, Borrower shall compensate each Lender for the loss, cost and expense attributable to such event. In the case of a Eurodollar Revolving Loan, such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted LIBOR Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for Dollar deposits of a comparable amount and period from other banks in the Eurodollar market. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section 2.13 shall be delivered to Borrower and Administrative Agent and shall be conclusive absent manifest error. Borrower shall pay Administrative Agent for the account of such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.
     SECTION 2.14 Payments Generally; Pro Rata Treatment; Sharing of Set-offs. (a) Borrower shall make each payment required to be made by it hereunder or under any other Loan Document (whether of principal, interest, fees or reimbursement of LC Disbursements, or of amounts payable under Section 2.12, 2.13 or 2.15, or otherwise) on or before the time expressly required hereunder or under such other Loan Document for such payment (or, if no such time is expressly required, prior to 1:00 p.m., New York City time), on the date when due, in immediately available funds, without setoff or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Payment Account or such other place as the Administrative Agent may from time to time designate in writing, except payments to be made directly to the Issuing Bank or Swingline Lender as expressly provided herein and except that payments pursuant to Sections 2.12, 2.13, 2.15 and 11.03 shall be made to the Administrative Agent for the benefit of to the Persons entitled thereto and payments pursuant to other Loan Documents shall be made to the Administrative Agent for the benefit of the Persons specified therein. Subject to the settlement provisions of Section 10.12, the Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment under any Loan Document shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments under each Loan Document shall be made in Dollars.
     (b) If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, unreimbursed LC Disbursements, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal and unreimbursed LC Disbursements then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and unreimbursed LC Disbursements then due to such parties.

     (c) If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Revolving Loans or participations in LC Disbursements or Swingline Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Revolving Loans and participations in LC Disbursements and Swingline Loans and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Revolving Loans and participations in LC Disbursements and Swingline Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Revolving Loans and participations in LC Disbursements and Swingline Loans; provided, that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements to any assignee or participant, other than to Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply). Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against Borrower rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of Borrower in the amount of such participation.
     (d) Unless the Administrative Agent shall have received notice from Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the Issuing Bank hereunder that Borrower will not make such payment, the Administrative Agent may assume that Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the Issuing Bank, as the case may be, the amount due. In such event, if Borrower has not in fact made such payment, then each of the Lenders or the Issuing Bank, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.
     (e) If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.02(c), 2.02(f), 2.14(d), 2.17(d), 2.18(d) or 11.03(d), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.
     SECTION 2.15 Taxes. (a) Any and all payments by or on account of any obligation of Borrower or any Borrowing Base Guarantor hereunder or under any other Loan Document shall be made without set-off, counterclaim or other defense and free and clear of and without deduction or withholding for any and all Indemnified Taxes; provided, that if Borrower or such

Borrowing Base Guarantor shall be required by law to deduct any Indemnified Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions or withholdings applicable to additional sums payable under this Section 2.15) the Administrative Agent, Lender or Issuing Bank (as the case may be) receives an amount equal to the sum it would have received had no such deductions or withholdings been made, (ii) Borrower or such Borrowing Base Guarantor shall make such deductions or withholdings and (iii) Borrower or such Borrowing Base Guarantor shall pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law.
     (b) In addition, Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.
     (c) Borrower shall indemnify and pay the Administrative Agent, each Lender and the Issuing Bank, within 10 Business Days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by the Administrative Agent, such Lender or the Issuing Bank, as the case may be, on or with respect to any payment by or on account of any obligation of Borrower hereunder or under any other Loan Document (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section 2.15) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to Borrower by a Lender or the Issuing Bank, or by the Administrative Agent on its own behalf or on behalf of a Lender or the Issuing Bank, shall be conclusive absent manifest error.
     (d) As soon as practicable after any payment of Indemnified Taxes or Other Taxes by Borrower to a Governmental Authority, Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.
     (e) Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law, such properly completed and executed documentation prescribed by applicable law or reasonably requested by Borrower as will permit such payments to be made without withholding or at a reduced rate. Each Foreign Lender either (1) (i) agrees to furnish either U.S. Internal Revenue Service Form W-8ECI or U.S. Internal Revenue Service Form W-8BEN (or successor form) and (ii) agrees (for the benefit of Borrower and the Administrative Agent), to the extent it may lawfully do so at such times, upon reasonable request by Borrower or the Administrative Agent, to provide a new Form W-8ECI or Form W-8BEN (or successor form) upon the expiration or obsolescence of any previously delivered form to reconfirm any complete exemption from, or any entitlement to a reduction in, U.S. federal withholding tax with respect to any interest payment hereunder or (2) in the case of any such Foreign Lender that is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (i) agrees to furnish either (a) a “Non-Bank

Certificate” in a form acceptable to the Administrative Agent and the Borrower and two accurate and complete original signed copies of Internal Revenue Service Form W-8BEN (or successor form) or (b) an Internal Revenue Form W-8ECI (or successor form), certifying (in each case) to such Foreign Lender’s legal entitlement to an exemption or reduction from U.S. federal withholding tax with respect to all interest payments hereunder and (ii) agrees (for the benefit of Borrower and the Administrative Agent) to the extent it may lawfully do so at such times, upon reasonable request by Borrower or the Administrative Agent, to provide a new Form W-8BEN or W-8ECI (or successor form) upon the expiration or obsolescence of any previously delivered form to reconfirm any complete exemption from, or any entitlement to a reduction in, U.S. federal withholding tax with respect to any interest payment hereunder.
     (f) If the Administrative Agent or a Lender (or an assignee) determines in its reasonable discretion that it has received a refund of any Indemnified Taxes or Other Taxes as to which it has been indemnified by Borrower or with respect to which Borrower has paid additional amounts pursuant to this Section 2.15, it shall pay over such refund to Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by Borrower under this Section 2.15 with respect to the Indemnified Taxes or the Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent or such Lender (or assignee) and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided, however, that Borrower, upon the request of the Administrative Agent or such Lender (or assignee), agrees to repay the amount paid over to Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender (or assignee) in the event the Administrative Agent or such Lender (or assignee) is required to repay such refund to such Governmental Authority. Nothing contained in this Section 2.15(f) shall require the Administrative Agent or any Lender (or assignee) to make available its tax returns or any other information which it deems confidential to Borrower or any other Person. Notwithstanding anything to the contrary, in no event will any Lender be required to pay any amount to Borrower the payment of which would place such Lender in a less favorable net after-tax position than such Lender would have been in had the additional amounts giving rise to such refund of any Indemnified Taxes or Other Taxes never been paid in the first place.
     SECTION 2.16 Mitigation Obligations; Replacement of Lenders. (a) Mitigation of Obligations. If any Lender requests compensation under Section 2.12, or if Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.15, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the reasonable judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.12 or 2.15, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.
     (b) Replacement of Lenders. If any Lender requests compensation under Section 2.12, or if Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.15, or if any Lender defaults in its obligation to fund Loans hereunder, then Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 11.04), all of its interests, rights and obligations under this Agreement to an assignee selected by Borrower that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided, that (i) Borrower shall have received the prior written consent of the Administrative Agent (and, if a Revolving Commitment is being assigned, the Issuing Bank and Swingline Lender), which consent shall not unreasonably be withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in LC Disbursements and Swingline Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or Borrower (in the case of all other amounts) and (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.12 or payments required to be made pursuant to Section 2.15, such assignment will result in a material reduction in such compensation or payments. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling Borrower to require such assignment and delegation cease to apply.
     SECTION 2.17 Swingline Loans. (a) Swingline Commitment. Subject to the terms and conditions set forth herein, the Swingline Lender agrees to make Swingline Loans to Borrower from time to time during the Revolving Availability Period, in an aggregate principal amount at any time outstanding that will not result in (i) the aggregate principal amount of outstanding Swingline Loans exceeding $20.0 million or (ii) the sum of the total Revolving Exposures exceeding the lesser of (A) the total Revolving Commitments minus any Reinvestment Reserve and (B) the Borrowing Base then in effect; provided, that the Swingline Lender shall not be required to make a Swingline Loan to refinance an outstanding Swingline Loan. Within the foregoing limits and subject to the terms and conditions set forth herein, Borrower may borrow, repay and reborrow Swingline Loans.
     (b) Swingline Loans. To request a Swingline Loan, Borrower shall notify the Administrative Agent of such request by telephone (confirmed by telecopy or e-mail, which, in the case of e-mail confirmation, shall be sent to each e-mail address set forth on Schedule ML attached hereto or at such other e-mail addresses as the Administrative Agent designates in writing), not later than 1:00 p.m., New York City time, on the day of a proposed Swingline Loans. Each such notice shall be irrevocable and shall specify the requested date (which shall be a Business Day) and amount of the requested Swingline Loan. The Administrative Agent will promptly advise the Swingline Lender of any such notice received from Borrower. The Swingline Lender shall make each Swingline Loan available to Borrower by means of a credit to an account as directed by the Borrower in the request for such Swingline Loan (or, in the case of a Swingline Loan made to finance the reimbursement of an LC Disbursement as provided in Section 2.18(e), by remittance to the Issuing Bank) by 3:00 p.m., New York City time, on the requested date of such Swingline Loan. Borrower shall not request a Swingline Loan if at the time of and immediately after giving effect to such request a Default has occurred and is continuing. Swingline Loans shall be made in minimum amounts of $500,000 and integral multiples of $100,000 above such amount.

     (c) Prepayment. Borrower shall have the right at any time and from time to time to repay any Swingline Loan, in whole or in part, upon giving written or telecopy notice (or telephone notice promptly confirmed by written, or telecopy notice) to the Swingline Lender and to the Administrative Agent before 1:00 p.m., New York City time on the date of repayment at the Swingline Lender’s address for notices specified in the Swingline Lender’s Administrative Questionnaire; provided, that each partial prepayment shall be in an amount that is an integral multiple of $100,000 and not less than $500,000. All principal payments of Swingline Loans shall be accompanied by accrued interest on the principal amount being repaid to the date of payment
     (d) Participations. The Swingline Lender may by written notice given to the Administrative Agent not later than 1:00 p.m., New York City time, on any Business Day require the Revolving Lenders to acquire participations on such Business Day in all or a portion of the Swingline Loans outstanding. Such notice shall specify the aggregate amount of Swingline Loans in which Revolving Lenders will participate. Promptly upon receipt of such notice, the Administrative Agent will give notice thereof to each Revolving Lender, specifying in such notice such Lender’s Pro Rata Percentage of such Swingline Loan or Loans. Each Revolving Lender hereby absolutely and unconditionally agrees, upon receipt of notice as provided above, to pay to the Administrative Agent, for the account of the Swingline Lender, such Lender’s Pro Rata Percentage of such Swingline Loan or Loans. Each Revolving Lender acknowledges and agrees that its obligation to acquire participations in Swingline Loans pursuant to this paragraph is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever (provided, that such payment shall not cause such Lender’s Revolving Exposure to exceed such Lender’s Revolving Commitment). Each Revolving Lender shall comply with its obligation under this paragraph by wire transfer of immediately available funds, in the same manner as provided in Section 2.02(f) with respect to Loans made by such Lender (and Section 2.02 shall apply, mutatis mutandis, to the payment obligations of the Revolving Lenders), and the Administrative Agent shall promptly pay to the Swingline Lender the amounts so received by it from the Revolving Lenders. The Administrative Agent shall notify Borrower of any participations in any Swingline Loan acquired pursuant to this paragraph, and thereafter payments in respect of such Swingline Loan shall be made to the Administrative Agent and not to the Swingline Lender. Any amounts received by the Swingline Lender from Borrower (or other party on behalf of Borrower) in respect of a Swingline Loan after receipt by the Swingline Lender of the proceeds of a sale of participations therein shall be promptly remitted to the Administrative Agent; any such amounts received by the Administrative Agent shall be promptly remitted by the Administrative Agent to the Revolving Lenders that shall have made their payments pursuant to this paragraph and to the Swingline Lender, as their interests may appear. The purchase of participations in a Swingline Loan pursuant to this paragraph shall not relieve Borrower of any default in the payment thereof.
     SECTION 2.18 Letters of Credit. (a) General. Subject to the terms and conditions set forth herein, Borrower may request the issuance of Letters of Credit for Borrower’s account or the account of any Borrowing Base Guarantor in a form reasonably acceptable to the Administrative Agent and the Issuing Bank, at any time and from time to time during the Revolving Availability Period (provided, that Borrower shall be a co-applicant with respect to each Letter of Credit issued for the account of or in favor of any Borrowing Base Guarantor). In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by Borrower to, or entered into by Borrower with, the Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control. Issuing Bank may consent to issuing Letters of Credit that have automatic extension or renewal provisions (“evergreen” Letters of Credit) in its sole discretion, which evergreen Letters of Credit Issuing Bank may, in its sole discretion, elect not to permit to be extended or renewed at any time. If, as of the date which is 60 days prior to the Maturity Date, any evergreen Letters of Credit may for any reason remain outstanding and partially or wholly undrawn, Borrower shall immediately deposit in the Cash Collateral Account, in the name of the Collateral Agent and for the benefit of the Secured Parties, an amount in cash representing 105% of the aggregate maximum amount then available to be drawn under such Letter of Credit in accordance with Section 9.04 hereof.
     (b) Request for Issuance, Amendment, Renewal, Extension; Certain Conditions. To request the issuance of a Letter of Credit or the amendment, renewal or extension of an outstanding Letter of Credit, Borrower shall hand deliver or telecopy (or transmit by electronic communication, if arrangements for doing so have been approved by the Issuing Bank) an LC Request to the Issuing Bank and the Administrative Agent not later than 11:00 a.m. on the third Business Day preceding the requested date of issuance, amendment, renewal or extension (or such later date and time as is acceptable to both the Issuing Bank and the Administrative Agent). A request for an initial issuance of a Letter of Credit shall specify in form and detail satisfactory to the Issuing Bank and the Administrative Agent: (i) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (ii) the amount thereof; (iii) the expiry date thereof; (iv) the name and address of the beneficiary thereof; (v) the documents to be presented by such beneficiary in case of any drawing thereunder; (vi) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; and (vii) such other matters as the Issuing Bank or the Administrative Agent may require. A request for an amendment, renewal or extension of any outstanding Letter of Credit shall specify in form and detail satisfactory to the Issuing Bank and the Administrative Agent (i) the Letter of Credit to be amended, renewed or extended; (ii) the proposed date of amendment, renewal or extension thereof (which shall be a Business Day); (iii) the nature of the proposed amendment, renewal or extension; and (iv) such other matters as the Issuing Bank or the Administrative Agent may require. If requested by the Issuing Bank, Borrower also shall submit a letter of credit application on the Issuing Bank’s standard form in connection with any request for a Letter of Credit. A Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of each Letter of Credit Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension (i) the LC Exposure shall not exceed $50.0 million and (ii) the total Revolving Exposures shall not exceed the lesser of (A) the total Revolving Commitments minus the Line Reserve and (B) the Borrowing Base then in effect. Unless the Issuing Bank shall agree otherwise, no Letter of Credit shall be in an initial amount less than $100,000.
     (c) Expiration Date. Each Letter of Credit shall expire at or prior to the close of business on the earlier of (i) in the case of a Standby Letter of Credit, (x) the date which is one year after the date of the issuance of such Standby Letter of Credit (or, in the case of any renewal or extension thereof, one year after such renewal or extension) and (y) the Letter of Credit

Expiration Date and (ii) in the case of a Commercial Letter of Credit, (x) the date that is 180 days after the date of issuance of such Commercial Letter of Credit (or, in the case of any renewal or extension thereof, 180 days after such renewal or extension) and (y) the Letter of Credit Expiration Date.
     (d) Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the Issuing Bank or the Lenders, the Issuing Bank hereby grants to each Revolving Lender, and each Revolving Lender hereby acquires from the Issuing Bank, a participation in such Letter of Credit equal to such Lender’s Pro Rata Percentage of the aggregate amount available to be drawn under such Letter of Credit. In consideration and in furtherance of the foregoing, each Revolving Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the Issuing Bank, such Lender’s Pro Rata Percentage of each LC Disbursement made by the Issuing Bank and not reimbursed by Borrower on the date due as provided in paragraph (e) of this Section 2.18, or of any reimbursement payment required to be refunded to Borrower for any reason. Each Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.
     (e) Reimbursement. If the Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit, Borrower shall reimburse such LC Disbursement by paying to the Issuing Bank an amount equal to such LC Disbursement not later than 2:00 p.m., New York City time, on the date that such LC Disbursement is made, if Borrower shall have received notice of such LC Disbursement prior to 11:00 a.m., New York City time, on such date, or, if such notice has not been received by Borrower prior to such time, on such date, then not later than 2:00 p.m., New York City time on (i) the Business Day that Borrower receives such notice, if such notice is received prior to 11:00 a.m., New York City time, on the day of receipt, or (ii) the Business Day immediately following the day that Borrower receives such notice, if such notice is not received prior to such time on the day of receipt; provided, that Borrower may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.03 or 2.17 that such payment be financed with an ABR Revolving Borrowing or Swingline Loan in an equivalent amount and, to the extent so financed, Borrower’s obligation to make such payment shall be discharged and replaced by the resulting ABR Revolving Borrowing or Swingline Loan. If Borrower fails to make such payment when due, the Issuing Bank shall notify the Administrative Agent and the Administrative Agent shall notify each Revolving Lender of the applicable LC Disbursement, the payment then due from Borrower in respect thereof and such Lender’s Pro Rata Percentage thereof. Promptly following receipt of such notice, each Revolving Lender shall pay to the Administrative Agent its Pro Rata Percentage of the unreimbursed LC Disbursement in the same manner as provided in Section 2.02(f) with respect to Loans made by such Lender, and the Administrative Agent shall promptly pay to the Issuing Bank the amounts so received by it from the Revolving Lenders. Promptly following receipt by the Administrative Agent of any payment from Borrower pursuant to this paragraph, the Administrative Agent shall, to the extent that Revolving Lenders have made payments pursuant to this paragraph to reimburse the Issuing Bank, distribute such payment to such Lenders and the Issuing Bank as their interests may appear. Any payment made by a Revolving Lender pursuant to this paragraph to reimburse the Issuing Bank for any LC Disbursement (other than the funding of ABR Revolving Loans or a Swingline Loan as contemplated above) shall not constitute a Loan and shall not relieve Borrower of its obligation to reimburse such LC Disbursement.
     (f) Obligations Absolute. The obligation of Borrower to reimburse LC Disbursements as provided in paragraph (e) of this Section 2.18 shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by the Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit, or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section 2.18, constitute a legal or equitable discharge of, or provide a right of setoff against, the obligations of Borrower hereunder. Neither the Administrative Agent, the Lenders nor the Issuing Bank, nor any of their Affiliates, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the Issuing Bank; provided, that the foregoing shall not be construed to excuse the Issuing Bank from liability to Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by Borrower to the extent permitted by applicable law) suffered by Borrower that are caused by the Issuing Bank’s failure to exercise reasonable care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of the Issuing Bank (as finally determined by a court of competent jurisdiction), the Issuing Bank shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.
     (g) Disbursement Procedures. The Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. The Issuing Bank shall promptly notify the Administrative Agent and Borrower by telephone (confirmed by telecopy) of such demand for payment and whether the Issuing Bank has made or will make an LC Disbursement thereunder; provided, that any failure to give or delay in giving such notice shall not relieve Borrower of its obligation to reimburse the Issuing

Bank and the Revolving Lenders with respect to any such LC Disbursement (other than with respect to the timing of such reimbursement obligation set forth in Section 2.18(e)).
     (h) Interim Interest. If the Issuing Bank shall make any LC Disbursement, then, unless Borrower shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that Borrower reimburses such LC Disbursement, at the rate per annum then applicable to ABR Revolving Loans; provided, that, if Borrower fails to reimburse such LC Disbursement when due pursuant to paragraph (e) of this Section 2.18, then Section 2.06(c) shall apply. Interest accrued pursuant to this paragraph shall be for the account of the Issuing Bank, except that interest accrued on and after the date of payment by any Revolving Lender pursuant to paragraph (e) of this Section 2.18 to reimburse the Issuing Bank shall be for the account of such Lender to the extent of such payment.
     (i) Resignation or Removal of the Issuing Bank. The Issuing Bank may resign as Issuing Bank hereunder at any time upon at least 30 days’ prior notice to the Lenders, the Administrative Agent and Borrower. The Issuing Bank may be replaced at any time by written agreement among Borrower, the Administrative Agent, the replaced Issuing Bank and the successor Issuing Bank. One or more Lenders may be appointed as additional Issuing Banks in accordance with subsection (k) below. The Administrative Agent shall notify the Lenders of any such replacement of the Issuing Bank or any such additional Issuing Bank. At the time any such resignation or replacement shall become effective, Borrower shall pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to Section 2.05(c). From and after the effective date of any such resignation or replacement or addition, as applicable, (i) the successor or additional Issuing Bank shall have all the rights and obligations of the Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term "Issuing Bank” shall be deemed to refer to such successor or such addition or to any previous Issuing Bank, or to such successor or such additional Issuing Bank and all previous Issuing Banks, as the context shall require. After the resignation or replacement of an Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such resignation or replacement, but shall not be required to issue additional Letters of Credit. If at any time there is more than one Issuing Bank hereunder, Borrower may, in its discretion, select which Issuing Bank is to issue any particular Letter of Credit.
     (j) Cash Collateralization. If any Event of Default shall occur and be continuing, on the Business Day that Borrower receives notice from the Administrative Agent or the Required Lenders (or, if the maturity of the Loans has been accelerated, Revolving Lenders with LC Exposure representing greater than 50% of the total LC Exposure) demanding the deposit of cash collateral pursuant to this paragraph, Borrower shall deposit in the Cash Collateral Account, in the name of the Collateral Agent and for the benefit of the Secured Parties, an amount in cash equal to the LC Exposure as of such date plus any accrued and unpaid interest thereon; provided, that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to Borrower described in clause (g) or (h) of Article VIII. Each such deposit shall be held by the Collateral Agent in a Cash Collateral

Account pursuant to Section 9.04 as collateral for the payment and performance of the obligations of Borrower under this Agreement. The Collateral Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Collateral Agent and at the risk and expense of Borrower, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Moneys in such account shall be applied by the Collateral Agent to reimburse the Issuing Bank for LC Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of Borrower for the LC Exposure at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of Revolving Lenders with LC Exposure representing greater than 50% of the total LC Exposure), be applied to satisfy other Obligations of Borrower under this Agreement. If Borrower is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount plus any accrued interest or realized profits of such amounts (to the extent not applied as aforesaid) shall be returned to Borrower within three Business Days after all Events of Default have been cured or waived. If Borrower is required to provide an amount of such collateral hereunder pursuant to Section 2.10(b), such amount plus any accrued interest or realized profits on account of such amount (to the extent not applied as aforesaid) shall be returned to Borrower as and to the extent that, after giving effect to such return, Borrower would remain in compliance with Section 2.10(b) and no Default or Event of Default shall have occurred and be continuing.
     (k) Additional Issuing Banks. Borrower may, at any time and from time to time with the consent of the Administrative Agent (which consent shall not be unreasonably withheld) and such Lender, designate one or more additional Lenders to act as an issuing bank under the terms of this Agreement; provided, that no Lender shall be designated as an issuing bank unless such Lender maintains reporting systems acceptable to the Administrative Agent with respect to LC Exposure and agrees to provide regular reporting to the Administrative Agent with respect to such LC Exposure. Any Lender designated as an issuing bank pursuant to this paragraph (k) shall be deemed (in addition to being a Lender) to be the Issuing Bank with respect to Letters of Credit issued or to be issued by such Lender, and all references herein and in the other Loan Documents to the term “Issuing Bank” shall, with respect to such Letters of Credit, be deemed to refer to such Lender in its capacity as Issuing Bank, as the context shall require.
     (l) The Issuing Bank shall be under no obligation to issue any Letter of Credit if:
          (i) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the Issuing Bank from issuing such Letter of Credit, or any law applicable to the Issuing Bank or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the Issuing Bank shall prohibit, or request that the Issuing Bank refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon the Issuing Bank with respect to such Letter of Credit any restriction, reserve or capital requirement (for which the Issuing Bank is not otherwise compensated hereunder) not in effect on the Original Closing Date, or shall impose upon the Issuing Bank any unreimbursed loss, cost or expense which was not applicable on the Original Closing Date and which the Issuing Bank in good faith deems material to it; or

          (ii) the issuance of such Letter of Credit would violate one or more policies of the Issuing Bank.
     (m) The Issuing Bank shall be under no obligation to amend any Letter of Credit if (A) the Issuing Bank would have no obligation at such time to issue such Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.
     SECTION 2.19 Determination of Borrowing Base.
     (a) Eligible Accounts. On any date of determination of the Borrowing Base, all of the Accounts owned by Borrower and each Borrowing Base Guarantor, as applicable, and reflected in the most recent Borrowing Base Certificate delivered by the Borrower to the Collateral Agent and the Administrative Agent shall be “Eligible Accounts” for the purposes of this Agreement, except any Account to which any of the exclusionary criteria set forth below applies. In addition, the Administrative Agent reserves the right, at any time and from time to time after the Original Closing Date, to adjust any of the criteria set forth below, to establish new criteria and to adjust the applicable advance rate with respect to Eligible Accounts, in its reasonable credit judgment, subject to the approval of the Supermajority Lenders in the case of adjustments, new criteria or changes in the applicable advance rates which have the effect of making more credit available. Eligible Accounts shall not include any of the following Accounts:
          (i) any Account in which the Collateral Agent, on behalf of the Secured Parties, does not have a first priority and exclusive perfected Lien;
          (ii) any Account that is not owned by a Borrower or a Borrowing Base Guarantor;
          (iii) any Account due from an Account Debtor that is not domiciled in the United States or Canada or, if not a natural Person, it is not a Domestic or Canadian Person;
          (iv) any Account that is payable in any currency other than Dollars or Canadian Dollars;
          (v) any Account that does not arise from the sale of goods or the performance of services by such Borrower or Borrowing Base Guarantor in the ordinary course of its business;
          (vi) any Account that does not comply with all applicable legal requirements, including, without limitation, all laws, rules, regulations and orders of any Governmental Authority (including any Account due from an Account Debtor located in the States of New Jersey, Minnesota, Georgia or any other State, unless Borrower and the Borrowing Base Guarantor, as applicable (at the time the Account was created and at all times thereafter) (i) had filed and has maintained effective a current notice of business activities report with the appropriate office or agency of the States of New Jersey, Minnesota, Georgia, or any other State, as applicable, or (ii) was and has continued to be exempt from filing such report and has provided the Lenders with satisfactory evidence thereof);

          (vii) any Account (a) upon which the right to receive payment of either Borrower or any Borrowing Base Guarantor, as applicable, is not absolute or is contingent upon the fulfillment of any condition whatsoever unless such condition is satisfied or (b) as to which either Borrower or any Borrowing Base Guarantor, as applicable, is not able to bring suit or otherwise enforce its remedies against the Account Debtor through judicial or administrative process or (c) that represents a progress billing consisting of an invoice for goods sold or used or services rendered pursuant to a contract under which the Account Debtor’s obligation to pay that invoice is subject to the Borrower’s or Borrowing Base Guarantor’, as applicable, completion of further performance under such contract or is subject to the equitable lien of a surety bond issuer;
          (viii) to the extent that any defense, counterclaim, setoff or dispute is asserted as to such Account, it being understood that the remaining balance of the Account shall be eligible;
          (ix) any Account that is reissued in respect of partial payment, including without limitation debit memos and charge backs;
          (x) any Account that is not a true and correct statement of bona fide indebtedness incurred in the amount of the Account for merchandise sold to or services rendered and accepted by the applicable Account Debtor;
          (xi) any Account with respect to which an invoice or other electronic transmission constituting a request for payment, reasonably acceptable to the Collateral Agent in form and substance, has not been sent on a timely basis to the applicable Account Debtor according to the normal invoicing and timing procedures of Borrower or Borrowing Base Guarantor, as applicable;
          (xii) any Account that arises from a sale to any director, officer, other employee or Affiliate of Borrower or any Borrowing Base Guarantor, or to any entity that has any common officer or director with any Borrower or Borrowing Base Guarantor;
          (xiii) to the extent the Borrower or any Subsidiary is liable for goods sold or services rendered by the applicable Account Debtor to the Borrower or any Subsidiary but only to the extent of the potential offset;
          (xiv) any Account that arises with respect to goods that are delivered on a bill-and-hold, cash-on-delivery basis or placed on consignment (other than Eligible Consigned Inventory), guaranteed sale or other terms by reason of which the payment by the Account Debtor is or may be conditional or with respect to which the applicable Account Debtor is treated by Borrower or a Borrowing Base Guarantor as a cash-in-advance terms customer (regardless of whether shipment was in fact withheld subject to receiving payment);
          (xv) any Account that is in default; provided, that, without limiting the generality of the foregoing, an Account shall be deemed in default upon the occurrence of any of the following:
     (a) any Account not paid within 90 days following its original invoice date;

     (b) any Account which is due according to its original terms of sale more than 90 days after its original invoice date, except as may be approved in advance and in writing by Collateral Agent in its discretion, with such limitations as the Collateral Agent may deem appropriate; it being understood and agreed that (I) as of the Closing Date, an AutoZone Account, a Robert Bosch Account, an Ozark Account or an Account of Graybar Electric Company, Inc. or State Electric Supply Co., Inc. which is due according to its original terms of sale more than 90 days after its original invoice date shall not be deemed in default by reason of this clause (b) or by reason of clause (a) above, as long as such Account is not more than 30 days past due according to its original terms of sale and does not remain unpaid for more than 150 days after its original invoice date; (II) to the extent AutoZone, Inc., Robert Bosch Corporation, or Ozark Auto Purchasing LLC is an Investment Grade Account Debtor, an AutoZone Account, Robert Bosch Account, or Ozark Account which is due according to its original terms of sale more than 90 days after its original invoice date shall not be deemed in default by reason of this clause (b) or by reason of clause (a) above, as long as such Account is not more than 30 days past due according to its original terms of sale and does not remain unpaid for more than 180 days after its original invoice date (195 days after its original invoice date in the case of an AutoZone Account having an original invoice date on or after January 1, 2007 and prior to January 1, 2008; and 210 days after its original invoice date in the case of an AutoZone Account having an original invoice date on or after January 1, 2008), and (III) (A) if the aggregate Available Amounts of all AutoZone Accounts that are Eligible Accounts shall at any time exceed 25% of the aggregate Available Amounts of all Eligible Accounts which are included in the Borrowing Base, then the Collateral Agent may establish a Reserve in the exercise of its reasonable credit judgment in an amount equal to the excess of the aggregate Available Amounts of such AutoZone Accounts over 25% of the aggregate Available Amounts of all Eligible Accounts, (B) if the aggregate Available Amounts of all Robert Bosch Accounts that are Eligible Accounts shall at any time exceed 7% of the aggregate Available Amounts of all Eligible Accounts which are included in the Borrowing Base, then the Collateral Agent may establish a Reserve in the exercise of its reasonable credit judgment in an amount equal to the excess of the aggregate Available Amounts of such Robert Bosch Accounts over 7% of the aggregate Available Amounts of all Eligible Accounts, and (C) if the aggregate Available Amounts of all Ozark Accounts that are Eligible Accounts shall at any time exceed 3% of the aggregate Available Amounts of all Eligible Accounts which are included in the Borrowing Base, then the Collateral Agent may establish a Reserve in the exercise of its reasonable credit judgment in an amount equal to the excess of the aggregate Available Amounts of such Ozark Accounts over 3% of the aggregate Available Amounts of all Eligible Accounts;
     (c) the Account Debtor obligated upon such Account suspends business, makes a general assignment for the benefit of creditors or fails to pay its debts generally as they come due; or

     (d) a petition is filed by or against any Account Debtor obligated upon such Account under any bankruptcy law or any other federal, state, provincial or foreign (including any provincial) receivership, insolvency relief or other law or laws for the relief of debtors;
     (xvi) any Account that is the obligation of an Account Debtor (other than an individual) if 50% or more of the Dollar amount of all Accounts owing by that Account Debtor are ineligible under the other criteria set forth in this Section 2.19(a);
     (xvii) any Account as to which any of the representations or warranties in the Loan Documents are untrue;
     (xviii) to the extent such Account is evidenced by a judgment, Instrument or Chattel Paper;
     (xix) to the extent such Account exceeds any credit limit established by the Administrative Agent, in its reasonable credit judgment, following prior notice of such limit by the Administrative Agent to the Borrower;
     (xx) that portion of any Account (a) in respect of which there has been, or should have been, established by the Borrower or any Borrowing Base Guarantor a contra account, whether in respect of contractual allowances with respect to such Account, audit adjustment, anticipated discounts or otherwise, or in respect of which Borrower or any Borrowing Base Guarantor accrues liability for deposits made by Account Debtors in respect of the reels used to store cable, or (b) which is due from an Account Debtor to whom the Borrower or any Borrowing Base Guarantor owes a trade payable, but only to the extent of such trade payable or (c) which the Borrower or any Borrowing Base Guarantor knows is subject to the exercise by an Account Debtor of any right of recession, set-off, recoupment, counterclaim or defense or (d) of any Account Debtor that is taking part in a volume rebate program and is meeting the requisite volume criteria; or
     (xxi) any Account on which the Account Debtor is a Governmental Authority, unless Borrower or any Borrowing Base Guarantor, as applicable, has assigned its rights to payment of such Account to the Administrative Agent pursuant to, in the case of a federal Governmental Authority, the Assignment of Claims Act of 1940, as amended, or Financial Administration Act (Canada), as amended, and pursuant to applicable law, if any, in the case of any other Governmental Authority, and such assignment has been accepted and acknowledged by the appropriate government officers.
     (b) Eligible Inventory. For purposes of this Agreement, Eligible Inventory shall exclude any Inventory to which any of the exclusionary criteria set forth below applies. The Administrative Agent shall have the right to establish, modify or eliminate Reserves against Eligible Inventory from time to time in its reasonable credit judgment. In addition, the Administrative Agent reserves the right, at any time and from time to time after the Original Closing Date, to adjust any of the criteria set forth below, to establish new criteria and to adjust the applicable advance rate with respect to Eligible Inventory, in its reasonable credit judgment, subject to the approval of the Supermajority Lenders in the case of adjustments, new criteria, changes in the applicable advance rate or the elimination of Reserves which have the effect of making more credit available. Eligible Inventory shall not include any Inventory of Borrower or any Borrowing Base Guarantor that:
          (i) the Collateral Agent, on behalf of Secured Parties, does not have a first priority and exclusive perfected Lien on such Inventory;
          (ii) is not located on premises in United States or Canada;
          (iii) (A) is located on premises leased by Borrower or a Borrowing Base Guarantor, unless (x) at such location the aggregate value of Inventory exceeds $250,000, and (y) either (1) a reasonably satisfactory Landlord Lien Waiver and Access Agreement has been delivered to the Collateral Agent, or (2) Reserves reasonably satisfactory to the Administrative Agent have been established with respect thereto or (B) is stored with a bailee or warehouseman where the aggregate value of Inventory exceeds $250,000 unless either (x) a reasonably satisfactory, acknowledged bailee waiver letter has been received by the Collateral Agent or (y) Reserves reasonably satisfactory to the Administrative Agent have been established with respect thereto, or (C) is located at an owned location subject to a mortgage in favor of a lender other than the Collateral Agent where the aggregate value of Inventory exceeds $250,000 unless either (x) a reasonably satisfactory mortgagee waiver has been delivered to the Collateral Agent or (y) Reserves reasonably satisfactory to the Administrative Agent have been established with respect thereto;
          (iv) is placed on consignment (other than Eligible Consigned Inventory);
          (v) is covered by a negotiable document of title, unless such document has been delivered to the Collateral Agent with all necessary endorsements, free and clear of all Liens except those in favor of the Collateral Agent and the Lenders and landlords, carriers, bailees and warehousemen if clause (iii) above has been complied with;
          (vi) is to be returned to suppliers;
          (vii) is obsolete, unsalable, shopworn, seconds, damaged or unfit for sale;
          (viii) is slow moving (in excess of 1-year supply);
          (ix) consists of display items, samples or packing or shipping materials, manufacturing supplies or replacement parts (it being understood that Eligible Inventory shall not exclude work-in-process Inventory if it is not excluded in accordance with other criteria set forth herein, unless otherwise determined by the Administrative Agent in its reasonable credit judgment);
          (x) is not of a type held for sale in the ordinary course of Borrower’s or any Borrowing Base Guarantor’s, as applicable, business;
          (xi) breaches any of the representations or warranties pertaining to Inventory set forth in the Loan Documents;

          (xii) consists of Hazardous Material or goods that can be transported or sold only with licenses that are not readily available;
          (xiii) is not covered by casualty insurance maintained as required by Section 5.04;
          (xiv) consists of custom made Inventory which is not saleable to any other customer or in ordinary course;
          (xv) is in transit; or
          (xvi) is subject to any licensing arrangement the effect of which would be to limit the ability of Collateral Agent, or any Person selling the Inventory on behalf of Collateral Agent, to sell such Inventory in enforcement of the Collateral Agent’s Liens, without further consent or payment to the licensor or other.
     (c) Eligible Equipment and Eligible Real Property. The Administrative Agent shall have the right to establish, modify or eliminate Reserves against Eligible Equipment and Eligible Real Property from time to time in its reasonable credit judgment. In addition, the Administrative Agent reserves the right, at any time and from time to time after the Original Closing Date, to adjust any of the criteria set forth in the definitions of the terms “Eligible Equipment” and “Eligible Real Property”, to establish new criteria and to adjust the applicable advance rate with respect to Eligible Equipment or Eligible Real Property, in its reasonable credit judgment, subject to the approval of the Supermajority Lenders in the case of adjustments, new criteria, changes in the applicable advance rate or the elimination of Reserves which have the effect of making more credit available and in the case of any change in the FALV Amortization Factor. Any Equipment affixed to the Mortgaged Real Property listed on Schedule 1.01(e), if otherwise eligible hereunder, shall be deemed Eligible Equipment rather than Eligible Real Property.
     SECTION 2.20 Commitment Increase. From time to time after the Closing Date, the Revolving Commitments may be increased (but in no event in excess of $50,000,000 in the aggregate for all such increases) (the “Commitment Increase Cap”) such that the aggregate Revolving Commitments shall at no time exceed $450,000,000 (any such increase, a “Commitment Increase”) at the option of Borrower pursuant to delivery of written notice from Borrower of a proposed Commitment Increase to the Administrative Agent if each of the following conditions have been met:
     (a) no Default or Event of Default shall exist or would result from such Commitment Increase;
     (b) no Commitment Increase may be in an amount less than $10,000,000;
     (c) no existing Lender shall be obligated to increase its Revolving Commitment in connection with any Commitment Increase;
     (d) the proposed Commitment Increase shall have been consented to in writing by each existing Lender (if any) who is increasing its Revolving Commitment and/or each other institution (if any) that constitutes a permitted assignee under Section 11.04(b) and that has agreed to become a Lender in respect of all or a portion of the Commitment Increase (each such Lender, a “New Lender”);
     (e) the proposed Commitment Increase, together with any prior Commitment Increase, shall not exceed the Commitment Increase Cap; and
     (f) the Administrative Agent shall have received (i) an agreement setting forth such Commitment Increase, together with Lender Addendums and promissory notes with respect thereto, (ii) evidence of corporate authorization on the part of the Loan Parties with respect to such Commitment Increase, (iii) opinions of counsel with respect to such Commitment Increase, (iv) amendments to the Security Documents in connection with such Commitment Increase, (v) on behalf of each existing Lender and/or New Lender participating in such Commitment Increase, payment of fees (if any) agreed to by Borrower and payable to such Persons in connection with such Commitment Increase and (vi) evidence of the satisfaction of the conditions set forth in clauses (a) through (d) above in connection with such Commitment Increase, in each case as the Administrative Agent may reasonably request.
          Each of the Borrower, Lenders and Administrative Agent acknowledges and agrees that each Commitment Increase meeting the conditions set forth in this Section 2.20 shall not require the consent of any Lender other than those Lenders, if any, which have agreed to increase their Revolving Commitments in connection with such proposed Commitment Increase. After giving effect to any Commitment Increase, it may be the case that the outstanding Revolving Loans are not held pro rata in accordance with the new Revolving Commitments. In order to remedy the foregoing, on the effective date of the applicable Commitment Increase, the Revolving Lenders (including, without limitation, any new Lenders) shall make payments to the Administrative Agent, and the Administrative Agent agrees, upon receipt of all such payments, to disburse such amounts to the Lenders so that after giving effect thereto the Revolving Loans will be held by the Revolving Lenders (including, without limitation, any new Lenders), pro rata in accordance with the Pro Rate Percentages hereunder (after giving effect to the applicable Commitment Increase).
ARTICLE III.
REPRESENTATIONS AND WARRANTIES
     Each Loan Party represents and warrants to the Administrative Agent, the Collateral Agent, the Issuing Bank and each of the Lenders (with references to the Companies being references thereto after giving effect to the Transactions unless otherwise expressly stated) that:
     SECTION 3.01 Organization; Powers. Each Company (a) is duly organized and validly existing under the laws of the jurisdiction of its organization, (b) has all requisite power and authority to carry on its business as now conducted and to own and lease its Property and (c) is qualified and in good standing (to the extent such concept is applicable in the applicable jurisdiction) to do business in every jurisdiction where such qualification is required, except in such jurisdictions where the failure to so qualify or be in good standing, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

     SECTION 3.02 Authorization; Enforceability. The Transactions to be entered into by each Loan Party are within such Loan Party’s powers and have been duly authorized by all necessary action. This Agreement has been duly executed and delivered by each Loan Party and constitutes, and each other Loan Document to which any Loan Party is to be a party, when executed and delivered by such Loan Party, will constitute, a legal, valid and binding obligation of such Loan Party, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.
     SECTION 3.03 Governmental Approvals; No Conflicts. Except as set forth on Schedule 3.03, the Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except (i) such as have been obtained or made and are in full force and effect, (ii) filings necessary to perfect Liens created under the Loan Documents and (iii) consents, approvals, registrations, filings or actions the failure of which to obtain or perform could not reasonably be expected to result in a Material Adverse Effect, (b) will not violate the charter, by-laws or other organizational documents of any Company or any order of any Governmental Authority, (c) will not violate, result in a default or require any consent or approval under any applicable law or regulation, indenture, agreement or other instrument binding upon any Company or its assets, or give rise to a right thereunder to require any payment to be made by any Company, except for violations, defaults or the creation of such rights that could not reasonably be expected to result in a Material Adverse Effect, and (d) will not result in the creation or imposition of any Lien on any Property of any Company, except Liens created under the Loan Documents and Permitted Liens.
     SECTION 3.04 Financial Statements. (a) Borrower has heretofore furnished to the Lenders the consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of Holdings and its consolidated Subsidiaries (i) as of and for the fiscal years ended December 31, 2002, 2003, 2004, 2005 and 2006, audited by and accompanied by the opinion of Deloitte & Touche LLP, independent public accountants, and (y) as of and for the 6-month period ended June 30, 2007 and for the comparable period of the preceding fiscal year, in each case, certified by the Chief Financial Officer of Holdings. Such financial statements have been prepared in accordance with GAAP consistently applied and present fairly and accurately the financial condition and results of operations and cash flows of Holdings and its consolidated Subsidiaries as of such dates and for such periods. Except as set forth in such financial statements or schedules hereto, as of the Closing Date, there are no liabilities of any Company of any kind, whether accrued, contingent, absolute, determined, determinable or otherwise, which if unpaid could reasonably be expected to result in a Material Adverse Effect, and there is no existing condition, situation or set of circumstances which could reasonably be expected to result in such a liability, other than liabilities under the Loan Documents, the Qualified Senior Note Documents, the Convertible Senior Note Documents, the Senior Unsecured Note Documents and the 2007 Senior Unsecured Convertible Note Documents.
     (b) Prior to the Original Closing Date, Borrower has delivered to the Lenders Holdings’ (i) unaudited consolidated and consolidating balance sheets and statements of income and cash flows as of and for the nine-month period ended September 30, 2003 and for the comparable period of the preceding fiscal year and (ii) consolidated projections for a 5-year period after the

Original Closing Date. Such projections and financial statements have been prepared in good faith by the Loan Parties, based on the assumptions stated therein (which assumptions are believed by the Loan Parties as of the Original Closing Date and on the Closing Date to be reasonable), are based on the best information available to the Loan Parties as of the date of delivery thereof, accurately reflect all adjustments required to be made to give effect to the Transactions. The projections are based upon the same accounting principles as those used in the preparation of the financial statements described above and the estimates and assumptions stated therein, all of which the Loan Parties believes to be reasonable and fair in light of current conditions and current facts known to the Loan Parties and, as of the Closing Date, reflect the Loan Parties’ good faith and reasonable estimates of the future financial performance of the Loan Parties for the period set forth therein. The projections are not a guaranty of future performance, and actual results may differ from the projections.
     (c) Since December 31, 2006, there has been no event, change or occurrence that, individually or in the aggregate, has had or could reasonably be expected to result in a Material Adverse Effect.
     SECTION 3.05 Properties. (a) Each Company has good title to, or valid leasehold interests in, all its Property material to its business, except for minor irregularities or deficiencies in title that, individually or in the aggregate, do not interfere with its ability to conduct its business as currently conducted or to utilize such Property for its intended purpose. Title to all such Property held by such Company is free and clear of all Liens except for Permitted Liens. The Property of the Companies, taken as a whole, (i) is in good operating order, condition and repair (ordinary wear and tear excepted) (except to the extent that the failure to be in such condition could not reasonably be expected to result in a Material Adverse Effect) and (ii) constitutes all the Property which is required for the business and operations of the Companies as presently conducted.
     (b) Real Property. As of the Closing Date,
          (i) Schedule 3.05(b) contains a true and complete list of each interest in Real Property owned by any Loan Party and describes the type of interest therein held by such Loan Party. Schedule 3.05(b) contains a true and complete list of each Real Property leased, subleased or otherwise occupied or utilized by any Loan Party, as lessee, sublessee, franchisee or licensee, and describes the type of interest therein held by such Loan Party and whether such lease, sublease or other instrument requires the consent of the landlord thereunder or other parties thereto to the Transactions.
          (ii) The Real Property and the current use thereof complies in all material respects with (i) all applicable Requirements of Law (including building and zoning ordinances and codes), and the Borrower or the relevant Loan Party is not an illegal user of such Real Property, and (ii) all insurance requirements of this Agreement, in each case, except where noncompliance could not reasonably be expected to have a Material Adverse Effect.
          (iii) No Casualty Event has been commenced or, to the best knowledge of Borrower and the Companies, is contemplated with respect to all or any portion of any material Real Property or for any materially adverse relocation of roadways providing access to such Real

Property other than a Casualty Event relating to Real Property that has been restored, replaced or rebuilt.
          (iv) There are no current, pending or, to the best knowledge of Borrower and the Loan Parties, proposed special or other assessments for public improvements or otherwise affecting any Mortgaged Real Properties, nor are there any contemplated improvements to such Mortgaged Real Properties that may result in such special or other assessments, in each case, other than such assessments that will be paid prior to delinquency.
          (v) Neither the Borrower nor the Loan Parties have suffered, permitted or initiated the joint assessment of any Mortgaged Real Property with any other real property constituting a separate tax lot that would interfere with the legal foreclosure of such Mortgaged Real Property independent of any property that is not a Mortgaged Real Property. All owned Real Property is comprised of one or more parcels, each of which or such parcels together constitutes a separate tax lot and none of which constitutes a portion of any other tax lot.
          (vi) Each of the Borrower and the Loan Parties has obtained all material permits (including assembly permits), licenses, variances and certificates required by Requirements of Law to be obtained by such Person and necessary to the use and operation of the Mortgaged Real Properties for the purposes for which they are currently used. Each of the Borrower and the Companies has obtained all permits (including assembly permits), licenses, variances and certificates required by Requirements of Law to be obtained by such Person and necessary to the use and operation of Real Property other than Mortgaged Real Properties except to the extent that the failure to obtain such permits, licenses, variances and certificates could not, in the aggregate, reasonably be expected to have a Material Adverse Effect. The use being made of all Real Property is in material conformity with the certificate of occupancy and/or such other permits, licenses, variances and certificates for such Real Property and any other reciprocal easement agreements, restrictions, covenants or conditions affecting such Real Property.
          (vii) Except for maintenance and repairs in the ordinary course of business or as set forth on Schedule 3.05(b), to the best knowledge of Borrower and the Companies, all Real Property owned by Loan Parties is free from structural defects and all building systems contained therein are in good working order and condition, ordinary wear and tear excepted, suitable for the purposes for which they are currently being used.
          (viii) No Person other than the Companies has any possessory interest in any Real Property or right to occupy any Real Property except for leases, subleases and concessions (i) in the ordinary course of business and (ii) on terms no less favorable to the Companies than terms that were available to unaffiliated parties in the market generally at the time entered into. There are no outstanding options to purchase or rights of first refusal or restrictions on transferability affecting any owned Real Property.
          (ix) Except as could not reasonably be expected to have a material adverse effect on the affected Property, (i) all Real Property has adequate rights of access to public ways to permit the Real Property to be used for its intended purpose and is served by operating and adequate water, electric, telephone, sewer, sanitary sewer and storm drain facilities, (ii) all public utilities necessary to the continued use and enjoyment of the Real Property and the Companies have the legal right to the continued use thereof, (iii) all roads necessary for the full utilization of the Real Property for its current purpose have been completed and dedicated to public use and accepted by all Governmental Authorities or are the subject of access easements for the benefit of such Real Property and (iv) all reciprocal easement agreements affecting any Real Property are in full force and effect and no Loan Party is aware of any defaults thereunder. Except for public streets and sidewalks and other non-material parcels in respect of which any further discontinuance of use or occupying would not materially interfere with the value or utility of adjacent or nearby Real Property, no Loan Party uses or occupies any real property other than such Real Property in connection with the use and operation of any Real Property.
          (x) No building or structure constituting Real Property or any appurtenance thereto or equipment thereon, or the use, operation or maintenance thereof, violates any restrictive covenant or encroaches on any easement or on any property owned by others, which violation or encroachment materially interferes with the use or could materially adversely affect the value of such building, structure or appurtenance or which encroachment is necessary for the operation of the business at any Real Property. All buildings, structures, appurtenances and equipment necessary for the use of each Mortgaged Real Property for the purpose for which it is currently being used are located on the real property encumbered by such Mortgage.
          (xi) Each parcel of Real Property, including each lease, has adequate available parking to meet legal and operating requirements (after taking into account reciprocal easement agreements and other easements on adjoining or nearby land).
          (xii) No portion of the Real Property owned by a Loan Party has suffered any material damage by fire or other material casualty loss that has not heretofore been substantially repaired and restored to its original condition. No portion of the Real Property owned by a Loan Party (other than the Real Property located in Willimantic, Connecticut for which Borrower has flood insurance) is located in a special flood hazard area as designated by any federal governmental authorities.
     (c) Each Company owns, or is licensed to use, all patents, patent applications, trademarks, trade names, servicemarks, copyrights, technology, trade secrets, proprietary information, domain names, know-how and processes necessary for the conduct of its business as currently conducted (the "Intellectual Property”), except for those the failure to own or license which, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. No claim has been asserted and is pending by any Person challenging or questioning the use of any such Intellectual Property or the validity or effectiveness of any such Intellectual Property, nor does any Company know of any valid basis for any such claim (except for such claim and infringement that could not reasonably be expected to result in a Material Adverse Effect). The use of such Intellectual Property by each Company does not infringe the rights of any Person, except for such claims and infringements that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.
     (d) As of the Closing Date, (i) no Company has received any notice of, nor has any knowledge of, the occurrence or pendency or contemplation of any Casualty Event affecting all or any portion of the Property and (ii) no Mortgage encumbers improved Real Property that is located in an area that has been identified by the Secretary of Housing and Urban Development as an area having special flood hazards and with respect to which flood insurance has been made available under the National Flood Insurance Act of 1968.
     SECTION 3.06 Equity Interests and Subsidiaries. (a) Schedule 3.06(a) sets forth a list of (i) all the Subsidiaries and their jurisdiction of organization as of the Closing Date and (ii) the number of shares of each class of its Equity Interests authorized, and the number outstanding (and the record holder of such Equity Interests), on the Closing Date and the number of shares covered by all outstanding options, warrants, rights of conversion or purchase and similar rights at the Closing Date. All Equity Interests of each Subsidiary are duly and validly issued and are fully paid and non-assessable, and all Equity Interests of each Loan Party are owned by Holdings, Intermediate Holdings or Borrower, directly or indirectly through Wholly Owned Subsidiaries and all Equity Interests of Borrower are owned directly by Intermediate Holdings and all Equity Interests of Intermediate Holdings are owned directly by Holdings. Each Loan Party is the record and beneficial owner of, and has good and marketable title to, the Equity Interests pledged by it under the Security Agreements and Foreign Pledge Agreements, free of any and all Liens, rights or claims of other Persons, except the security interest created by the Security Agreements, and there are no outstanding warrants, options or other rights to purchase, or shareholder, voting trust or similar agreements outstanding with respect to, or Property that is convertible into, or that requires the issuance or sale of, any such Equity Interests.
     (b) No consent of any Person including any other general or limited partner, any other member of a limited liability company, any other shareholder or any other trust beneficiary is necessary or desirable in connection with the creation, perfection or first priority status of the security interest of the Collateral Agent in any Equity Interests pledged to the Collateral Agent for the benefit of the Secured Parties under the Security Documents or the exercise by the Collateral Agent of the voting or other rights provided for in the Security Documents or the exercise of remedies in respect thereof.
     (c) An accurate organization chart, showing the ownership structure of Holdings, Borrower and each Subsidiary on the Closing Date, and after giving effect to the Transaction, is set forth on Schedule 3.06(c).
     SECTION 3.07 Litigation; Compliance with Laws. (a) As of the Closing Date, there are no actions, suits or proceedings at law or in equity by or before any Governmental Authority now pending or, to the knowledge of any Company, threatened against or affecting any Company or any business, Property or rights of any such Person (i) that involve any Loan Document or the Transactions or (ii) as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.
     (b) Except for matters covered by Section 3.17, no Company or any of its Property is in violation of, nor will the continued operation of their Property as currently conducted violate, any Requirements of Law (including any zoning or building ordinance, code or approval or any building permits) or any restrictions of record or agreements affecting the Real Property or is in default with respect to any judgment, writ, injunction, decree or order of any Governmental Authority, where such violation or default could reasonably be expected to result in a Material Adverse Effect.

     SECTION 3.08 Agreements. (a) No Company is a party to any agreement or instrument or subject to any corporate or other constitutional restriction that has resulted or could reasonably be expected to result in a Material Adverse Effect.
     (b) No Company is in default in any manner under any provision of any indenture or other agreement or instrument evidencing Indebtedness, or any other agreement or instrument to which it is a party or by which it or any of its Property are or may be bound, where such default could reasonably be expected to result in a Material Adverse Effect.
     (c) Schedule 3.08(c) accurately and completely lists all material agreements (other than leases of Real Property set forth on Schedule 3.05(b) and other than the Intercompany Agreements) to which any Company is a party which are in effect on the date hereof in connection with the operation of the business conducted thereby and Borrower has delivered to the Administrative Agent and the Collateral Agent complete and correct copies of all such material agreements, including any amendments, supplements or modifications with respect thereto.
     SECTION 3.09 Federal Reserve Regulations. (a) No Company is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of buying or carrying Margin Stock.
     (b) No part of the proceeds of any Loan or any Letter of Credit will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, for any purpose that entails a violation of, or that is inconsistent with, the provisions of the regulations of the Board, including Regulation T, U or X. The pledge of the Security Agreement Collateral pursuant to the Security Agreements and Foreign Pledge Agreements does not violate such regulations.
     SECTION 3.10 Investment Company Act;. No Company is an “investment company” or a company “controlled” by an “investment company,” as defined in, or subject to regulation under, the Investment Company Act of 1940, as amended.
     SECTION 3.11 Use of Proceeds. Borrower will use the proceeds of the Revolving Loans on and after the Closing Date to fund a portion of the purchase price for the Closing Date Acquisition pursuant to and in accordance with the Closing Date Acquisition Agreement and to fund the payment of fees and expenses in connection therewith and for general corporate purposes.
     SECTION 3.12 Taxes. Each Company has (a) timely filed or caused to be timely filed all federal Tax Returns and all material, state, local and foreign Tax Returns or materials required to have been filed by it and all such Tax Returns are true and correct in all material respects and has (b) duly and timely paid or caused to be duly and timely paid all Taxes (whether or not shown on any Tax Return) due and payable by it and all assessments received by it, except Taxes (i) that are being contested in good faith by appropriate proceedings and for which such Company shall have set aside on its books adequate reserves in accordance with GAAP or (ii) which could not, individually or in the aggregate, have a Material Adverse Effect; provided, that any such contest of Taxes with respect to Collateral shall also satisfy the Contested Collateral Lien Conditions. Each Company has made adequate provision in accordance with GAAP for all

Taxes not yet due and payable. No Company is aware of any proposed or pending tax assessments, deficiencies or audits that could be reasonably expected to, individually or in the aggregate, result in a Material Adverse Effect.
     SECTION 3.13 No Material Misstatements. None of any information, report, financial statement, exhibit or schedule furnished by or on behalf of any Company to the Administrative Agent or any Lender in connection with the negotiation of any Loan Document or included therein or delivered pursuant thereto contained, contains or will contain any material misstatement of fact or omission, omits or will omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were, are or will be made, not misleading as of the date such information is dated or certified; provided, that to the extent any such information, report, financial statement, exhibit or schedule was based upon or constitutes a forecast or projection, each Loan Party represents only that it acted in good faith and utilized reasonable assumptions and due care in the preparation of such information, report, financial statement, exhibit or schedule.
     SECTION 3.14 Labor Matters. As of the date hereof and the Closing Date, there are no strikes, lockouts or slowdowns against any Company pending or, to the knowledge of any Company, threatened. The hours worked by and payments made to employees of any Company have not been in violation of the Fair Labor Standards Act or any other applicable federal, state, local or foreign law dealing with such matters in any manner which could reasonably be expected to result in a Material Adverse Effect. All payments due from any Company, or for which any claim may be made against any Company, on account of wages and employee health and welfare insurance and other benefits, have been paid or accrued as a liability on the books of such Company except where the failure to do so could not reasonably be expected to result in a Material Adverse Effect. The consummation of the Transactions will not give rise to any right of termination or right of renegotiation on the part of any union under any collective bargaining agreement to which any Company is bound.
     SECTION 3.15 Solvency. Immediately after the consummation of the Closing Date Transactions to occur on the Closing Date and immediately following the making of each Loan and after giving effect to the application of the proceeds of each Loan taking into account rights of contribution against or reimbursement from other Loan Parties, (a) the fair value of the assets of each Loan Party (individually and on a consolidated basis with its Subsidiaries) will exceed its debts and liabilities, subordinated, contingent or otherwise; (b) the present fair saleable value of the Property of each Loan Party (individually and on a consolidated basis with its Subsidiaries) will be greater than the amount that will be required to pay the probable liability of its debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (c) each Loan Party (individually and on a consolidated basis with its Subsidiaries) will be able to pay its debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (d) each Loan Party (individually and on a consolidated basis with its Subsidiaries) will not have unreasonably small capital with which to conduct its business in which it is engaged as such business is now conducted and is proposed to be conducted following the Closing Date and (e) with respect to any Canadian Loan Party, that on such date (i) the property of such Person is sufficient, if disposed of at a fairly conducted sale under legal process, to enable payment of all its obligations, due and accruing due, (ii) the property of such Person is, at a fair valuation, greater than the total amount of liabilities, including contingent liabilities, of such Person, (iii) such Person has not ceased paying its current obligations in the ordinary course of business as they generally become due, and (iv)) such Person is not for any reason unable to meet its obligations as they generally become due. In determining the foregoing, the amount of contingent liabilities (such as litigation, guaranties and pension plan liabilities) at any time shall be computed as the amount that, in light of all the facts and circumstances existing at the time, represents the amount that can be reasonably be expected to become an actual or matured liability.
     SECTION 3.16 Employee Benefit and Pension Plans. (a) Each Domestic Company and its ERISA Affiliates is in compliance in all material respects with the applicable provisions of ERISA and the Code and the regulations and published interpretations thereunder. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events, could reasonably be expected to result in material liability of any Domestic Company or any of its ERISA Affiliates or the imposition of a Lien on any of the assets of a Domestic Company. As of the date of the most recent financial statements, there is no accumulated funding deficiency (as defined by Section 412(a) of the Code). Each Domestic Company and its ERISA Affiliates are in compliance with the terms of the July 1999 agreement (and any amendments or related letters) between Holdings and the PBGC that addresses the Plans. Using actuarial assumptions and computation methods consistent with subpart 1 of subtitle E of Title IV of ERISA, the aggregate liabilities of each Domestic Company or its ERISA Affiliates to all Multiemployer Plans in the event of a complete withdrawal therefrom, as of the close of the most recent fiscal year of each such Multiemployer Plan, could not reasonably be expected to result in a Material Adverse Effect.
     (b) Except as set forth in Schedule 3.16, the Canadian Pension Plans are duly registered under the ITA and all other applicable laws which require registration and no event has occurred which is reasonably likely to cause the loss of such registered status. All material obligations of any Canadian Loan Party (including fiduciary, funding, investment and administration obligations) required to be performed in connection with the Canadian Pension Plans and the funding agreements therefor have been performed in a timely fashion. There have been no improper withdrawals or applications of the assets of the Canadian Pension Plans or the Canadian Benefit Plans. There are no outstanding disputes concerning the assets of the Canadian Pension Plans or the Canadian Benefit Plans. Each of the Canadian Pension Plans is fully funded in accordance with the contribution schedules determined by the Plan actuary (using actuarial methods and assumptions which are consistent with the valuations last filed with the applicable governmental authorities and which are consistent with generally accepted actuarial principles). General Cable Canada does not employ any employees outside of Canada.
     (c) Except as, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect:
          (i) Each Foreign Plan has been maintained in substantial compliance with its terms and with the requirements of any and all applicable laws, statutes, rules, regulations and orders and has been maintained, where required, in good standing with applicable regulatory authorities.

          (ii) No Foreign Company has incurred any obligation in connection with the termination of or withdrawal from any Foreign Plan.
          (iii) Each Foreign Plan is funded in accordance with the contribution schedule determined by the Plan actuary (using actuarial methods and assumptions which are consistent with the valuations last filed with the applicable Governmental Authority and which are consistent with generally accepted actuarial principles).
          (iv) For each Foreign Plan which is not funded, the obligations of such Foreign Plan are properly accrued.
     SECTION 3.17 Environmental Matters. (a) Except as set forth in Schedule 3.17 or except as, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect:
          (i) The Companies and their businesses, operations and Real Property are and in the last six years have been in compliance with, and the Companies have no liability under, Environmental Law;
          (ii) The Companies have obtained all Environmental Permits required for the conduct of their businesses and operations, and the ownership, operation and use of their assets, under Environmental Law, all such Environmental Permits are valid and in good standing and, under the currently effective business plan of the Companies, no expenditures or operational adjustments will be required in order to renew or modify such Environmental Permits during the next five years;
          (iii) There has been no Release or threatened Release of Hazardous Material on, at, under or from any real Property or facility presently or formerly owned, leased or operated by the Companies or their predecessors in interest that could result in liability of the Companies under Environmental Law;
          (iv) There is no Environmental Claim pending or, to the knowledge of the Companies, threatened against the Companies, or relating to the real Property currently or formerly owned, leased or operated by the Companies or relating to the operations of the Companies, and there are no actions, activities, circumstances, conditions, events or incidents that could form the basis of such an Environmental Claim; and
          (v) No Person with an indemnity or contribution obligation to the Companies relating to compliance with or liability under Environmental Law is in default with respect to such obligation.
     (b) Except as set forth in Schedule 3.17 or except as, individually or in the aggregate could not reasonably be expected to result in a Material Adverse Effect:
          (i) No Company is obligated to perform any action or otherwise incur any expense under Environmental Law pursuant to any order, decree, judgment or agreement by which it is bound or has assumed by contract or agreement, and no Company is conducting or financing any Response pursuant to any Environmental Law with respect to any Real Property or any other location;
          (ii) No Real Property or facility owned, operated or leased by the Companies and, to the knowledge of the Companies, no real Property or facility formerly owned, operated or leased by the Companies or any of their predecessors in interest is (x) listed or proposed for listing on the National Priorities List promulgated pursuant to CERCLA or (y) listed on the Comprehensive Environmental Response, Compensation and Liability Information System promulgated pursuant to CERCLA or (z) included on any similar list maintained by any Governmental Authority including, without limitation, any such list relating to petroleum;
          (iii) No Lien has been recorded or, to the knowledge of any Company, threatened under any Environmental Law with respect to any Real Property or assets of the Companies;
          (iv) The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not require any notification, registration, filing, reporting, disclosure, investigation, remediation or cleanup pursuant to any Governmental Real Property Disclosure Requirements or any other Environmental Law; and
          (v) The Companies have made available to Lenders all material reports and assessments in the possession, custody or control of, or otherwise reasonably available to, the Companies concerning compliance with or liability under Environmental Law at the properties owned within the United States, which reports may concern the existence of Hazardous Material at such properties.
     SECTION 3.18 Insurance. Schedule 3.18, which is to be attached and made part hereof within 30 days of the Closing Date with respect to the Domestic and Canadian Companies and which shall be supplemented on or before March 1, 2008 with respect to the Foreign Companies, sets forth a true, complete and correct description of all insurance maintained by each Company as of the date of attachment hereto and as of the date it is supplemented, as the case may be. As of each such date, such insurance is in full force and effect and all premiums have been duly paid. Each Company has insurance in such amounts and covering such risks and liabilities as are in accordance with normal industry practice.
     SECTION 3.19 Security Documents. (a) The Security Agreements are effective to create in favor of the Collateral Agent for the benefit of the Secured Parties, a legal, valid and enforceable security interest in and Lien on the Security Agreement Collateral and, when (i) financing statements and other filings in appropriate form are filed in the offices specified on Schedule 4 to the Perfection Certificate and (ii) upon the taking of possession or control by the Collateral Agent of the Security Agreement Collateral with respect to which a security interest may be perfected only by possession or control (which possession or control shall be given to the Collateral Agent to the extent possession or control by the Collateral Agent is required by each Security Agreement), the Lien created by the Security Agreements shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the grantors thereunder in the Security Agreement Collateral (other than such Security Agreement Collateral in which a security interest cannot be perfected under the UCC or PPSA as in effect at the relevant time in the relevant jurisdiction), in each case subject to no Liens other than Permitted Liens.
     (b) When the Security Agreements or a short form thereof is filed in the United States Patent and Trademark Office and the United States Copyright Office, Canadian Intellectual Property Office, as applicable, the Lien created by such Security Agreements shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the grantors thereunder in the Intellectual Property (as defined in such Security Agreements), in each case subject to no Liens other than Permitted Liens.
     (c) Each Mortgage executed and delivered as of the Original Closing Date is, or, to the extent any Mortgage is duly executed and delivered thereafter by the relevant Loan Party, will be, effective to create, in favor of the Collateral Agent, for its benefit and the benefit of the Secured Parties, a legal, valid and enforceable first priority Lien on and security interest in all of the Loan Parties’ right, title and interest in and to the Mortgaged Real Properties thereunder and the proceeds thereof, and when the Mortgages are filed in the offices specified on Schedule 1.01(a), (or, in the case of any Mortgage executed and delivered after the date thereof in accordance with the provisions of Sections 5.11 and 5.12, when such Mortgage is filed in the offices specified in the local counsel opinion delivered with respect thereto in accordance with the provisions of Sections 5.11 and 5.12) the Mortgages shall constitute fully perfected Liens on, and security interests in, all right, title and interest of the Loan Parties in the Mortgaged Real Properties and the proceeds thereof, in each case prior and superior in right to any other Person, other than Liens reasonably acceptable to the Administrative Agent.
     (d) Each Security Document delivered pursuant to Sections 5.11 and 5.12 will, upon execution and delivery thereof, be effective to create in favor of the Collateral Agent, for the benefit of the Secured Parties, a legal, valid and enforceable security interest in and Lien on all of the Loan Parties’ right, title and interest in and to the Collateral thereunder, and when all appropriate filings or recordings are made in the appropriate offices as may be required under applicable law, such Security Document will constitute, to the fullest extent possible under applicable law, a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in such Collateral, in each case subject to no Liens other than the applicable Permitted Liens.
     SECTION 3.20 [Intentionally Omitted.]
     SECTION 3.21 [Intentionally Omitted.]
     SECTION 3.22 Location of Material Inventory. Schedule 3.22 sets forth all locations in the United States and Canada where the aggregate value of Inventory owned by the Loan Parties exceeds the Dollar Equivalent of $250,000.
     SECTION 3.23 Accuracy of Borrowing Base. At the time any Borrowing Base Certificate is delivered pursuant to this Agreement, (a) each Account and each item of Inventory included in the calculation of the Borrowing Base satisfies all of the criteria stated herein (or of which Borrower has hereafter been notified by Collateral Agent under Section 2.19) to be an Eligible Account and an item of Eligible Inventory, respectively, (b) each item of Equipment included in the calculation of the Borrowing Base satisfies all of the criteria stated herein to be an Eligible Equipment and (c) each parcel of Real Property included in the calculation of the Borrowing Base satisfies all of the criteria stated herein satisfies all of the criteria stated herein to be an Eligible Real Property.
     SECTION 3.24 [Intentionally Omitted.]
     SECTION 3.25 Holding Companies; Immaterial Companies. (a) Except for the ownership of interests in Real Property set forth in Schedule 6.19, no Holding Company (i) engages in any trade or business other than providing administrative and managerial services on behalf of the Companies, (ii) owns any assets (other than Equity Interests and Indebtedness, including intercompany Indebtedness, which were pledged to the Collateral Agent to the extent required to be so pledged pursuant the provisions of this Agreement (specifically including Sections 5.11 and 5.12), the Security Agreements or any other Loan Document) or (iii) has incurred any liabilities other (1) than Indebtedness of such Holding Company that is permitted under Section 6.01, (2) liabilities other than Indebtedness arising from the maintenance and repair of any Real Property set forth in Schedule 6.19, including without limitation liabilities for real estate taxes, (3) with respect to Holdings, liabilities other than Indebtedness arising from the purchase of services and intangible property rights made by Holdings in the course of and as required by its administrative and managerial services to and/or for the benefit of the other Companies that take advantages of economies of scale, such as liabilities arising from professional and advisory services (including legal, accounting, financial consulting and similar professional services), liabilities arising from software licensing contracts, liabilities arising from automobile fleet leasing and/or rental and liabilities related to the employment of employees and officers providing services on behalf of the Companies generally (but specifically excluding any liabilities for the purchase of Inventory, raw materials, equipment or other tangible goods or liabilities relating to employees directly engaged in the actual manufacturing and/or processing or sales of Inventory, raw materials and goods), (4) income tax liabilities pursuant to the Tax Sharing Agreement, in accordance with Section 6.07(e) and (5) other liabilities in an aggregate amount that does not exceed $25,000.
     (b) No Immaterial Company has tangible assets with an aggregate book value in excess of the Dollar Equivalent of $10.0 million other than, in the case of Domestic and Canadian Immaterial Companies, Equity Interests pledged to the Collateral Agent.
     SECTION 3.26 Common Enterprise. Holdings is the direct or indirect and beneficial owner and holder of all of the issued and outstanding shares of stock or other Equity Interests in the Borrower and the other Guarantors. Borrower and Guarantors make up a related organization of various entities constituting a single economic and business enterprise so that Borrower and Guarantors share a substantial identity of interests such that any benefit received by any one of them benefits the others. Borrower and certain Guarantors render services to or for the benefit of Borrower and/or the other Guarantors, as the case may be, purchase or sell and supply goods to or from or for the benefit of the others, make loans, advances and provide other financial accommodations to or for the benefit of

Borrower and Guarantors (including, inter alia, the payment by Borrower and Guarantors of creditors of the Borrower or Guarantors and guarantees by Borrower and Guarantors of indebtedness of Borrower and Guarantors and provide administrative, marketing, payroll and management services to or for the benefit of Borrower and Guarantors). Borrower and Guarantors have centralized accounting, common officers and directors and are in certain circumstances are identified to creditors as a single economic and business enterprise (i.e., as Holdings’ “domestic” business).
     SECTION 3.27 Closing Date Acquisition Agreement; Representations and Warranties in Closing Date Acquisition Agreement. The Lenders have been furnished true and complete copies of the Closing Date Acquisition Agreement. All representations and warranties of each Loan Party set forth in the Closing Date Acquisition Agreement were true and correct in all material respects as of the time such representations and warranties were made and shall be true and correct in all material respects as of the Closing Date as if such representations and warranties were made on and as of such date, unless stated to relate to a specific earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date.
ARTICLE IV.
CONDITIONS TO CREDIT EXTENSIONS
     SECTION 4.01 Conditions to Continue to Fund the Credit Extensions. The obligation of each Lender to make or continue the Credit Extensions requested to be made or continued by it on the Closing Date and of each Issuing Bank to issue or to cause to be issued or continue Letters of Credit on the Closing Date shall be subject to the prior or concurrent satisfaction of each of the conditions precedent set forth in this Section 4.01.
     (a) Loan Documents. All legal matters incident to this Agreement, the Borrowings and extensions of credit hereunder and the other Loan Documents shall be satisfactory to the Lenders, to the Issuing Bank to the Administrative Agent and the Collateral Agent, and there shall have been delivered to the Administrative Agent and the Collateral Agent an executed counterpart of this Agreement and such other documents, instruments, agreements, certificates and legal opinions as the Administrative Agent and/or the Collateral Agent shall reasonably request in connection with the transactions contemplated by this Agreement, including all those listed in the Closing Checklist attached hereto as Annex II.
     (b) Corporate Documents. The Administrative Agent and Collateral Agent shall have received:
          (i) a certificate of the Secretary or Assistant Secretary of each Loan Party dated the Closing Date and certifying (A) that there has been no change to the certificate or articles of incorporation or other constitutive documents since the Original Closing Date, (B) that there has been no change to the by-laws of such Loan Party since the Original Closing Date, (C) that attached thereto is a true and complete copy of resolutions duly adopted by the Board of Directors of such Loan Party authorizing the execution, delivery and performance of the Loan Documents to which such Person is a party and, in the case of Borrower, the borrowings hereunder, and that such resolutions have not been modified, rescinded or amended and are in full force and effect, (D) as to the incumbency and specimen signature of each officer executing any Loan Document or any other document delivered in connection herewith on behalf of such

Loan Party (together with a certificate of another officer as to the incumbency and specimen signature of the Secretary or Assistant Secretary executing the certificate in this clause (i));
          (ii) a long form certificate as to the good standing of each Loan Party as of a recent date, from such Secretary of State; and
          (iii) such other documents as the Lenders, the Issuing Bank or the Administrative Agent may reasonably request.
     (c) Officers’ Certificate. The Administrative Agent and the Collateral Agent shall have received a certificate, dated the Closing Date and signed by the Chief Executive Officer and the Chief Financial Officer of Borrower, confirming compliance with the conditions precedent set forth in Section 4.01 and paragraphs (b), (c), (d) and (e) of Section 4.02 and certifying that no Default or Event of Default under the Prior Credit Agreement has occurred and is continuing as of the Closing Date.
     (d) Opinions of Counsel. The Administrative Agent and Collateral Agent shall have received, on behalf of themselves, the Arrangers, the Lenders and the Issuing Bank, (i) a favorable written opinion of (A) Blank Rome LLP, special counsel for the Loan Parties, substantially to the effect set forth in Exhibit K and (B) Osler, Hoskin & Harcourt LLP, Canadian counsel for the Loan Parties and (ii) a favorable written confirmation of other local and foreign counsel listed on Schedule 4.01(d)(A) which have delivered opinions in connection with the Original Credit Agreement and favorable written opinion from the foreign counsel listed on Schedule 4.01(d)(B), in each case (A) dated the Closing Date, (B) addressed to the Administrative Agent, the Collateral Agent, the Issuing Bank and the Lenders and (C) covering such other matters relating to the Loan Documents and the Transactions as the Administrative Agent shall reasonably request.
     (e) Fees. The Arrangers, Collateral Agent and Administrative Agent shall have received all Fees and other amounts due and payable (excluding such Fees which may become due and payable on each anniversary of the Original Closing Date as set forth in Section 12.01(f)) on or prior to the Closing Date, including, and, to the extent invoiced, reimbursement or payment of all out-of-pocket expenses (including reasonable legal fees and expenses of Latham & Watkins, LLP, special counsel to the Administrative Agent and the Collateral Agent), and the fees and expenses of any local counsel, appraisers, consultants and other advisors) required to be reimbursed or paid by Borrower hereunder or under any other Loan Document.
     (f) Personal Property Requirements. The Collateral Agent shall have received certified copies of UCC, PPSA, tax and judgment lien searches, bankruptcy and pending lawsuit searches or equivalent reports or searches, each of a recent date listing all effective financing statements, lien notices or comparable documents that name any Loan Party as debtor and that are filed in those state, county or provincial jurisdictions in which any Property of any Loan Party is located and the state, county or provincial jurisdictions in which any Loan Party is organized or maintains its principal place of business and such other searches that the Collateral Agent deems necessary or appropriate, none of which encumber the Collateral covered or intended to be covered by the Security Documents (other than Permitted Liens and those relating to Liens acceptable to the Collateral Agent).

     (g) Real Property Requirements. The Collateral Agent shall have received:
          (i) (A) with respect to each Mortgage for a Mortgaged Real Property located in the United States, endorsements to each Title Policy as shall be reasonably requested by the Collateral Agent to “bring-down” the status of title and to confirm that the Title Policy continues to apply to the Mortgages and the Obligations under this Agreement and the Prior Credit Agreement and (B) with respect to each Mortgage for a Mortgaged Real Property located in Canada, a Title Policy (or commitment to issue a Title Policy) insuring (or committing to insure) the Lien of such Mortgage as a valid first mortgage Lien on the Mortgaged Real Property and fixtures described therein issued by the Title Company; and
          (ii) (A) with respect to each Mortgaged Real Property, such affidavits, certificates, information (including financial data) and instruments of indemnification (including, without limitation, a so-called “gap” indemnification and no-new improvements to survey affidavits) as shall be required to induce the Title Company to issue the endorsements and Title Policies contemplated in subparagraph (i) above and (B) with respect to each Mortgaged Real Property located in Canada, such consents, approvals, amendments, supplements, estoppels, tenant subordination agreements or other instruments as shall reasonably be deemed necessary by the Collateral Agent in order for the owner or holder of the fee constituting such Mortgaged Real Property to grant the Lien contemplated by the Mortgage with respect to such Mortgaged Real Property; and
          (iii) (A) with respect to each Mortgage for a Mortgaged Real Property located in the United States, an amendment to such Mortgage, in recordable form and substance acceptable to the Administrative Agent providing, among other things, for the recognition of the amendment and restatement of this Agreement as set forth herein and the reaffirmation of the Mortgage and (B) with respect to each Mortgage for a Mortgaged Real Property located in Canada, a Mortgage encumbering such Mortgaged Real Property in favor of Collateral Agent, for the benefit of the Secured Parties, duly executed and acknowledged by each Loan Party that is the owner of or holder of any interest in such Mortgaged Real Property, and otherwise in form for recording in the recording office of each political subdivision where each such Mortgaged Real Property is situated, together with such certificates, affidavits, questionnaires or returns as shall be required in connection with the recording or filing thereof to create a lien under applicable law, and such PPSA financing statements, all of which shall be in form and substance reasonably satisfactory to Collateral Agent, and any other instruments necessary to grant a mortgage lien under the laws of any applicable jurisdiction; and
          (iv) evidence of payment of any and all mortgage, documentary, intangibles or similar taxes, if any, which shall be due and payable in connection with either the increase in the amount of the Obligations under this Agreement or the recording of any such Mortgage amendment referenced in clause (iii)(A) above and evidence reasonably acceptable to the Collateral Agent of payment by Borrower of all Title Policy premiums, search and examination charges, and related charges, mortgage recording taxes, fees, charges, costs and expenses required for the recording of the Mortgages and issuance of the Title Policies referred to subparagraph (i)(A) and (B) and (iii)(B) above; and

          (v) Surveys with respect to each Mortgaged Real Property located in Canada, as requested by the Collateral Agent, in its reasonable discretion.
     (h) Closing Date Transactions, etc. The Closing Date Transactions shall have been consummated or shall be consummated simultaneously on the Closing Date, in each case in all material respects in accordance with the terms hereof and the terms of the Closing Date Transaction Documents, without the waiver or amendment of any such terms not approved by the Administrative Agent (such approval not to be unreasonably withheld) other than any waiver or amendment thereof that is not materially adverse to the interests of the Lenders.
     (i) Borrowing Base Certificate and Minimum Excess Availability. The Collateral Agent and the Administrative Agent shall have received a Borrowing Base Certificate, dated as of October 29, 2007, which Borrowing Base Certificate shall evidence Excess Availability of no less than $125.0 million after giving effect to the funding of Loans on the Closing Date and the consummation of the Closing Date Transactions.
     SECTION 4.02 Conditions to All Credit Extensions. The obligation of each Lender and each Issuing Bank to make any Credit Extension (including the initial Credit Extension) shall be subject to, and to the satisfaction of, each of the conditions precedent set forth below.
     (a) Notice. The Administrative Agent shall have received a Borrowing Request as required by Section 2.03 (or such notice shall have been deemed given in accordance with Section 2.03) if Loans are being requested or, in the case of the issuance, amendment, extension or renewal of a Letter of Credit, the Issuing Bank and the Administrative Agent shall have received a notice requesting the issuance, amendment, extension or renewal of such Letter of Credit as required by Section 2.18(b) or, in the case of the Borrowing of a Swingline Loan, the Swingline Lender and the Administrative Agent shall have received a notice requesting such Swingline Loan as required by Section 2.17(b).
     (b) No Default. The Borrower and each other Loan Party shall be in compliance in all material respects with all the terms and provisions set forth herein and in each other Loan Document on its part to be observed or performed, and, at the time of and immediately after such Credit Extension, no Default shall have occurred and be continuing on such date or after giving effect to the Credit Extension requested to be made on such date.
     (c) Representations and Warranties. Each of the representations and warranties made by any Loan Party set forth in Article III hereof or in any other Loan Document shall be true and correct in all material respects (except that any representation and warranty that is qualified as to “materiality” or “Material Adverse Effect” shall be true and correct in all respects) on and as of the date of such Credit Extension with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date.
     (d) No Material Adverse Effect. There has been no event, condition and/or contingency that has had or is reasonable likely to have a Material Adverse Effect, as reasonably determined by either the Administrative Agent or the Collateral Agent.
     (e) No Legal Bar. No order, judgment or decree of any Governmental Authority shall purport to restrain such Lender from making any Loans to be made by it or the Issuing Bank from issuing Letters of Credit. No injunction or other restraining order shall have been issued, shall be pending or noticed with respect to any action, suit or proceeding seeking to enjoin or otherwise prevent the consummation of, or to recover any damages or obtain relief as a result of, the transactions contemplated by this Agreement or the making of Loans hereunder.
     Each of the delivery of a Borrowing Request or notice requesting the issuance, amendment, extension or renewal of a Letter of Credit and the acceptance by the Borrower of the proceeds of such Credit Extension shall constitute a representation and warranty by Borrower and each other Loan Party that on the date of such Credit Extension (both immediately before and after giving effect to such Credit Extension and the application of the proceeds thereof) the conditions contained in this Section 4.02 have been satisfied. Borrower shall provide such information (including calculations in reasonable detail of the covenants in Section 6.08) as the Administrative Agent or the Collateral Agent may reasonably request to confirm that the conditions in this Section 4.02 have been satisfied.
ARTICLE V.
AFFIRMATIVE COVENANTS
     Each Loan Party covenants and agrees with each Lender that so long as this Agreement shall remain in effect and until the Commitments have been terminated and the principal of and interest on each Loan, all Fees and all other expenses or amounts payable under any Loan Document shall have been paid in full and all Letters of Credit have been canceled or have expired or been fully cash collateralized and all amounts drawn thereunder have been reimbursed in full, unless the Required Lenders shall otherwise consent in writing, each Loan Party will, and will cause each of its Subsidiaries to:
     SECTION 5.01 Financial Statements, Reports, etc. In the case of Holdings and Borrower, furnish to the Administrative Agent and each Lender:
     (a) Annual Reports. Within 90 days after the end of each fiscal year (but no later than the date on which Holdings is required to file a Form 10-K under the Exchange Act), (i) the consolidated and consolidating (by region or, if requested by the Collateral Agent exercising in its reasonable credit judgment, by entity) balance sheet of Holdings as of the end of such fiscal year and related consolidated and consolidating (by region or, if requested by the Collateral Agent exercising in its reasonable credit judgment, by entity) statements of income, cash flows and stockholders’ equity for such fiscal year, and notes thereto (including a note with a balance sheet and statements of income and cash flows separating out results consistent with reporting to the SEC), all prepared in accordance with Regulation S-X under the Securities Act and accompanied by an opinion of Deloitte & Touche LLP or other independent public accountants of recognized national standing satisfactory to the Administrative Agent or one of the other “Big 4” accounting firms (which opinion shall not be qualified as to scope or contain any going concern or other qualification), stating that such financial statements fairly present, in all material respects, the consolidated financial condition, results of operations, cash flows and changes in stockholders’ equity of the Consolidated Companies as of the end of and for such fiscal year in accordance with GAAP consistently applied, (ii) a management report in a form reasonably satisfactory to the Administrative Agent setting forth, on a consolidating basis (by region or, if requested by the Collateral Agent exercising in its reasonable credit judgment, by entity), the financial condition, results of operations and cash flows of the Consolidated Companies (on a consolidated basis) as of the end of and for such fiscal year, as compared to the Consolidated Companies’ financial condition, results of operations and cash flows as of the end of and for the previous fiscal year and its budgeted results of operations and cash flows, (iii) a management’s discussion and analysis of the financial condition and results of operations for such fiscal year, as compared to the previous fiscal year and (iv) a schedule setting forth the intercompany Indebtedness outstanding and changes thereto since the prior fiscal year;
     (b) Quarterly Reports. Within 45 days after the end of each fiscal quarter of each fiscal year (including the last fiscal quarter of each fiscal year) with respect to deliveries required to be made pursuant to clauses (i) and (iv) of this paragraph (b) and within 45 days after the end of each of the first three fiscal quarters of each fiscal year with respect to deliveries required to be made pursuant to clauses (ii) and (iii) of this paragraph (b) (but no later than the date on which Holdings is required to file a Form 10-Q under the Exchange Act), (i) the consolidated and consolidating (by region or, if requested by the Collateral Agent exercising in its reasonable credit judgment, by entity) balance sheet of Holdings as of the end of such fiscal quarter and related consolidated and consolidating (by region or, if requested by the Collateral Agent exercising in its reasonable credit judgment, by entity) statements of income and cash flows for such fiscal quarter and for the then elapsed portion of the fiscal year, in comparative form with the consolidated statements of income and cash flows for the comparable periods in the previous fiscal year, and notes thereto (including a note with a balance sheet and statements of income and cash flows separating out results consistent with reporting to the SEC), all prepared in accordance with Regulation S-X under the Securities Act and accompanied by a certificate of a Financial Officer stating that such financial statements fairly present, in all material respects, the consolidated financial condition, results of operations and cash flows of the Consolidated Companies as of the date and for the periods specified in accordance with GAAP consistently applied, and on a basis consistent with audited financial statements referred to in paragraph (a) if this Section 5.01(b), subject to normal year-end audit adjustments, (ii) a management report in a form reasonably satisfactory to the Administrative Agent setting forth, on a consolidating basis (by region or, if requested by the Collateral Agent exercising in its reasonable credit judgment, by entity), the financial condition, results of operations and cash flows of the Consolidated Companies (on a consolidated basis) as of the end of and for such fiscal quarter and for the then elapsed portion of the fiscal year, as compared to the Consolidated Companies’ financial condition, results of operations and cash flows as of the end of such fiscal quarter and for the comparable periods in the previous fiscal year and its budgeted results of operations and cash flows, (iii) a management’s discussion and analysis of the financial condition and results of operations for such fiscal quarter and the then elapsed portion of the fiscal year, as compared to the comparable periods in the previous fiscal year and (iv) a schedule setting forth the intercompany Indebtedness outstanding and changes thereto since the fiscal quarter;
     (c) Monthly Reports. Within 30 days after the end of each month (if the aggregate Revolving Exposure of all Lenders for five or more days, whether consecutive or non-consecutive, during such month exceeds $250.0 million), the consolidated balance sheet of Holdings as of the end of such month and related consolidated statements of income and cash flows of Holdings for such month and for the then elapsed portion of the fiscal year, in comparative form with the consolidated statements of income and cash flows for the comparable periods in the previous fiscal year, accompanied by a certificate of a Financial Officer stating that such financial statements fairly present, in all material respects, the consolidated results of operations and cash flows of the Consolidated Companies as of the date and for the periods specified in accordance with GAAP consistently applied, subject to normal year-end audit adjustments, and setting forth, on a consolidating basis (by region or, if requested by the Collateral Agent exercising in its reasonable credit judgment, by entity), the results of operations and cash flows for such month and for the then elapsed portion of the fiscal year, as compared to its results of operations and cash flows for the comparable periods in the previous fiscal year and its budgeted results of operations and cash flows and a schedule setting forth the intercompany Indebtedness outstanding and changes thereto since the prior month;
     (d) Financial Officer’s Certificate. (i) Concurrently with any delivery of financial statements under paragraphs (a), (b) or (c) above, a certificate of a Financial Officer certifying that no Default has occurred or, if such a Default has occurred, specifying the nature and extent thereof and any corrective action taken or proposed to be taken with respect thereto; (ii) concurrently with any delivery of financial statements under sub-paragraph (a) or (b) above, a Compliance Certificate; and (iii) in the case of paragraph (a) above, a report of the accounting firm opining on or certifying such financial statements stating that in the course of its regular audit of the financial statements of Holdings and its Subsidiaries, which audit was conducted in accordance with GAAP, such accounting firm obtained no knowledge that any Default has occurred or, if in the opinion of such accounting firm such a Default has occurred, specifying the nature and extent thereof;
     (e) Financial Officer’s Certificate Regarding Collateral. Concurrently with any delivery of financial statements under paragraph (a) above, a certificate of a Financial Officer setting forth the information required pursuant to the Perfection Certificate or confirming that there has been no change in such information since the date of the Perfection Certificate or Supplement;
     (f) Public Reports. Promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by any Company with the Securities and Exchange Commission, or any Governmental Authority succeeding to any or all of the functions of said Commission, or with any national securities exchange, or distributed to holders of its Indebtedness pursuant to the terms of the documentation governing such Indebtedness (or any trustee, agent or other representative therefor), as the case may be;
     (g) Management Letters. Promptly after the receipt thereof by any Relevant Party, a copy of any “management letter” received by any such Person from its certified public accountants and the management’s responses thereto;
     (h) Budgets. No later than the first day of each fiscal year of Holdings and Borrower, a budget in form reasonably satisfactory to the Administrative Agent (including budgeted statements of income by each of Borrower’s business units and sources and uses of cash and balance sheets) prepared by each of Holdings and Borrower, respectively, for each fiscal month of such fiscal year prepared in detail, of Holdings,

Borrower and their respective Subsidiaries, with appropriate presentation and discussion of the principal assumptions upon which such budgets are based, accompanied by the statement of a Financial Officer of each of Holdings and Borrower to the effect that the budget of Holdings and Borrower, respectively, is a reasonable estimate for the period covered thereby;
     (i) Annual Meetings with Lenders. Within 120 days after the close of each fiscal year of Holdings, Holdings and Borrower shall, at the request of the Administrative Agent or Required Lenders, hold a meeting (at a mutually agreeable location and time) or, at the Administrative Agent’s option, participate in a conference call with all Lenders who choose to attend such meeting or participate in such conference call at which meeting or conference call shall be reviewed the financial results of the previous fiscal year and the financial condition of the Companies and the budgets presented for the current fiscal year of the Companies; and
     (j) Other Information. Promptly, from time to time, such other information regarding the operations, business affairs and financial condition of any Company, or compliance with the terms of any Loan Document, as the Administrative Agent or any Lender may reasonably request.
     SECTION 5.02 Litigation and Other Notices. Furnish to the Administrative Agent, the Collateral Agent and each Lender prompt written notice of the following:
     (a) any Default, specifying the nature and extent thereof and the corrective action (if any) taken or proposed to be taken with respect thereto;
     (b) the filing or commencement of, or to the knowledge of any Company, any threat or notice of intention of any Person to file or commence, any action, suit or proceeding, whether at law or in equity by or before any Governmental Authority, (i) against any Company or any Affiliate thereof that could reasonably be expected to result in a Material Adverse Effect or (ii) with respect to any Loan Document;
     (c) any event that has resulted in, or could reasonably be expected to result in a Material Adverse Effect;
     (d) the occurrence of a Casualty Event which is reasonably likely to result in a loss or damage in excess of $500,000 and will ensure that the Net Cash Proceeds of any Casualty Event (whether in the form of insurance proceeds, condemnation awards or otherwise) are collected and applied in accordance with the applicable provisions of this Agreement and the Security Documents;
     (e) (i) the incurrence of any material Lien (other than Permitted Liens) on, or claim asserted against any of the Collateral or (ii) the occurrence of any other event which could materially affect the value of the Collateral; and
     (f) any threatened indictment by any Governmental Authority of any Loan Party, as to which any Loan Party receives knowledge or notice, under any criminal or civil proceedings against any Loan Party pursuant to which statute or proceedings the penalties or remedies sought or available include forfeiture of (i) any of the Collateral having a value in excess of $1.0 million or (ii) any other Property of any Loan Party which is necessary or material to the conduct of its business.

     SECTION 5.03 Existence; Businesses and Properties.  (a)  Do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence, except as otherwise expressly permitted under Section 6.05 or, in the case of any Subsidiary (other than the Borrower), where the failure to perform such obligations, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.
     (b) Do or cause to be done all things necessary to obtain, preserve, renew, extend and keep in full force and effect the rights, licenses, permits, franchises, authorizations, patents, copyrights, trademarks and trade names material to the conduct of its business; maintain and operate such business in substantially the manner in which it is presently conducted and operated; comply with all applicable Requirements of Law (including any and all zoning, building, Environmental Law, ordinance, code or approval or any building permits or any restrictions of record or agreements affecting the Real Property) and decrees and orders of any Governmental Authority, whether now in effect or hereafter enacted, except where the failure to comply, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect; pay and perform its obligations under all Leases and Transaction Documents; and at all times maintain and preserve all Property material to the conduct of the business of any Loan Party and keep such Property in good repair, working order and condition and from time to time make, or cause to be made, all needful and proper repairs, renewals, additions, improvements and replacements thereto necessary in order that the business of any Loan Party carried on in connection therewith may be properly conducted at all times; provided, that nothing in this Section 5.03(b) shall prevent (i) sales of assets, consolidations or mergers by or involving any Company in accordance with Section 6.05; (ii) the withdrawal by any Company of its qualification as a foreign corporation in any jurisdiction where such withdrawal, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect; or (iii) the abandonment by any Company of any rights, franchises, licenses, trademarks, tradenames, copyrights or patents that such Person reasonably determines are not useful to its business.
     SECTION 5.04 Insurance.  (a)  Keep its insurable Property adequately insured at all times by financially sound and reputable insurers (provided, that Borrower shall not be deemed to breach this provision if, after its insurer becomes unsound or irreputable, Borrower promptly and diligently obtains adequate insurance from an alternative carrier); maintain such other insurance, to such extent and against such risks, including fire and other risks insured against by extended coverage, as is customary with companies in the same or similar businesses operating in the same or similar locations, including public liability insurance against claims for personal injury or death or Property damage occurring upon, in, about or in connection with the use of any Property owned, occupied or controlled by it; and maintain such other insurance as may be required by law; and, with respect to the Collateral, otherwise maintain all insurance coverage required under each applicable Security Document, such policies to be in such form and amounts and having such coverage as may be reasonably satisfactory to the Collateral Agent, it being agreed that the levels of insurance in place on the Original Closing Date, absent a material change in the Property of the Loan Parties, shall be satisfactory to the Collateral Agent so long as appropriate steps are taken to assure that such insurance coverage is also obtained for any future Subsidiaries.
     (b) All such insurance shall (i) provide that no cancellation thereof shall be effective until at least 30 days after receipt by the Collateral Agent of written notice thereof, (ii) name the

Collateral Agent as mortgagee (in the case of Property insurance) or additional insured (in the case of liability insurance) or loss payee (in the case of casualty insurance), as applicable, (iii) if reasonably requested by the Collateral Agent, include a breach of warranty clause and (iv) be reasonably satisfactory in all other respects to the Collateral Agent.
     (c) Notify the Collateral Agent immediately whenever any separate insurance concurrent in form or contributing in the event of loss with that required to be maintained under this Section 5.04 is taken out by any Loan Party; and promptly deliver to the Collateral Agent a duplicate original copy of such policy or policies.
     (d) Obtain flood insurance in such total amount as the Collateral Agent or the Required Lenders may from time to time reasonably require, if at any time the area in which any improvements located on any real Property covered by a Mortgage is designated a “flood hazard area” in any Flood Insurance Rate Map published by the Federal Emergency Management Agency (or any successor agency), and otherwise comply with the National Flood Insurance Program as set forth in the Flood Disaster Protection Act of 1975, as amended from time to time.
     (e) Deliver to the Administrative Agent and the Collateral Agent a report of a reputable insurance broker with respect to such insurance and such supplemental reports with respect thereto as the Administrative Agent or the Collateral Agent may from time to time reasonably request.
     SECTION 5.05 Obligations and Taxes.  (a)  Pay its Indebtedness and other obligations promptly and in accordance with their terms and pay and discharge promptly when due all Taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or in respect of its Property, before the same shall become delinquent or in default, as well as all lawful claims for labor, materials and supplies or otherwise that, if unpaid, might give rise to a Lien other than a Permitted Lien upon such properties or any part thereof; provided, that such payment and discharge shall not be required with respect to any such Tax, assessment, charge, levy or claim so long as the validity or amount thereof shall be contested in good faith by appropriate proceedings and the applicable Company shall have set aside on its books adequate reserves with respect thereto in accordance with GAAP and such contest operates to suspend collection of the contested obligation, Tax, assessment or charge and enforcement of a Lien other than a Permitted Lien and, in the case of Collateral, the applicable Company shall have otherwise complied with the Contested Collateral Lien Conditions.
     (b) Timely and correctly file all material Tax Returns required to be filed by it.
     SECTION 5.06 Employee Benefits and Pension Plans.  (a)  With respect to each Plan, comply in all material respects with the applicable provisions of ERISA and the Code and (b) furnish to the Administrative Agent (x) as soon as possible after, and in any event within 10 days after any Responsible Officer of the Domestic Companies or their ERISA Affiliates or any ERISA Affiliate knows or has reason to know that, any ERISA Event has occurred that, alone or together with any other ERISA Event could reasonably be expected to result in liability of the Domestic Companies or their ERISA Affiliates in an aggregate amount exceeding $500,000 or the imposition of a Lien, a statement of a Financial Officer of Holdings setting forth details as to such ERISA Event and the action, if any, that the Domestic Companies propose to take with respect thereto, and (y) upon request by the Administrative Agent, copies of: (i) each Schedule B (Actuarial Information) to the annual report (Form 5500 Series) filed by any Domestic Company or any ERISA Affiliate with the Internal Revenue Service with respect to each Plan; (ii) the most recent actuarial valuation report for each Plan; (iii) all notices received by any Domestic Company or any ERISA Affiliate from a Multiemployer Plan sponsor or any governmental agency concerning an ERISA Event; and (iv) such other documents or governmental reports or filings relating to any Plan (or employee benefit plan sponsored or contributed to by any Domestic Company) as the Administrative Agent shall reasonably request.
     (b) For each existing Canadian Pension Plan of any Canadian Loan Party, such Canadian Loan Party shall, except as provided in Schedule 3.16, ensure that such plan retains its registered status under and is administered in a timely manner in all material respects in accordance with the applicable pension plan text, funding agreement, the ITA and all other applicable laws. For each Canadian Pension Plan hereafter adopted by any Canadian Loan Party that is required to be registered under the ITA or any other applicable laws, that Canadian Loan Party shall use its best efforts to seek and receive confirmation in writing from the applicable governmental authorities to the effect that such plan is unconditionally registered under the ITA and such other applicable laws. For each existing and hereafter adopted Canadian Pension Plan and Canadian Benefit Plan of any Canadian Loan Party, such Canadian Loan Party shall in a timely fashion perform in all material respects all obligations (including fiduciary, funding, investment and administration obligations) required to be performed in connection with such plan and the funding media therefor. Each Canadian Loan Party shall deliver to Collateral Agent if requested by Collateral Agent, (i) promptly after the filing thereof by such Canadian Loan Party with any applicable governmental authority, copies of each annual and other return, report or valuation with respect to each Canadian Pension Plan of such Canadian Loan Party; (ii) promptly after receipt thereof, a copy of any direction, order, notice, ruling or opinion that such Canadian Loan Party may receive from any applicable Governmental Authority with respect to any Canadian Pension Plan of such Canadian Loan Party; (iii) notification within 30 days of any increases having a cost to such Canadian Loan Party in excess of Cdn. $500,000 per annum, in the benefits of any existing Canadian Pension Plan or Canadian Benefit Plan, or the establishment of any new Canadian Pension Plan or Canadian Benefit Plan, or the commencement of contributions to any such plan to which such Canadian Loan Party was not previously contributing and (iv) all material documents related to matters disclosed in Schedule 3.16.
     SECTION 5.07 Maintaining Records; Access to Properties and Inspections. Keep proper books of record and account in which full, true and correct entries in conformity with GAAP and all Requirements of Law are made of all dealings and transactions in relation to its business and activities. Keep proper records of intercompany accounts (including, without limitation, the Borrowing Base Guarantor Intercompany Loan Account) with full, true and correct entries reflecting all payments received and paid (including, without limitation, funds received by Borrower from swept deposit accounts of the other Loan Parties). Each Relevant Party will permit any representatives designated by the Administrative Agent or the Collateral Agent to visit and inspect the financial records and the Property of such Relevant Party at reasonable times and as often as reasonably requested and to make extracts from and copies of such financial records, and permit any representatives designated by the Administrative Agent or the Collateral Agent to discuss the affairs, finances and condition of any Relevant Party with the officers thereof and independent accountants therefor.

     SECTION 5.08 Use of Proceeds. Use the proceeds of the Loans and request the issuance of Letters of Credit only for the purposes set forth in Section 3.11.
     SECTION 5.09 Compliance with Environmental Laws; Environmental Reports.  (a)  Comply, and use its best efforts to cause all lessees and other Persons occupying Real Property owned, operated or leased by any Loan Party to comply, in all material respects with all Environmental Laws and Environmental Permits applicable to its operations and Real Property; obtain and renew all material Environmental Permits applicable to its operations and Real Property; and conduct any Response in accordance with Environmental Laws; provided, that no Company shall be required to undertake any Response to the extent that its obligation to do so is being contested in good faith and by proper proceedings and appropriate reserves are being maintained with respect to such circumstances in accordance with GAAP.
     (b) If a Default caused by reason of a breach of Section 3.17 or 5.09(a) shall have occurred and be continuing for more than 20 days without the Companies commencing activities reasonably likely to cure such Default, at the written request of the Required Lenders through the Administrative Agent, provide to the Lenders within 45 days after such request, at the expense of Borrower, an environmental assessment report regarding the matters which are the subject of such default, including where appropriate, any soil and/or groundwater sampling, prepared by an environmental consulting firm and in the form and substance reasonably acceptable to the Administrative Agent and Collateral Agent and indicating the presence or absence of Hazardous Materials and the estimated cost of any compliance or Response to address them.
     SECTION 5.10 [Ientionally Omitted]
     SECTION 5.11 Additional Collateral; Additional Guarantors.  (a)  Subject to this Section 5.11, with respect to any Property acquired after the Original Closing Date by Borrower or any other Loan Party that is intended to be subject to the Lien created by any of the Security Documents but is not so subject (but, in any event, excluding any Property described in paragraph (b) of this subsection) promptly (and in any event within 30 days after the acquisition thereof provided Collateral Agent has provided all joinder agreements to the applicable Security Documents necessary for the Loan Parties to comply herewith): (i) execute and deliver to the Administrative Agent and the Collateral Agent such amendments or supplements to the relevant Security Documents or such other documents as the Administrative Agent or the Collateral Agent shall deem necessary or advisable to grant to the Collateral Agent, for its benefit and for the benefit of the other Secured Parties, a Lien on such Property subject to no Liens other than Permitted Liens, and (ii) take all actions necessary to cause such Lien to be duly perfected to the extent required by such Security Document in accordance with all applicable Requirements of Law, including, without limitation, the filing of financing statements in such jurisdictions as may be reasonably requested by the Administrative Agent and Collateral Agent. Borrower shall otherwise take such actions and execute and/or deliver to the Collateral Agent such reasonable documents as the Administrative Agent or the Collateral Agent shall require to confirm the validity, perfection and priority of the Lien of the Security Documents against such after-acquired properties or assets.
     (b) With respect to any Person that is or becomes a Wholly Owned Subsidiary (regardless of whether such Subsidiary is established, created or acquired) (other than any

Foreign Subsidiary that is an Immaterial First-Tier Foreign Subsidiary and any Foreign Subsidiary not a direct Subsidiary of a Loan Party) promptly (and in any event within 30 days after such Person becomes a Subsidiary) (i) deliver to the Collateral Agent the certificates, if any, representing the Equity Interests of such Subsidiary (provided, that with respect to any Foreign Subsidiary subject to the provisions of this subsection (b), in no event shall more than 65% of the Equity Interests of any Foreign Subsidiary be subject to any Lien or pledged under any Security Document if the pledge of more than such 65% would have a material adverse tax impact on Borrower (determined at the reasonable judgment of the Administrative Agent after consultation with Borrower)), together with undated stock powers or other appropriate instruments of transfer executed and delivered in blank by a duly authorized officer of such Subsidiary’s parent, as the case may be, and all intercompany notes owing from such Subsidiary to any Loan Party together with instruments of transfer executed and delivered in blank by a duly authorized officer of such Loan Party, and (ii) cause such new Subsidiary (other than any Foreign Subsidiary subject to the provisions of this subsection (b) if a guarantee by such Foreign Subsidiary of and/or the granting of liens by such Foreign Subsidiary to secure the obligations of Borrower or any other Loan Party would have a material adverse tax impact on Borrower (determined at the reasonable judgment of the Administrative Agent after consultation with Borrower)) (A) to execute a Joinder Agreement or such comparable documentation and a joinder agreement to the Security Documents in the form annexed thereto which is in form and substance reasonably satisfactory to the Administrative Agent, and (B) to take all actions necessary or advisable in the opinion of the Collateral Agent to cause the Lien created by the Security Agreements in the property and assets of such Subsidiary to be duly perfected to the extent required by such agreement in accordance with all applicable Requirements of Law, including, without limitation, the filing of financing statements in such jurisdictions as may be reasonably requested by the Collateral Agent.
     (c) If at any time any Foreign Subsidiary that would otherwise be subject to the provisions of Section 5.11(b) above but which is excluded from Section 5.11(b) because it has been previously designated as an Immaterial First-Tier Foreign Subsidiary ceases to be an Immaterial First-Tier Foreign Subsidiary, the Loan Parties shall and shall cause such Foreign Subsidiary to promptly (and in any event within 30 days after such Foreign Person ceases to be an Immaterial First-Tier Foreign Subsidiary) comply with Section 5.11(b).
     (d) Notwithstanding anything to the contrary provided for in Section 5.11(b) or otherwise in this Agreement, Loan Parties shall not be required to (and shall not be required to cause any Foreign Subsidiary to) comply with the provisions of Section 5.11(b) with respect to any Foreign Subsidiary if the local laws of the jurisdiction where such Foreign Subsidiary is formed or incorporated would prohibit the pledge of the Equity Interests of such Foreign Subsidiary or the granting of a guarantee or Liens by such Foreign Subsidiary to secure Obligations or would impose any materially adverse or materially onerous restrictions or requirements on such Foreign Subsidiary, Borrower or any other Loan Party as a result of such pledge or the granting of such guarantees or liens (as determined at the reasonable judgment of the Administrative Agent after consultation with Borrower), provided that, if any time the circumstances and/or laws of the applicable foreign jurisdiction change such that such a pledge and/or guarantee and/or granting of Liens would no longer be subject to such a prohibition or restrictions or requirements, then, subject to all the other provisions of and exceptions to Section 5.11(b), the Loan Parties shall and shall cause such Foreign Subsidiary to promptly (and in any event within thirty (30) days after Borrower and Administrative Agent become aware of such change in circumstances or applicable foreign laws) comply with Section 5.11(b). The parties hereto acknowledge that, as of the Closing Date, the provisions of this paragraph (d) apply to PD South Africa.
     (e) Notwithstanding anything to the contrary provided for herein or in any other Loan Document, until the close of as the tender offer with respect to the shares of PD Zambia Metal Fabricators being conducted as part of the Closing Date Acquisition Transactions and at all times thereafter if PD Africa holds more than 65% of the Equity Interests of PD Zambia Metal Fabricators as a result of such tender offer, PD Africa shall not be obligated to be a party to this Agreement, the Security Agreements or any other Loan Document or to otherwise give a guarantee of or grant any Liens to secure the Obligations, and Borrower shall not be required to pledge more than 65% of the Equity Interests of PD Africa, provided that, if PD Africa holds less than 65% of the Equity Interests of PD Zambia Metal Fabricators as a result of such tender offer or if at any time thereafter, PD Africa engages in any trade or business or acquires any assets other the Equity Interest in PD Zambia Metal Fabricators the Loan Parties shall and shall cause PD Africa to promptly (and in any event within thirty (30) days after any of the events described in this proviso have occurred) comply with Section 5.11(b)..
     (f) Each Loan Party will promptly grant to the Collateral Agent, within 60 days of the acquisition thereof, a security interest in and Mortgage Lien on each owned or leased Real Property of such Loan Party as is acquired by such Loan Party after the Original Closing Date and that, together with any improvements thereon, individually has a fair market value of at least $1.0 million, as additional security for the Obligations (unless the subject Property is already mortgaged to a third party to the extent permitted by Section 6.02). Such Mortgages shall be granted pursuant to documentation reasonably satisfactory in form and substance to the Administrative Agent and the Collateral Agent and shall constitute valid and enforceable perfected Liens subject only to Liens reasonably acceptable to the Collateral Agent. The Mortgages or instruments related thereto shall be duly recorded or filed in such manner and in such places as are required by law to establish, perfect, preserve and protect the Liens in favor of the Collateral Agent required to be granted pursuant to the Mortgages and all taxes, fees and other charges payable in connection therewith shall be paid in full. Such Loan Party shall otherwise take such actions and execute and/or deliver to the Collateral Agent such documents as the Administrative Agent or the Collateral Agent shall require to confirm the validity, perfection and priority of the Lien of any existing Mortgage or new Mortgage against such after-acquired Real Property (including, without limitation, a Title Policy, a Survey and local counsel opinion (in form and substance reasonably satisfactory to the Administrative Agent and the Collateral Agent) in respect of such Mortgage).
     SECTION 5.12 Security Interests; Further Assurances. Promptly, upon the reasonable request of the Administrative Agent, the Collateral Agent or any Lender, at Borrower’s expense, execute, acknowledge and deliver, or cause the execution, acknowledgment and delivery of, and thereafter register, file or record, or cause to be registered, filed or recorded, in an appropriate governmental office, any document or instrument supplemental to or confirmatory of the Security Documents or otherwise deemed by the Administrative Agent or the Collateral Agent reasonably necessary or desirable for the continued validity, perfection and priority of the Liens on the Collateral covered thereby superior to and prior to the rights of all third Persons other than the holders of Prior Liens and subject to no other Liens except as permitted by the applicable Security Document, or obtain any consents, including, without limitation, landlord or similar lien waivers and consents, as may be necessary or appropriate in connection therewith. Deliver or cause to be delivered to the Administrative Agent and the Collateral Agent from time to time such other documentation, consents, authorizations, approvals and orders in form and substance reasonably satisfactory to the Administrative Agent and the Collateral Agent as the Administrative Agent and the Collateral Agent shall reasonably deem necessary to perfect or maintain the Liens on the Collateral pursuant to the Security Documents. Upon the exercise by the Administrative Agent, the Collateral Agent or the Lenders of any power, right, privilege or remedy pursuant to any Loan Document which requires any consent, approval, registration, qualification or authorization of any Governmental Authority execute and deliver all applications, certifications, instruments and other documents and papers that the Administrative Agent, the Collateral Agent or the Lenders may be so required to obtain. If the Administrative Agent, the Collateral Agent or the Required Lenders determine that they are required by law or regulation to have appraisals prepared in respect of the Real Property of any Loan Party constituting Collateral, Borrower shall provide to the Administrative Agent and Collateral Agent appraisals that satisfy the applicable requirements of the Real Estate Appraisal Reform Amendments of FIRREA and are otherwise in form and substance satisfactory to the Administrative Agent and the Collateral Agent.
     SECTION 5.13 Information Regarding Collateral; Corporate Identity or Taxpayer Identifications.  (a)  Furnish to the Administrative Agent and the Collateral Agent 30 days prior written notice (in the form of an officer’s certificate), clearly describing any of the following changes (i) in any Loan Party’s corporate name or in any trade name used to identify it in the conduct of its business or in the ownership of its properties, (ii) in the location of any Loan Party’s chief executive office, its principal place of business, any office in which it maintains books or records relating to Collateral owned by it or any office or facility at which Collateral owned by it is located (including the establishment of any such new office or facility), (iii) in any Loan Party’s identity, taxpayer identification, or corporate structure, (iv) in any Loan Party’s Federal Taxpayer Identification Number or (v) in any Loan Party’s jurisdiction of organization. Borrower agrees not to effect or permit any change referred to in the preceding sentence unless all filings have been made under the UCC or PPSA or otherwise that are required in order for the Collateral Agent to continue at all times following such change to have a valid, legal and perfected security interest in all the Collateral. Borrower agrees to provide to the Collateral Agent such other information in connection with such changes as the Collateral Agent may reasonably request. Borrower also agrees promptly to notify the Administrative Agent and the Collateral Agent if any material portion of the Collateral is subject to a Casualty Event.
     (b) Each year, at the time of delivery of annual financial statements with respect to the preceding fiscal year pursuant to paragraph (a) of Section 5.01, deliver to the Administrative Agent and the Collateral Agent a certificate of a Financial Officer and the chief legal officer of Borrower (i) setting forth any changes to the information required pursuant to the Perfection Certificate or confirming that there has been no change in such information since the date of the Perfection Certificate delivered on the Closing Date or the date of the most recent certificate delivered pursuant to this Section 5.13(b) and (ii) certifying that the Loan Parties have not taken any actions (and are not aware of any actions so taken) to terminate any UCC or PPSA financing statements (including fixture filings, as applicable) or other appropriate filings, recordings or registrations to protect and perfect the security interests and Liens under the Security Documents; it being understood and agreed that, from time to time, upon reasonable request of a

Lender, the Administrative Agent and the Collateral Agent shall deliver to such Lender such certificates, supporting documentation and supporting detail delivered to them under Section 5.13 and Section 5.15.
     SECTION 5.14 Post-Closing Collateral Matters. Execute and deliver the documents and complete the tasks set forth on Schedule 5.14, in each case within the time limits specified on such schedule.
     SECTION 5.15 Borrowing Base-Related Reports. The Borrower shall deliver or cause to be delivered (at the expense of the Borrower) to the Collateral Agent and the Administrative Agent the following:
     (a) as soon as available but in any event within ten (10) Business Days after the end of each fiscal quarter (or if the aggregate Revolving Exposure of all Lenders for five or more days, whether consecutive or non-consecutive, during any month exceeds $250.0 million, within ten (10) Business Days after the end of such month), a Borrowing Base Certificate from the Borrower accompanied by such supporting detail and supporting documentation as shall be requested by the Collateral Agent in its reasonable judgment, provided, that if daily Excess Availability for ten or more days (whether consecutive or non-consecutive) during any fiscal quarter is less than $50.0 million and so long as Borrower does not maintain average daily Excess Availability in excess of $50.0 million for a period of three (3) consecutive fiscal months following the end of such fiscal quarter, Borrower shall deliver additional weekly roll-forward of Accounts referenced in paragraph (b)(i) below within five (5) Business Days after the end of each calendar week, and, if requested by the Collateral Agent, a Borrowing Base Certificate (prepared weekly to reflect results satisfactory to the Collateral Agent) within five (5) Business Days after the end of each calendar week, or more frequent Borrowing Base Certificates reflecting shorter periods as reasonably requested by the Collateral Agent. Each Borrowing Base Certificate shall reflect all information through the end of the appropriate period for Borrower and each Borrowing Base Guarantor;
     (b) as soon as available but in any event within ten (10) Business Days after the end of each fiscal quarter (or if the aggregate Revolving Exposure of all Lenders for five or more days, whether consecutive or non-consecutive, during any month exceeds $250.0 million, within ten (10) Business Days after the end of such month) (or more frequently as reasonably requested by the Collateral Agent), Accounts and Inventory eligibility calculations and all supporting calculations including, but not limited to, (i) a roll-forward of Accounts from the last period including but not limited to the following: sales, other debits, cash collections, write-offs, cash discounts, product returns, pricing errors, other dilutive credits and other non-dilutive credits, (ii) a summary trial balance showing Accounts (consolidated by total customer balance) aged from the original invoice statement date as follows: 1 to 30 days, 31 to 60 days, 61-90 days and 91 days or more, accompanied by a comparison to the prior quarter’s (or month’s, if applicable) summary trial balance totals, (iii) a detailed trial balance showing Accounts (consolidated by total customer balance) specifically identified in Section 2.19 (xv)(a), aged in a format similar to the format set forth in clause (ii) above, (iv) a schedule of top ten Accounts aged in a format similar to the format set forth in clause (ii) above, (v) a schedule of

Inventory (other than Inventory on consignment) by location showing raw materials, work in process and finished goods, (vi) a schedule of Inventory on consignment by location (vii) a schedule of the top ten trade payable balances, (viii) a reconciliation of Accounts to the general ledger and the financial statements, (ix) a reconciliation of Inventory to the general ledger and the financial statements, (x) a reconciliation of trade accounts payable to the general ledger and the financial statements;
     (c) on the date any Borrowing Base Certificate is delivered pursuant to paragraph (a) above or at such more frequent intervals as the Collateral Agent may request from time to time (together with a copy of all or any part of such delivery requested by any Lender in writing after the Closing Date), a copy of the ledger registering the Borrowing Base Guarantor Intercompany Loan Account as of the date of the Borrowing Base Certificate, accompanied by such supporting detail and documentation as shall be requested by the Collateral Agent in its reasonable credit judgment;
     (d) at the time of delivery of each of the financial statements delivered pursuant to Sections 5.01(a) and (b), a reconciliation of the Accounts trial balance and quarter-end Inventory reports of Borrower and Borrowing Base Guarantors to the general ledger of such Loan Party, in each case, accompanied by such supporting detail and documentation as shall be requested by the Collateral Agent in its reasonable credit judgment;
     (e) on the date any Borrowing Base Certificate is delivered pursuant to paragraph (a) above following the most recent fiscal quarter then ended or at such more frequent intervals as the Collateral Agent may request from time to time (together with a copy of all or any part of such delivery requested by any Lender in writing after the Closing Date), a general description of material assets (other than Eligible Equipment or Eligible Real Property) owned by the Loan Parties which have been disposed of;
     (f) on the date any Borrowing Base Certificate is delivered pursuant to paragraph (a) above following the most recent fiscal quarter then ended or at such more frequent intervals as the Collateral Agent may request from time to time (together with a copy of all or any part of such delivery requested by any Lender in writing after the Closing Date), a list of any applications for the registration of any patent, trademark or copyright with the United States Patent and Trademark Office, the United States Copyright Office, the Canadian Intellectual Property Office or any similar office or agency which any Loan Party has filed in the prior fiscal quarter;
     (g) on each date that the Borrowing Base Certificate is required to be delivered pursuant to paragraph (a) above (or more frequently as reasonably requested by the Collateral Agent), a schedule of all Hedging Agreements, including notional amounts and a statement setting forth in reasonable detail the amount Borrower or the applicable Borrowing Base Guarantor, as applicable, owes counterparties to Specified Hedging Agreements based on a mark-to-market analysis and with due regard to recent market volatility as of the last Business Day of the previous fiscal month (or if not available, the nearest prior Business Day for which such evaluation is available); and

     (h) such other reports, statements and reconciliations with respect to the Borrowing Base or Collateral of any or all Loan Parties as the Collateral Agent shall from time to time request in its reasonable credit judgment.
The delivery of each certificate and report or any other information delivered pursuant to this Section 5.15 shall constitute a representation and warranty by the Borrower that the statements and information contained therein are true and correct in all material respects on and as of such date. The Administrative Agent and the Collateral Agent shall make available promptly to each Lender a copy of each Borrowing Base Certificate delivered to them by the Borrower.
     SECTION 5.16 Maintenance of Real Property.
     Borrower and each applicable Loan Party shall:
     (a) Keep all Real Property and systems useful and necessary in the business of Borrower and such Loan Party in good working order and condition, ordinary wear and tear excepted.
     (b) Maintain all rights of way, easements, grants, privileges, licenses, certificates, and permits necessary or advisable for the use of any Real Property and not, without the prior written consent of the Administrative Agent, consent to any material public or private restriction as to the use of any Real Property.
     (c) Preserve and protect the Lien status of each respective Mortgage and, if any Lien (other than a Permitted Lien) is asserted against a Mortgaged Real Property, promptly and at its expense, give the Administrative Agent and the Collateral Agent a detailed written notice of such Lien and pay the underlying claim in full or take such other action so as to cause it to be released or bonded over in a manner satisfactory to the Administrative Agent.
ARTICLE VI.
NEGATIVE COVENANTS
     Each Loan Party covenants and agrees with each Lender that, so long as this Agreement shall remain in effect and until the Commitments have been terminated and the principal of and interest on each Loan, all Fees and all other expenses or amounts payable under any Loan Document have been paid in full and all Letters of Credit have been canceled or have expired or been fully cash collateralized and all amounts drawn thereunder have been reimbursed in full, unless the Required Lenders shall otherwise consent in writing, no Loan Party will, nor will they cause or permit any Subsidiaries to:
     SECTION 6.01 Indebtedness. Incur, create, assume or permit to exist, directly or indirectly, any Indebtedness, except:
     (a) Indebtedness incurred pursuant to this Agreement and the other Loan Documents;
     (b) (i) Indebtedness actually outstanding on the Original Closing Date and listed on Schedule 6.01(b), (ii) refinancings or renewals thereof; provided, that (A) any such refinancing Indebtedness is in an aggregate principal amount not greater than the aggregate principal amount of the Indebtedness being renewed or refinanced, plus the amount of any premiums required to be paid thereon and fees and expenses associated therewith, (B) such refinancing Indebtedness has a later or equal final maturity and longer or equal weighted average life than the Indebtedness being renewed or refinanced and (C) the covenants, events of default subordination and other provisions thereof (including any guarantees thereof) shall be, in the aggregate, no less favorable to the Lenders than those contained in the Indebtedness being renewed or refinanced, (iii) the Qualified Senior Notes (including any notes issued in exchange therefor in accordance with the registration rights document entered into in connection with the issuance of the Qualified Senior Notes), (iv) the Convertible Senior Notes, (v) the Fixed Rate Senior Unsecured Notes, (vi) the Floating Rate Senior Unsecured Notes; provided, that, that in the case of the Fixed Rate Senior Unsecured Notes referred to in clause (v) and the Floating Rate Senior Unsecured Notes referred to in clause (vi), (A) the aggregate principal amount of the Fixed Rate Senior Unsecured Notes and the Floating Rate Senior Unsecured Notes shall not exceed $350.0 million, (B) Qualified Senior Notes are purchased, retired or otherwise acquired for value from the proceeds of the issuance of the Fixed Rate Senior Unsecured Notes and the Floating Rate Senior Unsecured Notes and (C) Holdings shall use its commercially reasonable efforts to purchase, retire or otherwise acquire for value the remaining outstanding Qualified Senior Notes and fund the Induced Repurchase Payments on or before the First Redemption Date and (vii) the 2007 Senior Unsecured Convertible Notes; provided, that the aggregate principal amount of the 2007 Senior Unsecured Convertible Notes shall not exceed $475.0 million.
     (c) Indebtedness of any Company under (i) Interest Rate Protection Agreements listed on Schedule 6.01(c), (ii) under Specified Hedging Agreement constituting Interest Rate Protection Agreements entered into in order to fix the effective rate of interest on the Loans and such other non-speculative Interest Rate Protection Agreements which constitute Specified Hedging Agreement which may be entered into from time to time by such Company and which such Company in good faith believes will provide protection against fluctuations in interest rates with respect to floating rate Indebtedness of such Company then outstanding, and permitted to remain outstanding, pursuant to the other provisions of this Section 6.01 or (iii) under Specified Hedging Agreements constituting Interest Rate Protection Agreements entered into to exchange fixed rate of interest on not more than $100.0 million of aggregate principal amount of outstanding Indebtedness evidenced by the Fixed Rate Senior Unsecured Notes, for floating rate of interest thereon;
     (d) Indebtedness under Specified Hedging Agreements (other than Interest Rate Protection Agreements) entered into from time to time by any Company in accordance with Section 6.04(c);
     (e) intercompany Indebtedness of any of the Companies outstanding to the extent permitted by Section 6.04(d) or 6.04(m);
     (f) Indebtedness of the Borrower, its Domestic Subsidiaries and General Cable Canada in respect of Purchase Money Obligations and Capital Lease Obligations

and refinancings or renewals thereof (other than refinancings funded with intercompany advances), in an aggregate amount not to exceed the Dollar Equivalent of $10.0 million at any time outstanding;
     (g) Indebtedness incurred by Foreign Subsidiaries (including Foreign Credit Lines) from time to time after the Original Closing Date; provided, that such Indebtedness incurred by Foreign Subsidiaries which is owing to Borrower or a Borrowing Base Guarantor shall be permitted only to the extent permitted under Section 6.04(d)(ii);
     (h) Indebtedness of any Person that becomes a Foreign Subsidiary after the Closing Date;
     (i) [Intentionally omitted]
     (j) Indebtedness for industrial revenue bonds or other similar governmental or municipal bonds for the deferred purchase price of newly acquired Property and to finance equipment of Borrower and the Borrowing Base Guarantors (pursuant to purchase money mortgages or otherwise and whether owed to the seller or a third party) used in the ordinary course of business (provided, that such financing is entered into within 180 days of the acquisition of such Property) of Borrower and the Borrowing Base Guarantors which shall not exceed $25 million in the aggregate at any one time outstanding without the Administrative Agent’s prior written consent, and any refinancings of Indebtedness permitted under this paragraph (j);
     (k) Indebtedness in respect of workers’ compensation claims, self-insurance obligations, performance bonds, surety appeal or similar bonds and completion guarantees provided by a Company in the ordinary course of its business;
     (l) unsecured Contingent Obligations:
     (i) of Holdings in respect of Indebtedness (other than Indebtedness for borrowed money) of any Foreign Subsidiary as long as such Contingent Obligations of Holdings are issued in the ordinary course business and do not exceed the Dollar Equivalent of $10.0 million in the aggregate at any time;
     (ii) of Holdings or Borrower in respect of lease obligations, contract obligations or other obligations (other than Indebtedness for borrowed money) of any other Loan Party to the extent not otherwise prohibited hereunder as long as such Contingent Obligations are issued by Holdings and Borrower in the ordinary course of their business; and
     (iii) of Holdings in respect of lease obligations, contract obligations or other obligations (other than Indebtedness for borrowed money) of any Foreign Subsidiary as long as such Contingent Obligations are issued by Holdings in respect of obligations incurred by such Foreign Subsidiary in the ordinary course of such Foreign Subsidiary’s business or are in respect of obligations related to Permitted Non-Loan Funded Acquisitions;

     (iv) of Holdings in respect of Indebtedness for borrowed money of Joint Ventures as long as such Contingent Obligations do not exceed the Dollar Equivalent of $25.0 million in the aggregate at any time;
     (v) of any Foreign Subsidiary in respect of Indebtedness of any other Foreign Subsidiaries; or
     (vi) of Domestic and Canadian Subsidiaries of Holdings incurred pursuant to (A) guarantees in respect of Indebtedness referred to in Section 6.01(b)(iii) as contemplated by the Qualified Senior Note Indenture, (B) guarantees in respect of Indebtedness referred to in Section 6.01(b)(iv) as contemplated by the Convertible Senior Note Indenture, (C) guarantees in respect of Indebtedness referred to in Sections 6.01(b)(v) and 6.01(b)(vi) as contemplated by the Senior Unsecured Note Indenture and (D) guarantees in respect of Indebtedness referred to in Section 6.01(b)(vii) as contemplated by the 2007 Senior Unsecured Convertible Note Indenture.
     (m) Indebtedness in respect of taxes, assessments or governmental charges to the extent that payment thereof shall not at the time be required to be made in accordance with Section 5.05;
     (n) Indebtedness in respect of netting services and overdraft protections in connection with deposit accounts, in each case in the ordinary course of business;
     (o) Indebtedness incurred pursuant to an Acquisition Debt Issuance; and
     (p) other unsecured Indebtedness (not of the type covered in paragraphs (a) – (o) above) of any Company incurred, created, assumed or permitted to exist after the Closing Date not to exceed the Dollar Equivalent of $25.0 million in the aggregate principal amount at any time outstanding.
     SECTION 6.02 Liens. Create, incur, assume or permit to exist, directly or indirectly, any Lien on any Property now owned or hereafter acquired by it or on any income or revenues or rights in respect of any thereof, except (the “Permitted Liens”):
     (a) inchoate Liens for taxes, assessments or governmental charges or levies not yet due and payable or delinquent and Liens for taxes, assessments or governmental charges or levies, which (i) are being contested in good faith by appropriate proceedings for which adequate reserves have been established in accordance with GAAP, which proceedings (or orders entered in connection with such proceedings) have the effect of preventing the forfeiture or sale of the Property or assets subject to any such Lien, or (ii) in the case of any such charge or claim which has or may become a Lien against any of the Collateral, such Lien and the contest thereof shall satisfy the Contested Collateral Lien Conditions;
     (b) Liens in respect of Property of any Company imposed by law, which were incurred in the ordinary course of business and do not secure Indebtedness for borrowed money, such as carriers’, warehousemen’s, materialmen’s, landlords’, workmen’s, suppliers’, repairmen’s and mechanics’ Liens and other similar Liens arising in the ordinary course of business, and, in respect of the Relevant Parties (i) which do not in the aggregate materially detract from the value of the Property of such Companies, taken as a whole, and do not materially impair the use thereof in the operation of the business of such Companies, taken as a whole, (ii) which do not pertain to Indebtedness that is due and payable or which pertain to Liens that are being contested in good faith by appropriate proceedings for which adequate reserves have been established in accordance with GAAP, which proceedings (or orders entered in connection with such proceedings) have the effect of preventing the forfeiture or sale of the Property or assets subject to any such Lien, and (iii) in the case of any such Lien which has or may become a Lien against any of the Collateral, such Lien and the contest thereof shall satisfy the Contested Collateral Lien Conditions;
     (c) Liens in existence on the Original Closing Date and set forth on Schedule 6.02(c); provided, that (i) the aggregate principal amount of the Indebtedness, if any, secured by such Liens does not increase; and (ii) such Liens do not encumber any Property other than the Property subject thereto on the Original Closing Date;
     (d) easements, rights-of-way, restrictions (including zoning restrictions), covenants, encroachments, protrusions and other similar charges or encumbrances, and minor title deficiencies on or with respect to any Real Property, in each case whether now or hereafter in existence, not, in respect of the Relevant Parties, (i) securing Indebtedness, (ii) individually or in the aggregate materially impairing the value or marketability of such Real Property and (iii) individually or in the aggregate materially interfering with the conduct of the business of such Companies at such Real Property;
     (e) Liens arising out of judgments or awards not resulting in a Default and in respect of which such Company shall in good faith be prosecuting an appeal or proceedings for review in respect of which there shall be secured a subsisting stay of execution pending such appeal or proceedings; provided, that the aggregate amount of all such judgments or awards (and any cash and the fair market value of any Property subject to such Liens) against Relevant Parties does not exceed $5.0 million at any time outstanding;
     (f) Liens (other than any Lien imposed by ERISA) (i) imposed by law or deposits made in connection therewith in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security, (ii) incurred in the ordinary course of business to secure the performance of tenders, statutory obligations (other than excise taxes), surety, stay, customs and appeal bonds, statutory bonds, bids, leases, government contracts, trade contracts, performance and return of money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money), or (iii) arising by virtue of deposits made in the ordinary course of business to secure liability for premiums to insurance carriers; provided, that (w) with respect to clauses (i), (ii) and (iii) hereof, such Liens are for amounts not yet due and payable or delinquent or, to the extent such amounts are so due and payable, such amounts are being contested in good faith by appropriate proceedings for which adequate reserves have been established in accordance with GAAP, which proceedings for orders entered in connection with such proceedings have the effect of preventing the forfeiture or sale of the Property or assets subject to any such Lien, (x) to the extent such Liens are not imposed by law, such Liens shall in no event encumber any Property other than cash and Cash Equivalents which have been deposited with such lienholder or has otherwise been subordinated to the Liens securing the Obligations hereunder pursuant to a Landlord Lien Waiver and Access Agreement, (y) in the case of any such Lien against any of the Collateral, such Lien and the contest thereof shall satisfy the Contested Collateral Lien Conditions and (z) the aggregate amount of deposits at any time pursuant to clause (ii) and (iii) shall not exceed $500,000 in the aggregate;
     (g) Leases or subleases with respect to the assets or properties of any Company, in each case entered into in the ordinary course of such Company’s business; provided, that, in respect of the Loan Parties, such Leases are subordinate in all respects to the Liens granted and evidenced by the Security Documents and do not, individually or in the aggregate, (i) interfere in any material respect with the ordinary conduct of the business of any such Company or (ii) materially impair the use (for its intended purposes) or the value of the Property subject thereto;
     (h) Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into by any Company in the ordinary course of business in accordance with the past practices of such Company;
     (i) Liens arising pursuant to Purchase Money Obligations or Capital Lease Obligations incurred pursuant to Section 6.01(f), Liens securing Indebtedness incurred pursuant to Section 6.01(j) or Liens arising pursuant to sale and leaseback transactions to the extent permitted under Section 6.03; provided, that (i) the Indebtedness secured by any such Lien (including refinancings thereof) does not exceed 100% of the cost of the Property being acquired or leased at the time of the incurrence of such Indebtedness and (ii) any such Liens attach only to the Property being financed pursuant to such Purchase Money Obligations, Capital Lease Obligations, other Indebtedness or sale and leaseback transactions and do not encumber any other Property of any Company;
     (j) bankers’ Liens, rights of setoff and other similar Liens existing solely with respect to cash and Cash Equivalents on deposit in one or more accounts maintained by any Company, in each case granted in the ordinary course of business in favor of the bank or banks with which such accounts are maintained, securing amounts owing to such bank with respect to cash management and operating account arrangements, including those involving pooled accounts and netting arrangements; provided, that in no case shall any such Liens secure (either directly or indirectly) the repayment of any Indebtedness;
     (k) Liens on Property of a Person existing at the time such Person is acquired or merged with or into or consolidated with any Company (and not created in anticipation or contemplation thereof) so long as such merger or acquisition is permitted pursuant to Section 6.05; provided, that such Liens do not extend to Property not subject to such Liens at the time of acquisition (other than improvements thereon) and are no more favorable to the lienholders than the existing Lien;

     (l) Liens on Property of Foreign Subsidiaries; provided, that such Liens do not extend to, or encumber, Property which constitutes Collateral;
     (m) Liens granted pursuant to the Security Documents;
     (n) licenses or sublicenses of Intellectual Property granted by any Company in the ordinary course of business and not interfering in any material respect with the ordinary conduct of the business of such Company;
     (o) Liens attaching solely to cash earnest money deposits in connection with any letter of intent or purchase agreement in connection with a Permitted Acquisition;
     (p) Liens in favor of customs and revenues authorities which secure payment of customs duties in connection with the importation of goods to the extent required by law;
     (q) Liens deemed to exist in connection with set-off rights in the ordinary course of Borrower’s and its Subsidiaries’ business;
     (r) replacement, extension or renewal of any Lien permitted herein in the same property previously subject thereto provided the underlying Indebtedness is permitted to be replaced, extended and renewed under Section 6.01(b);
     (s) the filing of financing statements solely as a precautionary measure in connection with operating leases or consignment of goods;
     (t) deposits by Borrower or any Borrowing Base Guarantor to a financial institution to secure, support, or underwrite a loan by such institution to a Foreign Subsidiary (commonly referred to as back-to-back overseas loans), as long as the aggregate outstanding amount of all such deposits does not exceed, together with the aggregate outstanding amount of intercompany loans and advances with respect to all Foreign Subsidiaries described in Section 6.04(d)(ii) and together with the aggregate outstanding amount of Investments with respect to all Foreign Subsidiaries described in Section 6.04(g)(iv), the Dollar Equivalent of $300.0 million in the aggregate; provided that if, before or after giving effect to any such deposit, the aggregate outstanding amount of such deposits with respect to all Foreign Subsidiaries would exceed, together with the aggregate outstanding amount of intercompany loans and advances with respect to all Foreign Subsidiaries described in Section 6.04(d)(ii) and together with the aggregate outstanding amount of Investments with respect to all Foreign Subsidiaries described in Section 6.04(g)(iv), the Dollar Equivalent of $100.0 million in the aggregate, then no such deposit shall be made unless average daily Excess Availability for the 90-day period preceding the funding of such deposit would have exceeded $75.0 million (after giving effect to any Revolving Loans funded in connection therewith as if made on the first day of such period) and is reasonably expected to exceed $75.0 million for at least 90 days following the funding of such deposit; and
     (u) other Liens (not of a type set forth in clauses (a) through (t) above) incurred in the ordinary course of business of any Company with respect to obligations

(other than Indebtedness) that do not in the aggregate exceed $25.0 million at any time outstanding;
provided, however, that no Liens (other than Liens permitted under Section 6.02(a)(ii)) shall be permitted to exist, directly or indirectly, on any Pledged Equity Interests or Pledged Notes (each as defined in the Security Agreements and Foreign Pledge Agreements).
     SECTION 6.03 Sale and Leaseback Transactions. Enter into any arrangement, directly or indirectly, with any Person whereby it shall sell or transfer any Property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such Property or other Property which it intends to use for substantially the same purpose or purposes as the Property being sold or transferred unless at the time of the proposed sale and leaseback transaction: (a)  the Company selling or transferring such Property is not a Relevant Party or (b)(i) no Default then exists or would result therefrom; (ii) the aggregate Fair Market Value of all Property permitted to be sold and leased back pursuant to this Section 6.03 shall not exceed $20.0 million; (iii) Borrower shall have delivered, at least five Business Days prior thereto, all agreements, documents and instruments pursuant to which the proposed sale and leaseback is to be effected, all of which shall be on terms and in form and substance satisfactory to the Administrative Agent; and (iv) Borrower shall have delivered a certificate to the Administrative Agent and the Collateral Agent certifying that no Default exists or would result after giving effect to the proposed sale and leaseback, identifying the Property subject to such sale and leaseback transaction and that all of the requirements for a Permitted Asset Sale have been satisfied.
     SECTION 6.04 Investments, Loans and Advances. Directly or indirectly, lend money or credit or make advances to any Person, or purchase or acquire any stock, obligations or securities of, or any other interest in, or make any capital contribution to, any other Person, or purchase or own a futures contract or otherwise become liable for the purchase or sale of currency or other commodities at a future date in the nature of a futures contract (all of the foregoing, collectively, “Investments”), except that the following shall be permitted:
     (a) Investments outstanding on the Original Closing Date and identified on Schedule 6.04(a);
     (b) the Companies may (i) acquire and hold accounts receivables owing to any of them if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary terms, (ii) acquire and hold cash and Cash Equivalents, (iii) endorse negotiable instruments for collection in the ordinary course of business, (iv) make lease, utility and other similar deposits in the ordinary course of business; or (v) make prepayments and deposits to suppliers in the ordinary course of business;
     (c) any Company may enter into Interest Rate Protection Agreements to the extent permitted by Section 6.01(c), Holdings and Borrower may enter into the Specified Foreign Currency Hedging Agreement or any Company may enter into and perform its obligations under Specified Hedging Agreements entered into in the ordinary course of business and so long as any such Specified Hedging Agreement is not speculative in nature and is (i)(A) related to income derived from operations of such Company or otherwise related to purchases permitted hereunder from suppliers or (B) entered into to protect such Company against fluctuations in the prices of raw materials used in its businesses and (ii) permitted by Section 6.01(d) (it being understood and agreed that the Hedging Agreements evidencing any cross currency swap transaction with Holdings that is substantially similar to the transactions contemplated by the Specified Foreign Currency Hedging Agreements referred to in clause (i) and clause (ii) of the definition of the term “Specified Foreign Currency Hedging Agreements” shall be deemed to be entered into in the ordinary course of business for the purposes of this Agreement);
     (d) (i) Borrower, any Borrowing Base Guarantor, or any Foreign Subsidiary may make intercompany loans and advances to Borrower or any other Borrowing Base Guarantor (other than Holdings and Intermediate Holdings), (ii) Borrower or any Borrowing Base Guarantor may make intercompany loans and advances to any Foreign Subsidiary (other than intercompany advances to General Cable Spain on or about the Closing Date that give rise to the GCC Spain Closing Date Intercompany Debt and intercompany advances to General Cable Brazil Holdings on or about the Closing Date that give rise to the GCC Brazil Closing Date Intercompany Debt) in an amount not to exceed, together with the aggregate outstanding amount of Investments with respect to all Foreign Subsidiaries described in Section 6.04(g)(iv) and together with the aggregate amount of all outstanding deposits described in Section 6.02(t), the Dollar Equivalent of $300.0 million to all Foreign Subsidiaries in the aggregate outstanding at any time; provided that if, before or after giving effect to any such intercompany loan or advance, the aggregate outstanding amount of such intercompany loans and advances with respect to all Foreign Subsidiaries would exceed, together with the aggregate outstanding amount of Investments with respect to all Foreign Subsidiaries described in Section 6.04(g)(iv) and together with the aggregate amount of all outstanding deposits described in Section 6.02(t), the Dollar Equivalent of $100.0 million in the aggregate, then no such intercompany loan or advance shall be made unless average daily Excess Availability for the 90-day period preceding the funding of such intercompany loan or advance would have exceeded $75.0 million (after giving effect to any Revolving Loans funded in connection therewith as if made on the first day of such period) and is reasonably expected to exceed $75.0 million for at least 90 days following the funding of such intercompany loan or advance, (iii)  the GCC Spain Intercompany Debt in an aggregate principal amount not to exceed the Dollar Equivalent of $75.0 million, (iv) Borrower may make intercompany loans and advances to Marathon Manufacturing Holdings, Inc., a Delaware corporation, MLTC Company, a Delaware corporation, and General Cable Technologies as long as such intercompany loans and advances to all such Persons do not exceed $1.0 million in the aggregate at any time, (v) any Foreign Subsidiary may make intercompany loans and advances to any other Foreign Subsidiary, (vi) intercompany advances to General Cable Spain Holding on or about the Closing Date that give rise to the GCC Spain Closing Date Intercompany Debt; (vii) intercompany advances to General Cable Brazil Holdings on or about the Closing Date that give rise to the GCC Brazil Closing Date Intercompany Debt, (viii) Borrower, Holdings and/or Intermediate Holdings may make intercompany loans and advances to General Cable Overseas Holdings and GC Global Holdings solely to provide General Cable Overseas Holdings and GC Global Holdings with the funds necessary to make General Cable Minority Shareholder Maintenance Investments from time to time (but only to the extent such funds are actually used by General Cable Overseas Holdings and GC Global Holdings to make such a General Cable Minority

Shareholder Maintenance Investment that is permitted to be made at such time under Section 6.04(g)(iv)), (ix) Borrower may make intercompany loans and advances to Intermediate Holdings, so long as all proceeds thereof are in fact promptly used by Intermediate Holdings to satisfy its liabilities and obligations permitted pursuant to clause (iii) of Section 6.19, (x) Holdings may make intercompany loans and advances to Intermediate Holdings, so long as all proceeds thereof are contemporaneously used by Intermediate Holdings to make intercompany loans and advances to or Investments in any other Company that are otherwise permitted to be made by Intermediate Holdings under this clause (d) or Section  6.04(g) or to consummate a Permitted Non-Loan Funded Acquisition, (xi) General Cable Canada may make intercompany loans or advance to Holdings as long as Holdings, contemporaneously with the receipt of the proceeds thereof, uses such proceeds to make intercompany loans or advances to or Investments in Intermediate Holdings and Intermediate Holdings, contemporaneously with the receipt of the proceeds thereof, uses such proceeds to make intercompany loans and advances to or Investments in the Borrower and (xii) to the extent such intercompany loans and advances are funded solely by funds Intermediate Holding receives from one or more Foreign Subsidiaries, Intermediate Holdings may make intercompany loans and advances to Holdings as long as Holdings, contemporaneously with the receipt of the proceeds thereof, uses such proceeds to either make intercompany loans or advances to or Investments in General Cable Canada or consummate a Permitted Non-Loan Funded Acquisition; provided, that each loan and advance referenced in clauses (i), (ii), (iii), (iv), (vi), (vii), (viii), (ix), (x), (xi) or (xii) above shall simultaneously be recorded on Borrower’s, the applicable Borrowing Base Guarantor’s, or the applicable Foreign Subsidiary’s ledgers as an intercompany loan and shall be evidenced by a promissory note in substantially the form of Exhibit L-1 or Exhibit L-2, as applicable, or otherwise in form or pursuant to documentation acceptable to the Collateral Agent, which, except in the case of promissory notes evidencing loans or advances made by any Foreign Subsidiary, shall be pledged (and delivered) by Borrower or the applicable Borrowing Base Guarantor that is the lender of such intercompany loan as Collateral pursuant to the Security Agreements and Foreign Pledge Agreements and which, except in the case of any such loan or advance made to a Foreign Subsidiary, shall be subordinated to the Obligations pursuant to and the extent provided for in such promissory notes;
     (e) Any Company may make loans and advances (including payroll, travel and entertainment related advances) in the ordinary course of business to its respective employees or senior management (other than any loans or advances to any director or executive officer (or equivalent thereof) that would be in violation of Section 402 of the Sarbanes-Oxley Act) so long as the aggregate principal amount thereof made by all Companies at any time outstanding (determined without regard to any write-downs or write-offs of such loans and advances) shall not exceed the Dollar Equivalent of $ 2.0 million;
     (f) Borrower, Holdings, Intermediate Holdings, any Canadian Subsidiary, any Foreign Subsidiary or any other Wholly Owned Subsidiary of Borrower may establish

Subsidiaries to the extent permitted by Section 6.12 (provided that (i) any Subsidiary formed by a Canadian Subsidiary will also be a Canadian Subsidiary or a Foreign Subsidiary, (ii) any Subsidiary formed by a Foreign Subsidiary will also be a Foreign Subsidiary) and (iii) any Subsidiary formed by a Domestic Subsidiary (other than Intermediate Holdings or Borrower) will also be a Domestic Subsidiary;
     (g) Investments (other than intercompany loans and advances) (i) (A) by Intermediate Holdings in any Borrowing Base Guarantor other than Holdings and (B) by Borrower or Holdings in any Borrowing Base Guarantor, but, in each case, with respect to any such Investments in Holdings, only to the extent such Investments in Holdings are permitted under 6.07, or with respect to any such Investments in Intermediate Holdings, only to the extent such Investments in Intermediate Holdings are (x) permitted under Section 6.06(d), 6.06(i) or 6.07 or (y) in the case of such Investments by Holdings in Intermediate Holdings, are contemporaneously used by Intermediate Holdings to make intercompany loans and advances to or Investments in any other Company that are otherwise permitted to be made by Intermediate Holdings under this clause (g) or Section  6.04(d) or to consummate a Permitted Non-Loan Funded Acquisition, (ii) by any Company (other than Borrower or any Borrowing Base Guarantor) in Borrower or any Borrowing Base Guarantor, (iii) by any Foreign Subsidiary in any other Company, (iv) either (x) by Borrower or any Borrowing Base Guarantor in any Foreign Subsidiary and (y) by General Cable Overseas Holdings and GC Global Holdings in any Overseas/GC Global Entity to the extent such Investment constitutes a General Cable Minority Shareholding Maintenance Investment, as long as the aggregate outstanding amount of such Investments in all Foreign Subsidiaries described in the foregoing clauses (x) and (y) does not exceed, together with the aggregate outstanding amount of intercompany loans and advances with respect to all Foreign Subsidiaries described in Section 6.04(d)(ii) and together with the aggregate amount of all outstanding deposits described in Section 6.02(t), the Dollar Equivalent of $300.0 million in the aggregate; provided that if, before or after giving effect to any such Investment, the aggregate outstanding amount of such Investments with respect to all Foreign Subsidiaries would exceed, together with the aggregate outstanding amount of intercompany loans and advances with respect to all Foreign Subsidiaries described in Section 6.04(d)(ii) and together with the aggregate amount of all outstanding deposits described in Section 6.02(t), the Dollar Equivalent of $100.0 million in the aggregate, then no such Investment shall be made unless average daily Excess Availability for the 90-day period preceding the funding of such Investment would have exceeded $75.0 million (after giving effect to any Revolving Loans funded in connection therewith as if made on the first day of such period) and is reasonably expected to exceed $75.0 million for at least 90 days following the funding of such Investment and (v) by Borrower, Holdings and/or Intermediate Holdings in General Cable Overseas Holdings and GC Global Holdings solely to provide General Cable Overseas Holdings and GC Global Holdings with the funds necessary to make General Cable Minority Shareholder Maintenance Investments from time to time (but only to the extent such funds are actually used by General Cable Overseas Holdings and GC Global Holdings to make such a General Cable Minority Shareholder Maintenance Investment that is permitted to be made at such time under clause (iv) of this Section 6.04(g));

     (h) Investments in securities of trade creditors or customers in the ordinary course of business and consistent with such Company’s past practices that are received in settlement of bona fide disputes or pursuant to any plan of reorganization or liquidation or similar arrangement upon the bankruptcy or insolvency of such trade creditors or customers;
     (i) Investments made by Borrower or any Subsidiary as a result of consideration received in connection with an Asset Sale which is permitted under Section 6.05;
     (j) earnest money required and any Equity Issuance made by Holdings in connection with and to the extent permitted by Permitted Acquisitions;
     (k) Loan Parties may hold Investments to the extent such Investments reflect an increase in the value of Investments otherwise permitted under this Section 6.04 hereof;
     (l) Investments in (i) deposit accounts (other than deposit accounts described in clause (iii) hereof) opened in the ordinary course of business provided, that such deposit accounts are subject to Deposit Account Control Agreements, (ii) securities accounts (other than securities accounts described in clause (iii) hereof) opened in the ordinary course of business provided, that such securities accounts are subject to Securities Account Control Agreements and (iii) deposit accounts and/or security accounts which are established solely to receive deposits permitted under Section 6.02(t);
     (m) Borrower and, to the extent such intercompany loans and advances are funded solely by funds Intermediate Holding receives from one or more Foreign Subsidiaries, Intermediate Holdings may make intercompany loans and advances to Holdings solely for the purpose of:
     (i) Holdings’ repurchasing, so long as all proceeds thereof are in fact promptly used by Holdings to repurchase, outstanding shares of its common stock following the death, disability, retirement or termination of employment of employees, officers or directors of any Company as long as (A) such loans and advances in the aggregate shall not exceed (x) $5.0 million in any fiscal year of Holdings in respect of the Executive Officers (as such term is defined in the Securities Act) and (y) $2.5 million in any fiscal year of Holdings in respect of employees who are not Executive Officers, in each case less any Restricted Payments made pursuant to Section 6.06(d)(i) in such fiscal year and (B) no Event of Default has occurred and is continuing and no Default would result after giving effect to any such Restricted Payment;
     (ii) Holdings’ paying, so long as all proceeds thereof are in fact promptly used by Holdings to pay, (x) its income tax and income taxes pursuant to the Tax Sharing Agreement, in accordance with Section 6.07(e), in each case when and as due and (y) all other liabilities and obligations of Holdings permitted pursuant to clause (iii) of Section 6.19;

     (iii) Holdings’ paying, so long as all proceeds thereof are in fact promptly used by Holdings to pay, scheduled installments of interest on (A) the Convertible Senior Notes, (B) the Qualified Senior Notes, (C) the Fixed Rate Senior Unsecured Notes and the Floating Rate Senior Unsecured Notes and (D) the 2007 Senior Unsecured Convertible Notes;
     (iv) Holdings’ making, so long as all proceeds thereof are in fact promptly used by Holdings to make, Restricted Payments with respect to Convertible Preferred Stock elected to be made by Holdings in cash for the current quarter dividend period (commencing with the first such quarterly dividend period ending February 24, 2004);
     (v) Holdings’ (x) paying cash dividends with respect to its common stock, (y) repurchasing outstanding shares of its common stock other than the common stock described in clause (i) above, or (z) making the Induced Conversion Payments (or any combination of the foregoing items (x), (y) and (z)) as long as (A) all proceeds thereof are in fact promptly used by Holdings for one or more of the purposes set forth in the foregoing items (x), (y) and (z), (B) the aggregate amount of all such loans and advances made after the Second Amendment Date shall not exceed $125.0 million less any Restricted Payments made pursuant to Section 6.06(d)(v), (C) average daily Excess Availability for the 90-day period preceding each such loan or advance would have exceeded $100.0 million (after giving effect to any Revolving Loans funded in connection therewith as if made on the first day of such period) and is reasonably expected to exceed $100.0 million for at least 90 days following such loan or advance and (D) no Event of Default has occurred and is continuing and no Default would result after giving effect to any such loan or advance; and
     (vi) Holdings’ redeeming, repurchasing, retiring, defeasing or otherwise acquiring for value (x) Qualified Senior Notes, as long as (A) all proceeds thereof are in fact promptly used by Holdings for such purpose, (B) the aggregate amount of all such loans and advances made after the Closing Date shall not exceed $10.0 million less any Restricted Payments made pursuant to Section 6.06(d)(vi)(x), (C) average daily Excess Availability for the 90-day period preceding each such loan or advance would have exceeded $75.0 million (after giving effect to any Revolving Loans funded in connection therewith as if made on the first day of such period) and is reasonably expected to exceed $75.0 million for at least 90 days following such loan or advance and (D) no Event of Default has occurred and is continuing and no Default would result after giving effect to any such loan or advance, (y) the Floating Rate Senior Unsecured Notes, as long as (A) all proceeds thereof are in fact promptly used by Holdings for such purpose, (B) the aggregate amount of all such loans and advances made after the Second Amendment Date shall not exceed $200.0 million less any Restricted Payments made pursuant to Section 6.06(d)(vi)(y), (C) average daily Excess Availability for the 90-day period preceding each such loan or advance would have exceeded $75.0 million (after giving effect to any Revolving Loans funded in connection therewith as if made on the first day of such period) and is reasonably expected to exceed $75.0 million for at least 90 days following such loan or advance and (D) no Event of Default has occurred and is continuing and no Default would result after giving effect to any such loan or advance and (z) the 2007 Senior Unsecured Convertible Notes and/or the Convertible Senior Notes, as long as (A) all proceeds thereof are in fact promptly used by Holdings for such purpose, (B) the aggregate amount of all such loans and advances made after the Third Amendment Date shall not exceed $400.0 million less any Restricted Payments made pursuant to Section 6.06(d)(vi)(z), (C) average daily Excess Availability for the 90-day period preceding each such loan or advance would have exceeded $75.0 million (after giving effect to any Revolving Loans funded in connection therewith as if made on the first day of such period) and is reasonably expected to exceed $75.0 million for at least 90 days following such loan or advance and (D) no Event of Default has occurred and is continuing and no Default would result after giving effect to any such loan or advance;
provided, that each loan and advance referenced in clauses (i), (ii), (iii), (iv), (v) and (vi) above shall simultaneously be recorded on Borrower’s ledger as an intercompany loan and shall be evidenced by a promissory note in substantially the form of Exhibit L-1 or Exhibit L-2, as applicable, or otherwise in form or pursuant to documentation acceptable to the Collateral Agent, which shall be pledged (and delivered) by Borrower as Collateral pursuant to the Security Agreements and which shall be subordinated to the Obligations pursuant to such promissory notes;
     (n) Loan Parties may make additional Investments after the Original Closing Date in any Joint Venture as long as the aggregate outstanding amount of additional Investments in all Joint Ventures by Loan Parties does not exceed with respect to all Joint Ventures the Dollar Equivalent of $100.0 million in the aggregate; provided that if, before or after giving effect to any such additional Investment, the aggregate outstanding amount of such additional Investments would exceed the Dollar Equivalent of $50.0 million in the aggregate, then no such additional Investment shall be made unless average daily Excess Availability for the 90-day period preceding the funding of such additional Investment would have exceeded $75.0 million (after giving effect to any Revolving Loans funded in connection therewith as if made on the first day of such period) and is reasonably expected to exceed $75.0 million for at least 90 days following the funding of such additional Investment;
     (o) Any Foreign Subsidiary may make Investments in Joint Ventures; and
     (p) (i) Loan Parties may capitalize or forgive any Indebtedness owed to it by other Loan Parties (except that Borrower shall not forgive intercompany loans made to any other Loan Party) and (ii) Holdings may capitalize the GCC Spain Intercompany Debt in an amount not to exceed 21.1 million Euros as long as no Event of Default has occurred and is continuing.
     SECTION 6.05 Mergers, Consolidations, Sales of Assets and Acquisitions. Wind up, liquidate or dissolve its affairs or enter into any transaction of merger or consolidation, enter into any Asset Sale, or otherwise convey, sell, lease or otherwise dispose of (or agree to do any of the foregoing at any future time) all or any part of its Property or assets, or purchase or otherwise acquire (in one or a series of related transactions) all or any part of the Property, Equity Interests, or assets of any Person (or agree to do any of the foregoing at any future time), except that:
     (a) Capital Expenditures by Borrower and the Subsidiaries shall be permitted;
     (b) (i) purchases or other acquisitions of inventory, materials, equipment and intangible assets in the ordinary course of business shall be permitted, (ii) subject to Section 2.10(c), Asset Sales of used, worn out, obsolete or surplus Property by any Company in the ordinary course of business and the abandonment or other Asset Sale of Intellectual Property that is, in the reasonable judgment of Borrower, no longer economically practicable to maintain or useful in the conduct of the business of the Companies taken as a whole shall be permitted, (iii) Permitted Asset Sales by all Loan Parties aggregating no more than $25.0 million less any prepayments made pursuant to the definition of Permitted Fixed Asset Exchange shall be permitted, (iv) Asset Sales shall be permitted by any Foreign Subsidiary as long as, individually and in the aggregate, such Assets Sales do not comprise all or substantially all of the Property of any Foreign Subsidiary that is a Relevant Party, (v) Permitted Fixed Asset Exchanges shall be permitted, (vii) sales of Inventory sold in the ordinary course of business shall be permitted and (viii) sales or discounts, in each case without recourse, of accounts receivable arising in the ordinary course of business, but only in connection with the compromise or collection thereof shall be permitted;
     (c) Investments in connection with any such transaction may be made to the extent permitted by Section 6.04;
     (d) Holdings and its Subsidiaries may sell Cash Equivalents and marketable securities and use cash for purposes that are not otherwise prohibited by the terms of this Agreement in the ordinary course of business;
     (e) Borrower and the Subsidiaries may lease (as lessee or lessor) real or personal Property and may guaranty such lease, in each case, in the ordinary course of business and in accordance with the applicable Security Documents;
     (f) the Transactions shall be permitted as contemplated by the Transaction Documents;
     (g) Permitted Acquisitions shall be permitted;
     (h) (i) any Loan Party (other than Holdings, Intermediate Holdings or Borrower) may transfer or lease Property to any Loan Party, (ii) any Loan Party may acquire or lease Property from any Loan Party (other than as a result of transfer or lease prohibited by the immediately preceding clause (i)), and (iii) any Loan Party (other than Holdings, Borrower and Intermediary Holdings) may be merged into another Domestic or Canadian Loan Party as long as Borrower, Holdings or Intermediary Holdings (if a party to such transaction) or any other Borrowing Base Guarantor is the surviving corporation of such merger; provided, that, in each case of the foregoing clauses (i), (ii) and (iii), the Lien on and security interest in such Property granted or to be granted in favor of the Collateral Agent under the Security Documents shall be maintained or created in accordance with the provisions of Section 5.11 or 5.12, as applicable;
     (i) any Foreign Subsidiary may transfer Property or lease to or acquire or lease Property from any Foreign Subsidiary or any Foreign Subsidiary may be merged into another Foreign Subsidiary so long as, in the case of any merger involving a Foreign Subsidiary that is a Relevant Party, the surviving corporation of such merger is a Relevant Party; provided, that the Lien on and security interest in the Equity Interests of any such first-tier Foreign Subsidiary shall be maintained or created in accordance with the provisions of Section 5.11;
     (j) any Subsidiary (other than Borrower or any Borrowing Base Guarantor) may dissolve, liquidate or wind up its affairs at any time; provided, that such dissolution, liquidation or winding up, as applicable, could not reasonably be expected to have a Material Adverse Effect;
     (k) discounts or forgiveness of account receivables in the ordinary course of business or in connection with collection or compromise thereof shall be permitted provided the account debtor is not an Affiliate;
     (l) Permitted Liens (to the extent constituting a conveyance of Property) shall be permitted; and
     (m) Intermediate Holdings may at any time sell the business conducted by PD Suzhou Holdings and its Subsidiaries by means of (i) a sale or series of sales by the Subsidiaries of PD Suzhou Holdings of all or substantially all of their assets, (ii) a sale or series of sales by PD Suzhou Holdings of the Equity Interests of its Subsidiaries and/or (iii) a sale by Intermediate Holdings of the Equity Interests of PD Suzhou Holdings.
To the extent the Supermajority Lenders waive the provisions of this Section 6.05 with respect to the sale of any Collateral, or any Collateral is sold as permitted by this Section 6.05, such Collateral (unless sold to a Company) shall be sold free and clear of the Liens created by the Security Documents, and the Administrative Agent and the Collateral Agent shall take all actions deemed appropriate in order to effect the foregoing.
     SECTION 6.06 Restricted Payments. Make any Restricted Payment, except that:
     (a) any Subsidiary that is a Loan Party (other than Borrower and Intermediate Holdings) (i) may make Restricted Payments to Borrower or any Domestic Subsidiary or Canadian Subsidiary which is a Wholly Owned Subsidiary and (ii) if such Domestic Subsidiary or Canadian Subsidiary is not a Wholly Owned Subsidiary, may make Restricted Payments to its shareholders generally so long as Borrower or its Subsidiary which owns the Equity Interest or interests in the Subsidiary making such Restricted Payments receives at least its proportionate share thereof (based upon its relative holdings of Equity Interests in the Subsidiary making such Restricted Payments and taking into account the relative preferences, if any, of the various classes of Equity Interests in such Subsidiary);
(b) any Foreign Subsidiary may make Restricted Payments to its shareholders so long as, if a Loan Party is a shareholder of such Foreign Subsidiary, such Loan Party shall receive at least its proportionate share thereof (based upon its relative holdings of Equity Interests in such Foreign Subsidiary);
(c) [Intentionally Omitted]
(d) (A) Borrower may make cash Restricted Payments to Intermediate Holdings, provided, that Intermediate Holdings contemporaneously uses the proceeds of such Restricted Payments to make Restricted Payments in the same amount to Holdings and (B) to the extent such Restricted Payments are funded solely by funds Intermediate Holdings receives from one or more Foreign Subsidiaries, Intermediate Holdings make cash Restricted Payments to Holdings, in each case solely for the purpose of:
     (i) Holdings’ repurchasing, so long as all proceeds thereof are in fact promptly used by Holdings to repurchase, outstanding shares of its common stock following the death, disability, retirement or termination of employment of employees, officers or directors of any Company as long as (A) such Restricted Payments in the aggregate shall not exceed, together with the intercompany loans and advances under Section 6.04(m)(i), (x) $5.0 million in any fiscal year of Holdings in respect of the Executive Officers (as such term is defined in the Securities Act) and (y) $2.5 million in any fiscal year of Holdings in respect of employees who are not Executive Officers and (B) no Event of Default has occurred and is continuing and no Default would result after giving effect to any such Restricted Payment (and Holdings may make such repurchases);
     (ii) Holdings’ paying, so long as all proceeds thereof are in fact promptly used by Holdings (x) to pay its income tax and income taxes pursuant to the Tax Sharing Agreement, in accordance with Section 6.07(e), in each case when and as due (and Holdings may make such payments) and (y) to satisfy its other liabilities and obligations that are permitted pursuant to clause (iii) of Section 6.19 (and Holdings may make such payments);
     (iii) Holdings’ paying, so long as all proceeds thereof are in fact promptly used by Holdings to pay, scheduled installments of interest on (A) the Convertible Senior Notes, (B) the Qualified Senior Notes, (C) the Fixed Rate Senior Unsecured Notes and the Floating Rate Senior Unsecured Notes and (D) the 2007 Senior Unsecured Convertible Notes;
     (iv) Holdings’ making, so long as all proceeds thereof are in fact promptly used by Holdings to make, Restricted Payments with respect to Convertible Preferred Stock elected to be made by Holdings in cash for the current quarter dividend period (commencing with the first such quarterly dividend period ending February 24, 2004) (and Holdings may make such Restricted Payments);
     (v) Holdings’ (x) paying cash dividends with respect to its common stock, (y) repurchasing outstanding shares of its common stock other than the common stock described in clause (i) above, or (z) making the Induced Conversion Payments (or any combination of the foregoing items (x), (y) and (z)) as long as (A) all proceeds thereof are in fact promptly used by Holdings for one or more of the purposes set forth in the foregoing items (x), (y) and (z), (B) the aggregate amount of all such Restricted Payments made after the Second Amendment Date shall not exceed, together with the intercompany loans and advances under Section 6.04(m)(v), $125.0 million, (C) average daily Excess Availability for the 90-day period preceding each such Restricted Payment would have exceeded $100.0 million (after giving effect to any Revolving Loans funded in connection therewith as if made on the first day of such period) and is reasonably expected to exceed $100.0 million for at least 90 days following such Restricted Payment and (D) no Event of Default has occurred and is continuing and no Default would result after giving effect to any such Restricted Payment (and Holdings may pay such cash dividends, repurchases and Induced Conversion Payments); and
     (vi) Holdings’ redeeming, repurchasing, retiring, defeasing or otherwise acquiring for value (x) Qualified Senior Notes as long as (A) all proceeds thereof are in fact promptly used by Holdings for such purpose, (B) the aggregate amount of all such Restricted Payments made after the Closing Date shall not exceed, together with the intercompany loans and advances under Section 6.04(m)(vi)(x), $10.0 million, (C) average daily Excess Availability for the 90-day period preceding each such Restricted Payment would have exceeded $75.0 million (after giving effect to any Revolving Loans funded in connection therewith as if made on the first day of such period) and is reasonably expected to exceed $75.0 million for at least 90 days following such Restricted Payment and (D) no Event of Default has occurred and is continuing and no Default would result after giving effect to any Restricted Payment (and Holdings may so redeem, repurchase, retire, defease or otherwise acquire for value Qualified Senior Notes), (y) the Floating Rate Senior Unsecured Notes, as long as (A) all proceeds thereof are in fact promptly used by Holdings for such purpose, (B) the aggregate amount of all such Restricted Payments made after the Second Amendment Date shall not exceed, together with the intercompany loans and advances under Section 6.04(m)(vi)(y), $200.0 million, (C) average daily Excess Availability for the 90-day period preceding each such Restricted Payment would have exceeded $75.0 million (after giving effect to any Revolving Loans funded in connection therewith as if made on the first day of such period) and is reasonably expected to exceed $75.0 million for at least 90 days following such Restricted Payment and (D) no Event of Default has occurred and is continuing and no Default would result after giving effect to any Restricted Payment (and Holdings may so redeem, repurchase, retire, defease or otherwise acquire for value Floating Rate Senior Unsecured Notes) and (z) the 2007 Senior Unsecured Convertible Notes and/or

the Convertible Senior Notes, as long (A) all proceeds thereof are in fact promptly used by Holdings for such purpose, (B) the aggregate amount of all such Restricted Payments made after the Third Amendment Date shall not exceed, together with the intercompany loans and advances under Section 6.04(m)(vi)(z), $400.0 million, (C) average daily Excess Availability for the 90-day period preceding each such Restricted Payment would have exceeded $75.0 million (after giving effect to any Revolving Loans funded in connection therewith as if made on the first day of such period) and is reasonably expected to exceed $75.0 million for at least 90 days following such Restricted Payment and (D) no Event of Default has occurred and is continuing and no Default would result after giving effect to any Restricted Payment (and Holdings may so redeem, repurchase, retire, defease or otherwise acquire for value the 2007 Senior Unsecured Convertible Notes);
     (e) to the extent any payment under any Intercompany Agreement constitutes a Restricted Payment, Borrower, Holdings or other Guarantor, as applicable, party to such Intercompany Agreement may make such Restricted Payment;
     (f) Borrower may make cash Restricted Payments to Intermediate Holdings other than those described in clause (d) above, provided, that Intermediate Holdings uses the proceeds of such Restricted Payments to make Restricted Payments in the same amount to Holdings as long as (A) the aggregate amount of such Restricted Payments received by Holdings does not exceed $10.0 million in any fiscal year of Holdings and (B) Borrower delivers written notice thereof to Administrative Agent and Collateral Agent prior to making each such Restricted Payment;
     (g) Holdings may purchase, retire or otherwise acquire for value all (but not less than all) of the outstanding Qualified Senior Notes and make the Induced Repurchase Payments; provided that if less than 100% of the outstanding Qualified Senior Notes are purchased, retired or otherwise acquired for value on or about November 15, 2006, Holdings shall use its commercially reasonable efforts to purchase, retire, redeem or otherwise acquire for value the remaining outstanding Qualified Senior Notes by the First Redemption Date;
     (h) Holdings may make Restricted Payments in exchange for or out of the net cash proceeds of the substantially concurrent issue and sale (other than to a Subsidiary) of Equity Interests or other instruments (other than debt instruments) convertible into or otherwise redeemable for Equity Interests;
     (i) Borrower may make cash Restricted Payments to Intermediate Holdings, so long as all proceeds thereof are in fact promptly used by Intermediate Holdings to satisfy its liabilities and obligations that are permitted pursuant to clause (iii) of Section 6.19 (and Intermediate Holdings may make sure payments);
     (j) any Company may at any time make repay any intercompany loans and advances that are permitted under Section 6.04(d) to the extent that such repayment is not prohibited by the subordination provisions (if any) of the applicable promissory note evidencing such intercompany loan or advance referenced in Section 6.04(d);
     .(k) General Cable Canada may make Restricted Payments to Holdings as long as Holdings, contemporaneously with the receipt of the proceeds thereof, uses such proceeds to make intercompany loans or advances to or Investments in Intermediate Holdings and Intermediate Holdings, contemporaneously with the receipt of the proceeds thereof, uses such proceeds to make intercompany loans and advances to or Investments in the Borrower; and
     (l) to the extent such Restricted Payments are funded solely by funds Intermediate Holding receives from one or more Foreign Subsidiaries, Intermediate Holdings may make cash Restricted Payments to Holdings as long as Holdings, contemporaneously with the receipt of the proceeds thereof, uses such proceeds to either make intercompany loans or advances to or Investments in General Cable Canada or consummate a Permitted Non-Loan Funded Acquisition.
     SECTION 6.07 Transactions with Affiliates. Enter into, directly or indirectly, any transaction or series of related transactions, whether or not in the ordinary course of business, with any Affiliate of any Company (other than (i) between or among Foreign Subsidiaries that are not Relevant Parties and (ii) between or among Borrower and its Wholly Owned Domestic Subsidiaries), other than in the ordinary course of business and on terms and conditions substantially as favorable to such Company as would reasonably be obtained by such Company at that time in a comparable arm’s-length transaction with a Person other than an Affiliate, except that:
     (a) Restricted Payments may be made to the extent provided in Section 6.06;
     (b) loans may be made and other transactions may be entered into between and among any Company and its Affiliates to the extent permitted by Sections 6.01 and 6.04;
     (c) customary fees may be paid to non-officer directors of Holdings and customary indemnities may be provided to all directors and officers of Holdings and its Subsidiaries;
     (d) Borrower may pay management fees to Holdings from time to time in an amount not in excess of Holdings’ compensation expenses for its employees;
     (e) Borrower or any Subsidiary may make payments to Holdings pursuant to a Tax Sharing Agreement in an amount not in excess of the federal and state (in such states that permit consolidated or combined tax returns) income tax liability that Borrower and the Subsidiaries would have been liable for if any of the Companies had filed their taxes on a stand-alone basis; provided, that such payments shall be made by Holdings no earlier than five days prior to the date on which Holdings is required to make its payments to the Internal Revenue Service, as applicable;

     (f) Borrower, Holdings and other Guarantors party to the Intercompany Agreement may make payments under the Intercompany Agreements; and
     (g) the Transactions may be effected.
     SECTION 6.08 Financial Covenant.
     Minimum Fixed Charge Coverage Ratio. If daily Excess Availability for five or more days (whether consecutive or non-consecutive) during any fiscal quarter is less than $50.0 million (such occurrence, a “triggering event”), thereafter (and until such time as average daily Excess Availability is in excess of $50.0 million for a period of three (3) consecutive fiscal months following such fiscal quarter), permit the Consolidated Fixed Charge Coverage Ratio, determined as of the end of each of the Borrower’s fiscal quarters (commencing with the end of the fiscal quarter within which such triggering event occurred) for the Test Period then ended, to be less than 1:00 to 1.0.
     SECTION 6.09 Limitation on Modifications of Indebtedness; Modifications of Certificate of Incorporation, or Other Constitutive Documents, By-laws and Certain Other Agreements, etc. (i) Permit a Loan Party to amend or modify, or permit the amendment or modification of, any provision of existing Indebtedness or of any agreement (including any purchase agreement, indenture, loan agreement or security agreement) relating thereto other than any amendments or modifications to Indebtedness which do not in any way materially adversely affect the interests of the Lenders and are otherwise permitted under Section 6.01(b); (ii) except as required by Sections 4.08 and 4.11(e) of the Qualified Senior Note Indenture, and except as permitted by Section 6.04(m)(vi)(x), Section 6.06(d)(vi)(x) or Section 6.06(g) hereof, make (or give any notice in respect thereof) any voluntary or optional payment or prepayment on or redemption or acquisition for value of, or any prepayment or redemption as a result of any asset sale, change of control or similar event of, any Indebtedness outstanding under the Qualified Senior Notes; (iii) amend or modify, or permit the amendment or modification of, any provision of any Qualified Senior Notes or any agreement (including any Qualified Senior Note Documents) relating thereto other than either amendments or modifications which do not in any way materially adversely affect the interests of the Lenders and which are effected to make technical corrections to the respective documentation and other than amendments to the Qualified Senior Note Indenture described in the Senior Unsecured Notes Offering Circular; (iv) except as required by Sections 4.08 and 4.11(e) of the Senior Unsecured Note Indenture and except as permitted by Section 6.04(m)(vi)(y) or Section 6.06(d)(vi)(y) hereof, make (or give any notice in respect thereof) any voluntary or optional payment or prepayment on or acquisition for value of, or any prepayment as a result of any asset sale, change of control or similar event of, any Indebtedness outstanding under the Fixed Rate Senior Unsecured Notes or the Floating Rate Senior Unsecured Notes; (v) amend or modify, or permit the amendment or modification of, any provision of any Fixed Rate Senior Unsecured Notes or any Floating Rate Senior Unsecured Notes or any agreement (including any Senior Unsecured Note Document) relating thereto other than amendments or modifications which do not in any way materially adversely affect the interests of the Lenders and which are effected to make technical corrections to the respective documentation; (vi) except as required by Sections 4.08 and 4.11(e) of the 2007 Senior Unsecured Convertible Note Indenture and except as permitted by Section 6.04(m)(vi)(z) or Section 6.06(d)(vi)(z) hereof, make (or give any notice in respect thereof) any voluntary or optional payment or prepayment on or acquisition for value of, or any prepayment as a result of any asset sale, change of control or similar event of, any Indebtedness outstanding under the 2007 Senior Unsecured Convertible Notes; (vii) amend or modify, or permit the amendment or modification of, any provision of any 2007 Senior Unsecured Convertible Note or any agreement (including any 2007 Senior Unsecured Convertible Note Document) relating thereto other than amendments or modifications which do not in any way materially adversely affect the interests of the Lenders and which are effected to make technical corrections to the respective documentation; (viii) except for any offer to repurchase all or any portion of the Convertible Senior Notes that Holdings is required to make pursuant to and in accordance with the Convertible Senior Note Indenture and except as permitted by Section 6.04(m)(vi)(z) or Section 6.06(d)(vi)(z) hereof, make (or give any notice in respect thereof) any voluntary or optional payment or prepayment on or redemption or acquisition for value of, or any prepayment or redemption as a result of any asset sale, change of control or similar event of, any Indebtedness outstanding under the Convertible Senior Notes; (ix) amend or modify, or permit the amendment or modification of, any provision of any Convertible Senior Notes or any agreement (including any Convertible Senior Note Document) relating thereto other than amendments or modifications which do not in any way materially adversely affect the interests of the Lenders and which are effected to make technical corrections to the respective documentation; (x) amend or modify, or permit the amendment or modification of, any other Transaction Document, in each case except for amendments or modifications which are not in any way adverse in any material respect to the interests of the Lenders; or (xi) amend, modify or change its articles of incorporation or other constitutive documents (including by the filing or modification of any certificate of designation) or by-laws, or any agreement entered into by it, with respect to its capital stock (including any shareholders’ agreement), or enter into any new agreement with respect to its capital stock, other than any amendments, modifications, agreements or changes pursuant to this clause (ix) or any such new agreements pursuant to this clause (xi) which do not in any way materially adversely affect in any material respect the interests of the Lenders; and provided, that Holdings may issue such capital stock as is not prohibited by Section 6.11 or any other provision of this Agreement and may amend articles of incorporation or other constitutive documents to authorize any such capital stock.
     SECTION 6.10 Limitation on Certain Restrictions on Subsidiaries. Directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any Subsidiary (other than a Foreign Subsidiary) to (a) pay dividends or make any other distributions on its capital stock or any other interest or participation in its profits owned by Borrower or any other Subsidiary, or pay any Indebtedness owed to Borrower or any other Subsidiary (except such restrictions as are approved in writing and in advance by the Administrative Agent), (b) make loans or advances to Borrower or any of Borrower’s other Subsidiaries or (c) transfer any of its properties to Borrower or any of Borrower’s other Subsidiaries, except for such encumbrances or restrictions existing under or by reason of (i) applicable law; (ii) this Agreement and the other Loan Documents; (iii)(A) the Convertible Senior Note Documents, (B) the Qualified Senior Note Documents, (C) the Senior Unsecured Note Documents and (D) the 2007 Senior Unsecured Convertible Note Documents;; (iv) customary provisions restricting subletting or assignment of any lease governing a leasehold interest of Borrower or any other Subsidiary; (v) customary provisions restricting assignment of any agreement entered into by Borrower or any other Subsidiary in the ordinary course of business; (vi) any holder of a Lien permitted by Section 6.02 may restrict the transfer of the asset or assets subject thereto; (vii) restrictions which are not more restrictive than those contained in this Agreement contained in any documents governing any Indebtedness incurred after the Original Closing Date in accordance with the provisions of this Agreement, the Prior Credit Agreement or the Original Credit Agreement; (viii) customary restrictions and conditions contained in any agreement relating to the sale of any Property permitted under Section 6.05 pending the consummation of such sale; (ix) any agreement in effect at the time such Subsidiary is a Subsidiary, so long as such agreement was not entered into in contemplation of such Person becoming a Subsidiary; or (x) in the case of any Joint Venture which is not a Loan Party in respect of any matters referred to in clauses (b) and (c) above, restrictions in such Person’s organizational or governing documents or pursuant to any joint venture agreement or stockholders agreements solely to the extent of the Equity Interests of or assets held in the subject Joint Venture or other entity.
     SECTION 6.11 Limitation on Issuance of Capital Stock.  (a)  With respect to Holdings, issue after the Original Closing Date any Equity Interest that is not Qualified Capital Stock.
     (b) Neither Intermediate Holdings nor Borrower will, and will not permit any Relevant Party, to issue any Equity Interest (including by way of sales of treasury stock) or any options or warrants to purchase, or securities convertible into, Equity Interest, except (i) for stock splits, stock dividends and additional Equity Interests issuances which do not decrease the percentage ownership of Borrower or any Subsidiaries in any class of the Equity Interest of such Subsidiary; (ii) Subsidiaries of Holdings formed after the Closing Date pursuant to Section 6.12 may issue Equity Interests to Holdings or the Subsidiary which is to own such stock; and (iii) Borrower may issue common stock that is Qualified Capital Stock to Holdings. All Equity Interests issued in accordance with this Section 6.11(b) shall, to the extent required by Section 5.12 or the Security Agreements and Foreign Pledge Agreements, be delivered to the Collateral Agent for pledge pursuant to the Security Agreements and Foreign Pledge Agreements.
     SECTION 6.12 Limitation on Creation of Subsidiaries. Establish or create any additional Subsidiaries without the prior written consent of the Required Lenders; provided, that Holdings or any of its direct or indirect Wholly-Owned Subsidiaries (including any of its direct or indirect Wholly-Owned Foreign Subsidiaries) may establish or create one or more direct Wholly Owned Subsidiaries of such Person without such consent , in each case subject to compliance with the applicable provisions of Section 5.11 and Section 5.12; provided, further that any Foreign Subsidiary may establish or create another Foreign Subsidiary without such consent; provided, further that (i) any Subsidiary formed by a Canadian Subsidiary will also be a Canadian Subsidiary or a Foreign Subsidiary, (ii) any Subsidiary formed by a Foreign Subsidiary will also be a Foreign Subsidiary and (iii) any Subsidiary formed by a Domestic Subsidiary (other than Intermediate Holdings or Borrower) will also be a Domestic Subsidiary.
     SECTION 6.13 Business.  (a)  With respect to Holdings, engage in any business activities or have any assets or liabilities, other than (i) its ownership of the Equity Interests of Borrower and other direct and indirect Subsidiaries of Holdings and its performance of administrative and managerial services on behalf of such Companies, (ii) obligations under the Transactions Documents and Indebtedness permitted to be outstanding with respect to and/or incurred by Holdings under Section 6.01, and (iii) activities and assets incidental to the foregoing clauses (i) and (ii).
     (b) With respect to Borrower and the Domestic and Canadian Subsidiaries of Holdings, engage (directly or indirectly) in any business other than those businesses in which Borrower and the Subsidiaries of Holdings were engaged on the Original Closing Date (or which are substantially related thereto or are reasonable extensions thereof).
     SECTION 6.14 Limitation on Accounting Changes. Make or permit, any change in accounting policies or reporting practices, without the consent of the Required Lenders, which consent shall not be unreasonably withheld, except changes that, in the aggregate, could not reasonably be expected to result in a Material Adverse Effect or are required by GAAP.
     SECTION 6.15 Fiscal Year. Change its fiscal year end to a date other than December 31.
     SECTION 6.16 No Negative Pledges. Directly or indirectly enter into or assume any agreement (other than (A) this Agreement, (B) the Convertible Senior Note Documents (B) the Qualified Senior Note Documents, (C) the Senior Unsecured Note Documents and (D) the 2007 Senior Unsecured Convertible Note Documents) prohibiting the creation or assumption of any Lien upon the properties or assets of any Company (other than a Foreign Subsidiary), whether now owned or hereafter acquired, except for Property subject to purchase money security interests, operating leases and capital leases.
     SECTION 6.17 Lease Obligations. Create, incur, assume or suffer to exist any obligations as lessee for the rental or hire of real or personal Property of any kind under leases or agreements to lease having an original term of one year or more that would cause the direct and contingent liabilities of the Borrower and its Domestic and Canadian Subsidiaries, on a consolidated basis, in respect of all such obligations to exceed $25.0 million payable in any period of 12 consecutive months.
     SECTION 6.18 Upstream Restrictions. Directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any Subsidiary (other than a Foreign Subsidiary) to (a) pay any dividend or make any other distributions on its capital stock or any other Equity Interest (except such restrictions as are approved in writing and in advance by the Administrative Agent) or (b) make or repay any loans or advances to any parent of any Subsidiary, or (c) transfer assets from any Subsidiary to its parent other than restrictions on transfers of Equipment or Real Property that do not represent more than 5% of the consolidated assets of the Holdings and its Subsidiaries.
     SECTION 6.19 Holdings Companies. Except for the ownership interest in Real Property set forth in Schedule 6.19 (and Indebtedness evidenced by Qualified Senior Notes, the Convertible Senior Notes, the Fixed Rate Senior Unsecured Notes, the Floating Rate Senior Unsecured Notes and the 2007 Senior Unsecured Convertible Notes), (i) permit any Holding Company to engage in any trade or business other than providing administrative and managerial services on behalf of the Companies, (ii) permit any Holding Company to own any assets (other than Equity Interests and Indebtedness, including intercompany Indebtedness, which were pledged to the Collateral Agent to the extent required to be so pledged pursuant the provisions of this Agreement (specifically including Sections 5.11 and 5.12), the Security Agreements or any other Loan Document) or (iii) permit any Holding Company to incur any liability other than (1) Indebtedness of such Holding Company that is permitted under Section 6.01, (2) liabilities other than Indebtedness arising from the maintenance and repair of any Real Property set forth in Schedule 6.19, including without limitation liabilities for real estate taxes, (3) with respect to Holdings, liabilities other than Indebtedness arising from the purchase of services and intangible property rights made by Holdings in the course of and as required by its administrative and managerial services to and/or for the benefit of the other Companies that take advantages of economies of scale, such as liabilities arising from professional and advisory services (including legal, accounting, financial consulting and similar professional services), liabilities arising from software licensing contracts, liabilities arising from automobile fleet leasing and/or rental and liabilities related to the employment of employees, management employees and officers providing services on behalf of the Companies generally (but specifically excluding any liabilities for the purchase of Inventory, raw material, equipment or other tangible goods or liabilities relating to employees directly engaged in the actual manufacturing and/or processing or sales of Inventory, raw materials and goods), (4) income tax liabilities pursuant to the Tax Sharing Agreement, in accordance with Section 6.07(e), and (5) other liabilities in an aggregate amount that does not exceed $25,000.
     SECTION 6.20 Material Agreements. No Loan Party shall, without the prior written consent of the Administrative Agent, in their reasonable collective credit judgments, change or amend the terms of any Intercompany Agreement; and there shall not have occurred the termination of, or the receipt by any Loan Party of notice of the termination of, or the occurrence of any event or condition which would, with the passage of time or the giving of notice or both, constitute an event of default under or permit the termination of, any one or more of the Intercompany Agreements, which occurrence, unless otherwise determined by the Administrative Agent in its reasonable judgment, shall constitute an Event of Default hereunder.
     SECTION 6.21 Closing Date Acquisition Transactions. Notwithstanding anything to the contrary provided for in this Agreement, the Companies may enter into and perform the Closing Date Acquisition Transactions.
ARTICLE VII.
GUARANTEE
     SECTION 7.01 The Guarantee. The Guarantors hereby jointly and severally affirm, acknowledge and ratify the Guarantees under the Original Credit Agreement and the Prior Credit Agreement and guarantee as a primary obligor and not as a surety to each Secured Party and their respective successors and assigns the prompt payment in full when due (whether at stated maturity, by acceleration or otherwise) of the principal of and interest (including any interest, fees, costs or charges that would accrue but for the provisions of the Title 11 of the United States Code after any bankruptcy or insolvency petition under Title 11 of the United States Code) on the Loans made by the Lenders to, and the Notes held by each Lender of, Borrower, and all other Obligations from time to time owing to the Secured Parties by any Loan Party under any Loan

Document (including, without limitation, any Specified Hedging Agreement), in each case strictly in accordance with the terms thereof (such obligations being herein collectively called the “Guaranteed Obligations”). The Guarantors hereby jointly and severally agree that if Borrower or other Guarantor(s) shall fail to pay in full when due (whether at stated maturity, by acceleration or otherwise) any of the Guaranteed Obligations, the Guarantors will promptly pay the same, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the Guaranteed Obligations, the same will be promptly paid in full when due (whether at extended maturity, by acceleration or otherwise) in accordance with the terms of such extension or renewal.
     SECTION 7.02 Obligations Unconditional. The obligations of the Guarantors under Section 7.01 and under Section 7.01 of the Original Credit Agreement and the Prior Credit Agreement shall constitute a guaranty of payment and are absolute, irrevocable and unconditional, joint and several, irrespective of the value, genuineness, validity, regularity or enforceability of the Guaranteed Obligations of Borrower under this Agreement, the Notes, if any, or any other agreement or instrument referred to herein or therein, or any substitution, release or exchange of any other guarantee of or security for any of the Guaranteed Obligations, and, to the fullest extent permitted by applicable law, irrespective of any other circumstance whatsoever that might otherwise constitute a legal or equitable discharge or defense of a surety or Guarantor (except for payment in full). Without limiting the generality of the foregoing, it is agreed that the occurrence of any one or more of the following shall not alter or impair the liability of the Guarantors hereunder which shall remain absolute, irrevocable and unconditional under any and all circumstances as described above:
     (a) the genuineness, validity, regularity, enforceability or any future amendment of, or change in, this Agreement, any other Loan Document or any other agreement, document or instrument to which Borrower is or may become a party;
     (b) the absence of any action to enforce this Agreement or any other Loan Document or the waiver or consent by Administrative Agent and Lenders with respect to any of the provisions thereof;
     (c) the existence, value or condition of, or failure to perfect its Lien against, any security for the Obligations or any action, or the absence of any action, by Administrative Agent and Lenders in respect thereof (including the release of any such security);
     (d) the insolvency of Borrower or any other Guarantor;
     (e) at any time or from time to time, without notice to the Guarantors, the time for any performance of or compliance with any of the Guaranteed Obligations shall be extended, or such performance or compliance shall be waived;
     (f) any of the acts mentioned in any of the provisions of this Agreement or the Notes, if any, or any other agreement or instrument referred to herein or therein shall be done or omitted;

     (g) the maturity of any of the Guaranteed Obligations shall be accelerated, or any of the Guaranteed Obligations shall be amended in any respect, or any right under the Loan Documents or any other agreement or instrument referred to herein or therein shall be amended or waived in any respect or any other guarantee of any of the Guaranteed Obligations or any security therefor shall be released or exchanged in whole or in part or otherwise dealt with;
     (h) any lien or security interest granted to, or in favor of, Issuing Bank or any Lender or Agent as security for any of the Guaranteed Obligations shall fail to be perfected;
     (i) the release of Borrower or any other Guarantor; or
     (j) any other action or circumstances that might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor (other than indefeasible payment in full in cash of all Obligations and the termination of all Commitments).
     The Guarantors hereby expressly waive diligence, presentment, demand of payment, protest and all notices whatsoever, and any requirement that any Secured Party thereof exhaust any right, power or remedy or proceed against Borrower under this Agreement or the Notes, if any, or any other agreement or instrument referred to herein or therein, or against any other Person under any other guarantee of, or security for, any of the Guaranteed Obligations. The Guarantors waive any and all notice of the creation, renewal, extension, waiver, termination or accrual of any of the Guaranteed Obligations and notice of or proof of reliance by any Secured Party upon this Guarantee or acceptance of this Guarantee, and the Guaranteed Obligations, and any of them, shall conclusively be deemed to have been created, contracted or incurred in reliance upon this Guarantee, and all dealings between Borrower and the Secured Parties shall likewise be conclusively presumed to have been had or consummated in reliance upon this Guarantee. This Guarantee shall be construed as a continuing, absolute, irrevocable and unconditional guarantee of payment without regard to any right of offset with respect to the Guaranteed Obligations at any time or from time to time held by Secured Parties, and the obligations and liabilities of the Guarantors hereunder shall not be conditioned or contingent upon the pursuit by the Secured Parties or any other Person at any time of any right or remedy against Borrower or against any other Person which may be or become liable in respect of all or any part of the Guaranteed Obligations or against any collateral security or guarantee therefor or right of offset with respect thereto. This Guarantee shall remain in full force and effect and be binding in accordance with and to the extent of its terms upon the Guarantors and the successors and assigns thereof, and shall inure to the benefit of the Lenders, and their respective successors and assigns, notwithstanding that from time to time during the term of this Agreement there may be no Guaranteed Obligations outstanding.
     SECTION 7.03 Reinstatement. The obligations of the Guarantors under this Article VII shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of Borrower or other Loan Party in respect of the Guaranteed Obligations is rescinded or must be otherwise restored by any holder of any of the Guaranteed Obligations, whether as a result of any proceedings in bankruptcy or reorganization or otherwise. The Guarantors jointly and severally agree that they will indemnify each Secured Party on demand for all reasonable costs and expenses (including reasonable fees of counsel) incurred by such Secured Party in connection with such rescission or restoration, including any such costs and expenses incurred in defending against any claim alleging that such payment constituted a preference, fraudulent transfer or similar payment under any bankruptcy, insolvency or similar law, other than any costs or expenses resulting from the bad faith or willful misconduct of such Secured Party.
     SECTION 7.04 Subrogation; Subordination. Each Guarantor hereby agrees that until the indefeasible payment and satisfaction in full in cash of all Guaranteed Obligations and the expiration and termination of the Commitments of the Lenders under this Agreement it shall not exercise any right or remedy arising by reason of any performance by it of its guarantee in Section 7.01, whether by subrogation or otherwise, against Borrower or any other Guarantor of any of the Guaranteed Obligations or any security for any of the Guaranteed Obligations. The payment of any amounts due with respect to any Indebtedness of Borrower or any other Guarantor now or hereafter owing to any Guarantor or Borrower by reason of any payment by such Guarantor under the Guarantee in this Article VII is hereby subordinated to the prior indefeasible payment in full in cash of the Guaranteed Obligations. In addition, any Indebtedness of the Guarantors now or hereafter held by any Guarantor is hereby subordinated in right of payment in full in cash to the Guaranteed Obligations. Each Guarantor agrees that it will not demand, sue for or otherwise attempt to collect any such Indebtedness of Borrower to such Guarantor until the Obligations shall have been indefeasibly paid in full in cash. If, notwithstanding the foregoing sentence, any Guarantor shall prior to the indefeasible payment in full in cash of the Guaranteed Obligations collect, enforce or receive any amounts in respect of such Indebtedness, such amounts shall be collected, enforced and received by such Guarantor as trustee for the Secured Parties and be paid over to Administrative Agent on account of the Guaranteed Obligations without affecting in any manner the liability of such Guarantor under the other provisions of the guaranty contained herein.
     SECTION 7.05 Remedies. The Guarantors jointly and severally agree that, as between the Guarantors and the Lenders, the obligations of Borrower under this Agreement and the Notes, if any, may be declared to be forthwith due and payable as provided in Article XI (and shall be deemed to have become automatically due and payable in the circumstances provided in said Article XI) for purposes of Section 7.01, notwithstanding any stay, injunction or other prohibition preventing such declaration (or such obligations from becoming automatically due and payable) as against Borrower and that, in the event of such declaration (or such obligations being deemed to have become automatically due and payable), such obligations (whether or not due and payable by Borrower) shall forthwith become due and payable by the Guarantors for purposes of Section 7.01.
     SECTION 7.06 Instrument for the Payment of Money. Each Guarantor hereby acknowledges that the guarantee in this Article VII and under Article VII of the Original Credit Agreement and the Prior Credit Agreement constitutes an instrument for the payment of money, and consents and agrees that any Lender or Agent, at its sole option, in the event of a dispute by such Guarantor in the payment of any moneys due hereunder, shall have the right to bring a motion-action under New York CPLR Section 3213.

     SECTION 7.07 Continuing Guarantee. The guarantee in this Article VII and under Article VII of the Original Credit Agreement and the Prior Credit Agreement is a continuing guarantee of payment, and shall apply to all Guaranteed Obligations whenever arising.
     SECTION 7.08 General Limitation on Guarantee Obligations. In any action or proceeding involving any state corporate law, or any state, federal or foreign bankruptcy, insolvency, reorganization or other law affecting the rights of creditors generally, if the obligations of any Guarantor under Section 7.01 and under Section 7.01 of the Original Credit Agreement and the Prior Credit Agreement would otherwise be held or determined to be void, voidable, invalid or unenforceable, or subordinated to the claims of any other creditors, on account of the amount of its liability under Section 7.01 and under Section 7.01 of the Original Credit Agreement and the Prior Credit Agreement, then, notwithstanding any other provision to the contrary, the amount of such liability shall, without any further action by such Guarantor, any Loan Party or any other Person, be automatically limited and reduced to the highest amount that is valid and enforceable and not subordinated to the claims of other creditors as determined in such action or proceeding.

ARTICLE VIII.
EVENTS OF DEFAULT
     In case of the happening of any of the following events (“Events of Default”):
     (a) default shall be made in the payment of any principal of any Loan or the reimbursement with respect to any LC Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or by acceleration thereof or otherwise;
     (b) default shall be made in the payment of any interest on any Loan or any Fee or any other amount (other than an amount referred to in (a) above) due under any Loan Document, when and as the same shall become due and payable, and such default shall continue unremedied for a period of three Business Days;
     (c) any representation or warranty made or deemed made in or in connection with any Loan Document or the borrowings or issuances of Letters of Credit hereunder, or any representation, warranty, statement or information contained in any report, certificate, financial statement or other instrument furnished in connection with or pursuant to any Loan Document, shall prove to have been false or misleading in any material respect when so made, deemed made or furnished; it being recognized by Lenders, however, that projections as to future events are not to be viewed as facts and that the actual results during the period or periods covered by said projections may differ from the projected results;
     (d) default shall be made in the due observance or performance by any Company of any covenant, condition or agreement contained in Section 5.02, 5.03, 5.08, 5.16 or in Article VI (to the extent applicable to such Company);
     (e) default shall be made in the due observance or performance by any Company of any covenant, condition or agreement contained in Section 5.01 or 5.15 (to the extent applicable to such Company) and such default shall continue unremedied or shall not be waived for a period of 5 days;
     (f) default shall be made in the due observance or performance by any Company of any covenant, condition or agreement contained in any Loan Document (other than those specified in paragraphs (a), (b), (d) or (e) above) (to the extent applicable to such Company) and such default shall continue unremedied or shall not be waived for a period of 20 days after written notice thereof from the Administrative Agent or any Lender to Borrower;
     (g) any Company shall (i) fail to pay any principal or interest, regardless of amount, due in respect of any Indebtedness (other than the Obligations), when and as the same shall become due and payable, or (ii) fail to observe or perform any other term, covenant, condition or agreement contained in any agreement or instrument evidencing or governing any such Indebtedness if the effect of any failure referred to in clauses (i) and (ii) is to cause, or to permit the holder or holders of such Indebtedness or a trustee on its or their behalf (with or without the giving of notice, the lapse of time or both) to cause, such Indebtedness to become due prior to its stated maturity; provided, that it shall not constitute an Event of Default pursuant to this paragraph (f) unless the aggregate amount of all such Indebtedness referred to in clauses (i) and (ii) exceeds $5.0 million at any one time;
     (h) an involuntary proceeding shall be commenced or an involuntary petition shall be filed in a court of competent jurisdiction seeking (i) relief in respect of any Company (other than any Immaterial Company), or of a substantial part of the Property or assets of any such Company, under Title 11 of the United States Code, as now constituted or hereafter amended, BIA, CCAA or any other federal, state or foreign bankruptcy, insolvency, receivership or similar law; (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for any such Company or for a substantial part of the Property or assets of any such Company; or (iii) the winding-up or liquidation of any such Company; and, in any such case, such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;
     (i) any Company (other than any Immaterial Company) shall (i) voluntarily commence any proceeding or file any petition seeking relief under Title 11 of the United States Code, as now constituted or hereafter amended, or any other federal, state or foreign bankruptcy, insolvency, receivership or similar law; (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or the filing of any petition described in (g) above; (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for any such Company or for a substantial part of the Property or assets of any such Company; (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding; (v) make a general assignment for the benefit of creditors; (vi) become unable (after taking into account all rights of contribution), admit in writing its inability or fail generally to pay its debts as they become due; (vii) take any action for the purpose of effecting any of the foregoing; or (viii) wind up or liquidate;
     (j) one or more judgments for the payment of money in an aggregate amount in excess of $5.0 million shall be rendered against any Company or any combination thereof and the same shall remain undischarged for a period of 30 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to levy upon assets or properties of any Company to enforce any such judgment;
     (k) an ERISA Event or noncompliance with respect to Foreign Plans shall have occurred that, in the reasonable opinion of the Required Lenders, when taken together with all other such ERISA Events and noncompliance with respect to Foreign Plans that have occurred, could reasonably be expected to result in liability of any Domestic or Canadian Company and its ERISA Affiliates in an aggregate amount exceeding $5.0 million or the imposition of a Lien on any assets of a Company;

     (l) any security interest and Lien purported to be created by any Security Document shall cease to be in full force and effect, or shall cease to give the Collateral Agent, for the benefit of the Secured Parties, the Liens, rights, powers and privileges purported to be created and granted under such Security Documents (including a perfected first priority security interest in and Lien on, all of the Collateral thereunder (except as otherwise expressly provided in such Security Document)) in favor of the Collateral Agent, or shall be asserted by Borrower or any other Loan Party not to be, a valid, perfected, first priority (except as otherwise expressly provided in this Agreement or such Security Document) security interest in or Lien on the Collateral covered thereby;
     (m) the Guarantees shall cease to be in full force and effect, unless in connection with the sale, merger or dissolution of a Guarantor to the extent permitted under Section 6.05 hereof;
     (n) any Loan Document or any material provisions thereof shall at any time and for any reason be declared by a court of competent jurisdiction to be null and void, or a proceeding shall be commenced by any Loan Party or any other Person, or by any Governmental Authority, seeking to establish the invalidity or unenforceability thereof (exclusive of questions of interpretation of any provision thereof), or any Loan Party shall repudiate or deny that it has any liability or obligation for the payment of principal or interest or other obligations purported to be created under any Loan Document;
     (o) there shall have occurred a Change in Control;
     (p) any Loan Party shall be prohibited or otherwise restrained from conducting the business theretofore conducted by it in any manner that has or could reasonably be expected to result in a Material Adverse Effect by virtue of any determination, ruling, decision, decree or order of any court or Governmental Authority of competent jurisdiction; or
     (q) the indictment by any Governmental Authority of any Loan Party as to which any Loan Party or Administrative Agent receives notice as to which there is a reasonable possibility of an adverse determination, in the good faith determination of Administrative Agent, under any criminal statute, or commencement of criminal or civil proceedings against any Loan Party pursuant to which statute or proceedings the penalties or remedies sought or available include forfeiture of (i) any of the Collateral having a value in excess of $1.0 million or (ii) any other Property of any Loan Party which is necessary or material to the conduct of its business;
then, and in every such event (other than an event with respect to Holdings or Borrower described in paragraph (g) or (h) above), and at any time thereafter during the continuance of such event, the Administrative Agent or the Collateral Agent may, and at the request of the Required Lenders shall, by notice to Borrower, take either or both of the following actions, at the same or different times: (i) terminate forthwith the Commitments and (ii) declare the Loans then outstanding to be forthwith due and payable in whole or in part, whereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and any unpaid accrued Fees and all other liabilities of Borrower accrued hereunder and under any other Loan

Document, shall become forthwith due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by Borrower and the Guarantors, anything contained herein or in any other Loan Document to the contrary notwithstanding; and in any event with respect to Holdings or Borrower described in paragraph (g) or (h) above, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and any unpaid accrued Fees and all other liabilities of Borrower accrued hereunder and under any other Loan Document, shall automatically become due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by Borrower and the Guarantors, anything contained herein or in any other Loan Document to the contrary notwithstanding.
ARTICLE IX.
COLLATERAL MATTERS; CASH COLLATERAL ACCOUNTS; APPLICATION OF
COLLATERAL PROCEEDS
     SECTION 9.01 Accounts and Account Collections.
     (a) Borrower and each Borrowing Base Guarantor shall notify Collateral Agent promptly of: (i) any material delay in the performance by Borrower or any Borrowing Base Guarantor of any of their material obligations to any Account Debtor or the assertion of any material claims, offsets, defenses or counterclaims by any Account Debtor, or any material disputes with Account Debtors, or any settlement, adjustment or compromise thereof, (ii) all material adverse information known to any Loan Party relating to the financial condition of any Account Debtor and (iii) any event or circumstance which, to any Loan Party’s knowledge, would result in any Account no longer constituting an Eligible Account. Borrower and each Borrowing Base Guarantor hereby agree not to grant to any Account Debtor any credit, discount, allowance or extension, or to enter into any agreement for any of the foregoing, without Collateral Agent’s consent, except in the ordinary course of business in accordance with practices and policies previously disclosed in writing to Collateral Agent. So long as no Event of Default exists or has occurred and is continuing, Borrower and each Borrowing Base Guarantor may settle, adjust or compromise any claim, offset, counterclaim or dispute with any Account Debtor. At any time that an Event of Default exists or has occurred and is continuing, Collateral Agent shall, at its option, have the exclusive right to settle, adjust or compromise any claim, offset, counterclaim or dispute with Account Debtors of any Loan Party or grant any credits, discounts or allowances.
     (b) With respect to each Account: (i) the amounts shown on any invoice delivered to Collateral Agent or schedule thereof delivered to Collateral Agent shall be true and complete in all material respects, (ii) no payments shall be made thereon except payments immediately delivered to Collateral Agent pursuant to the terms of this Agreement or any applicable Security Document (to the extent so required), (iii) there shall be no setoffs, deductions, contras, defenses, counterclaims or disputes existing or asserted with respect thereto except as reported to Collateral Agent and promptly reflected in the reporting of the Borrowing Base, in accordance with the terms of this Agreement, and (iv) none of the transactions giving rise thereto will violate any applicable laws or regulations, all documentation relating thereto will be legally sufficient under such laws and regulations and all such documentation will be legally enforceable in accordance with its terms.

     (c) Collateral Agent shall have the right at any time or times, in Collateral Agent’s name or in the name of a nominee of Collateral Agent, to verify the validity, amount or any other matter relating to any Account or other Collateral, by mail, telephone, facsimile transmission or otherwise. To facilitate the exercise of the right described in the immediately preceding sentence, Borrower hereby agrees to provide Collateral Agent upon request the name and address of each Account Debtor of Borrower or any Borrowing Base Guarantor.
     (d) Borrower shall establish and maintain, at its sole expense, and shall cause each Guarantor to establish and maintain, at its sole expense blocked accounts or lockboxes and related deposit accounts (collectively, the “Blocked Accounts”), as Collateral Agent may specify, with such banks as are acceptable to Collateral Agent into which Borrower and Guarantors shall promptly deposit and direct their respective Account Debtors to directly remit all payments on Accounts and all payments constituting proceeds of Inventory or other Collateral (other than proceeds of a Casualty Event or Asset Sales that do not require a permanent repayment under Loan Documents) in the identical form in which such payments are made, whether by cash, check or other manner and shall be identified and segregated from all other funds of the Loan Parties. Borrower and Guarantors shall deliver, or cause to be delivered, to Collateral Agent a Deposit Account Control Agreement duly authorized, executed and delivered by each bank where a Blocked Account for the benefit of Borrower or any Guarantor is maintained, and by each bank where any other deposit account is from time to time maintained. Borrower shall further execute and deliver, and shall cause each Guarantor to execute and deliver, such agreements and documents as Collateral Agent may require in connection with such Blocked Accounts and such Deposit Account Control Agreements. Except as permitted by Section 9.01(e)(iii), Borrower and Guarantors shall not establish any deposit accounts after the Original Closing Date, unless Borrower or Guarantor (as applicable) have complied in full with the provisions of this Section 9.01 with respect to such deposit accounts. Borrower agrees that all payments made to such Blocked Accounts or other funds received and collected by Collateral Agent or any Lender, whether in respect of the Accounts, as proceeds of Inventory or other Collateral or otherwise shall be treated as payments to Collateral Agent and Lenders in respect of the Obligations and therefore shall constitute the property of Collateral Agent and Lenders to the extent of the then outstanding Obligations.
     (e) The Borrower and each Guarantor shall maintain a cash management system which is acceptable to the Administrative Agent (the “Cash Management System”). The Cash Management System shall contain, among other things, the following:
          (i) With respect to the Blocked Accounts of Borrower and each Guarantor, the applicable bank maintaining such Blocked Accounts shall agree, from and after the receipt of a notice (on “Activation Notice”) from the Collateral Agent (which Activation Notice (notwithstanding anything to the contrary in any agreement with such applicable bank) may be given, and at the request of the Required Lenders, shall be given, by Collateral Agent at any time following the occurrence and during the continuance of an Event of Default or at any time after daily Excess Availability for ten or more days (whether consecutive or non-consecutive) during any fiscal quarter is less than $50.0 million (and until such time as average daily Excess Availability is in excess of $50.0 million for a period of three (3) consecutive months following such fiscal quarter)), to forward daily all amounts in each Blocked Account to one Blocked Account designated as concentration account in the name of Borrower (the “Concentration

Account”) at the bank that shall be designated as the Concentration Account bank for Borrower (the “Concentration Account Bank”), which, on the Original Closing Date, shall be account #4005296793 maintained by PNC Bank, National Association. The Concentration Account Bank shall agree, pursuant to the applicable Deposit Account Control Agreement, to forward daily all amounts in the Concentration Account to the account designated as collection account (the “Collection Account”) which shall be under the exclusive dominion and control of the Collateral Agent;
          (ii) [Intentionally Omitted.];
          (iii) Borrower may maintain, in its name, an account or accounts at a bank reasonably acceptable to Administrative Agent, into which Administrative Agent shall, from time to time, deposit proceeds of Revolving Loans and Swingline Loans made to Borrower hereunder and which bank shall agree, pursuant to Deposit Account Control Agreement relative to such disbursement account, from and after the receipt of a notice from the Collateral Agent (which notice may be given by Collateral Agent at any time an Event of Default occurs and is continuing) to forward all amounts in each Blocked Account to the applicable Collection Account. Any provision of this Section 9.01 to the contrary notwithstanding, (A) Loan Parties may maintain payroll accounts and trust accounts that are not a part of the Cash Management Systems provided that no Loan Party shall accumulate or maintain cash in such accounts and the disbursement account(s) described in the preceding sentence as of any date of determination in excess of checks outstanding against such accounts as of that date and amounts necessary to meet minimum balance requirements and (B) Loan Parties may maintain local cash accounts that are not a part of the Cash Management Systems which individually do not at any time contain funds in excess of $100,000 and, together with all other such local cash accounts, do not exceed $1.0 million.
     (f) The Administrative Agent shall apply all funds received in the Collection Account on a daily basis to the repayment (by transferring same to the account of or pursuant to direction of Administrative Agent) of (i) first, Fees and reimbursable expenses of the Administrative Agent and the Collateral Agent then due and payable; (ii) second, to interest then due and payable on all Loans, (iii) third, Overadvances, (iv) fourth, the Swingline Loans, (v) fifth, ABR Revolving Loans, (vi) sixth, Eurodollar Revolving Loans, together with all accrued and unpaid interest thereon (excluding Eurodollar Revolving Loans (A) with respect to which the application of such payment would result in the payment of the principal prior to the last day of the relevant Interest Period and (B) which Borrower elects to continue pursuant to Section 2.08(b)), and (vii) last, other amounts which are due, in each case without a reduction in the Commitments; all further funds received in any of the Collection Account shall, unless an Event of Default has occurred and is continuing, be transferred or applied by the Collateral Agent in accordance with the directions of Borrower or the respective other Loan Party. If an Event of Default has occurred and is continuing, the Administrative Agent shall not transfer or apply any such funds from the Collection Account in accordance with such directions unless the Administrative Agent determine to release such funds to Borrower. Absent any such determination by the Administrative Agent, all such funds in the Collection Account shall be transferred to the Cash Collateral Account to be applied to the Eurodollar Revolving Loans on the last day of the relevant Interest Period of such Eurodollar Revolving Loan or to the Obligations as they come due (whether at stated maturity, by acceleration or otherwise). If consented to by the

Administrative Agent, the Collateral Agent and the Required Lenders, such funds in the Cash Collateral Account may be released to Borrower.
     (g) Borrower and its directors, employees, agents and other Affiliates and Borrowing Base Guarantors shall, acting as trustee for Collateral Agent, receive, as the property of Collateral Agent, any monies, checks, notes, drafts or any other payment relating to and/or proceeds of Accounts, Inventory or other Collateral which come into their possession or under their control and immediately upon receipt thereof, shall deposit or cause the same to be deposited in the Blocked Accounts, or remit the same or cause the same to be remitted, in kind, to Collateral Agent. In no event shall the same be commingled with Borrower’s own funds. Borrower agrees to reimburse Collateral Agent on demand for any amounts owed or paid to any bank at which a Blocked Account is established or any other bank or Person involved in the transfer of funds to or from the Blocked Accounts arising out of Collateral Agent’s payments to or indemnification of such bank or Person.
     SECTION 9.02 Inventory; Field Audits and Appraisals. With respect to the Inventory: (a) Borrower and Borrowing Base Guarantors shall at all times maintain records of Inventory reasonably satisfactory to Collateral Agent, keeping correct and accurate records itemizing and describing the kind, type, quality and quantity of Inventory, the cost therefor and daily withdrawals therefrom and additions thereto; (b) any of the Administrative Agent’s and Collateral Agent’s officers, employees or agents shall have the right, at any time or times, in the name of the Administrative Agent or Collateral Agent, as applicable, any designee of the Administrative Agent, Collateral Agent or Borrower, to verify the validity, amount or any other matter relating to Accounts or Inventory by mail, telephone, electronic communication, personal inspection or otherwise and to conduct field audits of the financial affairs and Collateral of the Loan Parties, and Borrower shall cooperate fully with the Administrative Agent and Collateral Agent in an effort to facilitate and promptly conclude any such verification process; (c) the Loan Parties shall cooperate fully with the Collateral Agent and its agents during all Collateral field audits and Inventory Appraisals which shall be at the expense of Borrower and which shall be conducted no more frequently than twice per year in the case of Collateral field audits and once per year in the case of Inventory Appraisals, or, following the occurrence and during the continuation of an Event of Default, more frequently at Collateral Agent’s request; (d) neither Borrower nor any Borrowing Base Guarantor shall sell Inventory to any customer on approval, or any other basis which entitles the customer to return (except for the right of customers for Inventory which is defective or non-conforming) or may obligate any Loan Party to repurchase such Inventory; and (e) Borrower Borrowing Base Guarantor shall keep the Inventory in good and marketable condition.
     SECTION 9.03 Equipment, Real Property and Appraisals.
     With respect to the Equipment and owned Real Property: (a) upon the Collateral Agent’s request, Borrower shall, at its expense, no more than one (1) time in any twelve (12) month period commencing with the Original Closing Date, but at any time or times as the Collateral Agent may request following the occurrence and during the continuance of an Event of Default, deliver or cause to be delivered to the Collateral Agent written appraisals as to the Equipment and/or the owned Real Property by an independent appraiser designated by the Collateral Agent and reasonably acceptable to Borrower, (b) Borrower and each Borrowing Base Guarantor shall notify Collateral Agent promptly of any event or circumstance which, to any Loan Party’s knowledge, would result in any Equipment no longer constituting an Eligible Equipment and (c) Borrower and each Borrowing Base Guarantor shall notify Collateral Agent promptly of any event or circumstance which, to any Loan Party’s knowledge, would result in any Real Property no longer constituting an Eligible Real Property.
     SECTION 9.04 Cash Collateral Account.
     (a) The Collateral Agent is hereby authorized to establish and maintain at its office at 222 North LaSalle Street, 16th Floor, Chicago, Illinois 60601, in the name of the Collateral Agent and pursuant to a dominion and control Agreement, one or more restricted deposit account designated as a “Cash Collateral Account” bearing the name of the owners of the funds contained therein (e.g., General Cable Industries Inc. – Cash Collateral Account). Each Loan Party shall deposit into its respective Cash Collateral Account from time to time the cash collateral required to be deposited under Section 2.18(j) or Section 9.01(f) hereof.
     (b) The balance from time to time in such Cash Collateral Accounts shall constitute part of the Collateral and shall not constitute payment of the Obligations until applied as hereinafter provided. Notwithstanding any other provision hereof to the contrary, all amounts held in the Cash Collateral Accounts shall constitute collateral security (i) first for the liabilities in respect of Letters of Credit outstanding from time to time and second for the other Obligations hereunder until such time as all Letters of Credit shall have been terminated and all of the liabilities in respect of Letters of Credit have been paid in full, and (ii) if held in Cash Collateral Account pursuant to Section 9.01(f), then for the Obligations as provided therein.
     SECTION 9.05 Application of Proceeds. The proceeds received by the Collateral Agent in respect of any sale of, collection from or other realization upon all or any part of the Collateral pursuant to the exercise by the Collateral Agent of its remedies shall be applied, together with any other sums then held by the Collateral Agent pursuant to this Agreement, promptly by the Collateral Agent as follows (with, in the case of proceeds from a Borrowing Base Guarantor, a corresponding reduction in the Borrowing Base Guarantor Intercompany Loan Account):
     (a) First, to the payment of all reasonable costs and expenses, fees, commissions and taxes of such sale, collection or other realization including, without limitation, compensation to the Collateral Agent and its agents and counsel, and all expenses, liabilities and advances made or incurred by the Collateral Agent in connection therewith, together with interest on each such amount at the highest rate then in effect under this Agreement from and after the date such amount is due, owing or unpaid until paid in full;
     (b) Second, to the payment of all other reasonable costs and expenses of such sale, collection or other realization including, without limitation, costs and expenses and all costs, liabilities and advances made or incurred by the other Secured Parties in connection therewith, together with interest on each such amount at the highest rate then in effect under this Agreement from and after the date such amount is due, owing or unpaid until paid in full;

     (c) Third, without duplication of amounts applied pursuant to paragraphs (a) and (b) above, to the indefeasible payment in full in cash, of each Lender’s Default Allocation Percentage of interest, principal and other amounts constituting Obligations, equally and ratably in accordance with each Lender’s Default Allocation Percentage of such amounts; and
     (d) Fourth, the balance, if any, to the Person lawfully entitled thereto (including the applicable Loan Party or its successors or assigns).
     In the event that any such proceeds are insufficient to pay in full the items described in clauses (a) through (c) of this Section 9.02, the Loan Parties shall remain liable for any deficiency.
ARTICLE X.
THE ADMINISTRATIVE AGENT AND THE COLLATERAL AGENT
     SECTION 10.01 Appointment.  (a)  Each Lender hereby irrevocably designates and appoints Merrill as the Administrative Agent under this Agreement and the other Loan Documents, and each Lender irrevocably authorizes Merrill, in its capacity as the Administrative Agent, to take such actions on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers as are expressly delegated to the Administrative Agent by the terms of this Agreement and the other Loan Documents, together with such actions and powers as are reasonably incidental thereto.
     (b) Each Secured Party hereby irrevocably designates and appoints Merrill as the Collateral Agent under this Agreement and the other Loan Documents, and each Lender irrevocably authorizes Merrill its capacity as the Collateral Agent, to take such actions on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers as are expressly delegated to the Collateral Agent by the terms of this Agreement and the other Loan Documents, together with such actions and powers as are reasonably incidental thereto. Except as otherwise provided herein, Collateral Agent shall hold all Collateral and all payments of principal, interest, fees, charges and expenses received pursuant to this Agreement or any of the Loan Documents for the benefit of Secured Parties and shall enforce the rights in the Collateral on behalf of the Secured Parties. Without limiting any of the foregoing, for the purposes of holding any security granted by any Loan Party pursuant to the laws of the Province of Quebec, the Collateral Agent shall be the holder of an irrevocable power of attorney (fondè de pouvoir) (within the meaning of the Civil Code of Quebec) for all present and future Secured Parties and in particular for all present and future holders of the bond(s) issued by any Loan Party in favor of the Collateral Agent (the “Bond”). Each of the Secured Parties hereby confirms and ratifies the appointment of the Collateral Agent pursuant to the Prior Credit Agreement to act as the Person holding an irrevocable power of attorney (fondè de pouvoir) pursuant to article 2692 of the Civil Code of Quebec in order to hold security granted by a Loan Party in the Province of Quebec to secure a Bond. By executing an Assignment and Acceptance, each future Secured Party shall be deemed to ratify the constitution of the Collateral Agent as the holder of the irrevocable power of attorney (fondè de pouvoir) granted herein. Each party hereto agrees that, notwithstanding Section 32 of an Act respecting the Special Powers of

Legal Persons (Quebec), Collateral Agent may, as the Person holding the power of attorney of the Secured Parties, acquire and/or be holder of the Bond. For greater certainty, the execution prior to the date hereof by the Collateral Agent, as fondé de pouvoir, of a deed of hypothec contemplated above, is hereby ratified and confirmed.
     (c) Each Secured Party authorizes and directs the Collateral Agent to enter into the Security Documents and other Loan Documents for the benefit of Secured Parties. The Collateral Agent is hereby authorized on behalf of all Secured Parties, without the necessity of any notice to or further consent from any Secured Party to take any action with respect to any Collateral or the Security Documents or the other Loan Documents which may be necessary to perfect and maintain perfected the security interest in and liens upon the Collateral granted pursuant to the Security Documents and the other Loan Documents. Each Secured Party agrees that it shall have recourse under or by virtue of the Security Documents to the Collateral only through the Collateral Agent, that it shall have no independent recourse to the Liens created by the Security Documents and that it shall refrain from exercising any rights or remedies under the Security Documents which have or may have arisen or which may arise as a result of an Event of Default or an acceleration of the maturities of the Obligations, except that, any Secured Party (i) may give directions to the Collateral Agent as one of the Required Lenders, and (ii) may, to the extent permitted by law or under any Loan Document, set off any amount of any balances held by it for the account of any Company or any other property held or owing by it to or for the credit or for the account of any Company provided, however, that to the extent the amount so set off is to be applied to any of the Obligations held by such Secured Party, such amount shall be delivered by such Secured Party to the Collateral Agent for application pursuant to this Agreement.
     (d) Notwithstanding paragraph (c) above, each Lender shall have the right, with prior notice to Administrative Agent and the Collateral Agent, but without the approval or consent of Administrative Agent, the Collateral Agent or the other Lenders, with respect to any Specified Hedging Agreement of such Lender, (i) to declare an event of default, termination event or other similar event thereunder and to create an early termination date, (ii) to determine net termination amounts in accordance with the terms of such Specified Hedging Agreement and to set-off amounts between Specified Hedging Agreement, and (iii) in the absence of acceleration of all the Obligations under Article VIII, to prosecute any legal action against the applicable Company to enforce net amounts owing to such Lender under the Specified Hedging Agreement.
     (e) The Administrative Agent and the Collateral Agent may perform any of their duties hereunder by or through its agents or employees and each may, from time to time, agree to reallocate or temporarily assign its rights and responsibilities hereunder to the other.

     SECTION 10.02 Administrative Agent and Collateral Agent in Their Individual Capacity. The Person serving as the Administrative Agent and Collateral Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and Collateral Agent, as applicable, and such Person and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with Borrower or any Subsidiary or other Affiliate thereof as if it were not the Administrative Agent hereunder or Collateral Agent, as applicable.
     SECTION 10.03 Exculpatory Provisions. Neither the Administrative Agent nor the Collateral Agent shall have any duties or obligations except those expressly set forth in the Loan Documents. Without limiting the generality of the foregoing, (a) the Administrative Agent and the Collateral Agent, shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing (except for the Collateral Agent in its capacity as trustee for the Secured Parties in respect of the Collateral which is the subject of Security Documents governed by English law), (b) the Administrative Agent the Collateral Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated by the Loan Documents that the Administrative Agent or the Collateral Agent, as applicable, is required to exercise in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 11.02), and (c) except as expressly set forth in the Loan Documents, the Administrative Agent and the Collateral Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to Borrower or any of its Subsidiaries that is communicated to or obtained by the bank serving as Administrative Agent or Collateral Agent , as applicable, or any of its respective Affiliates in any capacity. The Administrative Agent and Collateral Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as expressly provided in this Agreement) or in the absence of its own gross negligence or willful misconduct. The Administrative Agent and Collateral Agent shall not be deemed to have knowledge of any Default unless and until written notice thereof is given to the Administrative Agent and Collateral Agent by Borrower or a Lender, and the Administrative Agent and Collateral Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered thereunder or in connection therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document, (iv) the validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article IV or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent or Collateral Agent, as applicable.
     SECTION 10.04 Reliance by the Administrative Agent and the Collateral Agent. The Administrative Agent and the Collateral Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person. The Administrative Agent and the Collateral Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper

Person, and shall not incur any liability for relying thereon. The Administrative Agent or the Collateral Agent may consult with legal counsel (who may be counsel for Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.
     SECTION 10.05 Delegation of Duties. The Administrative Agent and Collateral Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by the Administrative Agent or Collateral Agent, as applicable. The Administrative Agent and Collateral Agent and any such respective sub-agent may perform any and all its duties and exercise its rights and powers through their respective Affiliates. The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Affiliates of each Administrative Agent and Collateral Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities of Administrative Agent and Collateral Agent.
     SECTION 10.06 Successor Administrative Agent and/or Collateral Agent. The Administrative Agent and/or Collateral Agent may resign as such at any time upon at least 20 days’ prior notice to the Lenders, the Issuing Bank and Borrower. Upon any such resignation, the Required Lenders shall have the right, in consultation with Borrower, to appoint a successor from among the Lenders. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent and/or Collateral Agent, as applicable, gives notice of its resignation, then the retiring Administrative Agent and/or Collateral Agent, as applicable may, on behalf of the Lenders and the Issuing Bank, appoint a successor Administrative Agent and/or Collateral Agent, as applicable, which successor shall be a commercial banking institution organized under the laws of the United States (or any state thereof) or a United States branch or agency of a commercial banking institution, and having combined capital and surplus of at least $250.0 million; provided, however, that if such retiring Administrative Agent and/or Collateral Agent, as applicable is unable to find a commercial banking institution which is willing to accept such appointment and which meets the qualifications set forth above, the retiring Administrative Agent’s and/or Collateral Agent’s resignation shall nevertheless thereupon become effective, and the Lenders shall assume and perform all of the duties of the Administrative Agent and/or Collateral Agent, as applicable hereunder until such time, if any, as the Required Lenders appoint a successor Administrative Agent and/or Collateral Agent, as applicable.
     Upon the acceptance of its appointment as Administrative Agent and/or Collateral Agent, as applicable, hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent and/or Collateral Agent, as applicable, and the retiring Administrative Agent and/or Collateral Agent, as applicable, shall be discharged from its duties and obligations hereunder. The fees payable by Borrower to a successor Administrative Agent and/or Collateral Agent, as applicable, shall be the same as those payable to its predecessor unless otherwise agreed between Borrower and such successor. After the Administrative Agent’s and/or Collateral Agent’s resignation hereunder, the provisions of this Article X and Section 11.03 shall continue in effect for the benefit of such retiring Administrative Agent and/or Collateral Agent, as applicable, its respective sub-agents and their respective Affiliates in respect of any actions taken or omitted to be taken by any of them while it was acting as Administrative Agent and/or Collateral Agent, as applicable.
     SECTION 10.07 Non-Reliance on the Administrative Agent, the Collateral Agent or Other Lenders. Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent, the Collateral Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent, the Collateral Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or related agreement or any document furnished hereunder or thereunder.
     SECTION 10.08 No Other Administrative Agent or Collateral Agent. The Lenders identified in this Agreement, the Syndication Agent and the Documentation Agent shall not have any right, power, obligation, liability, responsibility or duty under this Agreement other than those applicable to all Lenders. Without limiting the foregoing, neither the Syndication Agent nor the Documentation Agent shall have or be deemed to have a fiduciary relationship with any Lender. Each Lender hereby makes the same acknowledgments with respect to the Syndication Agent and the Documentation Agent as it makes with respect to the Administrative Agent or Collateral Agent or any other Lender in this Article X. Notwithstanding the foregoing, the parties hereto acknowledge that the Documentation Agent and the Syndication Agent hold such titles in name only, and that such titles confer no additional rights or obligations relative to those conferred on any Lender hereunder.
     SECTION 10.09 Indemnification. The Lenders severally agree to indemnify the Administrative Agent in its capacity as such and the Collateral Agent in its capacity as such (to the extent not reimbursed by the Borrower or the Guarantors and without limiting the obligation of the Borrower or the Guarantors to do so), ratably according to their respective outstanding Loans and Commitments in effect on the date on which indemnification is sought under this Section 10.09 (or, if indemnification is sought after the date upon which all Commitments shall have terminated and the Loans shall have been paid in full, ratably in accordance with such outstanding Loans and Commitments as in effect immediately prior to such date), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time (whether before or after the payment of the Loans) be imposed on, incurred by or asserted against such Agent in any way relating to or arising out of, the Commitments, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by such Agent under or in connection with any of the foregoing; provided, that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements that are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from such Agent’s gross negligence or willful misconduct. The agreements in this Section 10.09 shall survive the payment of the Loans and all other amounts payable hereunder.

     SECTION 10.10 Overadvances. The Administrative Agent shall not make (and shall prohibit the Issuing Bank and Swingline Lender, as applicable, from making) any Revolving Loans or provide any Letters of Credit to Borrower on behalf of Lenders intentionally and with actual knowledge that such Revolving Loans, Swingline Loans, or Letters of Credit would cause the aggregate amount of the Revolving Exposure to exceed the Borrowing Base, without the prior consent of all Lenders, except, that, the Administrative Agent (after consultation with and consent of the Collateral Agent) may make (or cause to be made) such additional Revolving Loans or Swingline Loans or provide such additional Letters of Credit on behalf of Lenders, intentionally and with actual knowledge that such Loans or Letters of Credit will cause (a) the total outstanding Revolving Exposure to exceed the Borrowing Base, or (b) Excess Availability to be less than $15.0 million, in each case as the Administrative Agent may deem necessary or advisable in its discretion (each an “Overadvance” and collectively the “Overadvances”), provided, that: (i) the total principal amount of the Overadvances to Borrower which the Administrative Agent may make or provide (or cause to be made or provided) after obtaining such actual knowledge that the Revolving Exposure equals or exceeds the Borrowing Base shall not exceed the amount equal to $20.0 million outstanding at any time less the then outstanding amount of any Special Agent Advances and shall not cause the Revolving Exposure to exceed the Revolving Commitments of all of the Lenders or the Pro Rata Percentage of the Revolving Exposure of a Lender to exceed such Lender’s Revolving Commitment, (ii) without the consent of all Lenders, (A) no Overadvance shall be outstanding for more than sixty (60) days and (B) after all Overadvances have been repaid, the Administrative Agent shall not make any additional Overadvance unless sixty (60) days or more have elapsed since the last date on which any Overadvance was outstanding and (iii) the Administrative Agent shall be entitled to recover such funds, on demand from Borrower together with interest thereon for each day from the date such payment was due until the date such amount is paid to the Administrative Agent at the interest rate provided for in Section 2.06(c). Each Lender shall be obligated to pay the Administrative Agent the amount of its Pro Rata Percentage of any such Overadvance provided, that the Administrative Agent is acting in accordance with the terms of this Section 10.10. All Overadvances shall be secured by Collateral.
     SECTION 10.11 Special Agent Advances. Administrative Agent (after consultation with and consent of the Collateral Agent) may, at its option, from time to time, at any time on or after an Event of Default and for so long as the same is continuing or upon any other failure of a condition precedent to the making of Loans hereunder, make such disbursements and advances (“Special Agent Advances”) which the Administrative Agent, in its sole discretion after such consultation with the Collateral Agent, deems necessary or desirable either (i) to preserve or protect the Collateral or any portion thereof or (ii) to pay any other amount chargeable to Borrower pursuant to the terms of this Agreement or any of the other Loan Documents consisting of costs, fees and expenses and payments to any Issuing Bank (provided, that in no event shall (i) Special Agent Advances for such purpose exceed the amount equal to $20.0 million in the aggregate outstanding at any time less the then outstanding Overadvances under Section 10.10 hereof and (ii) Special Agent Advances plus the Revolving Exposure exceed the Lenders’ Commitment at the time of such Event of Default or cause any Lender’s Revolving Exposure to exceed such Lender’s Revolving Loan Commitment at the time of such Event of Default). Special Agent Advances shall be repayable on demand and be secured by the Collateral. Special Agent Advances shall not constitute Loans but shall otherwise constitute Obligations hereunder. Administrative Agent shall notify each Lender and Borrower in writing of each such Special Agent Advance, which notice shall include a description of the purpose of such Special Agent Advance. Each Lender agrees that it shall make available to Administrative Agent, upon Administrative Agent’s demand, in immediately available funds, the amount equal to such Lender’s Pro Rata Percentage of each such Special Agent Advance. If such funds are not made available to Administrative Agent by such Lender, Administrative Agent shall be entitled to recover such funds, on demand from such Lender together with interest thereon for each day from the date such payment was due until the date such amount is paid to Administrative Agent at the Federal Funds Rate for each day during such period (as published by the Federal Reserve Bank of New York or at Administrative Agent’s option based on the arithmetic mean determined by Administrative Agent of the rates for the last transaction in overnight Federal funds arranged prior to 9:00 a.m. (New York City time) on that day by each of the three leading brokers of Federal funds transactions in New York City selected by Administrative Agent) and if such amounts are not paid within three (3) days of Administrative Agent’s demand, at the highest interest rate provided for in Section 2.06(a).
     SECTION 10.12 Revolving Loan Advances; Payments and Settlements; Interest and Fee Payments. (a) If the Administrative Agent elects to require that each Revolving Lender make funds available to the Administrative Agent, prior to a disbursement by the Administrative Agent to Borrower, the Administrative Agent shall advise each Revolving Lender by facsimile of the amount of such Revolving Lender’s Pro Rata Percentage of the Revolving Loan requested by Borrower no later than 1:00 p.m., New York City time, on the date of funding of such Revolving Loan, and each such Revolving Lender shall pay the Administrative Agent on such date such Revolving Lender’s Pro Rata Percentage of such requested Revolving Loan in accordance with Section 2.03. Nothing in this Section 10.12 or elsewhere in this Agreement or the other Loan Documents shall be deemed to require the Administrative Agent to advance funds on behalf of any Lender or to relieve any Lender from its obligation to fulfill its commitments hereunder or to prejudice any rights that the Administrative Agent or Borrower may have against any Lender as a result of any default by such Lender hereunder.
     (b) On a Business Day of each week as selected from time to time by the Administrative Agent, or more frequently (including daily), if the Administrative Agent so elects (each such day being a “Settlement Date”), the Administrative Agent will advise each Revolving Lender by facsimile of the amount of each such Revolving Lender’s Pro Rata Percentage of the Revolving Loan balance as of the close of business of the Business Day immediately preceding the Settlement Date.  In the event that payments are necessary to adjust the amount of such Revolving Lender’s actual Pro Rata Percentage of the Revolving Loan balance to such Lender’s required Pro Rata Percentage of the Revolving Loan balance as of any Settlement Date, the party from which such payment is due shall pay the Administrative Agent, without setoff or discount, to the Payment Account not later than 1:00 p.m., New York City time, on the Business Day following the Settlement Date the full amount necessary to make such adjustment.  Any obligation arising pursuant to the immediately preceding sentence shall be absolute and unconditional and shall not be affected by any circumstance whatsoever.  In the event settlement shall not have occurred by the date and time specified in the second preceding sentence, interest shall accrue on the unsettled amount at the Federal Funds Rate, for the first three (3) days following the scheduled date of settlement, and thereafter at the Alternate Base Rate plus the Applicable Margin applicable to ABR Borrowings.

     (c) On each Settlement Date, the Administrative Agent shall advise each Revolving Lender by facsimile of the amount of such Revolving Lender’s Pro Rata Percentage of principal, interest and fees paid for the benefit of Revolving Lenders with respect to each applicable Revolving Loan, to the extent of such Revolving Lender’s credit exposure with respect thereto, and shall make payment to such Revolving Lender not later than 1:00 p.m., New York City time, on the Business Day following the Settlement Date of such amounts in accordance with wire instructions delivered by such Revolving Lender to the Administrative Agent, as the same may be modified from time to time by written notice to the Administrative Agent.
     (d) The provisions of this Section 10.12 shall be deemed to be binding upon Administrative Agent and Lenders notwithstanding the occurrence of any Default or Event of Default, or any insolvency or bankruptcy proceeding pertaining to Borrower or any other Loan Party.
ARTICLE XI.
MISCELLANEOUS
     SECTION 11.01 Notices. Notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy (or, to the extent provided below, by electronic communication), as follows:
     (a) if to any Loan Party, to Borrower at:
General Cable Corporation
4 Tesseneer Drive
Highland Heights, , KY 41076
Attention: Chief Financial Officer
Telecopy No.: (859) 572-8440
with a copy to:
Blank Rome LLP
One Logan Square
Philadelphia, PA 19103
Attention: Matthew Siembieda, Esq.
                 Harvey I. Forman, Esq.
Telecopy No.: (215) 569-5555
     (b) if to the Administrative Agent or the Collateral Agent, to it at:

Merrill Lynch Capital, a division of Merrill Lynch
Business Financial Services Inc.
222 North LaSalle Street,
16th Floor,
Chicago, Illinois 60601
Attention: Mark Gertzof
Telecopy No.: (312) 499-3127
with a copy to the Administrative Agent as set
forth in Section 11.01(b) above and, except
with respect to communications under Sections 5.01 and 5.15, to:
Latham & Watkins, LLP
233 S. Wacker Drive, Suite 5800
Chicago, IL 60606
Attention: James W. Doran
Telecopy No.: (312) 993-9767
     (c) if to a Lender, to it at its address (or telecopy number) set forth on the applicable Lender Addendum or in the Assignment and Acceptance pursuant to which such Lender shall have become a party hereto.
All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt if delivered by hand or overnight courier service or sent by telecopy or by certified or registered mail, in each case delivered, sent or mailed (properly addressed) to such party as provided in this Section 11.01 or in accordance with the latest unrevoked direction from such party given in accordance with this Section 11.01 and failure to deliver courtesy copies of notices and other communications shall in no event affect the validity or effectiveness of such notices and other communications.
Notices and other communications to the parties hereto may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved from time to time by the Administrative Agent, provided, that the foregoing shall not apply to notices sent directly to any Lender if such Lender has notified the Administrative Agent that it is incapable of receiving notices by electronic communication. The Administrative Agent or Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided, that approval of such procedures may be limited to particular notices or communications. Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgment from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgment), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor, provided, that if any such notice or other communication is not sent or posted during normal business hours, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day.
     SECTION 11.02 Waivers; Amendment; Releases of Collateral.  (a)  No failure or delay by the Administrative Agent, the Collateral Agent, the Issuing Bank or any Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent, the Collateral Agent, the Issuing Bank and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of any Loan Document or consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section 11.02, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent, the Collateral Agent, any Lender or the Issuing Bank may have had notice or knowledge of such Default at the time.
     (b) Except as provided in Section 2.20 with respect to a Commitment Increase, neither this Agreement nor any other Loan Document nor any provision hereof or thereof may be waived, amended or modified except, in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by Borrower and the Required Lenders or, in the case of any other Loan Document, pursuant to an agreement or agreements in writing entered into by the Administrative Agent or Collateral Agent, as applicable, and the Loan Party or Loan Parties that are parties thereto, in each case with the written consent of the Required Lenders; provided, that no such agreement shall (i) increase the Dollar amount of the Commitment of any Lender without the written consent of such Lender or increase the commitments of all Lenders without the consent of each Lender, (ii) reduce or forgive the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon or amend Annex I or the definition of “Applicable Margin” (other than to waive default interest under Section 2.06(c) to the extent a waiver of the underlying default giving rise to such default interest does not require a vote of all Lenders), or reduce or forgive any Fees payable hereunder, without the written consent of each Lender affected thereby, (iii) postpone the maturity of any Loan, or the required date of reimbursement of any LC Disbursement, or any date for the payment of any interest or fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment or postpone the scheduled date of expiration of any Letter of Credit beyond the Maturity Date, or postpone any prepayment or cash collateralization required under Section 2.10(b), without the written consent of each Lender affected thereby, (iv) change Section 2.14(b), (c) or Section 9.05 in a manner that would alter the pro rata sharing of payments or set-offs required thereby, without the written consent of each Lender, (v) change Section 2.02(a) or (f) or any other Section of this Agreement in a manner that would alter the pro rata allocation among the Lenders of Loan or L/C Disbursements without the written consent of each Lender, (vi) change the percentage set forth in the definition of “Required Lenders”, “Supermajority Lenders” or any other provision of any Loan Document (including this Section 11.02) specifying the number or percentage of Lenders (or Lenders of any

Class) required to waive, amend or modify any rights thereunder or make any determination or grant any consent thereunder, without the written consent of each Lender (or each Lender of such Class, as the case may be), (vii) release Holdings or any Guarantor from its Guarantee (except as expressly provided in Article VII), or limit its liability in respect of such Guarantee, without the written consent of each Lender, (viii) release all or substantially all of the Collateral from the Liens of the Security Documents (including pursuant to any Permitted Fixed Asset Exchange or Permitted Asset Sale) or alter the relative priorities of the Obligations entitled to the Liens of the Security Documents (except in connection with securing additional Obligations equally and ratably with the other Obligations), in each case without the written consent of each Lender, or (ix) change any provisions of any Loan Document in a manner that by its terms adversely affects the rights in respect of payments due to Lenders holding Loans of any Class differently than those holding Loans of any other Class, without the written consent of Lenders holding a majority in interest of the outstanding Loans and unused Commitments of each affected Class; provided, further, that (1) no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent, the Collateral Agent, the Issuing Bank or the Swingline Lender without the prior written consent of the Administrative Agent, the Collateral Agent, the Issuing Bank or the Swingline Lender, as the case may be, and (2) any waiver, amendment or modification of this Agreement that by its terms affects the rights or duties under this Agreement of the Revolving Lenders may be effected by an agreement or agreements in writing entered into by Borrower and requisite percentage in interest of the affected Class of Lenders that would be required to consent thereto under this Section 11.02(b) if such Class of Lenders were the only Class of Lenders hereunder at the time. Notwithstanding the foregoing, any provision of this Agreement may be amended by an agreement in writing entered into by Borrower, the Required Lenders and the Administrative Agent (and, if their rights or obligations are affected thereby, the Issuing Bank and the Swingline Lender) if (x) by the terms of such agreement the Commitment of each Lender not consenting to the amendment provided for therein shall terminate upon the effectiveness of such amendment and (y) at the time such amendment becomes effective, each Lender not consenting thereto receives payment in full of the principal of and interest accrued on each Loan made by it and all other amounts owing to it or accrued for its account under this Agreement.
     (c) If, in connection with any proposed change, waiver, discharge or termination of the provisions of this Agreement that requires unanimous approval of all Lenders as contemplated by Section 11.02(b) (other than clause (iii) of such Section), the consent of the Supermajority Lenders is obtained but the consent of one or more of such other Lenders whose consent is required is not obtained, then Borrower shall have the right to replace all, but not less than all, of such non-consenting Lender or Lenders (so long as all non-consenting Lenders are so replaced) with one or more Persons pursuant to Section 2.16 so long as at the time of such replacement each such new Lender consents to the proposed change, waiver, discharge or termination; provided, however, that Borrower shall not have the right to replace a Lender solely as a result of the exercise of such Lender’s rights (and the withholding of any required consent by such Lender) pursuant to paragraph (iii) of Section 11.02(b); provided, further, that concurrently with the effectiveness of its replacement, each replaced Lender receives payment in full of the principal of and interest accrued on each Loan made by it and all other amounts owing to it or accrued for its account under this Agreement as in effect immediately prior to such replacement.

     (d) Notwithstanding any other provision contained in this Agreement or any Loan Document, if a “secured creditor” (as that term is defined under the BIA) is determined by a court of competent jurisdiction not to include a Person to whom obligations are owed on a joint or joint and several basis, then the Canadian Loan Parties’ Obligations (and the Obligations of its Subsidiaries), to the extent such Obligations are secured, only shall be several obligations and not joint or joint and several obligations.
     (e) Without the consent of the Supermajority Lenders, the Collateral Agent shall not execute any releases of the Liens created by Security Documents with respect to Collateral having an aggregate Fair Market Value in excess of $15.0 million in any fiscal year of the Borrower except for releases in connection with Permitted Fixed Asset Exchanges, Permitted Asset Sales, or the disposition of any Property by Borrower or any Borrowing Base Guarantor (or by the Collateral Agent in connection with an enforcement of such Liens), as otherwise permitted under this Agreement.
     SECTION 11.03 Expenses; Indemnity.  (a)  Borrower and Holdings agree, jointly and severally, to pay all reasonable out-of-pocket expenses (including but not limited to expenses incurred in connection with due diligence and travel, courier, reproduction, printing and delivery expenses) incurred by the Administrative Agent, the Collateral Agent, the Swingline Lender and the Issuing Bank in connection with the syndication of the credit facilities provided for herein and the preparation, execution and delivery, and administration of this Agreement and the other Loan Documents, including any Inventory Appraisal, or in connection with any amendments, modifications, enforcement costs, work-out costs, documentary taxes or waivers of the provisions hereof or thereof (whether or not the transactions hereby or thereby contemplated shall be consummated) or incurred by the Administrative Agent, the Collateral Agent or any Lender in connection with the work-out enforcement or protection of its rights in connection with this Agreement (including pursuant to Section 9.02 of this Agreement) and the other Loan Documents or in connection with the Loans made or Letters of Credit issued hereunder, including the fees, charges and disbursements of Latham & Watkins, counsel for the Administrative Agent and the Collateral Agent, and, in connection with any such enforcement or protection, or work-out, the fees, charges and disbursements of any other counsel for the Administrative Agent, the Collateral Agent or any Lender.
     (b) The Loan Parties agree, jointly and severally, to indemnify the Administrative Agent, the Collateral Agent, each Lender, the Issuing Bank and the Swingline Lender, each Affiliate of any of the foregoing Persons and each of their respective directors, officers, trustees, employees and agents (each such Person being called an “Indemnitee”) against, and to hold each Indemnitee harmless from, all reasonable out-of-pocket costs and any and all losses, claims, damages, liabilities and related expenses, including reasonable counsel fees, charges, expenses and disbursements, incurred by or asserted against any Indemnitee arising out of, in any way connected with, or as a result of (i) the Transactions, (ii) any actual or proposed use of the proceeds of the Loans or issuance of Letters of Credit, (iii) any claim, litigation, investigation or proceeding relating to any of the foregoing, whether or not any Indemnitee is a party thereto, or (iii) any actual or alleged presence or Release or threatened Release of Hazardous Materials, on, under or from any Property owned, leased or operated by any Company, or any Environmental Claim related in any way to any Company; provided, that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee.
     (c) The provisions of this Section 11.03 shall remain operative and in full force and effect regardless of the expiration of the term of this Agreement, the consummation of the transactions contemplated hereby, the repayment of any of the Loans, the expiration of the Commitments, the expiration of any Letter of Credit, the invalidity or unenforceability of any term or provision of this Agreement or any other Loan Document, or any investigation made by or on behalf of the Administrative Agent, the Collateral Agent, the Issuing Bank or any Lender. All amounts due under this Section 11.03 shall be payable on written demand therefor accompanied by reasonable documentation with respect to any reimbursement, indemnification or other amount requested.
     (d) To the extent that Borrower fails to pay any amount required to be paid by it to the Administrative Agent, the Collateral Agent, the Issuing Bank or the Swingline Lender under paragraph (a) or (b) of this Section 11.03, each Lender severally agrees to pay to the Administrative Agent, the Collateral Agent, the Issuing Bank or the Swingline Lender, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided, that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against any of the Administrative Agent, the Collateral Agent, the Issuing Bank or the Swingline Lender in its capacity as such. For purposes hereof, a Lender’s “pro rata share” shall be determined based upon its share of the sum of the total Revolving Exposure and unused Commitments at the time.
     SECTION 11.04 Successors and Assigns.  (a)  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Bank that issues any Letter of Credit), except that Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by Borrower without such consent shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Bank that issues any Letter of Credit) and, to the extent expressly contemplated hereby, the Affiliates of each of the Administrative Agent, the Issuing Bank and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.
     (b) Any Lender may assign to one or more banks, insurance companies, investment companies or funds or other institutions (other than Borrower, Holdings or any Affiliate or Subsidiary thereof) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided, that (i) except in the case of an assignment to a Lender, an Affiliate of a Lender or a Lender Affiliate, Borrower (except (i) after the occurrence and during the continuation of a Default or Event of Default or (ii) prior to the completion of the primary syndication (as determined by Arrangers) of the Commitments and the Loans by the Arrangers) and the Administrative Agent (and, in the case of an assignment of all or a portion of a Revolving Commitment or any Lender’s obligations in respect of its LC Exposure or Swingline Exposure, the Issuing Bank and the Swingline

Lender) must give their prior written consent to such assignment (which consent shall not be unreasonably withheld or delayed), (ii) except in the case of an assignment to a Lender, an Affiliate of a Lender or a Lender Affiliate, any assignment made in connection with the primary syndication of the Commitment and Loans by the Arrangers or an assignment of the entire remaining amount of the assigning Lender’s Commitments or Loans, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent) shall not be less than in the case of Revolving Commitments and Revolving Loans, $5.0 million unless each of Borrower and the Administrative Agent otherwise consent, (iii) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement, except that this clause (iii) shall not be construed to prohibit the assignment of a proportionate part of all the assigning Lender’s rights and obligations in respect of one Class of Commitments or Loans, (iv) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance, together with a processing and recordation fee of $3,500, and (v) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire; and provided, further that any consent of Borrower otherwise required under this paragraph shall not be required if a Default or an Event of Default has occurred and is continuing. Subject to acceptance and recording thereof pursuant to paragraph (d) of this Section 11.04(b), from and after the effective date specified in each Assignment and Acceptance the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement (provided, that any liability of Borrower to such assignee under Section 2.12, 2.13 or 2.15 shall be limited to the amount, if any, that would have been payable thereunder by Borrower in the absence of such assignment, except to the extent any such amounts are attributable to a Change in Law occurring after the date of such assignment), and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.12, 2.13, 2.15 and 11.03). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (e) of this Section 11.04.
     (c) The Administrative Agent, acting for this purpose as an agent of Borrower, shall maintain at one of its offices a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount of the Loans and LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive in the absence of manifest error, and Borrower, the Administrative Agent, the Collateral Agent, the Issuing Bank and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by Borrower, the Issuing Bank, the Collateral Agent, the Swingline Lender and any Lender (with respect to its own interest only), at any reasonable time and from time to time upon reasonable prior notice.

     (d) Upon its receipt of a duly completed Assignment and Acceptance executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section 11.04 and any written consent to such assignment required by paragraph (b) of this Section 11.04, the Administrative Agent shall accept such Assignment and Acceptance and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.
     (e) Any Lender may, without the consent of Borrower, the Administrative Agent, the Issuing Bank or the Swingline Lender, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided, that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) Borrower, the Administrative Agent, the Collateral Agent, the Issuing Bank and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce the Loan Documents and to approve any amendment, modification or waiver of any provision of the Loan Documents; provided, that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 11.02(b) that affects such Participant. Subject to paragraph (f) of this Section 11.04, Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.12, 2.13 and 2.15 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section 11.04. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 11.08 as though it were a Lender; provided, that such Participant agrees to be subject to Section 2.14(c) as though it were a Lender. Each Lender shall, acting for this purpose as an agent of the Borrower, maintain at one of its offices a register for the recordation of the names and addresses of its Participants, and the amount and terms of its participations, provided, that no Lender shall be required to disclose or share the information contained in such register with the Borrower or any other party, except as required by applicable law.
     (f) A Participant shall not be entitled to receive any greater payment under Section 2.12, 2.13 or 2.15 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the prior written consent of Borrower (which consent shall not be unreasonably withheld or delayed). A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.15 unless Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of Borrower, to comply with Sections 2.15(e) and (f) as though it were a Lender.
     (g) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section 11.04 shall not apply to any such pledge or assignment of a security interest; provided, that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto. In the case of any Lender that is a fund that invests in bank loans, such Lender may, without the consent of Borrower or the Administrative Agent, collaterally assign or pledge all or any portion of its rights under this Agreement, including the Loans and Notes or any other instrument evidencing its rights as a Lender under this Agreement, to any holder of, trustee for, or any other representative of holders of, obligations owed or securities issued, by such fund, as security for such obligations or securities; provided, that the documentation governing or evidencing such collateral assignment or pledge shall provide that any foreclosure or similar action by such trustee or representative shall be subject to the provisions of this Section 11.04 concerning assignments and shall not be effective to transfer any rights under this Agreement or in any Loan, Note or other instrument evidencing its rights as a Lender under this Agreement unless the requirements of Section 11.04 concerning assignments are fully satisfied.
     SECTION 11.05 Survival of Agreement. All covenants, agreements, representations and warranties made by the Loan Parties in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, the Collateral Agent, the Issuing Bank or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated. The provisions of Sections 2.12, 2.13, 2.15 and 11.03 and Article X shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any provision hereof.
     SECTION 11.06 Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Loan Documents and the Fee Letter constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.
     SECTION 11.07 Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.
     SECTION 11.08 Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates are hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, but excluding trust and payroll accounts) at any time held and other obligations at any time owing by such Lender or Affiliate to or for the credit or the account of Borrower against any of and all the obligations of Borrower now or hereafter existing under this Agreement held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement and although such obligations may be unmatured. The rights of each Lender under this Section 11.08 are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.
     SECTION 11.09 Governing Law; Jurisdiction; Consent to Service of Process.  (a)  This Agreement shall be construed in accordance with and governed by the law of the State of New York, without regard to conflicts of law principles that would require the application of the laws of another jurisdiction.
     (b) Each Loan Party hereby irrevocably and unconditionally submits, for itself and its Property, to the nonexclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to any Loan Document, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or any other Loan Document shall affect any right that the Administrative Agent, the Collateral Agent, the Issuing Bank or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against any Loan Party or its properties in the courts of any jurisdiction.
     (c) Each Loan Party hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (b) of this Section 11.09. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.
     (d) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 11.01. Nothing in this Agreement or any other Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

     SECTION 11.10 Waiver of Jury Trial. Each party hereto hereby waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in any legal proceeding directly or indirectly arising out of or relating to this Agreement, any other Loan Document or the transactions contemplated hereby (whether based on contract, tort or any other theory). Each party hereto (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver and (b) acknowledges that it and the other parties hereto have been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 11.10.
     SECTION 11.11 Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.
     SECTION 11.12 Confidentiality. Each of the Administrative Agent, the Collateral Agent, the Issuing Bank and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates or its Lender Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential pursuant to the terms hereof), (b) to the extent requested by any regulatory authority, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section 11.12, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to Borrower and its obligations, (g) with the consent of Borrower or (h) to the extent such Information (i) is publicly available at the time of disclosure or becomes publicly available other than as a result of a breach of this Section 11.12 or (ii) becomes available to the Administrative Agent, the Collateral Agent, the Issuing Bank or any Lender on a nonconfidential basis from a source other than Borrower or any Subsidiary. For the purposes of this Section 11.12, “Information” means all information received from Borrower or any Subsidiary relating to Borrower or any Subsidiary or its business, other than any such information that is available to the Administrative Agent, the Issuing Bank or any Lender on a nonconfidential basis prior to disclosure by Borrower or any Subsidiary; provided, that, in the case of information received from Borrower or any Subsidiary after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section 11.12 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information. Notwithstanding anything to the contrary set forth herein or in any other written or oral understanding or agreement to which the parties hereto are parties or by which they are bound, the parties acknowledge and agree that (i) any obligations of confidentiality contained herein and therein do not apply and have not applied from the commencement of discussions between the parties to the tax treatment and tax structure of the

Transactions (and any related transactions or arrangements), and (ii) each party (and each of its employees, representatives, or other agents) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the Transactions and all materials of any kind (including opinions or other tax analyses) that are provided to such party relating to such tax treatment and tax structure, all within the meaning of Treasury Regulation Section 1.6011-4; provided, however, that each party recognizes that the privilege each has to maintain, in its sole discretion, the confidentiality of a communication relating to the Transaction, including a confidential communication with its attorney or a confidential communication with a federally authorized tax practitioner under Section 7525 of the Code, is not intended to be affected by the foregoing.
     SECTION 11.13 Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively, the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section 11.13 shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.
     SECTION 11.14 Lender Addendum. Each Lender a party to this Agreement on the Closing Date has delivered to the Administrative Agent a Lender Addendum duly executed by such Lender, the Borrower and the Administrative Agent.
     SECTION 11.15 Dollar Equivalent Calculations. For purposes of this Agreement, all valuations or computations of monetary amounts set forth in this Agreement or the Loan Documents shall include as the context may require the Dollar Equivalent of amounts of Canadian Dollars and, in any event, valuation of assets included in the Borrowing Base which are in Canadian Dollars shall be converted to Dollar Equivalent of such amounts for the purpose of calculating the Borrowing Base on each date that a Borrowing Base Certificate is delivered hereunder and at such other times as designated by the Administrative Agent. Such Dollar Equivalent shall remain in effect until the same is recalculated by the Administrative Agent as provided above and notice of such recalculation is received by the Borrower, it being understood that until such notice of such recalculation is received, the Dollar Equivalent shall be that Dollar Equivalent as last reported to the Borrower by the Administrative Agent. The Administrative Agent shall promptly notify the Borrower and the Lenders of each such determination of the Dollar Equivalent.
     SECTION 11.16 Judgment Currency.  (a)  The Borrower’s obligation hereunder and under the other Loan Documents to make payments in Dollars (pursuant to such obligation, the “Obligation Currency”) shall not be discharged or satisfied by any tender or recovery pursuant to any judgment expressed in or converted into any currency other than the Obligation Currency, except to the extent that such tender or recovery results in the effective receipt by the Administrative Agent or the respective Lender of the full amount of the Obligation Currency expressed to be payable to the Administrative Agent or such Lender under this Agreement or the other Loan Documents. If, for the purpose of obtaining or enforcing judgment against the Borrower in any court or in any jurisdiction, it becomes necessary to convert into or from any currency other than the Obligation Currency (such other currency being hereinafter referred to as the “Judgment Currency”) an amount due in the Obligation Currency, the conversion shall be made at the Dollar Equivalent, and in the case of other currencies, the rate of exchange (as quoted by the Administrative Agent or if the Administrative Agent does not quote a rate of exchange on such currency, by a known dealer in such currency designated by the Administrative Agent) determined, in each case, as of the Business Day immediately preceding the day on which the judgment is given (such Business Day being hereinafter referred to as the “Judgment Currency Conversion Date”).
     (b) If there is a change in the rate of exchange prevailing between the Judgment Currency Conversion Date and the date of actual payment of the amount due, the Borrower covenants and agrees to pay, or cause to be paid, such additional amounts, if any (but in any event not a lesser amount) as may be necessary to ensure that the amount paid in the Judgment Currency, when converted at the rate of exchange prevailing on the date of payment, will produce the amount of the Obligation Currency which could have been purchased with the amount of Judgment Currency stipulated in the judgment or judicial award at the rate of exchange prevailing on the Judgment Currency Conversion Date.
     (c) For purposes of determining the Dollar Equivalent or any other rate of exchange for this Section 11.16, such amounts shall include any premium and costs payable in connection with the purchase of the Obligation Currency.
     SECTION 11.17 Patriot Act. Each Lender and Agent (for itself and not on behalf of any other party) hereby notifies the Borrower that, pursuant to the requirements of the USA PATRIOT Act, Title III of Pub. L. 107-56, signed into law October 26, 2001 (the “Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender or Agent, as applicable, to identify the Borrower in accordance with the Act.
ARTICLE XII.
AMENDMENT AND RESTATEMENT OF EXISTING CREDIT AGREEMENT
     SECTION 12. The parties hereto agree that, on the Closing Date, but subject to clause (i) below, the following transactions shall be deemed to occur automatically, without further action by any party hereto:
     (a) The Prior Credit Agreement shall be deemed to be amended and restated in its entirety in the form of this Agreement.
     (b) All Existing Obligations (including, without limitation, all Existing Eurodollar Revolving Borrowings and all Letters of Credit issued pursuant to the Original Credit

Agreement, the First Restated Credit Agreement or the Prior Credit Agreement) shall in all respects be continuing after the Closing Date and shall be deemed to be Obligations governed by this Agreement.
     (c) This Agreement shall not be deemed to evidence or result in a novation or repayment of the Existing ABR Borrowings and Existing Eurodollar Revolving Borrowings and reborrowing hereunder, but the Existing Obligations under the Original Credit Agreement, the First Restated Credit Agreement or the Prior Credit Agreement and the Liens securing payment and performance thereof shall in all respects be continuing as Obligations under this Agreement and as Liens securing payment and performance thereof.
     (d) All references in the Loan Documents executed in connection with the Original Credit Agreement, the First Restated Credit Agreement or the Prior Credit Agreement (collectively, the “Prior Other Loan Documents”) to (i) the Original Credit Agreement, the First Restated Credit Agreement or the Prior Credit Agreement or the “Credit Agreement” shall be deemed to include references to this Agreement, as amended, restated, supplemented or otherwise modified from time to time, and (ii) the “Lenders” or a “Lender”, the “Administrative Agent”, or the “Collateral Agent” shall mean such terms as defined in this Agreement (collectively, the “Prior Loan Documents”). The Prior Other Loan Documents that are not superseded by corresponding Loan Documents executed and delivered in connection with this Agreement shall remain in full force and effect.
     (e) Each Loan Party hereby acknowledges and agrees that each of the Prior Other Loan Documents to which such Loan Party is a party remains in full force and effect and hereby ratifies and reaffirms all of its respective payment and performance obligations, contingent or otherwise, under each of the Prior Other Loan Documents to which it is a party and, to the extent such Loan Party granted Liens on or security interests in any of its properties pursuant to any of the Prior Other Loan Documents as security for the Existing Obligations, such Loan Party, as the case may be, hereby ratifies and reaffirms such grant of security and confirms and agrees that such Liens and security interests secure all of the Obligations under this Agreement and remain in full force and effect after giving effect to this Agreement. The execution, delivery and effectiveness of this Agreement shall not operate as a waiver of any right, power or remedy of the Administrative Agent or the Collateral Agent or any Lender under the Prior Credit Agreement or any Prior Other Loan Document, nor constitute a waiver of any provision of the Prior Credit Agreement or any Prior Other Loan Document, except as specifically set forth therein.
     (f) The agency fee as set forth in the Fee Letter shall be due and payable on each anniversary of the Original Closing Date and shall continue to accrue under the Fee Letter.
     (g) Borrower and each other Loan Party acknowledges and agrees that as of close of business on October 30, 2007, the aggregate outstanding principal balance of the Existing ABR Borrowing and the Eurodollar Revolving Borrowings (excluding accrued interest thereon and fees and expenses (including professional fees and expenses) related thereto) under the Prior Credit Agreement was $[0] and that neither Borrower nor any other Loan Party or other Person has any defense, counterclaim or setoff with respect to the payment thereof.

     (h) Each Lender hereunder that was a party to the Prior Credit Agreement immediately prior to the Closing Date agrees that its “Commitments” (as defined in the Prior Credit Agreement) shall be replaced with the Commitments of such Lender hereunder.
     (i) Each of the undersigned designated on the signature pages hereof as “Exiting Lender” (each an “Exiting Lender” and collectively, the “Exiting Lenders”) hereby agrees to sell and assign, without recourse, at par, to one or more Lenders hereunder, and each of such Lenders hereunder purchases and assumes, without recourse, at par, from the Exiting Lenders, effective on the Closing Date, all of such Exiting Lender’s interest set forth opposite its name on Exhibit 12 attached hereto in rights and obligations under the Prior Credit Agreement and the other Loan Documents (as defined in the Prior Credit Agreement), including, without limitation, the Swingline Commitment, Revolving Commitment, Swingline Loans, Revolving Loans and participations held by such Exiting Lender in Letters of Credit (as each such term is defined in the Prior Credit Agreement) which are outstanding on the Closing Date (such interest being the “Exiting Lender Interest”). Each Lender hereunder shall pay to the Administrative Agent on October 30, 2007 (the “True-Up Date”) the amounts necessary to fund (i) its share of the purchase price owing to the Exiting Lenders described on Exhibit 12 and (ii) payments to other Lenders hereunder, such that, after giving effect to the funding of such purchase price and such payments, each Lender hereunder shall have funded its Pro Rata Percentage of the Loans held by such Lender. Each Lender hereunder hereby authorizes and directs the Administrative Agent to disburse on the same day such amounts to the Exiting Lenders and the Lenders hereunder as are necessary to effect the foregoing. Borrower shall pay on the True-Up Date all accrued but unpaid interest and fees owing under the Prior Credit Agreement prior to the True-Up Date to the Exiting Lenders, and the Exiting Lenders hereby authorize and direct Borrower to make such payments to the Administrative Agent, and the Administrative Agent agrees, upon receipt of such payment from Borrower, to disburse on the same day such amounts to the Exiting Lenders. In order to effectuate the foregoing settlement procedures, the parties hereto agree that (i) prior to the True-Up Date, interest and fees shall continue to accrue on the Existing Obligations at the rates set forth in the Prior Credit Agreement and each Lender’s and each Exiting Lender’s interest therein shall be based upon its Pro Rata Percentage (as defined in the Prior Credit Agreement) of the Existing Obligations prior to giving effect to this Agreement and (ii) Borrower shall not request any Credit Extension hereunder prior to the True-Up Date.
[Signature Pages Follow]

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

GENERAL CABLE INDUSTRIES, INC., as the Borrower
By:	/s/ Robert J. Siverd
	Name:	Robert J. Siverd
	Title:	Executive Vice President, General Counsel and Secretary

GENERAL CABLE COMPANY
GENERAL CABLE CORPORATION
GK TECHNOLOGIES, INCORPORATED,
GENERAL CABLE INDUSTRIES, LLC
GENERAL CABLE TECHNOLOGIES
      CORPORATION,
each as a Loan Party, Borrowing Base Guarantor and
Guarantor

By:	/s/ Robert J. Siverd
	Name:	Robert J. Siverd
	Title:	Executive Vice President, General Counsel and Secretary

GENERAL CABLE TEXAS OPERATIONS, L.P.,
as a Loan Party, Borrowing Base Guarantor and Guarantor

By: GENERAL CABLE INDUSTRIES, INC.,
its general partner

By:	/s/ Robert J. Siverd
Name:	Robert J. Siverd
Title:	Executive Vice President, General
Counsel and Secretary
[Signature Page to Third Amended and Restated Credit Agreement]

MARATHON MANUFACTURING HOLDINGS, INC.
GENERAL CABLE OVERSEAS HOLDINGS, LLC
GENERAL CABLE MANAGEMENT LLC
DIVERSIFIED CONTRACTORS, INC.
MLTC COMPANY
MARATHON STEEL COMPANY, each as a
PHELPS DODGE INTERNATIONAL CORPORATION
PHELPS DODGE ENFIELD CORPORATION
PD WIRE & CABLE SALES CORPORATION
GENCA CORPORATION
GENERAL CABLE CANADA LTD. GC GLOBAL HOLDINGS, INC.,
each as a Loan Party and Guarantor

By:	/s/ Brian J. Robinson
	Name:	Brian J. Robinson
	Title:	Senior Vice President, Chief Financial Officer and Treasurer

[Signature Page to Third Amended and Restated Credit Agreement]

PHELPS DODGE NATIONAL CABLES CORPORATION, as a Loan Party and Guarantor
By:	/s/ Robert J. Siverd
	Name:	Robert J. Siverd
	Title:	Executive Vice President, General Counsel and Secretary

[Signature Page to Third Amended and Restated Credit Agreement]

MERRILL LYNCH CAPITAL, a division of Merrill Lynch Business Financial Services Inc., as a Lender, Swingline Lender, Administrative Agent and Collateral Agent
By:	/s/ Brian Boczkowski
	Name:	Brian Boczkowski
	Title:	Vice President

Payment Account:

Name of Bank: LaSalle Bank, NA City: Chicago,
Illinois ABA/Routing No: 071 000 505
Account Name: MLBFS — Corporate Finance
Account Number: 5800393182
Account Holder’s Address: 222 N LaSalle, Chicago,
IL 60601

[Signature Page to Third Amended and Restated Credit Agreement]

MERRILL LYNCH BANK USA, as Issuing Bank
By:	/s/ Brian Boczkowski
	Name:	Brian Boczkowski
	Title:	Vice President

[Signature Page to Third Amended and Restated Credit Agreement]

NATIONAL CITY BUSINESS CREDIT, INC., as a Lender
By:	/s/ Jeffrey W. Swartz
	Name:	Jeffrey W. Swartz
	Title:	Vice President

[Signature Page to Third Amended and Restated Credit Agreement]

BANK OF AMERICA, N.A., as a Lender
By:	/s/ Sandra J. Evans
	Name:	Sandra J. Evans
	Title:	Senior Vice President

[Signature Page to Third Amended and Restated Credit Agreement]

WACHOVIA CAPITAL FINANCE CORPORATION (CENTRAL), as a Lender
By:	/s/ Laura D. Wheeland
	Name:	Laura D. Wheeland
	Title:	Vice President

[Signature Page to Third Amended and Restated Credit Agreement]

JPMORGAN CHASE BANK, N.A., as a Lender
By:	/s/ Matthew A. Brenner
	Name:	Matthew A. Brenner
	Title:	Assistant Vice President

[Signature Page to Third Amended and Restated Credit Agreement]

THE CIT GROUP/BUSINESS CREDIT, INC., as a Lender
By:	/s/ Mark J. Long
	Name:	Mark J. Long
	Title:	Vice President

[Signature Page to Third Amended and Restated Credit Agreement]

GENERAL ELECTRICAL CAPITAL CORPORATION, as a Lender
By:	/s/ Dwayne L. Coker
	Name:	Dwayne L. Coker
	Title:	Duly Authorized Signatory

[Signature Page to Third Amended and Restated Credit Agreement]

PNC BANK, N.A., as a Lender
By:	/s/ Bruce A. Kintner
	Name:	Bruce A. Kintner
	Title:	Vice President

[Signature Page to Third Amended and Restated Credit Agreement]

UPS CAPITAL CORPORATION, as a Lender
By:	/s/ John P. Holloway
	Name:	John P. Holloway
	Title:	Director of Portfolio Management

[Signature Page to Third Amended and Restated Credit Agreement]

RZB FINANCE LLC, as a Lender
By:	/s/ Christoph Hoedl
	Name:	Christoph Hoedl
	Title:	Group Vice President

By:	/s/ Shirley Ritch
	Name:	Shirley Ritch
	Title:	Assistance Vice President

[Signature Page to Third Amended and Restated Credit Agreement]

STANDARD CHARTERED BANK, as a Lender
By:	/s/ David Foster
	Name:	David Foster
	Title:	Director Metals & Mining

[Signature Page to Third Amended and Restated Credit Agreement]

NORTH FORK BUSINESS CAPITAL CORPORATION, as a Lender
By:	/s/ Jack R. Hoekstra
	Name:	Jack R. Hoekstra
	Title:	Executive Vice President

[Signature Page to Third Amended and Restated Credit Agreement]

     The undersigned hereby (i) acknowledges the receipt of a copy of this Agreement and (ii) joins this Agreement solely for the purpose of evidencing its agreement (and the undersigned hereby agrees) to be bound by the terms and provisions of Section 12(i) of this Agreement as an Exiting Lender.

EXITING LENDER:	UBS LOAN FINANCE LLC

	BY:	/s/ David B. Julie

		Name:	David B. Julie
		Title:	Associate Director Banking Products and Services, US

	BY:	/s/ Mary E. Evans

		Name:	Mary E. Evans
		Title:	Associate Director Banking Products and Services, US
[Exiting Lender Signature Page to
Third Amended and Restated Credit Agreement]

     The undersigned hereby (i) acknowledges the receipt of a copy of this Agreement and (ii) joins this Agreement solely for the purpose of evidencing its agreement (and the undersigned hereby agrees) to be bound by the terms and provisions of Section 12(i) of this Agreement as an Exiting Lender.

EXITING LENDER:	LASALLE BUSINESS CREDIT, LLC

	BY:	/s/ Mitchell J. Tarvid

		Name:	Mitchell J. Tarvid
		Title:	First Vice President
[Exiting Lender Signature Page to
Third Amended and Restated Credit Agreement]

     The undersigned hereby (i) acknowledges the receipt of a copy of this Agreement and (ii) joins this Agreement solely for the purpose of evidencing its agreement (and the undersigned hereby agrees) to be bound by the terms and provisions of Section 12(i) of this Agreement as an Exiting Lender.

EXITING LENDER:	WELLS FARGO FOOTHILL, LLC

	BY:	/s/ Mark Bradford

		Name:	Mark Bradford
		Title:	Vice President
[Exiting Lender Signature Page to
Third Amended and Restated Credit Agreement]

     The undersigned hereby (i) acknowledges the receipt of a copy of this Agreement and (ii) joins this Agreement solely for the purpose of evidencing its agreement (and the undersigned hereby agrees) to be bound by the terms and provisions of Section 12(i) of this Agreement as an Exiting Lender.

EXITING LENDER:	WEBSTER BUSINESS CREDIT CORPORATION

	BY:	/s/ Julian Ulguer

		Name:	Julian Ulguer
		Title:	Assistant Vice President
[Exiting Lender Signature Page to
Third Amended and Restated Credit Agreement]

ANNEX I
Applicable Margin

	Revolving Loans
Excess Availability	Eurodollar	ABR
Level I: ≤ $50.0 million	1.875%	0.625%
Level II: > $50 million, but ≤ $100 million	1.625%	0.375%
Level III: > $100 million, but ≤ $150 million	1.50%	0.25%
Level IV: > $150 million, but ≤$175 million	1.375%	0.125%
Level V: > $175 million	1.125%	0.00%
     For the purposes of the above pricing grid, from the Closing Date through December 31, 2007, the Applicable Margin shall be set at Level III. Changes in the Applicable Margin resulting from changes in Excess Availability shall become effective on the first day of each quarter, commencing January 1, 2008, based upon average daily Excess Availability for the immediately preceding quarter, as calculated by the Administrative Agent. Notwithstanding the foregoing, Excess Availability shall be deemed to be in Level I for purposes of determining the Applicable Margin at any time during the existence of an Event of Default.